As filed with the U.S. Securities and Exchange Commission on August 12, 2019.

Registration No. 333-232758
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________
ENVISTA HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)
________________

Delaware	3843	83-2206728
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Envista Holdings Corporation
200 S. Kraemer Blvd., Building E
Brea, California 92821
(714) 817-7000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
________________

James F. O’Reilly
Vice President, Associate General Counsel and Secretary
Danaher Corporation
2200 Pennsylvania Avenue, N.W., Suite 800W
Washington, D.C. 20037-1701
(202) 828-0850
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
________________
Copies to:

Thomas W. Greenberg Michael J. Zeidel Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Telephone: (212) 735-3000 Facsimile: (212) 735-2000	Marc D. Jaffe Gregory P. Rodgers Benjamin J. Cohen Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Telephone: (212) 906-1200 Facsimile: (212) 751-4864
________________
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
________________
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Common stock, $0.01 par value per share	$100,000,000	$12,120

(1)	Includes shares of our common stock which may be sold pursuant to the underwriters’ option to purchase additional shares.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3)	The registrant previously paid $12,120 of the registration fee with the initial filing of this registration statement.
________________
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

Subject to completion. Dated August 12, 2019.
Preliminary Prospectus
                  Shares

Envista Holdings Corporation
Common Stock
$        per share
This is the initial public offering of common stock of Envista Holdings Corporation. We are offering        shares of our common stock.
Prior to this offering, there has been no public market for our common stock. We currently expect the initial public offering price to be between $        and $        per share of common stock. We intend to apply to have our shares of common stock listed on the New York Stock Exchange (“NYSE”) under the symbol “NVST.”
After the completion of this offering, Danaher will continue to own a majority of the total voting power of our outstanding shares. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE. See “Management—Controlled Company Exception.”
Investing in our shares of common stock involves a high degree of risk. See “Risk Factors” beginning on page 18.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

			Per Share	Total
Initial public offering price			$	$
Underwriting discount (1)			$	$
Proceeds, before expenses, to Envista			$	$
(1) See “Underwriting” for a description of the compensation payable to the underwriters.
We have granted the underwriters an option to purchase up to        additional shares of our common stock at the initial public offering price less the underwriting discount for 30 days after the date of this prospectus.
The underwriters expect to deliver the shares against payment in New York, New York on                 , 2019 through the book-entry facilities of The Depository Trust Company.

J.P. Morgan	Goldman Sachs & Co. LLC		Morgan Stanley
Baird	Evercore ISI		Jefferies
BofA Merrill Lynch	Credit Suisse	Stifel	William Blair

Prospectus dated , 2019

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Through and including        , 2019 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
Neither we nor the underwriters have authorized anyone to provide any information other than that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by or on our behalf. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale thereof is not permitted. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or any sale of our shares of common stock. Our business, prospects, financial condition and results of operations may have changed since that date.

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ABOUT THIS PROSPECTUS
In connection with the consummation of this offering, we will enter into a series of transactions with Danaher pursuant to which Danaher will transfer the assets and liabilities of its Dental business to us. In exchange, we will, as consideration, issue to Danaher shares of our common stock and pay Danaher all of the net proceeds that we will receive from the sale of our common stock in this offering, including any net proceeds that we will receive as a result of any exercise of the underwriters’ option to purchase additional shares, and approximately $1.3 billion of proceeds from term debt financing that we will enter into prior to the closing of this offering, as further described in the section entitled “Description of Certain Indebtedness.” We refer to these transactions, as further described in the section entitled “The Separation and Distribution Transactions—The Separation,” collectively as the “separation.” Except as otherwise indicated or unless the context otherwise requires, the information included in this prospectus about Envista assumes the completion of the separation. See “The Separation and Distribution Transactions” for a description of the separation.
Unless the context otherwise requires, (i) references in this prospectus to “Envista,” the “Company,” “we,” “us” and “our” refer to Envista Holdings Corporation, a Delaware corporation, and its consolidated subsidiaries after giving effect to the separation, (ii) references in this prospectus to the “Dental business” or Envista’s historical business and operations refer to the business and operations of Danaher’s Dental segment that will be transferred to Envista in connection with the separation, and (iii) references in this prospectus to “Danaher” and “Parent” refer to Danaher Corporation, a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires.
Market, Industry and Other Data
Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from third-party sources and management estimates. Our management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause future performance to differ materially from our assumptions and estimates. See “Cautionary Statement Concerning Forward-Looking Statements.”
Trademarks and Trade Names
The name and mark, Envista, and other trademarks, trade names and service marks of Envista appearing in this prospectus are our property or, as applicable, licensed to us, or, as applicable, prior to the completion of this offering, are the property of Danaher. The name and mark, Danaher Corporation, and other trademarks, trade names and service marks of Danaher appearing in this prospectus are the property of Danaher. This prospectus also contains additional trade names, trademarks and service marks belonging to other companies. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

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SUMMARY
This summary highlights information included elsewhere in this prospectus and does not contain all of the information you should consider in making an investment decision. You should read this entire prospectus carefully, including the sections entitled “Risk Factors,” “Cautionary Statement Concerning Forward-Looking Statements,” “Selected Historical Combined Financial Data,” “Unaudited Pro Forma Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”(“MD&A”) and our combined financial statements and the notes thereto (the “Combined Financial Statements”) before making an investment decision regarding our common stock.
Our Company
Envista is one of the largest global dental products companies with significant market positions in some of the most attractive segments of the dental products industry, including implants, orthodontics and digital imaging technologies. We develop, manufacture and market one of the most comprehensive portfolios of dental consumables, equipment and services to dental professionals covering an estimated 90% of dentists’ clinical needs for diagnosing, treating and preventing dental conditions as well as improving the aesthetics of the human smile. Our executive officer team has extensive dental industry experience and over 50 years of collective service with Danaher. In 2018, we generated total sales of $2,845 million, of which approximately 70% were derived from sales of consumables, services and spare parts.
Our operating companies, Nobel Biocare Systems, Ormco and KaVo Kerr, serve more than 1 million dentists in over 150 countries through one of the largest commercial organizations in the dental products industry and through our dealer partners. Our commercial organization includes over 3,000 employees with deep clinical, product and workflow expertise who interact with customers on a daily basis. We are also a leading global provider of clinical training to enhance patient access to high-quality dental care, reaching over 100,000 dental professionals annually through more than 4,000 training and education events we directly organize.
We generated 23% (or $655 million) of sales from high-growth markets in 2018. Our growing scale in these markets has been driven by strategic investments in underpenetrated markets, such as the Greater China region (mainland China, Hong Kong, Taiwan, Macau and Zhuhai), where we had sales of $213 million in 2018 and currently have a commercial organization of more than 400 employees. We define high-growth markets as developing markets of the world experiencing extended periods of accelerated growth in gross domestic product and infrastructure, which include Eastern Europe, the Middle East, Africa, Latin America and Asia (with the exception of Japan and Australia). We define developed markets as all markets of the world that are not high-growth markets.
We believe that in 2018 our research and development (“R&D”) expenditure of $172 million was one of the highest R&D spends in the dental products industry. Through our increased investments in R&D, we have accelerated multiple new product development initiatives, such as the DTXTM software suite, the N1TM implant system and SparkTM Aligners.
Our Specialty Products & Technologies segment comprised of our Nobel Biocare Systems and Ormco operating companies, develops, manufactures and markets dental implant systems, dental prosthetics and associated treatment software and technologies, as well as orthodontic bracket systems, aligners and lab products. We typically market these products directly to customers through our commercial organization, and approximately 90% of our 2018 sales for this segment were direct sales. In 2018, our Specialty Products & Technologies segment generated $1,370 million of sales.
Our Equipment & Consumables segment, comprised of our KaVo Kerr operating company, develops, manufactures and markets dental equipment and supplies used in dental offices, including digital imaging systems, software and other visualization/magnification systems; handpieces and associated consumables; treatment units and other dental practice equipment; endodontic systems and related consumables; restorative materials and instruments, rotary burs, impression materials, bonding agents and cements and infection prevention products. We sell our Equipment & Consumables segment products primarily through our channel partners, representing approximately 90% of sales in this segment in 2018. In 2018, our Equipment & Consumables segment generated $1,475 million of sales.
Our History and Transformation
As a platform of Danaher Corporation, Envista was built through the acquisition and integration of over 25 leading dental businesses and brands over the course of more than 15 years. We believe our business today has one of the most comprehensive offerings in the dental products industry. Beginning in 2016, we consolidated our operating companies, reduced our manufacturing sites from 44 to 33, consolidated almost 150 sales offices into less than 80, streamlined our R&D organization, and centralized our direct and indirect procurement organizations. These efforts have helped our free cash flow (referred to in “—Summary Historical and Pro Forma Combined Financial Data”) to exceed our net earnings in each of the three years ended December 31, 2018.

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We organize our operating companies in a way that leverages long histories of brand leadership across their respective product categories. Consolidating our multiple brands helps ensure alignment of our product and commercial strategies, allows us to better meet the needs of a broad set of customers, and facilitates an efficient and effective innovation pipeline. Streamlining our business operations has also allowed us to increase our salesforce and reinvest significant resources in initiatives such as expanding our R&D spend and expanding our presence in high-growth markets, which we believe will help drive long-term market leadership.
Industry Overview
We believe the global dental products industry is an attractive and growing sector within healthcare with estimated total product sales of approximately $23 billion in 2018, which we estimate has grown at an average, annual mid-single digit rate over the last three years. While the U.S. represents a significant portion of the global dental products market, we have also been focused on building significant scale in high-growth markets. Within the global dental products industry, we believe segments such as Imaging, Implants and Orthodontics will grow at a more rapid pace than the overall market.
We believe future growth of the dental products industry will be driven by:

•	an aging population;

•	the current underpenetration of dental procedures, especially in high-growth markets;

•	improving access to complex procedures due to increasing technological innovation;

•	an increasing demand for cosmetic dentistry; and

•	growth of Dental Support Organizations (“DSOs”), which are expected to drive increasing penetration of, and access to, dental care globally .
Our Competitive Strengths
We believe we have significant competitive strengths, including:

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Brand leadership with a long track record and strong brand recognition. We built our business around brands with long histories of innovation and strong brand recognition in the dental products market. The founder of our Nobel Biocare Systems operating company introduced the world’s first dental implant and Nobel Biocare Systems has since become a world leader in the field of innovative implant-based dental restorations. Our Ormco operating company has over 50 years of distinguished history providing orthodontists with high quality, innovative products. Multiple brands within our KaVo Kerr operating company have more than 100 years of history in dental products. We believe the long history and leadership of our well-known brands in the dental products industry enhances our connections with both patients and providers, and supports our strong market position.

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Comprehensive portfolio with leadership in key attractive segments. We believe we have one of the most comprehensive offerings in the industry, enabling us to be a vendor of choice. Our broad product offering positions us particularly well to serve the needs of dental support organizations, or DSOs, which have been one of the fastest growing segments of our customer base.

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Global commercial reach. Our operating companies serve more than 1 million dentists in over 150 countries through one of the largest customer-facing sales teams in the dental products industry and through our dealer partners. In 2018, we generated 56% of our sales from markets outside of the U.S.

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Strong position in high-growth markets, particularly in the Greater China region. We have successfully grown our business in high-growth markets; these markets represented 23% of our total sales in 2018. We have built one of the largest dental products businesses in the Greater China region, with $213 million of sales in 2018. In that region, we currently have approximately 900 employees (including more than 400 sales personnel), three manufacturing operations and a fully localized infrastructure with dedicated R&D, product management, operations, regulatory affairs, sales and marketing, and customer service resources.

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Track record of innovation. With $487 million of cumulative R&D investment in the three years ended December 31, 2018, we have supported our significant market positions in the industry with what we believe is one of the highest levels of R&D investment in the dental products industry. Our focus on innovation has yielded many differentiated products over the years, such as our NobelActiveTM dental implants, our DamonTM passive self-ligating orthodontic wires and brackets, and our i-CATTM 3D imaging system.

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•
Danaher Business System. We believe our deep-rooted commitment to DBS helps drive our success and market leadership and differentiates us in the dental products industry. DBS encompasses not only lean tools and processes, but also methods for driving growth, innovation and leadership. Within the DBS framework, we pursue a number of ongoing strategic initiatives relating to customer insight generation, product development and commercialization, efficient sourcing, and improvement in manufacturing and back-office support, all with a focus on continually improving quality, delivery, cost, growth and innovation.

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Experienced management team with extensive Danaher and dental industry experience. Our management team includes long-tenured leaders from Danaher with a proven track record of applying DBS to execute on our strategic and operational goals. Our executive officer team has extensive dental industry experience and over 50 years of collective service with Danaher. Under their leadership, we have undertaken a significant transformation to better position our business for organic and inorganic growth and diversify our sales globally.

Our Business Strategy
Our strategy is to maximize shareholder value through several key initiatives:

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Build upon our strong portfolio of leading brands and commercial scale. We believe the long history and leadership of our well-known brands in the dental products industry enhances our connections with both patients and providers, and supports our strong global market position. We expect to continue our significant investments in expanding our global commercial reach and footprint especially in our direct businesses. We believe these investments better position us to effectively meet the needs of our customers, particularly the growing DSO segment.

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Invest in underpenetrated high-growth markets globally. We have succeeded in the Greater China region by harnessing our existing go-to-market infrastructure, building familiarity with local customer needs and regulations, and establishing dedicated locally-based management resources. We expect to continue to invest in the Greater China region as we believe it will be a strong growth driver for our business in the future. We are also replicating key elements of this approach in other high-growth markets such as Latin America, Asia Pacific, Eastern Europe and Russia.

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Continue to drive growth in our implants franchise. The dental implant market enjoys higher margins and faster growth than the overall dental products market. In the U.S., which is our largest geographic market, implant penetration lags significantly behind other Western European markets, such as Germany, Spain and Italy. We believe we have an approximately 20% share of the $5 billion global implants segment and will continue to invest in our global commercial footprint and product innovation to grow our strong position in the underpenetrated dental implant market.

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Maintain a strong market leadership position through innovation that our customers value. As we seek to continue to improve our business and drive increased cash flow, we expect to strategically invest in innovation in order to better serve our customers. We will focus our new product introductions on driving growth in attractive core segments, such as our upcoming N1 implant system and our new Spark clear aligners and DTX clinical software ecosystem for KaVo’s imaging solutions.

•
Drive continuous improvement and margin expansion through DBS. We continue to pursue a number of ongoing strategic initiatives across our operating companies relating to efficient sourcing and improvements in manufacturing and back-office support, all with a focus on continually improving quality, delivery, cost, growth and innovation.

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Deploy capital through acquisitions and investments. We see many opportunities for capital deployment in our core businesses, as well as in attractive adjacencies. We intend to drive shareholder value by deploying capital to acquire or invest in other businesses that strategically fit into or extend our product offering into new or attractive adjacent markets.

Risks Associated with the Businesses and the Separation
An investment in our common stock is subject to a number of risks, including risks relating to the separation. The following list of risk factors is not exhaustive. Please read the information in the section entitled “Risk Factors” for a more thorough description of these and other risks.
Risks Related to Our Businesses

•	Conditions in the global economy, the particular markets we serve and the financial markets may adversely affect our business and financial statements.

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Significant developments or uncertainties stemming from the U.S. administration, including changes in U.S. trade policies, tariffs and the reaction of other countries thereto, could have an adverse effect on our business.

•	Our growth could suffer if the markets into which we sell our products and services decline, do not grow as anticipated or experience cyclicality.

•	Inventories maintained by our distributors and customers may fluctuate from time to time.

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We are dependent upon a limited number of distributors for a significant portion of our sales, and loss of a key distributor could result in a loss of a significant amount of our sales. In addition, adverse changes in our relationships with, or the financial condition, performance, purchasing patterns or inventory levels of, key distributors and other channel partners could adversely affect our financial statements.

•
We face intense competition and if we are unable to compete effectively, we may experience decreased demand and decreased market share. Even if we compete effectively, we may be required to reduce prices for our products and services.

•	Our growth depends in part on the timely development and commercialization, and customer acceptance, of new and enhanced products and services based on technological innovation.

•	Our reputation, ability to do business and financial statements may be impaired by improper conduct by any of our employees, agents or business partners.

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Certain of our businesses are subject to extensive regulation by the United States Food and Drug Administration (“FDA”) and by comparable agencies of other countries, as well as laws regulating fraud and abuse in the health care industry and the privacy and security of health information. Failure to comply with those regulations could adversely affect our reputation, ability to do business and financial statements.

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Certain of our products may be subject to clinical trials, the results of which may be unexpected, or perceived as unfavorable by the market, and could have a material adverse effect on our business, financial condition or results of operations.

•	Off-label marketing of our products could result in substantial penalties.

•	Certain modifications to our products may require new 510(k) clearances or other marketing authorizations and may require us to recall or cease marketing our products.

•	The industries that we serve have undergone, and are in the process of undergoing, significant changes in an effort to reduce costs, which could adversely affect our financial statements.

•
Any inability to consummate acquisitions at our historical rate and at appropriate prices, and to make appropriate investments that support our long-term strategy, could negatively impact our growth rate and stock price.

•	Our acquisition of businesses, investments, joint ventures and other strategic relationships could negatively impact our financial statements.

•	The indemnification provisions of acquisition agreements by which we have acquired companies may not fully protect us and as a result we may face unexpected liabilities.

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Divestitures or other dispositions could negatively impact our business, and contingent liabilities from businesses that we or our predecessors have sold could adversely affect our financial statements.

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A significant disruption in, or breach in security of, our information technology systems or data or violation of data privacy laws could adversely affect our business, reputation and financial statements.

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Our operations, products and services expose us to the risk of environmental, health and safety liabilities, costs and violations that could adversely affect our business, reputation and financial statements.

•	Our businesses are subject to extensive regulation; failure to comply with those regulations could adversely affect our financial statements and our business, including our reputation.

•	We may be required to recognize impairment charges for our goodwill and other intangible assets.

•	Foreign currency exchange rates may adversely affect our financial statements.

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•
Changes in our tax rates or exposure to additional income tax liabilities or assessments could affect our profitability. In addition, audits by tax authorities could result in additional tax payments for prior periods.

•	Changes in tax law relating to multinational corporations could adversely affect our tax position.

•	We are subject to a variety of litigation and other legal and regulatory proceedings in the course of our business that could adversely affect our business and financial statements.

•
If we do not or cannot adequately protect our intellectual property, or if third parties infringe our intellectual property rights, we may suffer competitive injury or expend significant resources enforcing our rights.

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Third parties may claim that we are infringing or misappropriating their intellectual property rights and we could suffer significant litigation expenses, losses or licensing expenses or be prevented from selling products or services.

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Defects and unanticipated use or inadequate disclosure with respect to our products or services (including software), or allegations thereof, could adversely affect our business, reputation and financial statements.

•
The manufacture of many of our products is a highly exacting and complex process, and if we directly or indirectly encounter problems manufacturing products, our reputation, business and financial statements could suffer.

•	Our financial results are subject to fluctuations in the cost and availability of commodities that we use in our operations.

•
If we cannot adjust our manufacturing capacity or the purchases required for our manufacturing activities to reflect changes in market conditions and customer demand, our profitability may suffer. In addition, our reliance upon sole or limited sources of supply for certain materials, components and services could cause production interruptions, delays and inefficiencies.

•	Our restructuring actions could have long-term adverse effects on our business.

•	Changes in governmental regulations may reduce demand for our products or services or increase our expenses.

•	Work stoppages, union and works council campaigns and other labor disputes could adversely impact our productivity and results of operations.

•	International economic, political, legal, compliance and business factors could negatively affect our financial statements.

•	Significant developments stemming from the United Kingdom’s referendum on membership in the EU could have an adverse effect on us.

•	If we suffer loss to our facilities, supply chains, distribution systems or information technology systems due to catastrophe or other events, our operations could be seriously harmed.

•	Our defined benefit pension plans are subject to financial market risks that could adversely affect our financial statements.

•	Our ability to attract, develop and retain talented executives and other key employees is critical to our success.
Risks Related to the Separation and Our Relationship with Danaher

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We have no history of operating as a separate, publicly-traded company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly-traded company and may not be a reliable indicator of our future results.

•	As a separate, publicly-traded company, we may not enjoy the same benefits that we did as a part of Danaher.

•
The unaudited pro forma combined financial statements included in this prospectus are presented for informational purposes only and may not be an indication of our financial condition or results of operations in the future.

•
Following the separation and this offering, Danaher will continue to control the direction of our business, and the concentrated ownership of our common stock may prevent you and other stockholders from influencing significant decisions.

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•	The distribution of Danaher’s remaining interest in us may not occur.

•
If Danaher sells a controlling interest in our company to a third party in a private transaction, you may not realize any change-of-control premium on shares of our common stock and we may become subject to the control of a presently unknown third party.

•	The distribution or future sales by Danaher or others of our common stock, or the perception that the distribution or such sales may occur, could depress our common stock price.

•
We will be a “controlled company” within the meaning of the rules of the NYSE and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

•	We expect that Danaher and its directors and officers will have limited liability to us or you for breach of fiduciary duty.

•
Our customers, prospective customers, suppliers or other companies with whom we conduct business may conclude that our financial stability as a separate, publicly-traded company is insufficient to satisfy their requirements for doing or continuing to do business with them.

•	Potential indemnification liabilities to Danaher pursuant to the separation agreement could materially and adversely affect our businesses, financial condition, results of operations and cash flows.

•
In connection with our separation from Danaher, Danaher will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that Danaher’s ability to satisfy its indemnification obligation will not be impaired in the future.

•
If Danaher completes the distribution, and there is later a determination that the separation and/or the distribution is taxable for U.S. federal income tax purposes because the facts, assumptions, representations or undertakings underlying the IRS private letter ruling and/or any tax opinion are incorrect or for any other reason, then Danaher and its stockholders could incur significant U.S. federal income tax liabilities, and we could incur significant liabilities.

•
We may be affected by significant restrictions, including on our ability to engage in certain corporate transactions for a two-year period after the distribution in order to avoid triggering significant tax-related liabilities.

•
After the separation, certain of our executive officers and directors may have actual or potential conflicts of interest because of their equity interest in Danaher. Also, certain of Danaher’s current executive officers are expected to become our directors, which may create conflicts of interest or the appearance of conflicts of interest.

•	Danaher may compete with us.

•	We may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect our businesses.

•	We may have received better terms from unaffiliated third parties than the terms we will receive in our agreements with Danaher.

•
We or Danaher may fail to perform under various transaction agreements that will be executed as part of the separation or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.

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As of the date of this prospectus, we expect to have outstanding indebtedness of approximately $1.3 billion and the ability to incur an additional $250 million of indebtedness under a revolving credit agreement we expect to enter into, and in the future we may incur additional indebtedness. This indebtedness could adversely affect our businesses and our ability to meet our obligations and pay dividends.

•
We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Risks Related to Our Shares of Common Stock and this Offering

•
We cannot be certain that an active trading market for our common stock will develop or be sustained after the separation, and following the separation, the trading price of our common stock may fluctuate significantly.

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If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected.

•	The obligations associated with being a public company will require significant resources and management attention.

•	The market price of shares of our common stock may be volatile, which could cause the value of your investment to decline.

•	Investors in this offering will experience immediate and substantial dilution.

•	We cannot guarantee the payment of dividends on our common stock, or the timing or amount of any such dividends.

•	Your percentage ownership in us may be diluted in the future.

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Certain provisions in our amended and restated certificate of incorporation and bylaws, and of Delaware law, may prevent or delay an acquisition of us, which could decrease the trading price of our common stock.

•
Our amended and restated certificate of incorporation will designate the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could discourage lawsuits against us and our directors, officers, employees and stockholders.

The Separation and Post-Separation Relationship with Danaher
Immediately prior to the completion of this offering, we will be a wholly-owned subsidiary of Danaher, and all of our outstanding shares of common stock will be owned by Danaher.
Prior to the completion of this offering, we will enter into a separation agreement with Danaher, which is referred to in this prospectus as the “separation agreement.” We will also enter into various other agreements to provide a framework for our relationship with Danaher after the separation, including a transition services agreement, an employee matters agreement, a tax matters agreement, an intellectual property matters agreement, a DBS license agreement and a registration rights agreement. These agreements will provide for the allocation between us and Danaher of Danaher’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the separation and will govern certain relationships between us and Danaher after the separation. For additional information regarding the separation agreement and such other agreements, please refer to sections entitled “Risk Factors—Risks Related to the Separation and Our Relationship with Danaher,” “Certain Relationships and Related Person Transactions” and “The Separation and Distribution Transactions—The Separation.”
Debt Financing Transactions
Prior to the completion of this offering, we intend to (i) enter into a five-year $250 million senior unsecured revolving credit facility with a syndicate of banks, which we refer to as the “credit facility,” (ii) borrow approximately $1.3 billion pursuant to a term loan agreement we expect to enter into with a syndicate of banks (consisting of a three-year, $650 million senior unsecured term loan facility and a three-year, €600 million senior unsecured term loan facility), which we refer to as the “term loans,” and collectively with the credit facility, as the “debt financing” and (iii) enter into cross-currency swap derivative contracts on the U.S. dollar-denominated term loan to effectively convert the U.S. dollar-denominated term loan to obligations denominated in euros. As described in the section entitled “Use of Proceeds,” the proceeds from such $1.3 billion of borrowings will be paid to Danaher as partial consideration for Danaher’s transfer of the net assets of its Dental business to us. The debt financing will not be available for borrowings until the date on which certain conditions are satisfied, which we expect will be satisfied prior to the completion of this offering. For additional information regarding the debt financing, please refer to the section entitled “Description of Certain Indebtedness.”
The Distribution
Danaher has informed us that, following this offering, it intends to make a tax-free distribution to its stockholders of all or a portion of its remaining equity interest in us, which may include one or more distributions effected as a dividend to all Danaher stockholders, one or more distributions in exchange for Danaher shares or other securities, or any combination thereof. We refer to any such potential distribution as the “distribution.” Danaher has agreed not to effect the distribution for a period of 180 days after the date of this prospectus without the prior written consent of J.P. Morgan Securities LLC. See “Underwriting.”
While, as of the date of this prospectus, Danaher intends to effect the distribution, Danaher has no obligation to pursue or consummate any further dispositions of its ownership interest in us, including through the distribution, by any specified date or

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at all. If pursued, the distribution may be subject to various conditions, including receipt of any necessary regulatory or other approvals, the existence of satisfactory market conditions and the receipt of a private letter ruling from the Internal Revenue Service, or IRS, and an opinion of counsel to the effect that the separation, together with such distribution, will be tax-free to Danaher and its stockholders for U.S. federal income tax purposes. The conditions to the distribution may not be satisfied, Danaher may decide not to consummate the distribution even if the conditions are satisfied or Danaher may decide to waive one or more of these conditions and consummate the distribution even if all of the conditions are not satisfied. The distribution is not being effected pursuant to this prospectus, and the underwriters of this offering are not acting as underwriters for the distribution.
Upon completion of the distribution, we will no longer qualify as a controlled company and will be required to fully implement corporate governance requirements within one year of the distribution.
Corporate Information
We were incorporated in Delaware on August 29, 2018 for the purpose of holding Danaher’s Dental business in connection with the separation and this offering. Prior to the separation, which is expected to occur immediately prior to completion of this offering, we have had no operations. The address of our principal executive offices is 200 S. Kraemer Blvd., Building E, Brea, CA 92821. Our telephone number is (714) 817-7000.
We maintain an Internet website at www.envistaco.com. Our website, and the information contained therein, or connected thereto, is not incorporated by reference into this prospectus. You should not rely on any such information in making your decision whether to purchase our common stock.

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THE OFFERING

Common stock offered by us in this offering	shares ( shares if the underwriters exercise in full their option to purchase additional shares of our common stock).
Common stock to be outstanding after this offering	shares ( shares if the underwriters exercise in full their option to purchase additional shares of our common stock).
Common stock to be held by Danaher immediately after this offering	shares.
Underwriters’ option to purchase additional shares of common stock	The underwriters have an option to purchase up to additional shares of common stock, as described in “Underwriting.”
Voting Rights
Shares of common stock are entitled to one vote per share on all matters presented to our stockholders generally.

Upon the completion of this offering, Danaher will hold approximately         % of the total voting power of our outstanding capital stock (or        % if the underwriters exercise in full their option to purchase additional shares of our common stock). As such, Danaher will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. See “Security Ownership of Certain Beneficial Owners and Management” and “Description of Capital Stock.”

Additionally, upon completion of this offering we will be a “controlled company” within the meaning of the rules of the NYSE and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. See “Management—Controlled Company Exception.”

Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $         million, or approximately $        million if the underwriters exercise in full their option to purchase additional shares of our common stock based on an assumed initial public offering price of $        per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to pay to Danaher, as partial consideration for the Dental business Danaher is contributing to us in connection with the separation, all of the net proceeds we will receive from the sale of our common stock in this offering, including any net proceeds we will receive as a result of any exercise of the underwriters’ option to purchase additional shares, and approximately $1.3 billion of proceeds from term debt financing that we will enter into prior to the closing of this offering, as further described in the section entitled “Description of Certain Indebtedness.”

Dividend Policy
We have not yet determined the extent to which we will pay any dividends on our common stock. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of the Board. The Board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in our future debt, industry practice, legal requirements and other factors that our Board deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and on our access to the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if we commence paying dividends. Investors should not purchase our common stock with the expectation of receiving cash dividends. See “Dividend Policy.”

Listing	We intend to apply to list our shares of common stock on the NYSE under the symbol “NVST.”
Risk Factors	See “Risk Factors” for a discussion of risks you should carefully consider before deciding to invest in our shares of common stock.
Directed Share Program
At our request, the underwriters have reserved in aggregate up to 3% of our shares of common stock offered by this prospectus for sale, at the initial public offering price, to certain individuals, including our directors, executive officers and employees, as well as persons with whom we have a business relationship, to the extent permitted under applicable laws and regulations in the United States and in various countries. For additional information regarding the directed share program, please refer to section entitled “Underwriting—Directed Share Program.”

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Unless the context requires otherwise, references to the number and percentage of shares of our common stock to be outstanding immediately after this offering are based on        shares of our common stock outstanding as of        , 2019 and assume the underwriters’ option to purchase additional shares will not be exercised.
Unless otherwise indicated, the information presented in this prospectus:

•	gives effect to the transactions described under “The Separation and Distribution Transactions—The Separation;”

•	gives effect to our amended and restated certificate of incorporation and our amended and restated bylaws, which will be in effect prior to the completion of this offering;

•	assumes an initial public offering price of $ per share of our common stock, the midpoint of the estimated public offering price range set forth on the cover page of this prospectus; and

•
excludes        shares of our common stock that will be reserved under our equity incentive plan, from which we expect to grant equity awards relating to up to        shares of our common stock at or shortly following this offering, as further described in the section entitled “Executive and Director Compensation.”

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SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA
The following summary financial data reflects the combined assets and results of operations of the Dental segment of Danaher. We derived the summary historical and pro forma combined statement of earnings data for the years ended December 31, 2018 , December 31, 2017 , and December 31, 2016 , and combined balance sheet data as of December 31, 2018 and December 31, 2017 , as set forth below, from our audited annual Combined Financial Statements, which are included elsewhere in this prospectus and from our unaudited combined pro forma financial statements included in the “Unaudited Pro Forma Combined Financial Statements” section of this prospectus. Our underlying financial records were derived from the financial records of Danaher for the periods reflected herein. We derived the summary historical and pro forma combined statement of earnings data for the six -month periods ended June 28, 2019 and June 29, 2018 and the combined balance sheet data as of June 28, 2019 from our unaudited Combined Financial Statements included elsewhere in this prospectus. We have prepared the unaudited Combined Financial Statements on the same basis as the audited Combined Financial Statements and have included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to state fairly the financial information set forth in those statements. Our historical results may not necessarily reflect our results of operations, financial position and cash flows for future periods or what they would have been had we been a separate, publicly-traded company during the periods presented.
We have historically operated as part of Danaher and not as a separate, publicly-traded company. Our Combined Financial Statements have been derived from Danaher’s historical accounting records and are presented on a carve-out basis. All sales and costs as well as assets and liabilities directly associated with our business activity are included as a component of the Combined Financial Statements. The Combined Financial Statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Danaher’s corporate office and from other Danaher businesses to us and allocations of related assets, liabilities, and Danaher’s investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the Combined Financial Statements had we been an entity that operated separately from Danaher during the periods presented.
The summary unaudited pro forma combined financial data presented has been prepared to reflect the separation and this offering. The summary unaudited pro forma combined condensed financial data has been derived from our unaudited pro forma combined financial statements included elsewhere in this prospectus. The unaudited pro forma combined statement of earnings data presented reflects the financial results as if the separation and this offering occurred on January 1, 2018 , which was the first day of fiscal 2018 . The unaudited pro forma combined balance sheet data reflects the financial position as if the separation and this offering occurred on June 28, 2019 . The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information.
The unaudited pro forma combined financial statements are not necessarily indicative of our results of operations or financial condition had the separation and our anticipated post-separation capital structure been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition that would have resulted had we been operating as a separate, publicly-traded company during such periods. In addition, they are not necessarily indicative of our future results of operations, financial position or cash flows.
This summary historical and pro forma combined financial data should be reviewed in combination with “Unaudited Pro Forma Combined Financial Statements,” “Capitalization,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Combined Financial Statements and accompanying notes included in this prospectus ($ in millions, except net earnings as a percent of sales and per share data).

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	Six-Month Period Ended			Year Ended December 31
	Pro Forma	Historical		Pro Forma	Historical
	June 28, 2019	June 28, 2019	June 29, 2018	2018	2018	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Summary Statement of Earnings Information:
Sales	$1,371.8	$1,371.8	$1,406.0	$2,844.5	$2,844.5	$2,810.9	$2,785.4
Cost of sales	(615.1)	(615.1)	(607.3)	(1,242.7)	(1,242.7)	(1,189.7)	(1,184.3)
Gross profit	756.7	756.7	798.7	1,601.8	1,601.8	1,621.2	1,601.1
Operating costs:
Selling, general and administrative expenses	(552.9)	(552.9)	(563.2)	(1,131.4)	(1,131.4)	(1,062.2)	(1,055.5)
Research and development expenses	(83.0)	(83.0)	(86.1)	(172.0)	(172.0)	(172.4)	(142.8)
Operating profit	120.8	120.8	149.4	298.4	298.4	386.6	402.8
Nonoperating income (expense), net:
Other income (expense), net	1.4	1.4	0.4	2.7	2.7	0.1	(1.1)
Interest expense	(7.6)	—	—	(15.2)	—	—	—
Earnings before income taxes	114.6	122.2	149.8	285.9	301.1	386.7	401.7
Income taxes	(20.9)	(22.8)	(34.4)	(66.7)	(70.4)	(85.6)	(129.7)
Net earnings	$93.7	$99.4	$115.4	$219.2	$230.7	$301.1	$272.0
Net earnings as a percent of sales	7%	7%	8%	8%	8%	11%	10%
Net earnings per share:
Basic	$—			$—
Diluted	$—			$—
Weighted average shares outstanding:
Basic	—			—
Diluted	—			—
Summary Statement of Cash Flows Information:
Net cash (used in) provided by:
Operating activities		$112.7	$130.3		$400.1	$359.1	$417.0
Investing activities		(41.9)	(30.9)		(75.5)	(54.9)	(59.4)
Financing activities		(70.8)	(99.4)		(324.6)	(304.2)	(357.6)
Capital expenditures		(42.1)	(30.6)		(72.2)	(48.9)	(49.1)
Other Data (Non-GAAP):
Adjusted Net Earnings (1)	$127.5	$133.2	$159.8	$332.3	$343.8	$328.8	$342.8
Adjusted EBITDA (1)	193.9	193.9	228.2	490.8	490.8	533.5	563.3
Free Cash Flow (1)		71.0	99.7		327.9	310.3	368.8

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	As of June 28, 2019		As of December 31
	Pro Forma	Historical	Historical
	(unaudited)	(unaudited)	2018	2017
Summary Balance Sheet Information:
Current assets	$891.1	$804.2	$786.8	$794.5
Current liabilities	698.3	623.9	641.0	628.2
Property, plant and equipment, net	280.3	280.3	261.6	231.2
Total assets	6,115.4	6,009.0	5,841.6	5,992.8
Total liabilities	2,552.1	1,152.7	1,015.2	998.2
Long-term debt	1,329.5	—	—	—
Total equity	3,563.3	4,856.3	4,826.4	4,994.6

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(1) Non-GAAP financial measures
Adjusted Net Earnings, Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures that we use to measure the performance of our business. The tables below reconcile these non-GAAP measures to the nearest financial measure that is in accordance with accounting principles generally accepted in the United States (“GAAP”) for the periods presented.
Adjusted Net Earnings

•
Adjusted Net Earnings is defined as GAAP net earnings adjusted to exclude amortization, accruals for significant legal matters, restructuring costs and asset impairments, a gain related to settlement of liabilities in connection with a noncontrolling interest, the tax effect of all adjustments and discrete tax adjustments and other tax-related adjustments.

•
The table below is a reconciliation of GAAP net earnings to Adjusted Net Earnings for the six-month periods ended June 28, 2019 and June 29, 2018 and the years ended December 31, 2018 , 2017 and 2016 :

	Six-Month Period Ended			Year Ended December 31
	Pro Forma	Historical		Pro Forma	Historical
	June 28, 2019	June 28, 2019	June 29, 2018	2018	2018	2017	2016
($ in millions)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reported Net Earnings (GAAP)	$93.7	$99.4	$115.4	$219.2	$230.7	$301.1	$272.0
Amortization	45.0	45.0	45.5	90.6	90.6	81.7	83.4
Accruals for significant legal matters	—	—	—	36.0	36.0	—	—
Restructuring costs and asset impairments (a)	6.9	6.9	13.2	23.7	23.7	35.8	34.4
Settlement of liabilities in connection with noncontrolling interest (b)	—	—	—	—	—	(10.4)	—
Tax effect of all adjustments reflected above (c)	(12.8)	(12.8)	(14.5)	(35.4)	(35.4)	(44.6)	(44.8)
Other discrete tax adjustments and tax-related adjustments (d)	(5.3)	(5.3)	0.2	(1.8)	(1.8)	(34.8)	(2.2)
Adjusted Net Earnings (Non-GAAP)	$127.5	$133.2	$159.8	$332.3	$343.8	$328.8	$342.8

(a)	Refer to Note 12 to our audited Combined Financial Statements.

(b)	Refer to Note 4 to our audited Combined Financial Statements.

(c)
This line item reflects the aggregate tax effect of all nontax adjustments reflected in the preceding line items of the table. We estimate the tax effect of each adjustment item by applying the statutory U.S. tax rate to the pretax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

(d)
Discrete tax adjustments and other tax-related adjustments include the impact of net discrete tax charges related primarily to changes in estimates associated with prior period uncertain tax positions and audit settlements, net of the release of valuation allowances associated with certain foreign tax credits and tax benefits resulting from a change in law and excess tax benefits from stock-based compensation realized in excess of anticipated levels in the respective period.

For the year ended December 31, 2017, the $34.8 million adjustment represents (1) a tax benefit of $37.4 million related to enactment of the Tax Cuts and Jobs Act (of which a tax benefit of $73.4 million is related to the remeasurement of deferred tax assets and liabilities, net, and a tax charge of $36.0 million is related to the transition tax on deemed repatriation of foreign earnings) and (2) a tax charge of $2.6 million relates to other discrete income tax provisions.

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Adjusted EBITDA

•
Adjusted EBITDA is defined as GAAP net earnings adjusted to exclude interest expense, income taxes, depreciation and amortization, accruals for significant legal matters, restructuring costs and asset impairments and a gain related to settlement of liabilities in connection with a noncontrolling interest.

•	The table below is a reconciliation of GAAP net earnings to Adjusted EBITDA for the six-month periods ended June 28, 2019 and June 29, 2018 and the years ended December 31, 2018 , 2017 and 2016 :

	Six-Month Period Ended			Year Ended December 31
	Pro Forma	Historical		Pro Forma	Historical
	June 28, 2019	June 28, 2019	June 29, 2018	2018	2018	2017	2016
($ in millions)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reported Net Earnings (GAAP)	$93.7	$99.4	$115.4	$219.2	$230.7	$301.1	$272.0
Interest expense	7.6	—	—	15.2	—	—	—
Income taxes	20.9	22.8	34.4	66.7	70.4	85.6	129.7
Depreciation	19.8	19.8	19.7	39.4	39.4	39.7	43.8
Amortization	45.0	45.0	45.5	90.6	90.6	81.7	83.4
EBITDA (Non-GAAP)	187.0	187.0	215.0	431.1	431.1	508.1	528.9
Accruals for significant legal matters	—	—	—	36.0	36.0	—	—
Restructuring costs and asset impairments (a)	6.9	6.9	13.2	23.7	23.7	35.8	34.4
Settlement of liabilities in connection with noncontrolling interest (b)	—	—	—	—	—	(10.4)	—
Adjusted EBITDA (Non-GAAP)	$193.9	$193.9	$228.2	$490.8	$490.8	$533.5	$563.3

(a)	Refer to Note 12 to our audited Combined Financial Statements.

(b)	Refer to Note 4 to our audited Combined Financial Statements.

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Free Cash Flow

•
We define Free Cash Flow as net cash provided by operating activities less payments for additions to property, plant and equipment (“capital expenditures”), plus proceeds from sales of property, plant and equipment (“capital disposals”).

•
The table below is a reconciliation of GAAP net cash provided by operating activities to Free Cash Flow for the six -month periods ended June 28, 2019 and June 29, 2018 and the years ended December 31, 2018 , 2017 and 2016 :

	Six-Month Period Ended		Year Ended December 31
	Historical		Historical
	June 28, 2019	June 29, 2018	2018	2017	2016
($ in millions)	(unaudited)	(unaudited)
Net cash used in investing activities (GAAP)	$(41.9)	$(30.9)	$(75.5)	$(54.9)	$(59.4)
Net cash used in financing activities (GAAP)	(70.8)	(99.4)	(324.6)	(304.2)	(357.6)

Net cash provided by operating activities (GAAP)	$112.7	$130.3	$400.1	$359.1	$417.0
Less: payments for additions to property, plant & equipment (capital expenditures) (GAAP)	(42.1)	(30.6)	(72.2)	(48.9)	(49.1)
Plus: proceeds from sales of property, plant & equipment (capital disposals) (GAAP)	0.4	—	—	0.1	0.9
Free Cash Flow (Non-GAAP)	$71.0	$99.7	$327.9	$310.3	$368.8

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Statement Regarding Non-GAAP Measures
Each of the non-GAAP measures set forth above, along with core sales (referred to in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management believes that these measures provide useful information to investors by offering additional ways of viewing our results that, when reconciled to the corresponding GAAP measure, help our investors to:

•	with respect to Adjusted Net Earnings and Adjusted EBITDA, understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers;

•
with respect to core sales (referred to in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), identify underlying growth trends in our business and compare our revenue performance with prior and future periods and to our peers; and

•
with respect to Free Cash Flow (the “FCF Measure”), understand our ability to generate cash without external financings, strengthen our balance sheet, invest in our business and grow our business through acquisitions and other strategic opportunities (although a limitation of Free Cash Flow is that it does not take into account any debt service requirements or other non-discretionary expenditures, and as a result the entire free cash flow amount is not necessarily available for discretionary expenditures).

Management also uses these non-GAAP measures to measure our operating and financial performance.
The items excluded from the non-GAAP measures set forth above have been excluded for the following reasons:

•	With respect to Adjusted Net Earnings and Adjusted EBITDA:

◦
We exclude the amortization of acquisition-related intangible assets because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions we consummate. While we have a history of significant acquisition activity we do not acquire businesses on a predictable cycle, and the amount of an acquisition’s purchase price allocated to intangible assets and related amortization term are unique to each acquisition and can vary significantly from acquisition to acquisition. Exclusion of this amortization expense facilitates more consistent comparisons of operating results over time between our newly acquired and long-held businesses, and with both acquisitive and non-acquisitive peer companies. We believe however that it is important for investors to understand that such intangible assets contribute to revenue generation and that intangible asset amortization related to past acquisitions will recur in future periods until such intangible assets have been fully amortized.

◦
We exclude costs incurred pursuant to discrete restructuring plans that are fundamentally different (in terms of the size, strategic nature and planning requirements, as well as the inconsistent frequency, of such plans) from the ongoing productivity improvements that result from application of the Danaher Business System. Because these restructuring plans are incremental to the core activities that arise in the ordinary course of our business and we believe are not indicative of our ongoing operating costs in a given period, we exclude these costs from the calculation of Adjusted Net Earnings and Adjusted EBITDA to facilitate a more consistent comparison of operating results over time.

◦
With respect to the other items excluded from Adjusted Net Earnings and Adjusted EBITDA, we exclude these items because they are of a nature and/or size that occur with inconsistent frequency, occur for reasons that may be unrelated to the Company’s commercial performance during the period and/or we believe that such items may obscure underlying business trends and make comparisons of long-term performance difficult.

•
With respect to core sales, (1) we exclude the impact of currency translation because it is not under management’s control, is subject to volatility and can obscure underlying business trends, and (2) we exclude the effect of acquisitions and divested product lines because the timing, size, number and nature of such transactions can vary significantly from period-to-period and between us and our peers, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.

•
With respect to the FCF Measure, we exclude payments for additions to property, plant and equipment (net of the proceeds from capital disposals) to demonstrate the amount of operating cash flow for the period that remains after accounting for our capital expenditure requirements.

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RISK FACTORS
You should carefully consider the risks and uncertainties described below, together with the information included elsewhere in this prospectus. The risks and uncertainties described below are those that we have identified as material, but are not the only risks and uncertainties facing us. Our business is also subject to general risks and uncertainties that affect many other companies, such as market conditions, economic conditions, geopolitical events, changes in laws, regulations or accounting rules, fluctuations in interest rates, terrorism, wars or conflicts, major health concerns, natural disasters or other disruptions of expected business conditions. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business, including our results of operations, liquidity and financial condition.
Risks Related to Our Businesses
Conditions in the global economy, the particular markets we serve and the financial markets may adversely affect our business and financial statements.
Our business is sensitive to general economic conditions. Slower global economic growth, actual or anticipated default on sovereign debt, volatility in the currency and credit markets, high levels of unemployment or underemployment, reduced levels of capital expenditures, changes or anticipation of potential changes in government trade, fiscal, tax and monetary policies, changes in capital requirements for financial institutions, government deficit reduction and budget negotiation dynamics, sequestration, austerity measures and other challenges that affect the global economy may adversely affect us and our distributors, customers and suppliers. Our success also depends upon the continued strength of the markets we serve. In many markets, dental reimbursement is largely out of pocket for the consumer and thus utilization rates can vary significantly depending on economic growth. While many of our products are considered necessary by patients regardless of the economic environment, certain products and services that support discretionary dental procedures may be susceptible to changes in economic conditions. The above factors can have the effect of:

•
reducing demand for our products and services (in this prospectus, references to products and services also includes software), limiting the financing available to our customers and suppliers, increasing order cancellations and resulting in longer sales cycles and slower adoption of new technologies;

•	increasing the difficulty in collecting accounts receivable and the risk of excess and obsolete inventories;

•	increasing price competition in our served markets;

•	supply interruptions, which could disrupt our ability to produce our products;

•	increasing the risk of impairment of goodwill and other long-lived assets, and the risk that we may not be able to fully recover the value of other assets such as real estate and tax assets;

•
increasing the risk that counterparties to our contractual arrangements will become insolvent or otherwise unable to fulfill their contractual obligations which, in addition to increasing the risks identified above, could result in preference actions against us; and

•	adversely impacting market sizes.
There can be no assurances that the capital markets will be available to us or that the lenders participating in any credit facilities we may enter into will be able to provide financing in accordance with their contractual obligations. If growth in the global economy or in any of the markets we serve slows for a significant period, if there is significant deterioration in the global economy or such markets or if improvements in the global economy do not benefit the markets we serve, our business and financial statements could be adversely affected.
Significant developments or uncertainties stemming from the U.S. administration, including changes in U.S. trade policies, tariffs and the reaction of other countries thereto, could have an adverse effect on our business.
Changes, potential changes or uncertainties in U.S. social, political, regulatory and economic conditions or laws and policies governing foreign trade, the health care system, manufacturing, and development and investment in the territories and countries where we or our customers operate, stemming from the U.S. administration, could adversely affect our business and financial statements. For example, the U.S. administration has increased tariffs on certain goods imported into the United States, raised the possibility of imposing significant, additional tariff increases and called for substantial changes to trade agreements. In particular, trade tensions between the United States and China have been escalating in recent months. China accounted for approximately 7% of our sales in 2018. These factors have adversely affected, and in the future could further adversely affect, our operating results and our business.

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Our growth could suffer if the markets into which we sell our products and services decline, do not grow as anticipated or experience cyclicality.
Our growth depends in part on the growth of the markets which we serve, and visibility into our markets is limited (particularly for markets into which we sell through distribution). Any decline or lower than expected growth in our served markets could diminish demand for our products and services, which would adversely affect our financial statements. Our quarterly sales and profits depend substantially on the volume and timing of orders received during the fiscal quarter, which are difficult to forecast. Certain of our businesses operate in industries that may also experience periodic, cyclical downturns.
In addition, in certain of our businesses, demand depends on customers’ capital spending budgets as well as government funding policies, and matters of public policy and government budget dynamics as well as product and economic cycles can affect the spending decisions of these entities. Demand for our products and services is also sensitive to changes in customer order patterns, which may be affected by announced price changes, marketing or promotional programs, new product introductions, the timing of industry trade shows and changes in distributor or customer inventory levels due to distributor or customer management thereof or other factors. Any of these factors could adversely affect our growth and results of operations in any given period.
Inventories maintained by our distributors and customers may fluctuate from time to time.
We rely in part on our distributor and customer relationships and predictions of distributor and customer inventory levels in projecting future demand levels and financial results. These inventory levels may fluctuate, and may differ from our predictions, resulting in our projections of future results being different than expected. These changes may be influenced by changing relationships with the distributor and customers, economic conditions and end-user preference for particular products. There can be no assurance that our distributors and customers will maintain levels of inventory in accordance with our predictions or past history, or that the timing of distributors’ or customers’ inventory build or liquidation will be in accordance with our predictions or past history.
We are dependent upon a limited number of distributors for a significant portion of our sales, and loss of a key distributor could result in a loss of a significant amount of our sales. In addition, adverse changes in our relationships with, or the financial condition, performance, purchasing patterns or inventory levels of, key distributors and other channel partners could adversely affect our financial statements.
Historically, a substantial portion of our sales had come from a limited number of distributors, particularly Henry Schein, Inc. (“Henry Schein”), which accounted for approximately 14% of our sales in 2018. It is anticipated that Henry Schein will continue to be the largest contributor to our sales for the foreseeable future. By its terms, our master distribution agreement with Henry Schein, which covers distribution of KaVo Kerr products in the U.S. and Canada, is currently scheduled to expire on December 31, 2019, unless the parties mutually agree to extend the agreement. There can be no assurance that Henry Schein or any particular distributor will purchase any particular quantity of products from us or continue to purchase any products at all. If Henry Schein or any other significant distributor significantly reduces the volume of products purchased from us, it would have an adverse effect on our financial statements.
Our key distributors and other channel partners typically have valuable relationships with customers and end-users. Some of these distributors and other partners also sell our competitors’ products or compete with us directly, and if they favor competing products for any reason they may fail to market our products effectively. Adverse changes in our relationships with these distributors and other partners, reduction or discontinuation of their purchases from us or adverse developments in their financial condition, performance or purchasing patterns, could adversely affect our business and financial statements. The levels of inventory maintained by our distributors and other channel partners, and changes in those levels, can also significantly impact our results of operations in any given period. In addition, the consolidation of distributors and customers in certain of our served industries could adversely impact our business and financial statements.
We face intense competition and if we are unable to compete effectively, we may experience decreased demand and decreased market share. Even if we compete effectively, we may be required to reduce prices for our products and services.
Our businesses operate in industries that are intensely competitive and have been subject to increasing consolidation. Because of the range of the products and services we sell and the variety of markets we serve, we encounter a wide variety of competitors. See “Business—Competition.” In order to compete effectively, we must retain longstanding relationships with major customers and continue to grow our business by establishing relationships with new customers, continually developing new products and services to maintain and expand our brand recognition and leadership position in various product and service categories and penetrating new markets, including high-growth markets. In addition, significant shifts in industry market share have occurred and may in the future occur in connection with product problems, safety alerts and publications about products, reflecting the competitive significance of product quality, product efficacy and quality systems in our industry. Our failure to

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compete effectively and/or pricing pressures resulting from competition may adversely impact our financial statements, and our expansion into new markets may result in greater-than-expected risks, liabilities and expenses. In addition, we are exposed to the risk that our competitors or our customers may introduce private label, generic, or low-cost products that compete with our products at lower price points. If these competitors’ products capture significant market share or result in a decrease in market prices overall, this could have an adverse effect on our financial statements.
Our growth depends in part on the timely development and commercialization, and customer acceptance, of new and enhanced products and services based on technological innovation.
We generally sell our products and services in an industry that is characterized by rapid technological changes, frequent new product introductions and changing industry standards. If we do not develop innovative new and enhanced products and services on a timely basis, our offerings will become obsolete over time and our competitive position and financial statements will suffer. Our success will depend on several factors, including our ability to:

•	correctly identify customer needs and preferences and predict future needs and preferences;

•	allocate our research and development funding to products and services with higher growth prospects;

•	anticipate and respond to our competitors’ development of new products and services and technological innovations;

•	differentiate our offerings from our competitors’ offerings and avoid commoditization;

•	innovate and develop new technologies and applications, and acquire or obtain rights to third-party technologies that may have valuable applications in our served markets;

•	obtain adequate intellectual property rights with respect to key technologies before our competitors do;

•	successfully commercialize new technologies in a timely manner, price them competitively and cost-effectively manufacture and deliver sufficient volumes of new products of appropriate quality on time;

•	obtain necessary regulatory approvals of appropriate scope (including by demonstrating satisfactory clinical results where required); and

•	stimulate customer demand for and convince customers to adopt new technologies.
If we fail to accurately predict future customer needs and preferences or fail to produce viable technologies, we may invest heavily in research and development of products and services that do not lead to significant sales, which would adversely affect our profitability.
Even if we successfully innovate and develop new and enhanced products and services, we may incur substantial costs in doing so, and our profitability may suffer. In addition, promising new offerings may fail to reach the market or realize only limited commercial success because of real or perceived efficacy or safety concerns, failure to achieve positive clinical outcomes, uncertainty over third-party reimbursement or entrenched patterns of clinical practice. For additional information on third-party reimbursement of dental products, please refer to the section entitled “Business—Regulatory Matters.”
Our reputation, ability to do business and financial statements may be impaired by improper conduct by any of our employees, agents or business partners.
We cannot provide assurance that our internal controls and compliance systems will always protect us from acts committed by employees, agents or business partners of ours (or of businesses we acquire or partner with) that would violate U.S. and/or non-U.S. laws, including the laws governing payments to government officials, bribery, fraud, kickbacks and false claims, pricing, sales and marketing practices, conflicts of interest, competition, employment practices and workplace behavior, export and import compliance, economic and trade sanctions, money laundering and data privacy. In particular, the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to government officials for the purpose of obtaining or retaining business, and we operate in many parts of the world that have experienced governmental corruption to some degree. Any such improper actions or allegations of such acts could damage our reputation and subject us to civil or criminal investigations in the U.S. and in other jurisdictions and related stockholder lawsuits, could lead to substantial civil and criminal, monetary and non-monetary penalties and could cause us to incur significant legal and investigatory fees. In addition, the government may seek to hold us liable for violations committed by companies in which we invest or that we acquire. We also rely on our suppliers to adhere to our supplier standards of conduct, and material violations of such standards of conduct could occur that could have a material effect on our business, reputation and financial statements.

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Certain of our businesses are subject to extensive regulation by the FDA and by comparable agencies of other countries, as well as laws regulating fraud and abuse in the health care industry and the privacy and security of health information. Failure to comply with those regulations could adversely affect our reputation, ability to do business and financial statements.
Most of our products are medical devices subject to regulation by the FDA, by other federal and state governmental agencies, by comparable agencies of other countries and regions, by certain accrediting bodies and by regulations governing hazardous materials (or the manufacture and sale of products containing any such materials). The FDA and these other regulatory authorities enforce additional regulations regarding the safety of X-ray emitting devices. The global regulatory environment has become increasingly stringent and unpredictable. Several countries that did not have regulatory requirements for medical devices have established such requirements in recent years, and other countries have expanded, or plan to expand, their existing regulations. For example, the EU has adopted the EU Medical Device Regulation (the “EU MDR”) which imposes stricter requirements for the marketing and sale of medical devices, including in the area of clinical evaluation requirements, quality systems and post-market surveillance. Manufacturers of currently approved medical devices will have until May 2020 to meet the requirements of the EU MDR. Failure to meet these requirements could adversely impact our business in the EU and other regions that tie their product registrations to the EU requirements.
To varying degrees, these regulators require us to comply with laws and regulations governing the development, testing, manufacturing, labeling, marketing, distribution and post-marketing surveillance of our products. We cannot guarantee that we will be able to obtain regulatory clearance (such as 510(k) clearance) or approvals for our new products or modifications to (or additional indications or uses of) existing products within our anticipated timeframe or at all, and if we do obtain such clearance or approval it may be time-consuming, costly and subject to restrictions. Our ability to obtain such regulatory clearances or approvals will depend on many factors and the process for obtaining such clearances or approvals could change over time. Even after initial regulatory clearance or approval, we are subject to periodic inspection by these regulatory authorities, and if safety issues arise we may be required to amend conditions for use of a product, such as providing additional warnings on the product’s label or narrowing its approved intended use, which could reduce the product’s market acceptance. Failure to obtain required regulatory clearances or approvals before marketing our products (or before implementing modifications to or promoting additional indications or uses of our products), other violations of these regulations, failure to remediate inspectional observations to the satisfaction of these regulatory authorities and real or perceived efficacy or safety concerns or trends of adverse events with respect to our products (even after obtaining clearance for distribution) can lead to FDA Form 483 Inspectional Observations, warning letters, notices to customers, declining sales, loss of customers, loss of market share, remediation and increased compliance costs, recalls, seizures of adulterated or misbranded products, injunctions, administrative detentions, refusals to permit importations, partial or total shutdown of production facilities or the implementation of operating restrictions, narrowing of permitted uses for a product, suspension or withdrawal of approvals and pre-market notification rescissions. We are also subject to various laws regulating fraud and abuse, pricing and sales and marketing practices in the health care industry and the privacy and security of health information as well as manufacturing and quality standards, including the federal regulations described in the section entitled “Business—Regulatory Matters.” Ensuring that our internal operations and business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that government authorities will conclude that our business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations.
Noncompliance with these standards can result in, among other things, fines, expenses, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, refusal of the government to grant 510(k) clearance of devices, withdrawal of marketing approvals, criminal prosecutions and other adverse effects referenced below under “Our businesses are subject to extensive regulation; failure to comply with those regulations could adversely affect our financial statements and our business, including our reputation.” Further, defending against any such actions can be costly and time-consuming and may require significant personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired.
Certain of our products may be subject to clinical trials, the results of which may be unexpected, or perceived as unfavorable by the market, and could have a material adverse effect on our business, financial condition or results of operations.
As a part of the regulatory process of obtaining marketing clearance for new products and new indications for existing products, we may conduct and participate in clinical trials. Unexpected or inconsistent clinical data from existing or future clinical trials, or a regulator’s or the market’s perception of this clinical data, may adversely impact our ability to obtain product approvals, our position in, and share of, the markets in which we participate and our business and financial statements.

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Off-label marketing of our products could result in substantial penalties.
The FDA strictly regulates the promotional claims that may be made about approved or cleared products. In particular, any clearances we may receive only permit us to market our products for the uses indicated on the labeling cleared by the FDA. We may request additional label indications for our current products, and the FDA may deny those requests outright, require additional expensive performance or clinical data to support any additional indications or impose limitations on the intended use of any cleared products as a condition of clearance. If the FDA determines that we have marketed our products for off-label use, we could be subject to fines, injunctions or other penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, substantial monetary penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs, and/or the curtailment of our operations. Any of these events could significantly harm our business and results of operations and cause our stock price to decline.
Certain modifications to our products may require new 510(k) clearances or other marketing authorizations and may require us to recall or cease marketing our products.
Once a medical device is permitted to be legally marketed in the U.S. pursuant to a 510(k) clearance, a manufacturer may be required to notify the FDA of certain modifications to the device. Manufacturers determine in the first instance whether a change to a product requires a new premarket submission, but the FDA may review any manufacturer’s decision. The FDA may not agree with our decisions regarding whether new clearances are necessary. We have made modifications to our products in the past and have determined based on our review of the applicable FDA regulations and guidance that in certain instances new 510(k) clearances or other premarket submissions were not required. We may make similar modifications or add additional features in the future that we believe do not require a new 510(k) clearance. If the FDA disagrees with our determinations and requires us to submit new 510(k) notifications, we may be required to cease marketing or to recall the modified product until we obtain clearance, and we may be subject to significant regulatory fines or penalties.
The industries that we serve have undergone, and are in the process of undergoing, significant changes in an effort to reduce costs, which could adversely affect our financial statements.
The industries that we serve have undergone, and are in the process of undergoing, significant changes in an effort to reduce costs, including the following:

•
Governmental and private health care providers and payors around the world are increasingly utilizing managed care for the delivery of health care services, centralizing purchasing, limiting the number of vendors that may participate in purchasing programs, forming group purchasing organizations and integrated health delivery networks and pursuing consolidation to improve their purchasing leverage and using competitive bid processes to procure health care products and services.

•
Certain of our customers, and the end-users to whom our customers supply products, rely on government funding of and reimbursement for health care products and services and research activities. The U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the “PPACA”), health care austerity measures in other countries and other potential health care reform changes and government austerity measures have reduced and may further reduce the amount of government funding or reimbursement available to customers or end-users of our products and services and/or the volume of medical procedures using our products and services. Other countries, as well as some private payors, also control the price of health care products, directly or indirectly, through reimbursement, payment, pricing or coverage limitations, tying reimbursement to outcomes or (in the case of governmental entities) compulsory licensing. Global economic uncertainty or deterioration can also adversely impact government funding and reimbursement.

•
The PPACA imposes on medical device manufacturers, such as us, a 2.3% excise tax on U.S. sales of certain medical devices. The excise tax has been suspended until the end of 2019, but we would be subject to the tax beginning in 2020.

These changes as well as other impacts from market demand, government regulations, third-party coverage and reimbursement policies and societal pressures have started changing the way health care is delivered, reimbursed and funded and may cause participants in the health care industry and related industries that we serve to purchase fewer of our products and services, reduce the prices they are willing to pay for our products or services, reduce the amounts of reimbursement and funding available for our products and services from governmental agencies or third-party payors, heighten clinical data requirements, reduce the volume of medical procedures that use our products and services, affect the acceptance rate of new technologies and products and increase our compliance and other costs. In addition, we may be excluded from important market segments or unable to enter into contracts with group purchasing organizations and integrated health networks on terms acceptable to us,

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and even if we do enter into such contracts they may be on terms that negatively affect our current or future profitability. All of the factors described above could adversely affect our business and financial statements.
Any inability to consummate acquisitions at our historical rate and at appropriate prices, and to make appropriate investments that support our long-term strategy, could negatively impact our growth rate and stock price.
Our ability to grow sales, earnings and cash flow at or above our historic rates depends in part upon our ability to identify and successfully acquire and integrate businesses at appropriate prices and realize anticipated synergies, and to make appropriate investments that support our long-term strategy. We may not be able to consummate acquisitions at rates similar to the past, which could adversely impact our growth rate and our stock price. Promising acquisitions and investments are difficult to identify and complete for a number of reasons, including high valuations, competition among prospective buyers, the availability of affordable funding in the capital markets and the need to satisfy applicable closing conditions and obtain applicable antitrust and other regulatory approvals on acceptable terms. In addition, competition for acquisitions and investment may result in higher purchase prices. Changes in accounting or regulatory requirements or instability in the credit markets could also adversely impact our ability to consummate acquisitions and investments.
Our acquisition of businesses, investments, joint ventures and other strategic relationships could negatively impact our financial statements.
As part of our business strategy we acquire businesses, make investments and enter into joint ventures and other strategic relationships in the ordinary course; please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations for additional details. Acquisitions, investments, joint ventures and strategic relationships involve a number of financial, accounting, managerial, operational, legal, compliance and other risks and challenges, including the following, any of which could adversely affect our business and our financial statements:

•
Any business, technology, service or product that we acquire or invest in could under-perform relative to our expectations and the price that we paid or not perform in accordance with our anticipated timetable, or we could fail to operate any such business profitably.

•
We may incur or assume significant debt in connection with our acquisitions, investments, joint ventures or strategic relationships, which could also cause a deterioration of our credit ratings, result in increased borrowing costs and interest expense and diminish our future access to the capital markets.

•
Acquisitions, investments, joint ventures or strategic relationships could cause our financial results to differ from our own or the investment community’s expectations in any given period, or over the long-term.

•	Pre-closing and post-closing earnings charges could adversely impact operating results in any given period, and the impact may be substantially different from period to period.

•
Acquisitions, investments, joint ventures or strategic relationships could create demands on our management, operational resources and financial and internal control systems that we are unable to effectively address.

•	We could experience difficulty in integrating personnel, operations and financial and other controls and systems and retaining key employees and customers.

•	We may be unable to achieve cost savings or other synergies anticipated in connection with an acquisition, investment, joint venture or strategic relationship.

•
We may assume unknown liabilities, known contingent liabilities that become realized, known liabilities that prove greater than anticipated, internal control deficiencies or exposure to regulatory sanctions resulting from the acquired company’s or investee’s activities and the realization of any of these liabilities or deficiencies may increase our expenses, adversely affect our financial position or cause us to fail to meet our public financial reporting obligations.

•
In connection with acquisitions and joint ventures, we often enter into post-closing financial arrangements such as purchase price adjustments, earn-out obligations and indemnification obligations, which may have unpredictable financial results.

•
As a result of our acquisitions and investments, we have recorded significant goodwill and other assets on our balance sheet and if we are not able to realize the value of these assets, or if the fair value of our investments declines, we may be required to incur impairment charges.

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•
We may have interests that diverge from those of our joint venture partners or other strategic partners and we may not be able to direct the management and operations of the joint venture or other strategic relationship in the manner we believe is most appropriate, exposing us to additional risk.

•
Investing in or making loans to early-stage companies often entails a high degree of risk, and we may not achieve the strategic, technological, financial or commercial benefits we anticipate; we may lose our investment or fail to recoup our loan; or our investment may be illiquid for a greater-than-expected period of time.

The indemnification provisions of acquisition agreements by which we have acquired companies may not fully protect us and as a result we may face unexpected liabilities.
Certain of the acquisition agreements by which we have acquired companies require the former owners to indemnify us against certain liabilities related to the operation of the acquired company before we acquired it. In most of these agreements, however, the liability of the former owners is limited and certain former owners may be unable to meet their indemnification responsibilities. We cannot assure you that these indemnification provisions will protect us fully or at all, and as a result we may face unexpected liabilities that adversely affect our financial statements.
Divestitures or other dispositions could negatively impact our business, and contingent liabilities from businesses that we or our predecessors have sold could adversely affect our financial statements.
We continually assess the strategic fit of our existing businesses and may divest, spin-off, split-off or otherwise dispose of businesses that are deemed not to fit with our strategic plan or are not achieving the desired return on investment. These transactions pose risks and challenges that could negatively impact our business and financial statements. For example, when we decide to sell or otherwise dispose of a business or assets, we may be unable to do so on satisfactory terms within our anticipated timeframe or at all, and even after reaching a definitive agreement to sell or dispose a business the sale is typically subject to satisfaction of pre-closing conditions which may not become satisfied. In addition, divestitures or other dispositions may dilute our earnings per share, have other adverse tax, financial and accounting impacts and distract management, and disputes may arise with buyers. In addition, we have retained responsibility for and/or have agreed to indemnify buyers against some known and unknown contingent liabilities related to certain businesses or assets we or our predecessors have sold or disposed. The resolution of these contingencies has not had a material effect on our financial statements but we cannot be certain that this favorable pattern will continue.
A significant disruption in, or breach in security of, our information technology systems or data or violation of data privacy laws could adversely affect our business, reputation and financial statements.
We rely on information technology systems, some of which are provided and/or managed by third parties, to process, transmit and store electronic information (including sensitive data such as confidential business information and personal data relating to employees, customers, other business partners and patients), and to manage or support a variety of critical business processes and activities (such as receiving and fulfilling orders, billing, collecting and making payments, shipping products, providing services and support to customers and fulfilling contractual obligations). In addition, some of our software products and services incorporate information technology that may house personal data and some products or software we sell to customers may connect to our systems for maintenance or other purposes. These systems, products and services (including those we acquire through business acquisitions) may be damaged, disrupted or shut down due to attacks by computer hackers, computer viruses, ransomware, human error or malfeasance, power outages, hardware failures, telecommunication or utility failures, catastrophes or other unforeseen events, and in any such circumstances our system redundancy and other disaster recovery planning may be ineffective or inadequate. Attacks may also target hardware, software and information installed, stored or transmitted in our products after such products have been purchased and incorporated into third-party products, facilities or infrastructure. Security breaches of our systems, regardless of whether the breach is attributable to a vulnerability in our products or services, or security breaches of third parties’ systems, which we rely upon to process, store, or transmit electronic information, could result in the misappropriation, destruction or unauthorized disclosure of confidential information or personal data belonging to us or to our employees, partners, customers, patients or suppliers. Like most multinational corporations, our information technology systems have been subject to computer viruses, malicious codes, unauthorized access and other cyber-attacks and we expect the sophistication and frequency of such attacks to continue to increase. Unauthorized tampering, adulteration or interference with our products may also adversely affect product functionality and result in loss of data, risk to patient safety and product recalls or field actions. Any of the attacks, breaches or other disruptions or damage described above could interrupt our operations or the operations of our customers and partners, delay production and shipments, result in theft of our and our customers’ intellectual property and trade secrets, damage customer, patient, business partner and employee relationships and our reputation or result in defective products or services, legal claims and proceedings, liability and penalties under privacy laws and increased costs for security and remediation, each of which could adversely affect our business, reputation and financial statements.

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If we are unable to maintain reliable information technology systems and appropriate controls with respect to global data privacy and security requirements and prevent data breaches, we may suffer adverse regulatory consequences, business consequences and litigation. As a global organization, we are subject to data privacy and security laws, regulations, and customer-imposed controls in numerous jurisdictions as a result of having access to and processing confidential, personal and/or sensitive data in the course of our business. For example, in the United States, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) privacy and security rules require certain of our operations to maintain controls to protect the availability and confidentiality of patient health information, individual states regulate data breach and security requirements and multiple governmental bodies assert authority over aspects of the protection of personal privacy. Entities that are found to be in violation of HIPAA as the result of a breach of unsecured patient health information, a complaint about privacy practices or an audit by HHS, may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. The new EU General Data Protection Regulation (“GDPR”), which became effective in May 2018, has imposed significantly stricter requirements in how we collect, transmit, process and retain personal data, including, among other things, a requirement for almost immediate notice of data breaches to supervisory authorities in certain circumstances and prompt notice to data subjects in certain circumstances with significant fines for non-compliance. Failure to comply with the requirements of GDPR and the applicable national data protection laws of the EU member states may result in fines of up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, and other administrative penalties. Several other countries such as China and Russia have passed, and other countries are considering passing, laws that require personal data relating to their citizens to be maintained on local servers and impose additional data transfer restrictions. Lastly, there is a new, broad privacy law in California, the California Consumer Privacy Act (“CCPA”), which comes into effect in January 2020. The CCPA has some of the same features as the GDPR, and has already prompted several other states to follow with similar laws. Government enforcement actions can be costly and interrupt the regular operation of our business, and data breaches or violations of data privacy laws can result in fines, reputational damage and civil lawsuits, any of which may adversely affect our business, reputation and financial statements. Also, the manufacturer may be subject to significant regulatory fines or penalties. In addition, compliance with the varying data privacy regulations across the United States and around the world have required significant expenditures and may require additional expenditures, and may require changes in our products or business models that increase competition or reduce sales.
Our operations, products and services expose us to the risk of environmental, health and safety liabilities, costs and violations that could adversely affect our business, reputation and financial statements.
Our operations, products and services are subject to environmental laws and regulations, which impose limitations on the discharge of pollutants into the environment, establish standards for the use, generation, treatment, storage and disposal of hazardous and non-hazardous wastes and impose end-of-life disposal and take-back programs. We must also comply with various health and safety regulations in the United States and abroad in connection with our operations. We cannot assure you that our environmental, health and safety compliance program (or the compliance programs of businesses we acquire) have been or will at all times be effective. Failure to comply with any of these laws could result in civil and criminal, monetary and non-monetary penalties and damage to our reputation. In addition, we cannot provide assurance that our costs of complying with current or future environmental protection and health and safety laws will not exceed our estimates or adversely affect our financial statements.
In addition, we may incur costs related to remedial efforts or alleged environmental damage associated with past or current waste disposal practices or other hazardous materials handling practices. We are also from time to time party to personal injury, property damage or other claims brought by private parties alleging injury or damage due to the presence of or exposure to hazardous substances. We may also become subject to additional remedial, compliance or personal injury costs due to future events such as changes in existing laws or regulations, changes in agency direction or enforcement policies, developments in remediation technologies, changes in the conduct of our operations and changes in accounting rules. For additional information regarding these risks, please refer to Note 14 to the audited Combined Financial Statements included in this prospectus. We cannot assure you that our liabilities arising from past or future releases of, or exposures to, hazardous substances will not exceed our estimates or adversely affect our reputation and financial statements or that we will not be subject to additional claims for personal injury or remediation in the future based on our past, present or future business activities. However, based on the information we currently have we do not believe that it is reasonably possible that any amounts we may be required to pay in connection with environmental matters in excess of our reserves as of the date of this prospectus will have a material effect on our financial statements.

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Our businesses are subject to extensive regulation; failure to comply with those regulations could adversely affect our financial statements and our business, including our reputation.
In addition to the environmental, health, safety, health care, medical device, anticorruption, data privacy and other regulations noted elsewhere in this prospectus, our businesses are subject to extensive regulation by U.S. and non-U.S. governmental and self-regulatory entities at the supranational, federal, state, local and other jurisdictional levels, including the following:

•
we are required to comply with various import laws and export control and economic sanctions laws, which may affect our transactions with certain customers, business partners and other persons and dealings between our employees and between our subsidiaries. In certain circumstances, export control and economic sanctions regulations may prohibit the export of certain products, services and technologies. In other circumstances, we may be required to obtain an export license before exporting the controlled item. Compliance with the various import laws that apply to our businesses can restrict our access to, and increase the cost of obtaining, certain products and at times can interrupt our supply of imported inventory; and

•
we also have agreements to sell products and services to government entities and are subject to various statutes and regulations that apply to companies doing business with government entities (less than 1% of our 2018 sales were made to the U.S. federal government). The laws governing government contracts differ from the laws governing private contracts. For example, many government contracts contain pricing and other terms and conditions that are not applicable to private contracts. Our agreements with government entities may be subject to termination, reduction or modification at the convenience of the government or in the event of changes in government requirements, reductions in federal spending and other factors, and we may underestimate our costs of performing under the contract. In certain cases, a governmental entity may require us to pay back amounts it has paid to us. Government contracts that have been awarded to us following a bid process could become the subject of a bid protest by a losing bidder, which could result in loss of the contract. We are also subject to investigation and audit for compliance with the requirements governing government contracts.

These are not the only regulations that our businesses must comply with. The regulations we are subject to have tended to become more stringent over time and may be inconsistent across jurisdictions. We, our representatives and the industries in which we operate may at times be under review and/or investigation by regulatory authorities. Compliance with these and other regulations may also affect our returns on investment, require us to incur significant expenses or modify our business model or impair our flexibility in modifying product, marketing, pricing or other strategies for growing our business. Our products and operations are also often subject to the rules of industrial standards bodies such as the International Standards Organization, and failure to comply with these rules could result in withdrawal of certifications needed to sell our products and services and otherwise adversely impact our business and financial statements. Non-compliance with applicable requirements (or any alleged or perceived failure to comply) could result in import detentions, fines, damages, civil and administrative penalties, injunctions, suspensions or losses of regulatory approvals, recall or seizure of products, operating restrictions, refusal of the government to approve product export applications or allow us to enter into supply contracts, disbarment from selling to certain governmental agencies or exclusion from government funded healthcare programs, such as Medicare and Medicaid or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, disruption of our business, limitation on our ability to manufacture, import, export and sell products and services, loss of customers, significant legal and investigatory fees, disgorgement, individual imprisonment, reputational harm, contractual damages, diminished profits, curtailment or restricting of business operations, criminal prosecution and other monetary and non-monetary penalties. For additional information regarding these risks, please refer to the section entitled “Business—Regulatory Matters.”
We may be required to recognize impairment charges for our goodwill and other intangible assets.
As of December 31, 2018, the net carrying value of our goodwill and other intangible assets totaled approximately $4.7 billion. In accordance with generally accepted accounting principles, we periodically assess these assets to determine if they are impaired. Significant negative industry or economic trends, disruptions to our business, inability to effectively integrate acquired businesses, unexpected significant changes or planned changes in use of our assets, changes in the structure of our business, divestitures, market capitalization declines, or increases in associated discount rates may impair our goodwill and other intangible assets. Any charges relating to such impairments would adversely affect our results of operations in the periods recognized.
Foreign currency exchange rates may adversely affect our financial statements.
Sales and purchases in currencies other than the U.S. dollar expose us to fluctuations in foreign currencies relative to the U.S. dollar and may adversely affect our financial statements. Increased strength of the U.S. dollar increases the effective price of our products sold in U.S. dollars into other countries, which may require us to lower our prices or adversely affect sales to the extent we do not increase local currency prices. Decreased strength of the U.S. dollar could adversely affect the cost of

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materials, products and services we purchase overseas. Sales and expenses of our non-U.S. businesses are also translated into U.S. dollars for reporting purposes and the strengthening or weakening of the U.S. dollar could result in unfavorable translation effects. In addition, certain of our businesses may invoice customers in a currency other than the business’ functional currency, and movements in the invoiced currency relative to the functional currency could also result in unfavorable translation effects. We also face exchange rate risk from our investments in subsidiaries owned and operated in foreign countries.
Changes in our tax rates or exposure to additional income tax liabilities or assessments could affect our profitability. In addition, audits by tax authorities could result in additional tax payments for prior periods.
We are subject to income taxes in the U.S. and in numerous non-U.S. jurisdictions. On December 22, 2017, the Tax Cuts and Jobs Act (“TCJA”) was enacted. The TCJA significantly revised the U.S. federal corporate income tax law by, among other things, lowering the corporate income tax rate to 21%, implementing a quasi-territorial tax system, and imposing a one-time tax on unremitted cumulative non-U.S. earnings of foreign subsidiaries (“Transition Tax”). The U.S. Treasury Department and IRS continue to issue regulations with respect to implementing the TCJA and further regulations are expected to be issued.
Due to the potential for changes to tax laws and regulations or changes to the interpretation thereof (including regulations and interpretations pertaining to the TCJA), the ambiguity of tax laws and regulations, the subjectivity of factual interpretations, the complexity of our intercompany arrangements, uncertainties regarding the geographic mix of earnings in any particular period, and other factors, our estimates of effective tax rate and income tax assets and liabilities may be incorrect and our financial statements could be adversely affected; please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations for a discussion of additional factors that may adversely affect our effective tax rate and decrease our profitability in any period. The impact of these factors referenced in the first sentence of this paragraph may be substantially different from period-to-period.
In addition, the amount of income taxes we pay is subject to ongoing audits by U.S. federal, state and local tax authorities and by non-U.S. tax authorities, such as the audits described in Management’s Discussion and Analysis of Financial Condition and Results of Operations and the audited Combined Financial Statements included in this prospectus. If audits result in payments or assessments different from our reserves, our future results may include unfavorable adjustments to our tax liabilities and our financial statements could be adversely affected. Any further significant changes to the tax system in the United States or in other jurisdictions (including changes in the taxation of international income as further described below) could adversely affect our financial statements.
Changes in tax law relating to multinational corporations could adversely affect our tax position.
The U.S. Congress, government agencies in non-U.S. jurisdictions where we and our affiliates do business, and the Organisation for Economic Co-operation and Development (“OECD”) have recently focused on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” where profits are claimed to be earned for tax purposes in low-tax jurisdictions, or payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. The OECD has released several components of its comprehensive plan to create an agreed set of international rules for addressing base erosion and profit shifting. As a result, the tax laws in the United States and other countries in which we do business could change on a prospective or retroactive basis, and any such changes could adversely affect our business and financial statements.
We are subject to a variety of litigation and other legal and regulatory proceedings in the course of our business that could adversely affect our business and financial statements.
We are subject to a variety of litigation and other legal and regulatory proceedings incidental to our business (or the business operations of previously owned entities), including claims or counterclaims for damages arising out of the use of products or services and claims relating to intellectual property matters, employment matters, tax matters, commercial disputes, breach of contract claims, competition and sales and trading practices, environmental matters, personal injury, insurance coverage and acquisition-related matters, as well as regulatory subpoenas, requests for information, investigations and enforcement. We may also become subject to lawsuits as a result of past or future acquisitions or as a result of liabilities retained from, or representations, warranties or indemnities provided in connection with, businesses divested by us or our predecessors. The types of claims made in lawsuits include claims for compensatory damages, punitive and consequential damages (and in some cases, treble damages) and/or injunctive relief. The defense of these lawsuits may divert our management’s attention, we may incur significant expenses in defending these lawsuits, and we may be required to pay damage awards or settlements or become subject to equitable remedies that could adversely affect our operations and financial statements. Moreover, any insurance or indemnification rights that we may have may be insufficient or unavailable to protect us against such losses. In addition, developments in proceedings in any given period may require us to adjust the loss contingency estimates that we have recorded in our financial statements, record estimates for liabilities or assets previously not susceptible of reasonable estimates or pay cash settlements or judgments. Any of these developments could adversely affect our financial statements in any particular period. We cannot assure you that our liabilities in connection with litigation and other legal and regulatory proceedings will

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not exceed our estimates or adversely affect our financial statements and business. However, based on our experience, current information and applicable law, we do not believe that it is reasonably possible that any amounts we may be required to pay in connection with litigation and other legal and regulatory proceedings in excess of our reserves as of the date of this prospectus will have a material effect on our financial statements.
If we do not or cannot adequately protect our intellectual property, or if third parties infringe our intellectual property rights, we may suffer competitive injury or expend significant resources enforcing our rights.
Many of the markets we serve are technology-driven, and as a result intellectual property rights play a significant role in product development and differentiation. We own numerous patents, trademarks, copyrights, trade secrets and other intellectual property and licenses to intellectual property owned by others, which in aggregate are important to our business. The intellectual property rights that we obtain, however, may not be sufficiently broad or otherwise may not provide us a significant competitive advantage, and patents may not be issued for pending or future patent applications owned by or licensed to us. In addition, the steps that we and our licensors have taken to maintain and protect our intellectual property may not prevent it from being challenged, invalidated, circumvented, designed-around or becoming subject to compulsory licensing, particularly in countries where intellectual property rights are not highly developed or protected. In some circumstances, enforcement may not be available to us because an infringer has a dominant intellectual property position or for other business reasons, or countries may require compulsory licensing of our intellectual property. We also rely on nondisclosure and noncompetition agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary rights. There can be no assurance that these agreements will adequately protect our trade secrets and other proprietary rights and will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or other proprietary rights. Our failure to obtain or maintain intellectual property rights that convey competitive advantage, adequately protect our intellectual property or detect or prevent circumvention or unauthorized use of such property and the cost of enforcing our intellectual property rights could adversely impact our business, including our competitive position, and financial statements.
Third parties may claim that we are infringing or misappropriating their intellectual property rights and we could suffer significant litigation expenses, losses or licensing expenses or be prevented from selling products or services.
From time to time, we receive notices from third parties alleging intellectual property infringement or misappropriation of third parties’ intellectual property and cannot be certain that the conduct of our business does not and will not infringe or misappropriate the intellectual property rights of others. Any dispute or litigation regarding intellectual property could be costly and time-consuming to defend due to the complexity of many of our technologies and the uncertainty of intellectual property litigation. Our intellectual property portfolio may not be useful in asserting a counterclaim, or negotiating a license, in response to a claim of infringement or misappropriation. In addition, as a result of such claims of infringement or misappropriation, we could lose our rights to critical technology, be unable to license critical technology or sell critical products and services, be required to pay substantial damages or license fees with respect to the infringed rights, be required to license technology or other intellectual property rights from others, be required to cease marketing, manufacturing or using certain products or be required to redesign, re-engineer or re-brand our products at substantial cost, any of which could adversely impact our business, including our competitive position, and financial statements. Third-party intellectual property rights may also make it more difficult or expensive for us to meet market demand for particular product or design innovations. If we are required to seek licenses under patents or other intellectual property rights of others, we may not be able to acquire these licenses on acceptable terms, if at all. Even if we successfully defend against claims of infringement or misappropriation, we may incur significant costs and diversion of management attention and resources, which could adversely affect our business and financial statements.
Defects and unanticipated use or inadequate disclosure with respect to our products or services (including software), or allegations thereof, could adversely affect our business, reputation and financial statements.
Manufacturing or design defects or “bugs” in, unanticipated use of, safety or quality issues (or the perception of such issues) with respect to, “off label” use of, or inadequate disclosure of risks relating to the use of products and services that we make or sell (including items that we source from third parties) can lead to personal injury, death, property damage, loss of profits or other liability. These events could lead to recalls or safety alerts, result in the removal of a product or service from the market and result in product liability or similar claims being brought against us. Recalls, removals and product liability and similar claims (regardless of their validity or ultimate outcome) can result in significant costs, as well as negative publicity and damage to our reputation that could reduce demand for our products and services. Our business can also be affected by studies of the utilization, safety and efficacy of medical device products and components that are conducted by industry participants, government agencies and others. Any of the above can result in the discontinuation of marketing of such products in one or more countries, and may give rise to claims for damages from persons who believe they have been injured as a result of product issues, including claims by individuals or groups seeking to represent a class.

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For a discussion of risks pertaining to the dental amalgam sold by us, see “Business—Medical Device Regulations.”
The manufacture of many of our products is a highly exacting and complex process, and if we directly or indirectly encounter problems manufacturing products, our reputation, business and financial statements could suffer.
The manufacture of many of our products is a highly exacting and complex process, due in part to strict regulatory requirements. Problems may arise during manufacturing for a variety of reasons, including equipment malfunction, failure to follow specific protocols and procedures, problems with raw materials, natural disasters and environmental factors, and if not discovered before the product is released to market could result in recalls and product liability exposure. Because of the time required to approve and license certain regulated manufacturing facilities and other stringent regulations of the FDA and similar agencies regarding the manufacture of certain of our products, an alternative manufacturer may not be available on a timely basis to replace such production capacity. Any of these manufacturing problems could result in significant costs, liability and lost sales, loss of market share as well as negative publicity and damage to our reputation that could reduce demand for our products.
Our financial results are subject to fluctuations in the cost and availability of commodities that we use in our operations.
As further discussed in the section entitled “Business—Materials,” our manufacturing and other operations employ a wide variety of components, raw materials and other commodities, including metallic-based components, electronic components, chemicals, plastics and other petroleum-based products. Prices for and availability of these components, raw materials and other commodities have fluctuated significantly in the past. Any sustained interruption in the supply of these items could adversely affect our business. In addition, due to the highly competitive nature of the industries that we serve, the cost-containment efforts of our customers and the terms of certain contracts we are party to, if commodity prices rise we may be unable to pass along cost increases through higher prices. If we are unable to fully recover higher commodity costs through price increases or offset these increases through cost reductions, or if there is a time delay between the increase in costs and our ability to recover or offset these costs, our margins and profitability could decline and our financial statements could be adversely affected.
If we cannot adjust our manufacturing capacity or the purchases required for our manufacturing activities to reflect changes in market conditions and customer demand, our profitability may suffer. In addition, our reliance upon sole or limited sources of supply for certain materials, components and services could cause production interruptions, delays and inefficiencies.
We purchase materials, components and equipment from third parties for use in our manufacturing operations, including metallic-based components, electronic components, chemicals, plastics and other petroleum-based products. Our profitability could be adversely impacted if we are unable to adjust our purchases to reflect changes in customer demand and market fluctuations, including those caused by seasonality or cyclicality. During a market upturn, suppliers may extend lead times, limit supplies or increase prices. If we cannot purchase sufficient products at competitive prices and quality and on a timely enough basis to meet increasing demand, we may not be able to satisfy market demand, product shipments may be delayed, our costs may increase or we may breach our contractual commitments and incur liabilities. Conversely, in order to secure supplies for the production of products, we sometimes enter into non-cancelable purchase commitments with vendors, which could impact our ability to adjust our inventory to reflect declining market demands. If demand for our products is less than we expect, we may experience additional excess and obsolete inventories and be forced to incur additional charges and our profitability may suffer.
In addition, some of our businesses purchase certain requirements from sole or limited source suppliers for reasons of quality assurance, regulatory requirements, cost effectiveness, availability or uniqueness of design. If these or other suppliers encounter financial, operating or other difficulties or if our relationship with them changes, we might not be able to quickly establish or qualify replacement sources of supply. The supply chains for our businesses could also be disrupted by supplier capacity constraints, bankruptcy or exiting of the business for other reasons, decreased availability of key raw materials or commodities and external events such as natural disasters, pandemic health issues, war, terrorist actions, governmental actions and legislative or regulatory changes. Any of these factors could result in production interruptions, delays, extended lead times and inefficiencies.
Because we cannot always immediately adapt our production capacity and related cost structures to changing market conditions, our manufacturing capacity may at times exceed or fall short of our production requirements. Any or all of these problems could result in the loss of customers, provide an opportunity for competing products to gain market acceptance and otherwise adversely affect our financial statements.

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Our restructuring actions could have long-term adverse effects on our business.
In recent years, we have implemented significant restructuring activities across our businesses to adjust our cost structure, and we may engage in similar restructuring activities in the future. These restructuring activities and our regular ongoing cost reduction activities (including in connection with the integration of acquired businesses) reduce our available talent, assets and other resources and could slow improvements in our products and services, adversely affect our ability to respond to customers, limit our ability to increase production quickly if demand for our products increases and trigger adverse public attention. In addition, delays in implementing planned restructuring activities or other productivity improvements, unexpected costs or failure to meet targeted improvements may diminish the operational or financial benefits we expect to realize from such actions. Moreover, we may not succeed in implementing present or future restructuring activities or cost reduction activities. Realizing the anticipated benefits from these initiatives, if any benefits are achieved at all, may take several years, and we may be unable to achieve our targeted cost efficiencies and gross margin improvements. Additionally, we may have insufficient access to capital to fund investments in these strategic initiatives, or our business strategy may change from time to time, which could delay our ability to implement initiatives that we believe are important to our business. Any of the circumstances described above could adversely impact our business and financial statements.
Changes in governmental regulations may reduce demand for our products or services or increase our expenses.
We compete in markets in which we and our customers must comply with supranational, federal, state, local and other jurisdictional regulations, such as regulations governing health and safety, the environment, food and drugs and privacy. We develop, configure and market our products and services to meet customer needs created by these regulations. These regulations are complex, change frequently, have tended to become more stringent over time and may be inconsistent across jurisdictions. Any significant change in any of these regulations (or in the interpretation or application thereof) could reduce demand for, increase our costs of producing or delay the introduction of new or modified products and services, or could restrict our existing activities, products and services.
Work stoppages, union and works council campaigns and other labor disputes could adversely impact our productivity and results of operations.
Certain of our U.S. and non-U.S. employees are subject to collective labor arrangements. We are subject to potential work stoppages, union and works council campaigns and other labor disputes, any of which could adversely impact our financial statements and business, including our productivity and reputation.
International economic, political, legal, compliance and business factors could negatively affect our financial statements.
In 2018, 56% of our sales were derived from customers outside the U.S. In addition, many of our manufacturing operations, suppliers and employees are located outside the U.S. Since our growth strategy depends in part on our ability to further penetrate markets outside the U.S. and increase the localization of our products and services, we expect to continue to increase our sales and presence outside the U.S., particularly in the high-growth markets. Our international business (and particularly our business in high-growth markets) is subject to risks that are customarily encountered in non-U.S. operations, including:

•	interruption in the transportation of materials to us and finished goods to our customers;

•	differences in terms of sale, including payment terms;

•	local product preferences and product requirements;

•	changes in a country’s or region’s political or economic conditions, such as the devaluation of particular currencies;

•	trade protection measures, embargoes and import or export restrictions and requirements;

•	unexpected changes in laws or regulatory requirements, including changes in tax laws;

•	capital controls and limitations on ownership and on repatriation of earnings and cash;

•	the potential for nationalization of enterprises;

•	changes in medical reimbursement policies and programs;

•	limitations on legal rights and our ability to enforce such rights;

•	difficulty in staffing and managing widespread operations;

•	differing labor regulations;

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•	difficulties in implementing restructuring actions on a timely or comprehensive basis;

•	differing protection of intellectual property; and

•	greater uncertainty, risk, expense and delay in commercializing products in certain foreign jurisdictions, including with respect to product and other regulatory approvals.
Any of these risks could negatively affect our financial statements, business, growth rate, competitive position, results of operations and financial condition.
For example, we generate more than 5% of our annual sales from China. Accordingly, our business, financial condition and results of operations may be adversely influenced by political, economic and social conditions in China generally. Additionally, China’s government continues to play a significant role in regulating industry development by imposing industrial policies, and it maintains control over China’s economic growth through setting monetary policy and determining treatment of particular industries or companies. Further, considerable uncertainty exists regarding the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. Any uncertainty or adverse changes to economic conditions in China or the policies of China’s government or its laws and regulations could have a material adverse effect on the overall economic growth of China and could impact our business and operating results, leading to a reduction in demand for our products and adversely affecting our financial statements, business, growth rate, competitive position, results of operations and financial condition.
Significant developments stemming from the United Kingdom’s referendum on membership in the EU could have an adverse effect on us.
In a referendum on June 23, 2016, voters in the United Kingdom (the “UK”) voted for the UK to exit the EU (referred to as Brexit). It is currently unclear how long it will take the UK to negotiate a withdrawal agreement and the terms of its withdrawal and the nature of its future relationship with the EU are still being decided. This referendum has caused and may continue to cause political and economic uncertainty, including significant volatility in global stock markets and currency exchange rate fluctuations. Even if no agreement is reached, the UK’s separation still becomes effective unless all EU members unanimously agree on an extension. Negotiations have commenced to determine the future terms of the UK relationship with the EU, including, among other things, the terms of trade between the UK and the EU. On April 11, 2019, the EU granted the UK an extension to October 31, 2019. The purpose of this extension is to allow for the ratification of the withdrawal agreement by the UK House of Commons. The effects of Brexit will depend on many factors, including any agreements that the UK makes to retain access to EU markets either during a transitional period or more permanently. Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the UK determines which EU laws to replace or replicate. In a “hard Brexit” scenario, there could be increased costs from re-imposition of tariffs on trade between the UK and EU, shipping delays because of the need for customs inspections and procedures, and temporary shortages of certain goods. In addition, trade and investment between the UK, the EU, the United States and other countries will be impacted by the fact that the UK currently operates under the EU’s tax treaties. The UK will need to negotiate its own tax and trade treaties with countries all over the world, which could take years to complete. Depending on the terms of Brexit, we could become subject to tariffs and regulatory restrictions that could increase the costs and time related to doing business in the UK. Additionally, Brexit could result in the UK or the European Union significantly altering its regulations affecting the clearance or approval of our products that are developed or manufactured in the UK. Any new regulations could add time and expense to the conduct of our business, as well as the process by which our products receive regulatory approval in the UK, the EU and elsewhere. Any of these factors could adversely affect customer demand, our relationships with customers and suppliers and our business and financial statements. We have no manufacturing facilities in the UK, and for the year ended December 31, 2018, less than 2% of our sales were derived from customers located in the UK; however, the impact of Brexit could also impact our sales outside the UK.
If we suffer loss to our facilities, supply chains, distribution systems or information technology systems due to catastrophe or other events, our operations could be seriously harmed.
Our facilities, supply chains, distribution systems and information technology systems are subject to catastrophic loss due to fire, flood, earthquake, hurricane, public health crisis, war, terrorism or other natural or man-made disasters. If any of these facilities, supply chains or systems were to experience a catastrophic loss, it could disrupt our operations, delay production and shipments, result in defective products or services, damage customer relationships and our reputation and result in legal exposure and large repair or replacement expenses. The third-party insurance coverage that we maintain will vary from time to time in both type and amount depending on cost, availability and our decisions regarding risk retention, and may be unavailable or insufficient to protect us against such losses.

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Our defined benefit pension plans are subject to financial market risks that could adversely affect our financial statements.
The performance of the financial markets and interest rates impact our defined benefit pension plan expenses and funding obligations. Significant changes in market interest rates, decreases in the fair value of plan assets, investment losses on plan assets and changes in discount rates may increase our funding obligations and adversely impact our financial statements. In addition, upward pressure on the cost of providing health care coverage to current employees and retirees may increase our future funding obligations and adversely affect our financial statements.
Our ability to attract, develop and retain talented executives and other key employees is critical to our success.
Our future performance is dependent upon our ability to attract, motivate and retain executives and other key employees. The loss of services of executives and other key employees or the failure to attract, motivate and develop talented new executives or other key employees could prevent us from successfully implementing and executing business strategies, and therefore adversely affect our financial statements. Our success also depends on our ability to attract, develop and retain a talented employee base. Certain employees could leave us given uncertainties relating to the separation, resulting in the inability to operate our business with employees possessing the appropriate expertise, which could have an adverse effect on our performance.
Risks Related to the Separation and Our Relationship with Danaher
We have no history of operating as a separate, publicly-traded company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly-traded company and may not be a reliable indicator of our future results.
The historical information about us in this prospectus refers to our businesses as operated by and integrated with Danaher. Our historical and pro forma financial information included in this prospectus is derived from the consolidated financial statements and accounting records of Danaher. Accordingly, the historical and pro forma financial information included in this prospectus does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly-traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below:

•
prior to the separation, our businesses have been operated by Danaher as part of its broader corporate organization, rather than as a separate, publicly-traded company. Danaher or one of its affiliates performed various corporate functions for us such as legal, treasury, accounting, auditing, human resources, corporate affairs and finance. Our historical and pro forma financial results reflect allocations of corporate expenses from Danaher for such functions and are likely to be less than the expenses we would have incurred had we operated as a separate publicly-traded company. Following the separation, our cost related to such functions previously performed by Danaher may therefore increase;

•
currently, our businesses are integrated with the other businesses of Danaher. Historically, we have shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. Although we will enter into transition agreements with Danaher, these arrangements may not fully capture the benefits that we have enjoyed as a result of being integrated with Danaher and may result in us paying higher charges than in the past for these services. This could have an adverse effect on our results of operations and financial condition following the completion of the separation;

•
generally, our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, have historically been satisfied as part of the corporate-wide cash management policies of Danaher. Following the completion of the separation, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements;

•	after the completion of the separation, the cost of capital for our businesses may be higher than Danaher’s cost of capital prior to the separation; and

•	our historical financial information does not reflect the debt or the associated interest expense that we are expected to incur as part of the separation and distribution (if pursued).
Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from Danaher. For additional information about the past financial performance of our businesses and the basis of presentation of the historical Combined Financial Statements and the unaudited pro forma combined financial statements of our businesses, please refer to the sections entitled “Unaudited Pro Forma Combined Financial Statements,” “Selected Historical Combined Financial Data,” Management’s Discussion and Analysis of Financial Condition

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and Results of Operations and the audited Combined Financial Statements and accompanying notes included elsewhere in this prospectus.
As a separate, publicly-traded company, we may not enjoy the same benefits that we did as a part of Danaher.
There is a risk that, by separating from Danaher, we may become more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of the current Danaher organizational structure. As part of Danaher, we have been able to enjoy certain benefits from Danaher’s operating diversity, purchasing power and opportunities to pursue integrated strategies with Danaher’s other businesses. As a separate, publicly-traded company, we will not have similar diversity or integration opportunities and may not have similar purchasing power or access to capital markets. Additionally, as part of Danaher, we have been able to leverage the Danaher historical market reputation and performance and brand identity to recruit and retain key personnel to run our business. As a separate, publicly-traded company, we will not have the same historical market reputation and performance or brand identity as Danaher and it may be more difficult for us to recruit or retain such key personnel.
The unaudited pro forma combined financial statements included in this prospectus are presented for informational purposes only and may not be an indication of our financial condition or results of operations in the future.
The unaudited pro forma combined financial statements included in this prospectus are presented for informational purposes only and are not necessarily indicative of what our actual financial condition or results of operations would have been had the separation been completed on the date indicated. The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect our financial condition or results of operations. Accordingly, our financial condition and results of operations in the future may not be evident from or consistent with such pro forma financial information.
Following the separation and this offering, Danaher will continue to control the direction of our business, and the concentrated ownership of our common stock may prevent you and other stockholders from influencing significant decisions.
Immediately following the completion of this offering, Danaher will own        % of our outstanding shares of common stock (or        % if the underwriters exercise in full their option to purchase additional shares of our common stock). As long as Danaher beneficially owns a majority of the total voting power of our outstanding shares, it will generally be able to determine the outcome of all corporate actions requiring stockholder approval, including the election and removal of directors. If Danaher does not complete the distribution or otherwise dispose of its shares of our common stock, it could remain our controlling stockholder for an extended period of time or indefinitely. Even if Danaher were to control less than a majority of the total voting power of our outstanding shares, it may be able to influence the outcome of such corporate actions for so long as it owns a significant portion of our common stock.
Moreover, pursuant to the separation agreement, for so long as Danaher beneficially owns a majority of the total voting power of our outstanding shares with respect to the election of directors, Danaher is entitled to designate a majority of the directors (including the chairman of the Board) and a majority of the members of any committee of the Board. For so long as Danaher beneficially owns less than a majority but at least 10% of the total voting power of our outstanding shares with respect to the election of directors, Danaher is entitled to designate a number of directors in proportion to the percentage of total voting power beneficially owned by Danaher and has the right to include at least one of its designees on each committee of the Board.
Danaher’s interests may not be the same as, or may conflict with, the interests of our other stockholders. Investors in this offering will not be able to affect the outcome of any stockholder vote while Danaher controls the majority of the total voting power of our outstanding common stock. As a result, Danaher will be able to control, directly or indirectly and subject to applicable law, all matters affecting us, including:

•	any determination with respect to our business direction and policies, including the appointment and removal of officers and directors;

•	any determinations with respect to mergers, business combinations or disposition of assets;

•	our financing and dividend policy;

•	compensation and benefit programs and other human resources policy decisions;

•	termination of, changes to or determinations under our agreements with Danaher relating to the separation;

•	changes to any other agreements that may adversely affect us;

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•	the payment of dividends on our common stock; and

•	determinations with respect to our tax returns.
Because Danaher’s interests may differ from ours or from those of our other stockholders, actions that Danaher takes with respect to us, as our controlling stockholder, may not be favorable to us or our other stockholders.
The distribution of Danaher’s remaining interest in us may not occur.
Danaher has no obligation to complete the distribution. Whether Danaher proceeds with the distribution, in whole or in part, is in Danaher’s sole discretion and may be subject to a number of conditions, including the receipt of any necessary regulatory or other approvals, the existence of satisfactory market conditions and the receipt of a private letter ruling from the IRS and opinions of counsel to the effect that such distribution would be tax-free to Danaher and its stockholders. Even if Danaher elects to pursue the distribution, Danaher has the right to abandon or change the structure of the distribution if Danaher determines, in its sole discretion, that the distribution is not in the best interest of Danaher or its stockholders. Furthermore, if the distribution does not occur, and Danaher does not otherwise dispose of its shares of our common stock, the risks relating to Danaher’s control of us and the potential business conflicts of interest between Danaher and us will continue to be relevant to our stockholders. The liquidity of shares of our common stock in the market may be constrained for as long as Danaher continues to hold a significant position in our common stock. A lack of liquidity in our common stock could depress the price of our common stock.
If Danaher sells a controlling interest in our company to a third party in a private transaction, you may not realize any change-of-control premium on shares of our common stock and we may become subject to the control of a presently unknown third party.
Following the completion of this offering, Danaher will continue to own a controlling equity interest in our company. Danaher will have the ability, should it choose to do so, to sell some or all of its shares of our common stock in a privately negotiated transaction, which, if sufficient in size, could result in a change of control of our company.
The ability of Danaher to privately sell its shares of our common stock, with no requirement for a concurrent offer to be made to acquire all of the shares of our common stock that will be publicly traded hereafter, could prevent you from realizing any change-of-control premium on your shares of our common stock that may otherwise accrue to Danaher on its private sale of our common stock. Additionally, if Danaher privately sells its controlling interest in our company, we may become subject to the control of a presently unknown third party. Such third party may have conflicts of interest with those of other stockholders. In addition, if Danaher sells a controlling interest in our company to a third party, our future indebtedness may be subject to acceleration, Danaher may terminate the transitional arrangements, and our other commercial agreements and relationships could be impacted, all of which may adversely affect our ability to run our business as described herein and may have an adverse effect on our operating results and financial condition.
The distribution or future sales by Danaher or others of our common stock, or the perception that the distribution or such sales may occur, could depress our common stock price.
Immediately following the completion of this offering, Danaher will own         % of our outstanding shares of common stock (or        % if the underwriters exercise in full their option to purchase additional shares of our common stock). Subject to the restrictions described in the paragraph below, future sales of these shares in the public market will be subject to the volume and other restrictions of Rule 144 under the Securities Act of 1933 (the “Securities Act”), for so long as Danaher is deemed to be our affiliate, unless the shares to be sold are registered with the Securities and Exchange Commission, or SEC. We are unable to predict with certainty whether or when Danaher will sell a substantial number of shares of our common stock before or following the distribution or in the event the distribution does not occur. The distribution or sale by Danaher of a substantial number of shares after this offering, or a perception that the distribution or such sales could occur, could significantly reduce the market price of our common stock. Upon completion of this offering, except as otherwise described herein, all shares of our common stock that are being offered hereby will be freely tradable without restriction, assuming they are not held by our affiliates.
We, certain of our officers and directors and Danaher have agreed with the underwriters that, without the prior written consent of. J.P. Morgan Securities LLC, we and they will not, subject to certain exceptions and extensions, during the period ending 180 days after the date of this prospectus, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or publicly disclose the intention to make any such offer, sale, pledge or disposition. J.P. Morgan

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Securities LLC may, in its sole discretion and at any time without notice, release all or any portion of the shares of our common stock subject to the lock-up.
Immediately following this offering, we intend to file a registration statement on Form S-8 registering under the Securities Act the shares of our common stock reserved for issuance under our incentive plan. If equity securities granted under our incentive plan are sold or it is perceived that they will be sold in the public market, the trading price of our common stock could decline substantially. These sales also could impede our ability to raise future capital.
We will be a “controlled company” within the meaning of the rules of the NYSE and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.
Upon completion of this offering, Danaher will continue to control a majority of the total voting power of our outstanding shares. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a listed company of which more than 50% of the total voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the Board of Directors consist of independent directors;

•
the requirement that our Nominating and Governance Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities or if no such committee exists, that our director nominees be selected or recommended by independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate;

•	the requirement that our Compensation Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of our Nominating and Governance and Compensation Committees.
Following this offering, we intend to utilize these exemptions. As a result, we do not expect that a majority of the directors on our Board will be independent upon completion of this offering. In addition, we do not expect that the Nominating and Governance Committee or the Compensation Committee (or, until required by the applicable requirements of the NYSE, the Audit Committee) will consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.
We expect that Danaher and its directors and officers will have limited liability to us or you for breach of fiduciary duty.
Our amended and restated certificate of incorporation will provide that, subject to any contractual provision to the contrary, Danaher and its directors and officers will have no obligation to refrain from engaging in the same or similar business activities or lines of business as we do or doing business with any of our clients or consumers. As such, neither Danaher nor any officer or director of Danaher will be liable to us or to our stockholders for breach of any fiduciary duty by reason of any of these activities.
Our customers, prospective customers, suppliers or other companies with whom we conduct business may conclude that our financial stability as a separate, publicly-traded company is insufficient to satisfy their requirements for doing or continuing to do business with them.
Some of our customers, prospective customers, suppliers or other companies with whom we conduct business may conclude that our financial stability as a separate, publicly-traded company is insufficient to satisfy their requirements for doing or continuing to do business with them, or may require us to provide additional credit support, such as letters of credit or other financial guarantees. Any failure of parties to be satisfied with our financial stability could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Potential indemnification liabilities to Danaher pursuant to the separation agreement could materially and adversely affect our businesses, financial condition, results of operations and cash flows.
The separation agreement, among other things, provides for indemnification obligations (for uncapped amounts) designed to make us financially responsible for substantially all liabilities that may exist relating to our business activities, whether incurred prior to or after the separation. If we are required to indemnify Danaher under the circumstances set forth in the separation agreement, we may be subject to substantial liabilities. Please refer to the section entitled “Certain Relationships and Related Person Transactions—Agreements with Danaher—The Separation Agreement—Release of Claims and Indemnification.”

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In connection with our separation from Danaher, Danaher will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that Danaher’s ability to satisfy its indemnification obligation will not be impaired in the future.
Pursuant to the separation agreement and certain other agreements with Danaher, Danaher will agree to indemnify us for certain liabilities as discussed further in “Certain Relationships and Related Person Transactions.” However, third parties could also seek to hold us responsible for any of the liabilities that Danaher has agreed to retain, and there can be no assurance that the indemnity from Danaher will be sufficient to protect us against the full amount of such liabilities, or that Danaher will be able to fully satisfy its indemnification obligations. In addition, Danaher’s insurance will not necessarily be available to us for liabilities associated with occurrences of indemnified liabilities prior to the separation, and in any event Danaher’s insurers may deny coverage to us for liabilities associated with certain occurrences of indemnified liabilities prior to the separation. Moreover, even if we ultimately succeed in recovering from Danaher or such insurance providers any amounts for which we are held liable, we may be temporarily required to bear these losses. Each of these risks could negatively affect our businesses, financial position, results of operations and cash flows.
If Danaher completes the distribution, and there is later a determination that the separation and/or the distribution is taxable for U.S. federal income tax purposes because the facts, assumptions, representations or undertakings underlying the IRS private letter ruling and/or any tax opinion are incorrect or for any other reason, then Danaher and its stockholders could incur significant U.S. federal income tax liabilities, and we could incur significant liabilities.
Danaher has applied to receive a private letter ruling from the IRS substantially to the effect that, among other things, the separation and the distribution will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. If pursued, completion by Danaher of the distribution may be conditioned on, among other things, the receipt of a private letter ruling from the IRS and opinions of tax counsel, to the effect that, among other things, the distribution will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. If pursued, the ruling and opinions would rely on certain facts, assumptions, representations and undertakings from Danaher and us regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings are incorrect or not otherwise satisfied, Danaher and its stockholders may not be able to rely on the ruling or the opinions of tax counsel and could be subject to significant tax liabilities. Notwithstanding the private letter ruling and opinions of tax counsel, the IRS could determine on audit that the separation and/or the distribution is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated or if it disagrees with the conclusions in the opinions that are not covered by the private letter ruling, or for other reasons, including as a result of certain significant changes in the stock ownership of Danaher or us after the distribution. If the separation and/or the distribution is determined to be taxable for U.S. federal income tax purposes, Danaher and/or its stockholders could incur significant U.S. federal income tax liabilities, and we could also incur significant liabilities. Under the tax matters agreement between Danaher and us, we will generally be required to indemnify Danaher against taxes incurred by Danaher that arise as a result of a breach of any representation made by us, or as a result of us taking or failing to take, as the case may be, certain actions, including in each case those provided in connection with the private letter ruling from the IRS and opinion of tax counsel, that result in the distribution failing to meet the requirements of a tax-free distribution under Sections 355 and 368(a)(1)(D) of the Code. For a discussion of the tax matters agreement, please refer to the section entitled “Certain Relationships and Related Person Transactions—Tax Matters Agreement.”
We may be affected by significant restrictions, including on our ability to engage in certain corporate transactions for a two-year period after the distribution in order to avoid triggering significant tax-related liabilities.
To preserve the tax-free treatment for U.S. federal income tax purposes to Danaher of the separation and distribution (if pursued), under the tax matters agreement that we will enter into with Danaher, we will be restricted from taking any action that prevents the separation and distribution (if pursued) from being tax-free for U.S. federal income tax purposes. Under the tax matters agreement, for the two-year period following the distribution (if pursued), as described in the section entitled “Certain Relationships and Related Person Transactions—Agreements with Danaher—Tax Matters Agreement—Preservation of the Tax-Free Status of Certain Aspects of the Distribution,” we will be subject to specific restrictions on our ability to enter into acquisition, merger, liquidation, sale and stock redemption transactions with respect to our stock. These restrictions may limit our ability to pursue certain strategic transactions or other transactions that we may believe to be in the best interests of our stockholders or that might increase the value of our business. These restrictions will not limit the acquisition of other businesses by us for cash consideration. In addition, under the tax matters agreement, we may be required to indemnify Danaher against any such tax liabilities as a result of the acquisition of our stock or assets, even if we do not participate in or otherwise facilitate the acquisition. Furthermore, we will be subject to specific restrictions on discontinuing the active conduct of our trade or business, the issuance or sale of stock or other securities (including securities convertible into our stock but excluding certain compensatory arrangements), and sales of assets outside the ordinary course of business. Such restrictions may reduce our strategic and operating flexibility. For more information, please refer to the section entitled “Certain Relationships and Related Person Transactions—Agreements with Danaher—Tax Matters Agreement.”

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After the separation, certain of our executive officers and directors may have actual or potential conflicts of interest because of their equity interest in Danaher. Also, certain of Danaher’s current executive officers are expected to become our directors, which may create conflicts of interest or the appearance of conflicts of interest.
Because of their current or former positions with Danaher, certain of our executive officers and directors own equity interests in Danaher. Continuing ownership of shares of Danaher common stock and equity awards could create, or appear to create, potential conflicts of interest if we and Danaher face decisions that could have implications for both Danaher and us, after the separation. In addition, certain of Danaher’s current executive officers are expected to become our directors, and this could create, or appear to create, potential conflicts of interest when we and Danaher encounter opportunities or face decisions that could have implications for both companies following the separation or in connection with the allocation of such directors’ time between Danaher and us.
Danaher may compete with us.
Danaher will not be restricted from competing with us. If Danaher in the future decides to engage in the type of business we conduct, it may have a competitive advantage over us, which may cause our business, financial condition and results of operations to be materially adversely affected.
We may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect our businesses.
We may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation is expected to provide the following benefits, among others:

•
the separation will allow investors to separately value Danaher and us based on their distinct investment identities. Our businesses differ from Danaher’s other businesses in several respects, such as the market for products and manufacturing processes. The separation will enable investors to evaluate the merits, performance and future prospects of each company’s respective businesses and to invest in each company separately based on their distinct characteristics;

•
the separation will allow us and Danaher to more effectively pursue our and Danaher’s distinct operating priorities and strategies and enable management of both companies to focus on unique opportunities for long-term growth and profitability. For example, while our management will be enabled to focus exclusively on our businesses, the management of Danaher will be able to grow its businesses. Our and Danaher’s separate management teams will also be able to focus on executing the companies’ differing strategic plans without diverting attention from the other businesses;

•
the separation will permit each company to concentrate its financial resources solely on its own operations without having to compete with each other for investment capital. This will provide each company with greater flexibility to invest capital in its businesses in a time and manner appropriate for its distinct strategy and business needs;

•	the separation will create an independent equity structure that will afford us direct access to the capital markets and facilitate our ability to capitalize on our unique growth opportunities; and

•
the separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company’s businesses, and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

We may not achieve these and other anticipated benefits for a variety of reasons, including, among others:

•
as a current part of Danaher, our businesses benefit from Danaher’s size and purchasing power in procuring certain goods and services. After the separation, as a separate entity, we may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Danaher obtained prior to the separation. We may also incur costs for certain functions previously performed by Danaher, such as accounting, tax, legal, human resources and other general administrative functions that are higher than the amounts reflected in our historical financial statements, which could cause our profitability to decrease;

•	the actions required to separate our and Danaher’s respective businesses could disrupt our and Danaher’s operations;

•	certain costs and liabilities that were otherwise less significant to Danaher as a whole will be more significant for us and Danaher as separate companies, after the separation;

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•
we (and prior to the separation, Danaher) will incur costs in connection with the transition to being a separate, publicly-traded company that may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning our personnel, costs related to establishing a new brand identity in the marketplace and costs to separate information systems;

•
we may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our businesses; (ii) following the separation, we may be more susceptible to market fluctuations and other adverse events than if it were still a part of Danaher; and (iii) following the separation, our businesses will be less diversified than Danaher’s businesses prior to the separation; and

•
to preserve the tax-free treatment for U.S. federal income tax purposes to Danaher of the separation and distribution, if pursued, under the tax matters agreement that we will enter into with Danaher, we will be restricted from taking any action that prevents such transactions from being tax-free for U.S. federal income tax purposes. These restrictions may limit our ability to pursue certain strategic transactions or engage in other transactions that might increase the value of our businesses.

If we fail to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, our businesses, operating results and financial condition could be adversely affected.
We may have received better terms from unaffiliated third parties than the terms we will receive in our agreements with Danaher.
The agreements we will enter into with Danaher in connection with the separation, including the separation agreement, transition services agreement, employee matters agreement, tax matters agreement, intellectual property matters agreement, DBS license agreement and the registration rights agreement were prepared in the context of our separation from Danaher while we were still a wholly-owned subsidiary of Danaher. Accordingly, during the period in which the terms of those agreements were prepared, we did not have a separate or independent Board of Directors or a management team that was separate from or independent of Danaher. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. Arm’s-length negotiations between Danaher and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. For more information, please refer to the section entitled “Certain Relationships and Related Person Transactions.”
We or Danaher may fail to perform under various transaction agreements that will be executed as part of the separation or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.
The separation agreement and other agreements to be entered into in connection with the separation will determine the allocation of assets and liabilities between the companies following the separation for those respective areas and will include any necessary indemnifications related to liabilities and obligations. The transition services agreement will provide for the performance of certain services by each company for the benefit of the other for a period of time after the separation. We will rely on Danaher after the separation to satisfy its performance and payment obligations under these agreements. If Danaher is unable to satisfy its obligations under these agreements, including its indemnification obligations, we could incur operational difficulties or losses. If we do not have in place our own systems and services, or if we do not have agreements with other providers of these services once certain transaction agreements expire, we may not be able to operate our businesses effectively and our profitability may decline. We are in the process of creating our own, or engaging third parties to provide, systems and services to replace many of the systems and services that Danaher currently provides to us. However, we may not be successful in implementing these systems and services or in transitioning data from Danaher’s systems to us.
In addition, we expect this process to be complex, time-consuming and costly. We are also establishing or expanding our own tax, treasury, internal audit, investor relations, corporate governance and listed company compliance and other corporate functions. We expect to incur one-time costs to replicate, or outsource from other providers, these corporate functions to replace the corporate services that Danaher historically provided us prior to the separation. Any failure or significant downtime in our own financial, administrative or other support systems or in the Danaher financial, administrative or other support systems during the transitional period during which Danaher provides us with support could negatively impact our results of operations or prevent us from paying our suppliers and employees, executing business combinations and foreign currency transactions or performing administrative or other services on a timely basis, which could negatively affect our results of operations.
In particular, our day-to-day business operations rely on our information technology systems. A significant portion of the communications among our personnel, customers and suppliers take place on our information technology platforms. We expect the transfer of information technology systems from Danaher to us to be complex, time consuming and costly. There is also a

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risk of data loss in the process of transferring information technology. As a result of our reliance on information technology systems, the cost of such information technology integration and transfer and any such loss of key data could have an adverse effect on our business, financial condition and results of operations.
As of the date of this prospectus, we expect to have outstanding indebtedness of approximately $1.3 billion and the ability to incur an additional $250 million of indebtedness under a revolving credit agreement we expect to enter into, and in the future we may incur additional indebtedness. This indebtedness could adversely affect our businesses and our ability to meet our obligations and pay dividends.
As of the date of this prospectus, we expect to have outstanding indebtedness of approximately $1.3 billion, and have the ability to incur an additional $250 million of indebtedness under a revolving credit agreement that we expect to enter into prior to the closing of this offering. See the section entitled “Description of Certain Indebtedness.” This debt could have important, adverse consequences to us and our investors, including:

•	requiring a substantial portion of our cash flow from operations to make interest payments;

•	making it more difficult to satisfy other obligations;

•	increasing the risk of a future credit ratings downgrade of our debt, which could increase future debt costs and limit the future availability of debt financing;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow our businesses;

•	limiting our ability to pay dividends;

•	limiting our flexibility in planning for, or reacting to, changes in our businesses and industries; and

•	limiting our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase shares of our common stock.
The debt financing will not be available for borrowings until the date on which certain conditions are satisfied, which we expect will be satisfied prior to the completion of this offering. We anticipate that the instruments governing the debt financing will contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term interest, including for example EBITDA-based leverage and interest coverage ratios. If we breach any of these restrictions and cannot obtain a waiver from the lenders on favorable terms, subject to applicable cure periods, the outstanding indebtedness (and any other indebtedness with cross-default provisions) could be declared immediately due and payable, which would adversely affect our liquidity and financial statements. In addition, any failure to obtain and maintain credit ratings from independent rating agencies would adversely affect our cost of funds and could adversely affect our liquidity and access to the capital markets. If we add new debt, the risks described above could increase. For additional information regarding the debt financing, please refer to the section entitled “Description of Certain Indebtedness.”
The risks described above will increase with the amount of indebtedness we incur, and in the future we may incur significant indebtedness in addition to the indebtedness described above. In addition, our actual cash requirements in the future may be greater than expected. Our cash flow from operations may not be sufficient to service our outstanding debt or to repay the outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to service or refinance our debt.
We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures, or to dispose of material assets or operations, alter our dividend policy (if we pay dividends), seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The instruments that will govern our indebtedness may restrict our ability to dispose of assets and may restrict the use of proceeds from those

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dispositions. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations when due.
In addition, we conduct our operations through our subsidiaries. Accordingly, repayment of our indebtedness will depend on the generation of cash flow by our subsidiaries, including certain international subsidiaries, and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries may not have any obligation to pay amounts due on our indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make adequate distributions to enable us to make payments in respect of our indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal, tax and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.
Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, may materially adversely affect our business, financial condition and results of operations and our ability to satisfy our obligations under our indebtedness or pay dividends on our common stock.
Risks Related to Our Shares of Common Stock and this Offering
We cannot be certain that an active trading market for our common stock will develop or be sustained after the separation, and following the separation, the stock price of our common stock may fluctuate significantly.
Prior to the completion of this offering, there has been no public market for our common stock. We cannot guarantee that an active trading market will develop or be sustained for our common stock after this offering. If an active trading market does not develop, you may have difficulty selling your shares of our common stock at an attractive price, or at all. Further, certain individuals have the opportunity to purchase in aggregate up to 3% of our shares of common stock offered in this offering at the initial public offering price in a directed share program. To the extent these individuals purchase shares in this offering, fewer shares may be actively traded in the public market because these individuals may be restricted from selling the shares by a 180-day lock-up restriction, which would reduce the liquidity of the market for our common stock. In addition, we cannot predict the prices at which shares of our common stock may trade after this offering.
The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•	our quarterly or annual earnings, or those of other companies in our industry;

•	the failure of securities analysts to cover our common stock after the separation;

•	actual or anticipated fluctuations in our operating results;

•	changes in earnings estimated by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	changes to the regulatory and legal environment in which we operate;

•	overall market fluctuations and domestic and worldwide economic conditions; and

•	other factors described in these “Risk Factors” and elsewhere in this prospectus.
Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.
If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected.
As a public company, we will be required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, beginning with our second annual report on Form 10-K, we expect we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Our independent registered public accounting firm will also be required to express an opinion as to the effectiveness of our internal control over financial reporting. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating.

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The process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation is time consuming, costly, and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.
The obligations associated with being a public company will require significant resources and management attention.
Currently, we are not directly subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Following the effectiveness of the registration statement of which this prospectus forms a part, we will be directly subject to such reporting and other obligations under the Exchange Act and the rules of the NYSE. As a separate public company, we are required to, among other things:

•	prepare and distribute periodic reports, proxy statements and other stockholder communications in compliance with the federal securities laws and rules;

•	have our own board of directors and committees thereof, which comply with federal securities laws and rules and applicable stock exchange requirements;

•	maintain an internal audit function;

•	institute our own financial reporting and disclosure compliance functions;

•	establish an investor relations function;

•	establish internal policies, including those relating to trading in our securities and disclosure controls and procedures; and

•	comply with the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Public Company Accounting Oversight Board and the NYSE.
These reporting and other obligations will place significant demands on our management and our administrative and operational resources, and we expect to face increased legal, accounting, administrative and other costs and expenses relating to these demands that we had not incurred as a segment of Danaher. Certain of these functions will be provided on a transitional basis by Danaher pursuant to a transition services agreement. See “Certain Relationships and Related Person Transactions.” Our investment in compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention from sales-generating activities to compliance activities, which could have an adverse effect on our business, financial position, results of operations and cash flows.
The market price of shares of our common stock may be volatile, which could cause the value of your investment to decline.
Even if a trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of our common stock regardless of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly operating results or dividends, if any, to stockholders, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, adverse publicity about the industries we participate in or individual scandals, and in response the market price of shares of our common stock could decrease significantly. You may be unable to resell your shares of our common stock at or above the initial public offering price.
In the past few years, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

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Investors in this offering will experience immediate and substantial dilution.
The initial public offering price per share of our common stock will be substantially higher than our pro forma net tangible book value per share immediately after this offering. As a result, you will pay a price per share of common stock that substantially exceeds the per share book value of our tangible assets after subtracting our liabilities. Assuming an offering price of $        per share of our common stock, which is the midpoint of the range on the cover page of this prospectus, you will incur immediate and substantial dilution in an amount of $        per share of common stock.
We cannot guarantee the payment of dividends on our common stock, or the timing or amount of any such dividends.
We have not yet determined whether or the extent to which we will pay any dividends on our common stock. The payment of any dividends in the future, and the timing and amount thereof, to our stockholders will fall within the discretion of our Board. The Board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in our debt, industry practice, legal requirements and other factors that the Board deems relevant. For more information, please refer to the section entitled “Dividend Policy.” Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and on our access to the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if we commence paying dividends.
Your percentage ownership in us may be diluted in the future.
In the future, your percentage ownership in us may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that we will be granting to our directors, officers and employees. In addition, following the distribution (if pursued), our employees will have rights to purchase or receive shares of our common stock as a result of the conversion of their Danaher stock options, restricted stock units (“RSUs”) and performance stock units (“PSUs”) into our stock options and restricted stock units. The conversion of these Danaher awards into our awards is described in further detail in the section entitled “Executive and Director Compensation—Compensation Discussion and Analysis—2018 NEO Compensation Decisions—Long-Term Incentive Awards.” As of the date of this prospectus, the exact number of shares of our common stock that will be subject to the converted equity awards is not determinable, and, therefore, it is not possible to determine the extent to which your percentage ownership in us could by diluted as a result of the conversion. It is anticipated that our Compensation Committee will grant additional equity awards to our employees and directors after this offering, from time to time, under our employee benefits plans. These additional awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock.
In addition, our amended and restated certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common stock respecting dividends and distributions, as the Board generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant the holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences that we could assign to holders of preferred stock could affect the residual value of the common stock. Please refer to the section entitled “Description of Capital Stock.”
Further, any future issuances of common stock would also be dilutive to the percentage ownership and voting power of our common stock, which could adversely affect the market price of our common stock.
Certain provisions in our amended and restated certificate of incorporation and bylaws, and of Delaware law, may prevent or delay an acquisition of us, which could decrease the trading price of our common stock.
Our amended and restated certificate of incorporation and amended and restated bylaws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with the Board rather than to attempt an unsolicited takeover not approved by the Board. These provisions include, among others:

•	the inability of our stockholders to call a special meeting;

•	from and after such time as Danaher ceases to beneficially own a majority of the total voting power of our outstanding shares, the inability of our stockholders to act by written consent;

•	rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings;

•	the right of the Board to issue preferred stock without stockholder approval;

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•
the division of the Board into three classes of directors, with each class serving a staggered three-year term, and this classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult;

•	a provision that stockholders may only remove directors with cause;

•	the ability of our directors, and not stockholders, to fill vacancies (including those resulting from an enlargement of the Board) on the Board; and

•
from and after such time as Danaher ceases to beneficially own a majority of the total voting power of our outstanding shares, the requirement that the affirmative vote of stockholders holding at least two-thirds of our voting stock is required to amend our amended and restated bylaws and certain provisions in our amended and restated certificate of incorporation.

In addition, because we have not chosen to be exempt from Section 203 of the Delaware General Corporation Law (the “DGCL”), this provision could also delay or prevent a change of control that you may favor. Section 203 provides that, subject to limited exceptions, persons that acquire, or are affiliated with a person that acquires, more than 15% of the outstanding voting stock of a Delaware corporation (an “interested stockholder”) shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which the person became an interested stockholder, unless (i) prior to such time, the Board of Directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the Board of Directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder. Danaher and its affiliates have been approved as an interested stockholder of ours and therefore are not subject to Section 203. For so long as Danaher beneficially owns a majority of our total voting power, and therefore has the ability to designate a majority of the Board, directors designated by Danaher to serve on the Board would have the ability to pre-approve other parties, including potential transferees of Danaher’s shares of our common stock, so that Section 203 would not apply to such other parties.
We believe these provisions will protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with the Board and by providing the Board with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that the Board determines is not in the best interests of us and our stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.
Our amended and restated certificate of incorporation will designate the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could discourage lawsuits against us and our directors, officers, employees and stockholders.
Our amended and restated certificate of incorporation will provide that unless the Board of Directors otherwise determines, the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of us, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or stockholders to us or our stockholders, any action asserting a claim arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or bylaws, or any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors or officers, which may discourage such lawsuits against us and our directors, officers, employees and stockholders. Nothing in our amended and restated certificate of incorporation or bylaws precludes stockholders that assert claims under the applicable securities laws from bringing such claims in state or federal court, subject to applicable law. This provision would not apply to claims brought to enforce a duty or liability created by the Securities Act, Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Certain statements included in this prospectus are “forward-looking statements” within the meaning of the United States federal securities laws. All statements other than historical factual information are forward-looking statements, including without limitation statements regarding: future financial performance, tax rates, tax provisions, cash flows, pension and benefit obligations and funding requirements, our liquidity position or other financial measures; our management’s plans and strategies for future operations, including statements relating to anticipated operating performance, cost reductions, restructuring activities, new product and service developments, competitive strengths or market position, acquisitions and the integration thereof, divestitures, spin-offs, split-offs or other distributions, strategic opportunities, securities offerings, stock repurchases, dividends and executive compensation; the effects of the separation or the distribution, if consummated, on our business; growth, declines and other trends in markets we sell into; new or modified laws, regulations and accounting pronouncements; future regulatory approvals and the timing thereof; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; future foreign currency exchange rates and fluctuations in those rates; general economic and capital markets conditions; the anticipated timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that we intend or believe will or may occur in the future. Terminology such as “believe,” “anticipate,” “will,” “should,” “could,” “intend,” “plan,” “expect,” “estimate,” “project,” “target,” “may,” “possible,” “potential,” “forecast” and “positioned” and similar references to future periods are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words. Forward-looking statements are based on assumptions and assessments made by our management in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the risks and uncertainties set forth under “Risk Factors.”
Forward-looking statements are not guarantees of future performance and actual results may differ materially from the results, developments and business decisions contemplated by our forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. Forward-looking statements speak only as of the date of the prospectus, document, press release, webcast, call, materials or other communication in which they are made. Except to the extent required by applicable law, neither Danaher nor we assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

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USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately $        million, or approximately $         million if the underwriters exercise in full their option to purchase additional shares of our common stock based on an assumed initial public offering price of $         per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to pay to Danaher, as partial consideration for the Dental business Danaher is contributing to us in connection with the separation, all of the net proceeds we will receive from the sale of our common stock in this offering, including any net proceeds we receive as a result of any exercise of the underwriters’ option to purchase additional shares, and approximately $1.3 billion of proceeds from term debt financing that we will enter into prior to the closing of this offering, as further described in the section entitled “Description of Certain Indebtedness.” The determination of the amount of our unrestricted cash upon the completion of this offering will be made by Danaher in good faith and will be final and binding on us.
Assuming no exercise of the underwriters’ option to purchase additional shares, each $1.00 increase (decrease) in the assumed initial public offering price of $        per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, an increase (decrease) of one million shares of common stock sold in this offering by us would increase (decrease) our net proceeds by $         million, assuming the initial public offering price of $        per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. However, any such changes will not impact the cash retained by us following our payment to Danaher as described above.
The foregoing represents our current intentions with respect to the use and allocation of the net proceeds of this offering based upon our present plans and business conditions, but, subject to any direction from Danaher or our Board of Directors with respect to such proceeds, our management will have significant flexibility and discretion in applying the net proceeds. The occurrence of unforeseen events or changed business conditions could result in application of the net proceeds of this offering in a manner other than as described in this prospectus.

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DIVIDEND POLICY
We have not yet determined the extent to which we will pay any dividends on our common stock. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of the Board. The Board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in our future debt, industry practice, legal requirements and other factors that our Board deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and on our access to the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if we commence paying dividends. Investors should not purchase our common stock with the expectation of receiving cash dividends.

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CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of June 28, 2019 :

•	on a historical basis; and

•
on a pro forma basis to give effect to (i) the separation and (ii) the sale by us of        shares of common stock in this offering and the application of the proceeds from this offering as described in “Use of Proceeds,” based on an assumed initial public offering price of $        per share, the midpoint of the range set forth on the cover page of this prospectus and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

The information below is not necessarily indicative of what our cash and cash equivalents and capitalization would have been had the separation been completed as of June 28, 2019 . In addition, it is not indicative of our future cash and cash equivalents and capitalization. This table should be read in conjunction with “Unaudited Pro Forma Combined Financial Statements,” “Selected Historical Combined Financial Data,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Combined Financial Statements and notes thereto included elsewhere in this prospectus (amounts in millions, except per share data).

	As of June 28, 2019
	Historical	Pro Forma (5)
	(unaudited)
Cash and equivalents (1)	$—	$84.4

Capitalization:
Debt:
Notes payable (1)	$—	$75.1
Credit facility (2)	—	—
Term Loan (3)	—	1,329.5
Total debt	—	1,404.6

Equity:
Common stock ($0.01 par value), shares authorized; issued; outstanding, pro forma	—	—
Additional paid-in-capital	—	—
Retained earnings	—	—
Net Parent investment (4)	4,938.8	3,645.8
Accumulated other comprehensive income (loss)	(85.4)	(85.4)
Noncontrolling interests	2.9	2.9
Total equity	4,856.3	3,563.3
Total capitalization	$4,856.3	$4,967.9

(1)
In connection with the separation, Parent will transfer to us certain cash balances and amounts due to banks. As of June 28, 2019, these amounts included cash held by us of $84.4 million and amounts due to banks of $75.1 million (reflected as cash and equivalents and notes payable, respectively, in the accompanying capitalization table), or a net cash position of $9.3 million. The ultimate amount of net cash that Parent will transfer to us will depend on the related balances as of the date of separation.

(2)
At or about the date of pricing of this offering, we expect to enter into a revolving credit agreement with a syndicate of banks providing for a five-year $250 million senior unsecured revolving credit facility.

(3)
At or about the date of pricing of this offering, we expect to enter into a term loan agreement with a syndicate of banks consisting of a three-year, $650 million senior unsecured term loan facility and a three-year, €600 million senior unsecured term loan facility.

(4)	Reflects the net Parent investment impact as a result of the anticipated post-separation and post-offering capital structure.

(5)
Each $1.00 increase (decrease) in the assumed initial public offering price of $        per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by $        million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, an increase (decrease)

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of one million shares of common stock sold in this offering by us would increase (decrease) our net proceeds by $        million, assuming the initial public offering price of $        per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. However, any such changes will not impact the cash retained by us following our payment to Danaher as described under “Use of Proceeds.”

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DILUTION
If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of common stock and the pro forma net tangible book deficit per share of our common stock after giving effect to the separation and this offering. Net tangible book deficit per share represents:

•	total assets less goodwill and other intangible assets;

•	reduced by our total liabilities; and

•	divided by the number of shares of our common stock outstanding.
Dilution per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma net tangible book deficit per share after giving effect to the separation and this offering. As of        , 2019, after giving effect to the separation and this offering, our pro forma net tangible book deficit was approximately $        , or $        per share based on        shares of our common stock outstanding immediately prior to this offering. This represents an immediate dilution of $        per share to investors purchasing shares of our common stock in this offering. The following table illustrates this dilution per share assuming an initial public offering price per share at the midpoint of the price range on the cover of this prospectus:

Assumed initial public offering price per share of common stock	$
Pro forma net tangible book deficit per share after giving effect to the separation
Increase in pro forma net tangible book value per share of common stock attributable to new investors
Pro forma net tangible book value per share of common stock, after giving effect to the separation and this offering
Dilution per share of common stock to new investors in this offering	$
A $1.00 increase/(decrease) in the assumed initial public offering price of $        per share, which is the midpoint of the price range set forth on the cover page of this prospectus would not impact our pro forma net tangible book deficit or our pro forma net tangible book deficit per share but it would increase/(decrease) dilution per share to new investors in this offering by $1.00.
The following table summarizes, on a pro forma as adjusted basis as of June 28, 2019 , after giving effect to this offering, the difference between our existing stockholder and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us, or to be paid, and the average price per share paid by our existing stockholder or to be paid by new investors purchasing shares in this offering, at the assumed initial public offering price of $          per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	$ in Millions	Percent
Existing Stockholder (1)%			$	%	$
New Investors
Total		100%		$100%	$

(1)	Total consideration represents the pro forma book value of the net assets being contributed to us by Danaher in connection with the separation.
If the underwriters exercise in full their option to purchase additional shares of our common stock, the pro forma as adjusted net tangible book value per share of our common stock, as adjusted to give effect to this offering, would be $        per share, and the dilution in pro forma net tangible book value per share to new investors purchasing shares of common stock in this offering would be $        per share.
The above discussion and tables are based on an assumed number of shares of our common stock outstanding immediately following this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our stockholders.

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SELECTED HISTORICAL COMBINED FINANCIAL DATA
Set forth below are selected historical combined financial data of Danaher’s Dental segment for the periods indicated. We derived the combined statement of earnings data for the years ended December 31, 2018 , December 31, 2017 and December 31, 2016 , and the combined balance sheet data as of December 31, 2018 and December 31, 2017 , from our historical audited Combined Financial Statements, which are included elsewhere in this prospectus. We derived the combined statement of earnings data for the six -month periods ended June 28, 2019 and June 29, 2018 and the combined balance sheet data as of June 28, 2019 from our unaudited Combined Financial Statements included elsewhere in this prospectus. We derived the audited combined balance sheet data as of December 31, 2016 from our historical audited Combined Financial Statements, which are not included in this prospectus. We derived the unaudited combined statement of earnings data for the fiscal years ended December 31, 2015 and December 31, 2014 , and the unaudited combined balance sheet data as of June 29, 2018 , December 31, 2015 and December 31, 2014 from the financial records of Danaher which are not included in this prospectus. We have prepared the unaudited Combined Financial Statements on the same basis as the audited Combined Financial Statements and have included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to state fairly the financial information set forth in those statements. Our historical results may not necessarily reflect our results of operations, financial position and cash flows for future periods or what they would have been had we been a separate, publicly-traded company during the periods presented.
We have historically operated as part of Danaher and not as a separate, publicly-traded company. Our Combined Financial Statements have been derived from Danaher’s historical accounting records and are presented on a carve-out basis. All sales and costs as well as assets and liabilities directly associated with our business activity are included as a component of the Combined Financial Statements. The Combined Financial Statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Danaher’s corporate office and from other Danaher businesses to us and allocations of related assets, liabilities, and Danaher’s investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the Combined Financial Statements had we been an entity that operated separately from Danaher during the periods presented. Per share data has not been presented since our business was wholly-owned by Danaher during the periods presented.
This selected historical combined financial data should be reviewed in combination with “Unaudited Pro Forma Combined Financial Statements,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Combined Financial Statements and accompanying notes included in this prospectus ($ in millions, except net earnings as a percent of sales).

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	Six-Month Period Ended		Year Ended December 31
	June 28, 2019	June 29, 2018	2018	2017	2016	2015	2014
Selected Statement of Earnings Information:	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Sales	$1,371.8	$1,406.0	$2,844.5	$2,810.9	$2,785.4	$2,736.3	$2,193.0
Cost of sales	(615.1)	(607.3)	(1,242.7)	(1,189.7)	(1,184.3)	(1,214.4)	(1,079.5)
Gross profit	756.7	798.7	1,601.8	1,621.2	1,601.1	1,521.9	1,113.5
Operating costs:
Selling, general and administrative expenses	(552.9)	(563.2)	(1,131.4)	(1,062.2)	(1,055.5)	(1,038.1)	(730.1)
Research and development expenses	(83.0)	(86.1)	(172.0)	(172.4)	(142.8)	(133.8)	(82.4)
Operating profit	120.8	149.4	298.4	386.6	402.8	350.0	301.0
Nonoperating income (expense), net	1.4	0.4	2.7	0.1	(1.1)	0.5	(1.3)
Earnings before income taxes	122.2	149.8	301.1	386.7	401.7	350.5	299.7
Income taxes	(22.8)	(34.4)	(70.4)	(85.6)	(129.7)	(75.0)	(95.9)
Net earnings	$99.4	$115.4	$230.7	$301.1	$272.0	$275.5	$203.8
Net earnings as a percent of sales	7%	8%	8%	11%	10%	10%	9%

	As of		As of December 31
	June 28, 2019	June 29, 2018	2018	2017	2016	2015	2014
Selected Balance Sheet Information:	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Total assets	$6,009.0	$5,903.5	$5,841.6	$5,992.8	$5,727.3	$5,807.4	$6,141.7
Total liabilities	$1,152.7	$950.0	$1,015.2	$998.2	$1,050.8	$1,018.6	$1,187.6
Total equity	$4,856.3	$4,953.5	$4,826.4	$4,994.6	$4,676.5	$4,788.8	$4,954.1

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UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma combined financial statements consist of unaudited pro forma combined statements of earnings for the year ended December 31, 2018 and the six -month period ended June 28, 2019 and an unaudited pro forma combined balance sheet as of June 28, 2019 . The unaudited pro forma combined statement of earnings for the year ended December 31, 2018 was derived from our historical audited Combined Financial Statements included elsewhere in this prospectus. The unaudited pro forma combined statement of earnings for the six -month period ended June 28, 2019 and the unaudited pro forma combined balance sheet as of June 28, 2019 were derived from our unaudited Combined Financial Statements included elsewhere in this prospectus. The pro forma adjustments give effect to the separation, this offering and related transactions, as described in the notes to the unaudited pro forma combined financial statements. The unaudited pro forma combined statements of earnings for the year ended December 31, 2018 and the six -month period ended June 28, 2019 give effect to the separation and this offering as if they had occurred on January 1, 2018 , the first day of fiscal 2018 . The unaudited pro forma combined balance sheet gives effect to the separation and this offering as if they had occurred on June 28, 2019 , our latest balance sheet date. References to the “Company” in this section and in the following unaudited pro forma combined financial statements and our Combined Financial Statements included in this prospectus shall mean Danaher’s Dental segment.
The unaudited pro forma combined financial statements include certain adjustments that are necessary to present fairly our unaudited pro forma combined statement of earnings and unaudited pro forma combined balance sheet as of and for the periods indicated. The pro forma adjustments give effect to events that are (i) directly attributable to the transactions described below, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of earnings, expected to have a continuing impact on us. The pro forma adjustments are based on assumptions that management believes are reasonable given the information currently available.
The unaudited pro forma combined financial statements give effect to the following:

•
the transfer to us from Danaher and Danaher affiliates pursuant to the separation agreement and related agreements of certain assets and liabilities that were not included in the historical Combined Financial Statements;

•	the borrowing of $1.3 billion of term loans and the use of proceeds therefrom;

•	the indemnification of certain tax liabilities by Danaher as required under the tax matters agreement that provides which company is responsible for tax liabilities prior to the separation;

•	the impact of selling shares of our common stock in this offering and distribution of the net proceeds of the offering to Danaher in accordance with the separation agreement; and

•	the anticipated post-offering capital structure.
The unaudited pro forma combined financial statements are subject to the assumptions and adjustments described in the accompanying notes.
In connection with the separation, we expect to enter into a transition services agreement with Danaher, pursuant to which Danaher and we will provide to each other certain specified services on a temporary basis, including various information technology, financial and administrative services. The charges for the transition services generally are expected to allow the providing company to fully recover all out-of-pocket costs and expenses it actually incurs in connection with providing the service, plus, in some cases, the allocated indirect costs of providing the services, generally without profit.
No adjustments have been included in the unaudited pro forma combined statements of earnings for additional annual operating costs. Although expenses reported in our Combined Statements of Earnings include allocations of certain Danaher costs (including corporate costs, shared services and other selling, general and administrative costs that benefit us), as a public company, we anticipate incurring additional recurring costs that could be materially different from the allocations of Danaher costs included within the historical Combined Financial Statements. These additional recurring costs are primarily for the following:

•
additional personnel costs, including salaries, benefits and potential bonuses and/or share-based compensation awards for staff additions to replace support provided by Danaher that is not covered by the transition services agreement; and

•
corporate governance costs, including board of director compensation and expenses, audit and other professional services fees, annual report and proxy statement costs, SEC filing fees, transfer agent fees, consulting and legal fees and stock exchange listing fees.

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Certain factors could impact the nature and amount of these separate public company costs, including the finalization of our staffing and infrastructure needs.
We expect these additional separate public company costs in excess of the costs that have been historically allocated to us to range between approximately $20 million to $30 million per year. We have not adjusted the accompanying unaudited pro forma combined financial statements for any of these estimated costs as they are projected amounts based on estimates and, therefore, are not factually supportable.
Moreover, we expect Danaher or us to incur certain nonrecurring internal costs to implement certain new systems. All such costs incurred prior to the transaction described above were incurred entirely by Danaher and we estimate such costs going forward will not have a material impact on our financial statements.
The unaudited pro forma combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of our results of operations or financial condition had the separation and the related transactions been completed on the dates assumed and should not be relied upon as a representation of our future performance or financial position as a separate public company.
The following unaudited pro forma combined financial statements should be read in conjunction with our historical Combined Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this prospectus.

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ENVISTA HOLDINGS CORPORATION
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
($ and shares in millions, except per share amount)

	As of June 28, 2019
	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and equivalents	$—	$84.4	(a)	$84.4
Trade accounts receivable, net	471.5	—		471.5
Inventories:
Finished goods	172.4	—		172.4
Work in process	33.4	—		33.4
Raw materials	73.9	—		73.9
Total inventories	279.7	—		279.7
Prepaid expenses and other current assets	53.0	2.5	(c)	55.5
Total current assets	804.2	86.9		891.1
Property, plant and equipment, net of accumulated depreciation of $392.0	280.3	—		280.3
Other long-term assets	258.0	19.5	(c)	277.5
Goodwill	3,321.9	—		3,321.9
Other intangible assets, net	1,344.6	—		1,344.6
Total assets	$6,009.0	$106.4		$6,115.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$—	$75.1	(a)	$75.1
Trade accounts payable	192.5	—		192.5
Accrued expenses and other liabilities	431.4	(0.7)	(b)	430.7
Total current liabilities	623.9	74.4		698.3
Other long-term liabilities	528.8	(4.5)	(b)	524.3
Long-term debt	—	1,329.5	(d)	1,329.5
Stockholders’ equity:
Net Parent investment	4,938.8	(1,293.0)	(e)(f)	3,645.8
Common stock ($0.01 par value), shares authorized; issued; outstanding	—	—	(e)(f)	—
Additional paid-in capital	—	—	(e)(f)	—
Retained earnings	—	—		—
Accumulated other comprehensive income (loss)	(85.4)	—		(85.4)
Total Envista stockholders’ equity	4,853.4	(1,293.0)		3,560.4
Noncontrolling interests	2.9	—		2.9
Total stockholders’ equity	4,856.3	(1,293.0)		3,563.3
Total liabilities and stockholders’ equity	$6,009.0	$106.4		$6,115.4

See the accompanying notes to unaudited pro forma combined financial information.

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ENVISTA HOLDINGS CORPORATION
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
($ and shares in millions, except per share amount)

	Six-Month Period Ended June 28, 2019
	Historical	Pro Forma Adjustments		Pro Forma
Sales	$1,371.8	$—		$1,371.8
Cost of sales	(615.1)	—		(615.1)
Gross profit	756.7	—		756.7
Operating costs:
Selling, general and administrative expenses	(552.9)	—		(552.9)
Research and development expenses	(83.0)	—		(83.0)
Operating profit	120.8	—		120.8
Nonoperating income (expense), net:
Other income (expense), net	1.4	—		1.4
Interest expense	—	(7.6)	(g)	(7.6)
Earnings before income taxes	122.2	(7.6)		114.6
Income taxes	(22.8)	1.9	(h)	(20.9)
Net earnings	$99.4	$(5.7)		$93.7
Net earnings per share:
Basic			(i)	$—
Diluted			(i)	$—
Average common stock and common equivalent shares outstanding:
Basic			(i)	—
Diluted			(i)	—

See the accompanying notes to unaudited pro forma combined financial information.

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ENVISTA HOLDINGS CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
($ and shares in millions, except per share amount)

	Year Ended December 31, 2018
	Historical	Pro Forma Adjustments		Pro Forma
Sales	$2,844.5	$—		$2,844.5
Cost of sales	(1,242.7)	—		(1,242.7)
Gross profit	1,601.8	—		1,601.8
Operating costs:
Selling, general and administrative expenses	(1,131.4)	—		(1,131.4)
Research and development expenses	(172.0)	—		(172.0)
Operating profit	298.4	—		298.4
Nonoperating income (expense), net:
Other income (expense), net	2.7	—		2.7
Interest expense	—	(15.2)	(g)	(15.2)
Earnings before income taxes	301.1	(15.2)		285.9
Income taxes	(70.4)	3.7	(h)	(66.7)
Net earnings	$230.7	$(11.5)		$219.2
Net earnings per share:
Basic			(i)	$—
Diluted			(i)	$—
Average common stock and common equivalent shares outstanding:
Basic			(i)	—
Diluted			(i)	—
See the accompanying notes to unaudited pro forma combined financial information.

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NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
For further information regarding the historical Combined Financial Statements, please refer to the audited Combined Financial Statements and the unaudited Combined Financial Statements included in this prospectus. The unaudited pro forma combined condensed balance sheet as of June 28, 2019 and unaudited pro forma combined statements of earnings for the year ended December 31, 2018 and the six -month period ended June 28, 2019 include adjustments related to the following:
Unaudited Pro Forma Combined Balance Sheet

(a)	Reflects a pro forma adjustment to cash calculated as follows:

Net proceeds from term loans	$1,329.5
Net proceeds from the offering
Unremitted cash held by Envista at June 28, 2019	84.4
Less: Distribution of net proceeds from term loans and the offering to Parent	(1,329.5)
Total pro forma adjustment	$84.4
In connection with the separation, Parent will transfer to us certain cash balances and amounts due to banks. As of June 28, 2019, these amounts included cash held by us of $84.4 million and amounts due to banks of $75.1 million (reflected as cash and equivalents and notes payable, respectively, in the accompanying unaudited pro forma combined balance sheet), or a net cash position of $9.3 million. The ultimate amount of net cash that Parent will transfer to us will depend on the related balances as of the date of separation.

(b)
Reflects adjustments of approximately $7 million ($5 million, net of tax impact) for certain liabilities related to the Envista deferred compensation plans which represent the value of Parent common stock interests held by Envista participants that will be converted into interests in Envista common stock at the time of the anticipated distribution or other disposition of Danaher’s interest in Envista.

(c)
Reflects indemnification asset of $22 million associated with Parent’s retention of certain net tax liabilities of Envista that are subject to joint and several liability with Parent in accordance with the tax matters agreement.

(d)
Reflects $1.3 billion of estimated proceeds from the term loans expected to be entered into in connection with the separation, net of $2.6 million in estimated financing costs. Proceeds from these anticipated term loans are expected to be used to fund a payment to Parent of approximately $1.3 billion in connection with the separation.

(e)	Represents the reclassification of Parent’s net investment to additional paid-in capital at the time of the separation.

(f)	Represents the adjustment to additional paid-in capital resulting from the separation and related transactions calculated as follows:

Additional paid-in capital
Proceeds from the issuance of shares (1)	$
Distribution of net proceeds from term loans and the offering to Parent (2)
Contribution of assets from Parent (3)
Reclassification of deferred compensation liabilities to additional paid-in capital
Reclassification of Parent’s net investment to additional paid-in capital
Total pro forma adjustment	$

(1)
Reflects the issuance of         shares of our common stock based on the initial public offering price of $        per share. The proceeds are offset by underwriting discounts and commissions and estimated offering expenses to be paid by us totaling $         . In addition, there are estimated offering expenses in connection with this offering of $         being paid by Parent.

(2)
The total proceeds from the offering and the term loans will be paid to Parent. This represents the adjustment to reflect the distribution of an amount of cash equal to substantially all of the term loan and offering net proceeds Envista received.

(3)	Reflects cash and tax indemnification asset that will transfer to Envista upon separation.

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Unaudited Pro Forma Combined Statements of Earnings

(g)
Reflects estimated net interest expense of $15.2 million for the year ended December 31, 2018 and $7.6 million for the six -month period ended June 28, 2019 related to the anticipated term loans to be entered into in connection with the offering reflecting an estimated average borrowing cost of approximately 1.1% per annum. The interest expense reflects the impact of cross-currency swap derivative contracts using current swap rates which we expect to enter into on the U.S. dollar-denominated term loan to effectively convert the U.S. dollar-denominated term loans to obligations denominated in euros. An increase of 0.1% in our estimated average borrowing cost of approximately 1.1% per annum would have resulted in an additional pro forma interest expense of approximately $1.3 million for the year ended December 31, 2018 and $0.7 million for the six-month period ended June 28, 2019 .

(h)
Reflects the tax effect of pro forma adjustments using the respective statutory tax rate for the year ended December 31, 2018 and the six -month period ended June 28, 2019 . This represents our U.S. statutory tax rate during these periods, which differs from our effective tax rate as the adjustments to pro forma earnings before tax will be taxable in the U.S. The pro forma taxes have not been adjusted to reflect any change in our effective tax rate subsequent to the separation.

(i)
We have calculated earnings per share assuming                 shares were outstanding for the full period. This represents an aggregate of                shares of common stock held by Parent (which represents the 100 shares held by Parent prior to giving effect to the reclassification of the 100 shares of common stock into                 shares of common stock that will occur prior to the closing of this offering) and an assumed issuance of                 shares of common stock in this offering. This calculation does not take into account the dilutive effect that will result from the issuance of Envista stock-based compensation awards in connection with the conversion of outstanding Parent stock-based compensation awards held by Envista employees or the grant of new Envista stock-based compensation awards. The number of dilutive shares of Envista common stock underlying Envista’s stock-based compensation awards issued in connection with the conversion of outstanding Parent stock-based compensation awards will not be determined until the distribution or other disposition of Parent’s interest in Envista after this offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INTRODUCTION
Unless the context otherwise requires, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to “Envista” or the “Company” shall mean the businesses comprising Danaher’s Dental segment. Envista Holdings Corporation has engaged in no business activities to date and has no assets or liabilities of any kind, other than those incident to its formation.
Management’s Discussion and Analysis of Financial Condition and Results of Operations is designed to provide a reader of our financial statements with a narrative from the perspective of Company management. You should read the following discussion in conjunction with the “Unaudited Pro Forma Combined Financial Statements,” “Selected Historical Combined Financial Data,” our Combined Financial Statements and the section entitled “Business” included in this prospectus. Our Management’s Discussion and Analysis of Financial Condition and Results of Operations is divided into seven sections:

•	Basis of Presentation

•	Overview

•	Results of Operations

•	Liquidity and Capital Resources

•	Qualitative and Quantitative Disclosures About Market Risk

•	Critical Accounting Estimates

•	New Accounting Standards
BASIS OF PRESENTATION
The accompanying Combined Financial Statements present the historical financial position, results of operations, changes in Danaher’s equity and our cash flows in accordance with accounting principles generally accepted in the United States (“GAAP”) for the preparation of carved-out combined financial statements.
We have historically operated as part of Danaher and not as a separate, publicly-traded company. The financial statements have been derived from Danaher’s historical accounting records and are presented on a carve-out basis. All sales and costs as well as assets and liabilities directly associated with our business activity are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Danaher’s corporate office and from other Danaher businesses to us and allocations of related assets, liabilities and Danaher’s investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity that operated separately from Danaher during these periods. Further, the historical financial statements may not be reflective of what our results of operations, comprehensive income (loss), historical financial position, equity or cash flows might be in the future as a separate public company. See “Certain Relationships and Related Person Transactions—Agreements with Danaher.” Related-party allocations, including the method for such allocation, are discussed further in Note 17 of the Notes to the audited Combined Financial Statements and Note 11 to the unaudited Combined Financial Statements.
For example, our historical Combined Financial Statements include expense allocations for certain support functions that are provided on a centralized basis within Danaher, such as corporate costs, shared services and other selling, general and administrative costs that benefit the Company, among others. Following this offering, pursuant to agreements with Danaher, we expect that Danaher will continue to provide us with some of the services related to these functions on a transitional basis in exchange for agreed-upon fees, and we expect to incur other costs to replace the services and resources that will not be provided by Danaher. We will also incur additional costs as a separate public company. As a separate public company, our total costs related to such support functions may differ from the costs that were historically allocated to us from Danaher. These additional costs are primarily for the following:

•
additional personnel costs, including salaries, benefits and potential bonuses and/or share-based compensation awards for staff additions to replace support provided by Danaher that is not covered by the transition services agreement; and

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•
corporate governance costs, including board of director compensation and expenses, audit and other professional services fees, annual report and proxy statement costs, SEC filing fees, transfer agent fees, consulting and legal fees and stock exchange listing fees.

Certain factors could impact the nature and amount of these separate public company costs, including the finalization of our staffing and infrastructure needs.
We expect these additional separate public company costs in excess of the costs that have been historically allocated to us to range between approximately $20 million to $30 million per year. Moreover, we expect Danaher or us to incur certain nonrecurring internal costs to implement certain new systems. All such costs incurred prior to the separation will be incurred entirely by Danaher and we estimate such costs going forward will not have a material impact on our financial statements.
Another example is that the Combined Balance Sheet may not be comparable to the opening balance sheet of the separate company, which we expect will reflect the transfer by Danaher of substantially all of the assets and liabilities of its Dental business to us. For a detailed description of our unaudited pro forma combined financial statements, see “Unaudited Pro Forma Combined Financial Statements.”
As part of Danaher, we are dependent upon Danaher for all of our working capital and financing requirements as Danaher uses a centralized approach to cash management and financing of its operations. Our financial transactions are accounted for through our “net Parent investment” account. Accordingly, none of Danaher’s cash, cash equivalents or debt at the corporate level has been assigned to us in the financial statements.
Our business consists of two segments: Specialty Products & Technologies and Equipment & Consumables. For additional details regarding these businesses, refer to the section titled “Business” included in this prospectus.
OVERVIEW
General
We provide products that are used to diagnose, treat and prevent disease and ailments of the teeth, gums and supporting bone, as well as to improve the aesthetics of the human smile. With leading brand names, innovative technology and significant market positions, we are a leading worldwide provider of a broad range of dental implants, orthodontic appliances, general dental consumables, equipment and services, and are dedicated to driving technological innovations that help dental professionals improve clinical outcomes and enhance productivity. Our research and development, manufacturing, sales, distribution, service and administrative facilities are located in more than 30 countries across North America, Asia, Europe, the Middle East and Latin America.
During 2018 , 56% of our sales were derived from customers outside the United States. As a global provider of dental consumables, equipment and services, our operations are affected by worldwide, regional and industry-specific economic and political factors. Given the broad range of dental products, software and services provided and geographies served, management does not use any indices other than general economic trends to predict our overall outlook. Our individual businesses monitor key competitors and customers, including to the extent possible their sales, to gauge relative performance and the outlook for the future.
As a result of our geographic and product line diversity, we face a variety of opportunities and challenges, including rapid technological development in most of our served markets, the expansion and evolution of opportunities in high-growth markets, trends and costs associated with a global labor force, consolidation of our competitors and increasing regulation. We operate in a highly competitive business environment in most markets, and our long-term growth and profitability will depend in particular on our ability to expand our business in high-growth geographies and high-growth market segments, identify, consummate and integrate appropriate acquisitions, develop innovative and differentiated new products and services, expand and improve the effectiveness of our sales force, continue to reduce costs and improve operating efficiency and quality and effectively address the demands of an increasingly regulated global environment. We are making significant investments to address the rapid pace of technological change in our served markets and to globalize our manufacturing, research and development and customer-facing resources (particularly in high-growth markets and our dental implant business) in order to be responsive to our customers throughout the world and improve the efficiency of our operations.

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Key Trends and Conditions Affecting Our Results of Operations
Industry Trends
We operate in the large and growing global dental products industry. We believe growth in the global dental industry will be driven by:

•	an aging population;

•	the current underpenetration of dental procedures, especially in high-growth markets;

•	improving access to complex procedures due to increasing technological innovation;

•	an increasing demand for cosmetic dentistry; and

•	growth of Dental Support Organizations (“DSOs”), which are expected to drive increasing penetration of, and access to, dental care globally.
Product Development, New Product Launches and Commercial Investment
A key element of our targeted value creation strategy is to drive growth through portfolio development and product innovation. We increased research and development (“R&D”) spending in our Nobel Biocare business by more than 10% in 2018 compared to 2016 and increased R&D spending in our orthodontic business by more than 25% in 2018 compared to 2016. Our future growth and success depend on both our pipeline of new products and technologies, including new products and technologies that we may obtain through license or acquisition, and the expansion of the use of our existing products and technologies. We believe we are a leader in dental R&D, with a track record of product innovation, business development and commercialization. We believe our $172 million of R&D expenditures in 2018 is one of the largest within the dental industry.
Additionally, investment in our commercial sales organization, particularly within our implant business and in high-growth markets, is critical to our growth strategy. Our sales in high-growth markets grew at a high-single digit compounded annual growth rate from 2015 through 2018 with sales in China growing at a compounded annual growth rate above 10% during this time period.
Foreign Exchange Rates
Significant portions of our sales and costs are exposed to changes in foreign exchange rates. During the year ended December 31, 2018 , our products were sold in more than 150 countries and 56% of our sales were denominated in foreign currencies. We seek to manage our foreign exchange risk, in part, through our operations, including managing same-currency sales in relation to same-currency costs and same-currency assets in relation to same-currency liabilities. As our operations use multiple foreign currencies, including the euro, British pound, Brazilian real, Australian dollar, Japanese yen, Canadian dollar and Chinese yuan, changes in those currencies relative to the U.S. dollar will impact our sales, cost of sales and expenses, and consequently, net earnings. Exchange rate fluctuations in high-growth markets may also directly affect our customers’ ability to buy our products in these geographic markets. In the six-month period ended June 28, 2019 , our period-over-period sales growth was unfavorably impacted by 3.5% from changes in foreign currency exchange rates relative to the U.S. dollar. In 2018 , our year-over-year sales growth benefited by 0.5% from changes in foreign currency exchange rates relative to the U.S. dollar.
General Economic Conditions
In addition to industry-specific factors, we, like other businesses, face challenges related to global economic conditions. Dental costs are largely out-of-pocket for the consumer and thus utilization rates can vary significantly depending on economic growth. While many of our products are considered necessary by patients regardless of the economic environment, certain products and services that support discretionary dental procedures may be more susceptible to changes in economic conditions.
Manufacturing and Supply
In order to sell our products, we must be able to reliably produce and ship our products in sufficient quantities. Many of our products involve complex manufacturing processes and are produced at one or a limited number of manufacturing sites.
Minor deviations in our manufacturing or logistical processes, unpredictability of a product's regulatory or commercial success or failure, the lead time necessary to construct highly technical and complex manufacturing sites and shifting customer demand increase the potential for capacity imbalances. For a discussion of risks relating to our manufacturing process, refer to “Risk Factors—Risks Related to Our Businesses.”

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Components of Sales and Costs and Expenses
Sales
Our sales are primarily derived from the sale of dental consumables, equipment and services to third-party distributors and end-users. For additional information regarding our products, including descriptions of our products, refer to “Business—Our Business Segments.”
Costs and Expenses and Other
Cost of sales consists primarily of cost of materials, facilities and other infrastructure used to manufacture our products and shipping and handling costs attributable to delivering our products to our customers. Also included in cost of sales are productivity improvement and restructuring expenses related to our manufacturing operations.
Selling, general and administrative (“SG&A”) expenses consist of, among other things, the costs of selling, marketing, promotion, advertising and administration (including business technology, facilities, legal, finance, human resources, business development and procurement) and amortization expense for intangible assets that have been acquired through business combinations. Also included in SG&A are productivity improvement and restructuring expenses related to our administrative operations.
R&D expenses consist of project costs specific to new product R&D and product lifecycle management, overhead costs associated with R&D operations, regulatory costs, product registrations and investments that support local market clinical trials for approved indications. We manage overall R&D based on our strategic opportunities and do not disaggregate our R&D expenses by the nature of the expense or by product as we do not use or maintain such information in managing our business.
Nonoperating income (expense), net consists of the non-service cost components of net periodic benefit costs (which include interest costs, expected return on plan assets, amortization of prior service cost or credits and actuarial gains and losses).
Business Performance
During the six-month period ended June 28, 2019 , our combined sales decreased 2.5% as compared to the comparable period of 2018 . While differences exist among our businesses, on an overall basis, demand for our products and services increased during the six-month period ended June 28, 2019 compared to the comparable period of 2018 . Due in part to our continued investments in sales growth initiatives and the other business-specific factors discussed below, our core sales grew 1.0% period-over-period (for the definition of “core sales” or “core revenue” refer to “—Results of Operations” below). The impact of foreign currency exchange rates reduced sales in the six-month period ended June 28, 2019 by 3.5% compared to the comparable period of 2018 . Geographically, core sales growth in high-growth markets was partially offset by decreasing core sales in developed markets during the six-month period ended June 28, 2019 . Core sales in high-growth markets increased at a mid-single digit rate during the six-month period ended June 28, 2019 as compared to the comparable period of 2018 , led primarily by continued strength in China. High-growth markets represented approximately 24% of our total sales in the six-month period ended June 28, 2019 . Core sales in developed markets decreased during the six-month period ended June 28, 2019 , primarily due to declines in Western Europe offset by slight increases in demand in North America. For additional information regarding our sales by geographical region during the six -month periods ended June 28, 2019 and June 29, 2018 , refer to Note 2 to the unaudited Combined Financial Statements in this prospectus.
Combined sales for the year ended December 31, 2018 increased 1.0% as compared to 2017. While differences exist among our businesses, on an overall basis, demand for our products and services increased in 2018 as compared to 2017 as demand for specialty products more than offset weaker demand for equipment and traditional consumables resulting in year-over-year core sales growth of 0.5%. The impact of foreign currency exchange rates increased 2018 sales by approximately 0.5%. Geographically, year-over-year core sales in high-growth markets increased at a high-single digit rate in 2018 as compared to 2017, led by growth in China and Russia, offset by a low-single digit decline in developed markets, primarily North America and Western Europe. High-growth markets represented approximately 23% of our total sales in 2018. For additional information regarding our sales by geographical region during the year ended December 31, 2018, please refer to Notes 3 and 16 to the audited Combined Financial Statements in this prospectus.
We recorded a net decrease to beginning Parent’s equity of $8 million as of January 1, 2018 due to the cumulative impact of adopting Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). The impact to beginning Parent’s equity was primarily driven by the deferral of revenue for unfulfilled performance obligations. The adoption of this ASU did not have a significant impact on our Combined Financial Statements as of and for the year ended December 31, 2018 and, as a result, comparisons of sales and operating profit performance between periods are not affected by the adoption of this ASU. Refer to Note 3 to the audited Combined Financial Statements in this prospectus.

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Acquisitions
Our growth strategy contemplates future acquisitions. Our operations and results can be affected by the rate and extent to which appropriate acquisition opportunities are available, acquired businesses are effectively integrated and anticipated synergies or cost savings are achieved.
There were no material business acquisitions during the six-month period ended June 28, 2019 or the year ended December 31, 2018 . In the years ended December 31, 2017 and 2016 , we completed two minor acquisitions. We acquired 51% of a business for no net cash consideration in the year-ended December 31, 2017 and one business in the year-ended December 31, 2016 for total consideration of $5 million .
In 2017, we acquired the remaining noncontrolling interest and settled other related liabilities associated with one of our prior business combinations in our Specialty Products & Technologies segment for consideration of $89 million.
Currency Exchange Rates
On a year-over-year basis, currency exchange rates negatively impacted reported sales by approximately  3.5%  for the  six-month period ended June 28, 2019 compared to the comparable period of  2018 , primarily due to the strength of the U.S. dollar against most major currencies in the six-month period ended June 28, 2019 . Any future strengthening of the U.S. dollar against major currencies would adversely impact our sales and results of operations for the remainder of the year, and any weakening of the U.S. dollar against major currencies would positively impact our sales and results of operations for the remainder of the year.
Currency translation positively impacted reported sales by approximately 0.5% on a year-over-year basis in 2018 primarily due to the U.S. dollar weakening against other major currencies in the first half of 2018. The U.S. dollar strengthened in the second half of 2018 which partially offset the benefit recorded early in 2018. On a year-over-year basis, currency exchange rates positively impacted 2017 reported sales by approximately 1.0% as the U.S. dollar weakened against the euro, partially offset by the effect of the U.S. dollar strengthening against the Japanese yen and Chinese renminbi.
U.S. Tax Cuts and Jobs Act
On December 22, 2017, the U.S. Tax Cuts and Jobs Act (“TCJA”) was enacted, which substantially changed the U.S. tax system, including lowering the corporate tax rate from 35% to 21% (beginning in 2018). As a result of the TCJA, we recognized a provisional tax liability of approximately $36 million in 2017 for the transition tax on deemed repatriation of foreign earnings. We also remeasured U.S. deferred tax assets and liabilities based on the income tax rates at which the deferred tax assets and liabilities are expected to reverse in the future (generally 21%), resulting in an income tax benefit of approximately $73 million . In 2018 , we finalized the provisional amounts recorded in 2017. The net tax effect to adjust the provisional amounts was not material to our financial statements. For further discussion of the TCJA, refer to “—Income Taxes.”
UK’s Referendum Decision to Exit the EU (“Brexit”)
In a referendum on June 23, 2016, voters approved for the UK to exit the EU. It is presently unclear how long it will take to negotiate a withdrawal agreement and the nature of the UK’s relationship with the EU is currently being decided. On April 11, 2019, the EU granted the UK an extension to October 31, 2019. We continue to monitor the status of the negotiations and plan for potential impacts. While we do not manufacture products in the UK and less than 2% of our 2018 sales were derived from customers located in the UK, to mitigate the potential impact of Brexit on the import of goods to the UK, we have increased our level of inventory within the UK. The ultimate impact of Brexit on our financial results is uncertain. For additional information, refer to the “Risk Factors” section of this prospectus.
Public Company Expenses
As a result of this offering, we will become subject to the Sarbanes-Oxley Act and reporting requirements of the Exchange Act. We will be required to have additional procedures and practices as a separate public company. As a result, we will incur additional personnel and corporate governance costs, including internal audit, investor relations, stock administration and regulatory compliance costs.

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RESULTS OF OPERATIONS
The following discussion and analysis of our combined statements of earnings should be read along with our Combined Financial Statements included elsewhere in this prospectus, which reflect the results of operations of the businesses comprising Danaher’s Dental segment to be transferred to us from Danaher. For more information on the combined basis of preparation, see Note 1 to our Combined Financial Statements elsewhere in this prospectus.

	Six-Month Period Ended		% Change	Year Ended December 31			% Change	% Change
($ in millions)	June 28, 2019	June 29, 2018	2019/2018	2018	2017	2016	2018/2017	2017/2016
Sales	$1,371.8	$1,406.0	(2.4)%	$2,844.5	$2,810.9	$2,785.4	1.2%	0.9%
Cost of sales	615.1	607.3	1.3%	1,242.7	1,189.7	1,184.3	4.5%	0.5%
% of sales	44.8%	43.2%		43.7%	42.3%	42.5%
Gross profit	756.7	798.7	(5.3)%	1,601.8	1,621.2	1,601.1	(1.2)%	1.3%
% of sales	55.2%	56.8%		56.3%	57.7%	57.5%
Operating costs:
SG&A expenses	552.9	563.2	(1.8)%	1,131.4	1,062.2	1,055.5	6.5%	0.6%
% of sales	40.3%	40.1%		39.8%	37.8%	37.9%
R&D expenses	83.0	86.1	(3.6)%	172.0	172.4	142.8	(0.2)%	20.7%
% of sales	6.1%	6.1%		6.0%	6.1%	5.1%
Operating profit	120.8	149.4	(19.1)%	298.4	386.6	402.8	(22.8)%	(4.0)%
% of sales	8.8%	10.6%		10.5%	13.8%	14.5%
Nonoperating income (expense), net	1.4	0.4	NM	2.7	0.1	(1.1)	NM	NM
Earnings before income taxes	122.2	149.8	(18.4)%	301.1	386.7	401.7	(22.1)%	(3.7)%
% of sales	8.9%	10.7%		10.6%	13.8%	14.4%
Income taxes	22.8	34.4	(33.7)%	70.4	85.6	129.7	(17.8)%	(34.0)%
Net earnings	$99.4	$115.4	(13.9)%	$230.7	$301.1	$272.0	(23.4)%	10.7%
Non-GAAP Measures
References to the non-GAAP measure of core sales (also referred to as core revenues or sales/revenues from existing businesses) refer to sales calculated according to GAAP, but excluding:

•	sales from acquired businesses; and

•	the impact of currency translation.
References to sales or operating profit attributable to acquisitions or acquired businesses refer to sales or operating profit, as applicable, from acquired businesses recorded prior to the first anniversary of the acquisition less the amount of sales and operating profit, as applicable, attributable to divested product lines not considered discontinued operations. The portion of sales attributable to currency translation is calculated as the difference between:

•	the period-to-period change in sales (excluding sales from acquired businesses); and

•	the period-to-period change in sales (excluding sales from acquired businesses) after applying current period foreign exchange rates to the prior year period.
For a discussion of the reasons why management believes these non-GAAP measures are useful to investors, the ways in which management uses these measures and other information relating to these measures, please refer to “Statement Regarding Non-GAAP Measures” in the “Summary—Summary Historical and Pro Forma Combined Financial Data” section of this prospectus.
Throughout this discussion, references to sales volume refer to the impact of both price and unit sales and references to productivity improvements generally refer to improved cost efficiencies resulting from the ongoing application of DBS.

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Core Sales Growth

	Six-Month Period Ended June 28, 2019 vs. Comparable 2018 Period	2018 vs. 2017	2017 vs. 2016
Total sales growth (GAAP)	(2.5)%	1.0%	1.0%
Less the impact of:
Currency exchange rates	3.5%	(0.5)%	(1.0)%
Core sales growth (non-GAAP)	1.0%	0.5%	—%
Six-Month Period Ended June 28, 2019 Compared to the Six-Month Period Ended June 29, 2018
Operating profit margins were 8.8% for the six -month period ended June 28, 2019 as compared to 10.6% for the comparable period of 2018 . The following factors unfavorably impacted year-over-year operating profit margin comparisons:

•
Lower overall pricing and incremental year-over-year costs associated with sales and marketing growth investments, net of higher 2019 core sales volumes, lower spending on productivity initiatives in 2019 and cost savings associated with productivity initiatives taken in 2018 - 180 basis points

2018 Compared to 2017
Operating profit margins were 10.5% for the year ended December 31, 2018 as compared to 13.8% in 2017. The following factors impacted year-over-year operating profit margin comparisons:
2018 vs 2017 operating profit margin comparisons were favorably impacted by:

•	Trade name impairments and the cost of related productivity improvement initiatives in 2017 - 45 basis points
2018 vs 2017 operating profit margin comparisons were unfavorably impacted by:

•
Lower 2018 core sales of equipment and traditional consumables, incremental year-over-year costs associated with sales and marketing growth investments, lower overall pricing and the effect of year-over-year changes in currency exchange rates, net of incremental year-over-year cost savings associated with the continuing productivity improvement initiatives taken in 2018 and 2017 and higher core sales in specialty consumables - 200 basis points

•	The 2018 costs and estimated liability related to a legal contingency - 130 basis points

•
The 2017 gain related to the settlement of liabilities associated with an interest in a prior business combination and the incremental net dilutive effect in 2018 of acquired businesses - 45 basis points

2017 Compared to 2016
Operating profit margins were 13.8% for the year ended December 31, 2017 as compared to 14.5% in 2016. The following factors impacted year-over-year operating profit margin comparisons:
2017 vs. 2016 operating profit margin comparisons were favorably impacted by:

•	The 2017 gain related to the settlement of liabilities associated with an interest in a prior business combination net of the incremental net dilutive effect of acquired businesses - 30 basis points
2017 vs. 2016 operating profit margin comparisons were unfavorably impacted by:

•	Incremental year-over-year trade name impairments and the cost of related productivity improvement initiatives in 2017 - 5 basis points

•
Incremental year-over-year costs associated with various new product development, sales and marketing growth investments, the effect of year-over-year changes in currency exchange rates and unfavorable product mix due to lower sales of traditional consumables in 2017, net of incremental year-over-year cost savings associated with the continuing productivity improvement initiatives taken in 2017 and 2016 - 95 basis points

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Business Segments
Sales by business segment were as follows ($ in millions):

	Six-Month Period Ended		For the Year Ended December 31
	June 28, 2019	June 29, 2018	2018	2017	2016
Specialty Products & Technologies	$696.1	$704.3	$1,369.8	$1,310.6	$1,247.0
Equipment & Consumables	675.7	701.7	1,474.7	1,500.3	1,538.4
Total	$1,371.8	$1,406.0	$2,844.5	$2,810.9	$2,785.4
SPECIALTY PRODUCTS & TECHNOLOGIES
Our Specialty Products & Technologies segment develops, manufactures and markets dental implant systems, dental prosthetics and associated treatment software and technologies, as well as orthodontic bracket systems, aligners and lab products.
Specialty Products & Technologies Selected Financial Data

	Six-Month Period Ended		For the Year Ended December 31
($ in millions)	June 28, 2019	June 29, 2018	2018	2017	2016
Sales	$696.1	$704.3	$1,369.8	$1,310.6	$1,247.0
Operating profit	120.6	135.2	241.3	246.0	226.0
Depreciation	9.2	8.7	17.9	19.4	22.1
Amortization	29.0	29.8	59.0	52.4	52.8
Operating profit as a % of sales	17.3%	19.2%	17.6%	18.8%	18.1%
Depreciation as a % of sales	1.3%	1.2%	1.3%	1.5%	1.8%
Amortization as a % of sales	4.2%	4.2%	4.3%	4.0%	4.2%
Core Sales Growth

	Six-Month Period Ended June 28, 2019 vs. Comparable 2018 Period	2018 vs. 2017	2017 vs. 2016
Total sales growth (GAAP)	(1.0)%	4.5%	5.0%
Less the impact of:
Currency exchange rates	3.0%	(1.0)%	(1.0)%
Core sales growth (non-GAAP)	2.0%	3.5%	4.0%
Six-Month Period Ended June 28, 2019 Compared to the Six-Month Period Ended June 29, 2018
Price in the segment negatively impacted sales growth by  1.0%  on a year-over-year basis in the six -month period ended June 28, 2019 , and is reflected as a component of core sales growth.
Core sales growth for the segment was led by high-growth markets, primarily China, and North America, for the six -month period ended June 28, 2019 . Core sales growth for implant systems was driven by demand for premium implant systems and equipment partially offset by lower demand for value implant systems. Geographically, demand for implant systems increased primarily in China and North America. Increased demand for orthodontic products during the six -month period was partially due to recent product launches. Core sales for orthodontic products increased in the high-growth markets, led by China, and in North America, during the six -month period.
Operating profit margins decreased  190  basis points during the  six -month period ended June 28, 2019  as compared to the comparable period of  2018 . The following factors unfavorably impacted year-over-year operating profit margin comparisons:

•
Unfavorable product mix, lower overall sales price, incremental year-over-year costs associated with various new product development, sales, service and marketing growth investments and the impact of foreign currency exchange rates in the six-month period ended June 28, 2019 , net of higher 2019 core sales and incremental year-over-year cost savings associated with continuing productivity improvement initiatives taken in 2018 - 190 basis points

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2018 Compared to 2017
Price in the segment negatively impacted sales growth by 0.5% on a year-over-year basis during 2018 as compared to 2017, and is reflected as a component of core sales growth.
Geographically, year-over-year core sales growth in 2018 was led by the high-growth markets, primarily China, and North America. Core sales for implant systems increased, driven by demand in North America and the high-growth markets. Core sales growth for orthodontic products was led by China and Russia partially offset by weaker demand in North America.
Operating profit margins declined 120 basis points during 2018 as compared to 2017. The following factors impacted year-over-year operating profit margin comparisons:
2018 vs 2017 operating profit margin comparisons were favorably impacted by:

•	Incremental year-over-year costs related to productivity improvement initiatives taken in 2017 - 20 basis points
2018 vs 2017 operating profit margin comparisons were unfavorably impacted by:

•
Incremental year-over-year costs associated with sales and marketing growth investments, unfavorable product mix and lower overall pricing, partially offset by higher 2018 sales from existing businesses, cost savings associated with productivity improvement initiatives taken in 2018 and 2017 and year-over-year changes in currency exchange rates - 140 basis points

In 2018, we determined that certain trade names in the segment were finite-lived and we began amortizing these trade names as of January 1, 2018. This determination resulted in an increase in amortization expense as a percentage of sales during 2018 as compared to 2017.
2017 Compared to 2016
Price increases in the segment did not have a significant impact on sales growth during 2017 as compared with 2016.
Year-over-year core sales growth in 2017 was driven by increased demand in high-growth markets, primarily China and Russia, and North America. Demand for implant solutions drove core sales growth in 2017 as compared to 2016, as demand increased in North America and in high-growth markets. Core sales growth for orthodontic products was driven by increased demand in China partially offset by weaker demand in North America.
Operating profit margins increased 70 basis points during 2017 as compared to 2016. The following factors impacted year-over-year operating profit margin comparisons:
2017 vs. 2016 operating profit margin comparisons were favorably impacted by:

•
Higher 2017 sales from existing businesses and incremental year-over-year cost savings associated with the continuing productivity improvement initiatives taken in 2017 and 2016, net of the effect of year-over-year costs associated with various new product development and sales and marketing growth investments and year-over-year changes in foreign currency exchange rates - 160 basis points

2017 vs. 2016 operating profit margin comparisons were unfavorably impacted by:

•	Incremental year-over-year costs related to productivity improvement initiatives in 2017 - 70 basis points

•	The incremental net dilutive effect in 2017 of acquired businesses - 20 basis points
EQUIPMENT & CONSUMABLES
Our Equipment & Consumables segment develops, manufactures and markets dental equipment and supplies used in dental offices, including digital imaging systems, software and other visualization/magnification systems; handpieces and associated consumables; treatment units and other dental practice equipment; endodontic systems and related consumables; restorative materials and instruments, rotary burs, impression materials, bonding agents and cements and infection prevention products.

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Equipment & Consumables Selected Financial Data

	Six-Month Period Ended		For the Year Ended December 31
($ in millions)	June 28, 2019	June 29, 2018	2018	2017	2016
Sales	$675.7	$701.7	$1,474.7	$1,500.3	$1,538.4
Operating profit	17.0	26.9	120.5	152.9	201.2
Depreciation	9.9	10.4	20.3	19.3	20.1
Amortization	16.0	15.7	31.6	29.3	30.6
Operating profit as a % of sales	2.5%	3.8%	8.2%	10.2%	13.1%
Depreciation as a % of sales	1.5%	1.5%	1.4%	1.3%	1.3%
Amortization as a % of sales	2.4%	2.2%	2.1%	2.0%	2.0%
Core Sales Growth

	Six-Month Period Ended June 28, 2019 vs. Comparable 2018 Period	2018 vs. 2017	2017 vs. 2016
Total sales growth (GAAP)	(3.5)%	(1.5)%	(2.5)%
Less the impact of:
Acquisitions and other	—%	(0.5)%	—%
Currency exchange rates	3.5%	(0.5)%	(1.0)%
Core sales growth (non-GAAP)	—%	(2.5)%	(3.5)%
Six-Month Period Ended June 28, 2019 Compared to the Six-Month Period Ended June 29, 2018
Price in the segment negatively impacted sales growth by  0.5%  on a year-over-year basis in the six -month period ended June 28, 2019 , and is reflected as a component of core sales growth.
Core sales for the segment were essentially flat in the six -month period ended June 28, 2019 , as demand in the high-growth markets was offset by lower sales in Western Europe and North America. Equipment core sales increased in China and North America led by demand for imaging equipment, and was partially offset by softness in Western Europe. Core sales of traditional consumables declined in the six -month period as increased demand in the high-growth markets was more than offset by softness in North America and Western Europe.
Operating profit margins decreased  130  basis points during the  six -month period ended June 28, 2019  as compared to the comparable period of  2018 . The following factors unfavorably impacted year-over-year operating profit margin comparisons:

•
Unfavorable product mix due to lower sales of traditional consumables in 2019 , lower overall sales price, incremental year-over-year costs associated with sales and marketing growth investments and new product development initiatives in 2019 , net of lower productivity improvement and restructuring related charges in 2019 compared to 2018 , cost savings associated with productivity initiatives taken in  2018 , higher 2019 core sales of equipment and the impact of foreign currency exchange rates -130  basis points

2018 Compared to 2017
Price in the segment negatively impacted sales growth by 0.5% on a year-over-year basis during 2018 as compared with 2017 and is reflected as a component of core sales growth.
Year-over-year core sales declined as lower demand in North America and Western Europe more than offset increased demand in high-growth markets. Core sales of equipment declined in 2018 primarily due to declines in North America due to the realignment of distributors and manufacturers in the dental industry. Demand for traditional consumable product lines in North America and Western Europe declined year-over-year reflecting inventory destocking by several distribution partners. We have begun to see stability in the North America end-markets for equipment and traditional consumables.
Operating profit margins declined 200 basis points during 2018 as compared to 2017. The following factors impacted year-over-year operating profit margin comparisons:

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2018 vs 2017 operating profit margin comparisons were favorably impacted by:

•	Trade name impairments and the cost of related productivity improvement initiatives in 2017 - 65 basis points
2018 vs 2017 operating profit margin comparisons were unfavorably impacted by:

•
Lower 2018 sales of equipment and traditional consumables, lower overall pricing, incremental year-over-year costs associated with sales and marketing growth investments and the impact of year-over-year changes in foreign currency exchange rates, net of cost savings associated with productivity initiatives taken in 2018 and 2017 - 255 basis points

•	The incremental net dilutive effect in 2018 of acquired businesses - 10 basis points
2017 Compared to 2016
Price in the segment negatively impacted sales growth by 0.5% on a year-over-year basis during 2017 as compared with 2016 and is reflected as a component of core sales growth.
Geographically, year-over-year core sales declined as lower demand in North America and Western Europe more than offset strong demand in high-growth markets. Equipment core sales were essentially flat during 2017, as increased demand in high-growth markets was offset by declines in the United States and Western Europe, particularly later in the year for North America due to the realignment of dental equipment distributors and manufacturers. Demand for traditional consumable product lines in North America and Western Europe declined year-over-year reflecting inventory destocking by several distribution partners.
Operating profit margins declined 290 basis points during 2017 as compared to 2016. The following factors unfavorably impacted year-over-year operating profit margin comparisons:

•
Lower 2017 core sales from existing businesses, incremental year-over-year costs associated with various new product development, sales and marketing growth investments, the effect of year-over-year changes in currency exchange rates and unfavorable product mix due to lower sales of traditional consumables in 2017, net of incremental year-over-year cost savings associated with the continuing productivity improvement initiatives taken in 2017 and 2016 - 285 basis points

•	Trade name impairments and the cost of related productivity improvement initiatives in 2017 - 5 basis points
COST OF SALES AND GROSS PROFIT

	Six-Month Period Ended		For the Year Ended December 31
($ in millions)	June 28, 2019	June 29, 2018	2018	2017	2016
Sales	$1,371.8	$1,406.0	$2,844.5	$2,810.9	$2,785.4
Cost of sales	(615.1)	(607.3)	(1,242.7)	(1,189.7)	(1,184.3)
Gross profit	$756.7	$798.7	$1,601.8	$1,621.2	$1,601.1
Gross profit margin	55.2%	56.8%	56.3%	57.7%	57.5%
Six-Month Period Ended June 28, 2019 Compared to the Six-Month Period Ended June 29, 2018
The increase in cost of sales during the six -month period ended June 28, 2019 as compared to the comparable period in 2018 was primarily due to higher core sales, partially offset by lower spending on productivity initiatives in 2019 and the impact of foreign currency exchange rates.
The year-over-year decrease in gross profit margins during the six -month period ended June 28, 2019 as compared to the comparable period in 2018 was due primarily to unfavorable product mix and lower overall pricing, partially offset by higher core sales, the impact of foreign currency exchange rates and incremental year-over-year cost savings associated with restructuring activities and continued productivity improvement actions taken in 2018 .
2018 Compared to 2017
Cost of sales increased $53.0 million, or 4.5%, during 2018 as compared with 2017 due primarily to the impact of higher sales volumes of specialty products, product mix and the impact of foreign currency exchange rates partially offset by lower sales of equipment and traditional consumables and incremental year-over-year cost savings associated with the restructuring and continued productivity improvement actions taken in 2018 and 2017.

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Gross profit margins decreased 140 basis points on a year-over-year basis during 2018 as compared to 2017, due primarily to unfavorable product mix, lower overall pricing and the impact of foreign currency exchanges rates, partially offset by incremental year-over-year cost savings associated with restructuring activities and continued productivity improvement actions taken in 2018 and 2017.
2017 Compared to 2016
Cost of sales increased $5.4 million, or 0.5%, during 2017 as compared with 2016 as increased costs due to higher sales of equipment and specialty products and the impact of foreign currency exchange rates was mostly offset by decreased costs due to lower sales of traditional consumables, a decrease in productivity improvement and restructuring related charges and incremental year-over-year cost savings associated with the continued productivity improvement actions taken in 2017 and 2016.
Gross profit margins increased 20 basis points on a year-over-year basis during 2017 as compared to 2016, due primarily to higher sales of specialty products and the incremental year-over-year cost savings associated with restructuring actions and continued productivity improvements taken in 2017 and 2016, partially offset by unfavorable product mix in 2017 and the impact of foreign currency exchange rates.
OPERATING EXPENSES

	Six-Month Period Ended		For the Year Ended December 31
($ in millions)	June 28, 2019	June 29, 2018	2018	2017	2016
Sales	$1,371.8	$1,406.0	$2,844.5	$2,810.9	$2,785.4
Selling, general and administrative expenses	552.9	563.2	1,131.4	1,062.2	1,055.5
Research and development expenses	83.0	86.1	172.0	172.4	142.8
SG&A as a % of sales	40.3%	40.1%	39.8%	37.8%	37.9%
R&D as a % of sales	6.1%	6.1%	6.0%	6.1%	5.1%
Six-Month Period Ended June 28, 2019 Compared to the Six-Month Period Ended June 29, 2018
The year-over-year increase  in SG&A expenses as a percentage of sales for the six -month period ended June 28, 2019  as compared to the comparable period in  2018 was primarily due to continued investments in sales and marketing growth initiatives in 2019, partially offset by incremental year-over-year savings associated with the restructuring and continued productivity improvement actions taken in 2018 .
Year-over-year, R&D expenses (consisting principally of internal and contract engineering personnel costs) remained constant as a percentage of sales for the six -month period ended June 28, 2019  as compared to the comparable period in  2018 due primarily to year-over-year increases in spending in our new product development initiatives within the Equipment & Consumables segment, partially offset by decreases in spending on new product development initiatives within our Specialty Products & Technologies segment and lower sales in 2019 .
2018 Compared to 2017
SG&A expenses as a percentage of sales increased 200 basis points on a year-over-year basis for 2018 compared to 2017. The increase was primarily due to continued investments in sales and marketing growth initiatives and a provision for legal matters of $36 million, partially offset by incremental year-over-year savings associated with the restructuring and continued productivity improvement actions taken in 2018 and 2017 and lower costs associated with 2018 restructuring actions compared to 2017 restructuring actions.
R&D expenses as a percentage of sales decreased 10 basis points on a year-over-year basis in 2018 as compared to 2017 primarily as a result of increased sales in 2018. Total R&D spending was essentially flat on a year-over-year basis in 2018 as compared to 2017.
2017 Compared to 2016
SG&A expenses as a percentage of sales decreased 10 basis points on a year-over-year basis for 2017 compared to 2016. The year-over-year decrease reflects year-over-year cost savings associated with 2017 and 2016 restructuring actions and continuing productivity improvement initiatives, partially offset by increased costs associated with restructuring and continuing productivity improvements taken in 2017 and continued investments in sales and marketing growth initiatives.

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R&D expenses as a percentage of sales increased 100 basis points on a year-over-year basis in 2017 as compared to 2016 due primarily to increases in spending in the new product development initiatives in both the Specialty Products & Technologies and Equipment & Consumables segments.
NONOPERATING INCOME (EXPENSE), NET
As described in Note 10 to the audited Combined Financial Statements, we adopted ASU No. 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost on January 1, 2017. The ASU requires us to disaggregate the service cost component from the other components of net periodic benefit costs and requires us to present the other components of net periodic benefit cost in nonoperating income (expense), net. The ASU requires application on a retrospective basis. The other components of net periodic benefit costs included in nonoperating income (expense), net for the  six -month periods ended June 28, 2019 and June 29, 2018 were $1.4 million and $0.4 million , respectively. The other components of net periodic benefit costs included in nonoperating income (expense), net for the years ended December 31, 2018 , 2017 and 2016 were $ 2.7 million , $ 0.1 million , and $(1.1) million , respectively.
INCOME TAXES
General
Income tax expense and deferred tax assets and liabilities reflect management’s assessment of future taxes expected to be paid on items reflected in our Combined Financial Statements. We record the tax effect of discrete items and items that are reported net of their tax effects in the period in which they occur.
Our effective tax rate can be affected by changes in the mix of earnings in countries with different statutory tax rates (including as a result of business acquisitions and dispositions), changes in the valuation of deferred tax assets and liabilities, accruals related to contingent tax liabilities and period-to-period changes in such accruals, the results of audits and examinations of previously filed tax returns (as discussed below), the expiration of statutes of limitations, the implementation of tax planning strategies, tax rulings, court decisions, settlements with tax authorities and changes in tax laws and regulations, including the TCJA and legislative policy changes that may result from the OECD’s initiative on Base Erosion and Profit Shifting. For a description of the tax treatment of earnings that are planned to be reinvested indefinitely outside the United States, refer to “—Liquidity and Capital Resources” below.
The amount of income taxes we pay is subject to ongoing audits by federal, state and foreign tax authorities, which often result in proposed assessments. Management performs a comprehensive review of our global tax positions on a quarterly basis. Based on these reviews, the results of discussions and resolutions of matters with certain tax authorities, tax rulings and court decisions and the expiration of statutes of limitations, reserves for contingent tax liabilities are accrued or adjusted as necessary. For a discussion of risks related to these and other tax matters, refer to “Risk Factors.”
On December 22, 2017, the TCJA was enacted, substantially changing the U.S. tax system and affecting us in a number of ways. Notably, the TCJA:

•	established a flat corporate income tax rate of 21.0% on U.S. earnings;

•	imposed a one-time tax on unremitted cumulative non-U.S. earnings of foreign subsidiaries, which we refer to in this prospectus as the “Transition Tax;”

•
imposed a new minimum tax on certain non-U.S. earnings, irrespective of the territorial system of taxation, and generally allows for the repatriation of future earnings of foreign subsidiaries without incurring additional U.S. taxes by transitioning to a territorial system of taxation;

•	subjected certain payments made by U.S. companies to related foreign companies to certain minimum taxes (Base Erosion Anti-Abuse Tax);

•
eliminated certain prior tax incentives for manufacturing in the United States and created an incentive for U.S. companies to sell, lease or license goods and services abroad by allowing for a reduction in taxes owed on earnings related to such sales;

•	allowed the cost of investments in certain depreciable assets acquired and placed in service after September 27, 2017 to be immediately expensed; and

•	reduced deductions with respect to certain compensation paid to specified executive officers.

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As U.S. GAAP accounting for income taxes requires the effect of a change in tax laws or rates to be recognized in income from continuing operations for the period that includes the enactment date, we recognized an estimate of the impact of the TCJA in the year ended December 31, 2017 under the separate return method. As a result of the TCJA, we recognized a provisional tax liability of $36 million in 2017 for the Transition Tax. We also remeasured U.S. deferred tax assets and liabilities based on the income tax rates at which the deferred tax assets and liabilities are expected to reverse in the future (generally 21%), resulting in an income tax benefit of $73 million in 2017.
Due to the complexities involved in accounting for the enactment of the TCJA, SEC Staff Accounting Bulletin No. 118 (“SAB No. 118”) allowed us to record provisional amounts in earnings for the year ended December 31, 2017. Where reasonable estimates could be made, the provisional accounting was based on such estimates. When no reasonable estimate could be made, SAB No. 118 required the accounting to be based on the tax law in effect before the TCJA. We were required to complete our tax accounting for the TCJA when we had obtained, prepared and analyzed the information to complete the income tax accounting but no later than December 22, 2018.
Accordingly, during 2018, we completed our accounting for the tax effects of the enactment of the TCJA based on our interpretation of the new tax regulations and related guidance issued by the U.S. Department of the Treasury and the Internal Revenue Service. The net tax effect to adjust the provisional amount was not material to our financial statements. Due to the complexity and recent issuance of these tax regulations, management’s interpretations of the impact of these rules could be subject to challenge by the taxing authorities.
The TCJA imposes tax on U.S. stockholders for global intangible low-taxed income (GILTI) earned by certain foreign subsidiaries. We are required to make an accounting policy election of either: (1) treating taxes due on future amounts included in U.S. taxable income related to GILTI as a current period tax expense when incurred (the “period cost method”); or (2) factoring such amounts into our measurement of our deferred tax expense (the “deferred method”). As of December 31, 2017, we were still analyzing our global income and did not record a GILTI-related deferred tax amount. In 2018, we elected the period cost method for our accounting for GILTI.
Year-Over-Year Changes in the Tax Provision and Effective Tax Rate

	Six-Month Period Ended		For the Year Ended December 31
	June 28, 2019	June 29, 2018	2018	2017	2016
Effective tax rate	18.7%	23.0%	23.4%	22.1%	32.3%
Our effective tax rate for each of the six-month periods ended June 28, 2019 and June 29, 2018 , and full year 2018 , 2017 and 2016 differs from the U.S. federal statutory rates of 21.0% for 2019 and 2018 and 35.0% for 2017 and 2016 , due principally to our earnings outside the United States that are indefinitely reinvested and taxed at rates different than the U.S. federal statutory rate. In addition:

•
The effective tax rate of 18.7% for the six-month period ended June 28, 2019  differs from the U.S. federal statutory rate of 21.0% due principally to the impact of net discrete tax benefits related primarily to the excess tax benefits associated with the exercise of employee stock options and vesting of RSUs, as well as the release of reserves upon the expiration of statutes of limitation. These discrete tax benefits decreased the reported rate by 4.3% . These benefits were partially offset by the impact of earnings outside the United States which generally are taxed at rates higher than the U.S. federal rate.

•
The effective tax rate of 23.0% for the six-month period ended June 29, 2018  was higher than the U.S. federal statutory rate of 21.0% due principally to the impact of our earnings outside the United States which overall are taxed at rates higher than the U.S. federal rate. The effective tax rate for the six-month period ended June 29, 2018 also includes increases in net reserves from audit settlements, partially offset by excess tax benefits associated with the exercise of employee stock options and vesting of RSUs, as well as the release of reserves upon the expiration of statutes of limitation, which increased the reported rate by 10 basis points.

•
The effective tax rate of 23.4% in 2018 includes 60 basis points of net discrete tax benefits primarily related to the excess tax benefit associated with the exercise of employee stock options and vesting of RSUs, as well as the release of reserves upon the expiration of statutes of limitation, partially offset by increases in net reserves from audit settlements.

•
The effective tax rate of 22.1% in 2017 includes 900 basis points of net discrete tax benefits primarily related to the revaluation of net U.S. deferred tax liabilities from 35.0% to 21.0% due to the TCJA as well as the excess tax benefit related to the exercise of employee stock options and vesting of RSUs, partially offset by income tax expense related

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to the Transition Tax on foreign earnings due to the TCJA as well as a valuation allowance on losses attributable to certain foreign jurisdictions.

•
The effective tax rate of 32.3% in 2016 includes 60 basis points of net discrete tax benefits primarily from the release of valuation allowances on certain foreign net operating losses, partially offset by reduction of net operating loss benefits due to an audit settlement.

We conduct business globally, and Parent files numerous consolidated and separate income tax returns in the U.S. federal, state and foreign jurisdictions. The non-U.S. countries in which we have a material presence include Canada, China, Finland, Germany and Switzerland. We believe that a change in the statutory tax rate of any individual foreign country would not have a material effect on our Combined Financial Statements given the geographic dispersion of our taxable income.
Parent and its subsidiaries (including our businesses) are routinely examined by various domestic and international taxing authorities. The IRS has completed substantially all of the examinations of certain of Parent’s federal income tax returns through 2011 and is currently examining certain of Parent’s federal income tax returns for 2012 through 2017. In addition, Parent has subsidiaries (including our businesses) in Germany, India, Japan, Sweden and Switzerland and in states and other local jurisdictions that are currently under audit for years ranging from 2007 through 2017.
As part of Parent, the amount of income taxes we pay is subject to ongoing audits by federal, state and foreign tax authorities, which often result in proposed assessments. Management performs a comprehensive review of our global tax positions on a quarterly basis. Based on these reviews, the results of discussions and resolutions of matters with certain tax authorities, tax rulings and court decisions and the expiration of statutes of limitations, reserves for contingent tax liabilities are accrued or adjusted as necessary. For a discussion of risks related to these and other tax matters, refer to “Risk Factors.”
QUARTERLY RESULTS OF OPERATIONS AND KEY METRICS
The following table sets forth key metrics from our unaudited quarterly results of operations for each of the quarterly periods for the six -month period ended June 28, 2019 and for the year ended December 31, 2018. These unaudited quarterly results of operations have been prepared on the same basis as our audited combined financial statements included elsewhere in this prospectus. In the opinion of management, the quarterly results of operations from which the below information has been derived reflects all adjustments (consisting of only normal recurring accruals) necessary to fairly present our results of operations for these periods. Our historical results are not necessarily indicative of the results that may be expected in the future.

($ in millions)	Three-Month Period Ended
	June 28, 2019	March 29, 2019	December 31, 2018	September 28, 2018	June 29, 2018	March 30, 2018
Envista:
Sales	$712.1	$659.7	$759.0	$679.5	$733.4	$672.6
Gross profit	393.6	363.1	422.2	380.9	423.2	375.5
Operating profit	75.9	44.9	67.6	81.4	100.8	48.6
Gross profit as a % of sales	55.3%	55.0%	55.6%	56.1%	57.7%	55.8%
Operating profit as a % of sales	10.7%	6.8%	8.9%	12.0%	13.7%	7.2%

Specialty Products & Technologies:
Sales	$347.3	$348.8	$347.2	$318.3	$349.8	$354.5
Operating profit	54.5	66.1	54.6	51.5	64.6	70.6
Operating profit as a % of sales	15.7%	19.0%	15.7%	16.2%	18.5%	19.9%

Equipment & Consumables:
Sales	$364.8	$310.9	$411.8	$361.2	$383.6	$318.1
Operating profit	29.2	(12.2)	56.7	36.9	42.9	(16.0)
Operating profit as a % of sales	8.0%	(3.9)%	13.8%	10.2%	11.2%	(5.0)%

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Core Sales Growth (1)
The following table presents a reconciliation of our quarterly total sales growth to core sales growth in total and by segment:

		Three-Month Period Ended
	Q2‘19 vs. Q2’18	Q1‘19 vs. Q1’18	Q4‘18 vs. Q4’17	Q3‘18 vs. Q3’17	Q2‘18 vs. Q2’17	Q1‘18 vs. Q1’17
Envista:
Total sales growth (GAAP)	(3.0)%	(2.0)%	—%	(2.0)%	4.5%	2.5%
Less the impact of:
Currency exchange rates	2.5%	4.5%	2.5%	1.5%	(2.5)%	(5.5)%
Core sales growth (non-GAAP)	(0.5)%	2.5%	2.5%	(0.5)%	2.0%	(3.0)%

Specialty Products & Technologies:
Total sales growth (GAAP)	(0.5)%	(1.5)%	—%	2.5%	6.5%	9.5%
Less the impact of:
Currency exchange rates	2.5%	4.0%	2.5%	1.5%	(2.5)%	(6.0)%
Core sales growth (non-GAAP)	2.0%	2.5%	2.5%	4.0%	4.0%	3.5%

Equipment & Consumables:
Total sales growth (GAAP)	(5.0)%	(2.5)%	—%	(6.0)%	2.5%	(4.0)%
Less the impact of:
Acquisitions and other	—%	—%	—%	(0.5)%	(0.5)%	—%
Currency exchange rates	3.0%	5.0%	2.5%	1.5%	(1.5)%	(5.0)%
Core sales growth (non-GAAP)	(2.0)%	2.5%	2.5%	(5.0)%	0.5%	(9.0)%

(1)
Core sales is a non-GAAP measure. Please refer to “Statement Regarding Non-GAAP Measures” in the “Summary—Summary Historical and Pro Forma Combined Financial Data” section of this prospectus for the definition of core sales and additional information regarding this measure.

Quarterly Trends
Sales and Core Sales Growth
As a result of our geographic diversity, our quarterly sales and the year-over-year sales comparison are significantly impacted by foreign currency exchange rates. Based on historical experience, we generally have more sales in the second half of the calendar year than in the first half of the calendar year, with the first quarter typically having the lowest sales of the year. Based on historical customer buying patterns, we generally have more sales in the fourth quarter than in any other quarter of the year, driven in particular by our customer’s capital spending for products in our Equipment & Consumables segment.
In the first three quarters of 2018, increases in demand in our Specialty Products & Technologies segment was generally offset by a decline in demand in our Equipment & Consumables segment. On a year-over-year basis, demand for products and services in our Specialty Products & Technologies segment has increased in each of the last six quarters. On a year-over-year basis, demand for products and services in our Equipment & Consumables segment generally declined in the first three quarters of 2018 due in part to the realignment of certain distribution relationships in North America and distributor inventory destocking in developed markets. In the three-month periods ended December 31, 2018 and March 29, 2019, we experienced stabilization after the realignment of the distribution relationships and core sales in the Equipment & Consumables segment increased. In the three-month period ended June 28, 2019 , core sales in our Equipment & Consumables segment declined as demand in the high-growth markets was more than offset by lower sales of traditional consumables in the developed markets. There are no assurances that these historical quarterly trends will continue in the future.
Operating Profit
As a result of the seasonality in our sales, profitability in our Equipment & Consumables segment also tends to be lower in the first quarter and higher in the second half of the year. In addition to the impact of seasonality and sales volumes, our quarterly operating profit for each of the six quarters presented is impacted by variability each quarter in productivity improvement and restructuring related charges and other items. Our operating profit for the three-month period ended December 31, 2018 of $68

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million also includes costs and the estimated liability related to a legal contingency of $36 million. There are no assurances that these historical quarterly trends will continue in the future.
For further commentary of the six-month period ended June 28, 2019 and for the year ended December 31, 2018, please refer to the “Results of Operations” section of this prospectus.
COMPREHENSIVE INCOME
Six-Month Period Ended June 28, 2019 Compared to the Six-Month Period Ended June 29, 2018
Comprehensive income increased $31 million in the six -month period ended June 28, 2019 as compared to the comparable period of 2018 primarily driven by changes in foreign currency translation adjustments in the periods. During the six -month periods ended June 28, 2019 and June 29, 2018 , losses from foreign currency translation adjustments were $7 million and $55 million , respectively, resulting in a decrease in losses from foreign currency translation adjustments of $48 million in the six -month period in 2019 versus the comparable period in 2018 . The decrease in losses from foreign currency translation adjustments was partially offset by a $16 million decrease in net earnings in the six -month period ended June 28, 2019 as compared to the comparable period of 2018 .
2018 Compared to 2017
Comprehensive income decreased $397 million in 2018 as compared to 2017, primarily due to a loss of $85 million from foreign currency translation adjustments in 2018 as compared to a translation gain of $252 million in 2017 as well as lower net earnings in 2018. We also recorded a gain on pension plan adjustments of $7 million for 2018 compared to a loss of $3 million for 2017.
2017 Compared to 2016
Comprehensive income increased $317 million in 2017 as compared to 2016, primarily due to increased net earnings and an increased gain from foreign currency translation adjustments compared to 2016. We recorded a foreign currency translation gain of $252 million for 2017 compared to a translation loss of $37 million for 2016. We also recorded a loss on pension plan adjustments of $3 million for 2017 compared to a loss of $2 million for 2016.
INFLATION
The effect of inflation on our sales and net earnings was not significant in the six -month periods ended June 28, 2019 and June 29, 2018 or in any of the years ended December 31, 2018 , 2017 or 2016 .
LIQUIDITY AND CAPITAL RESOURCES
We have historically participated in Danaher’s centralized approach to cash management and financing of its operations. Our financial transactions are accounted for through our net Parent investment account. Accordingly, none of Danaher’s cash, cash equivalents or debt at the corporate level has been assigned to us in our Combined Financial Statements. Management assesses our liquidity in terms of our ability to generate cash to fund our operating and investing activities. We continue to generate substantial cash from operating activities and believe that our operating cash flow and other sources of liquidity will be sufficient following the separation to allow us to manage our capital structure on a short-term and long-term basis and continue investing in existing businesses and consummating strategic acquisitions.

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Following is an overview of our cash flows and liquidity:
Overview of Cash Flows and Liquidity

	Six-Month Period Ended		Year Ended December 31
($ in millions)	June 28, 2019	June 29, 2018	2018	2017	2016
Net cash provided by operating activities	$112.7	$130.3	$400.1	$359.1	$417.0

Cash paid for acquisitions	$—	$—	$—	$—	$(5.0)
Payments for additions to property, plant and equipment	(42.1)	(30.6)	(72.2)	(48.9)	(49.1)
Proceeds from sales of property, plant and equipment	0.4	—	—	0.1	0.9
All other investing activities	(0.2)	(0.3)	(3.3)	(6.1)	(6.2)
Net cash used in investing activities	$(41.9)	$(30.9)	$(75.5)	$(54.9)	$(59.4)

Net transfers (to) from Parent	$(70.8)	$(99.4)	$(324.6)	$(215.2)	$(357.6)
Payment for purchase of noncontrolling interest and related transactions	—	—	—	(89.0)	—
Net cash used in financing activities	$(70.8)	$(99.4)	$(324.6)	$(304.2)	$(357.6)
Six-Month Period Ended June 28, 2019 Compared to the Six-Month Period Ended June 29, 2018
Net cash provided by operating activities decreased $17.6 million during the  six-month period ended   June 28, 2019  as compared to the comparable period of  2018 as a result of a decrease in net earnings as well as higher levels of cash used for trade accounts receivables and accounts payable on a year-over-year basis, partially offset by lower levels of cash used for inventories and accrued expenses. Net cash used in investing activities increased $11.0 million during the six-month period ended   June 28, 2019  as compared to the comparable period of  2018 , primarily due to an increase in capital expenditures in 2019 . Net cash used in financing activities decreased $ 28.6 million during the six-month period ended   June 28, 2019  as compared to the comparable period of  2018 as we transferred less cash back to Danaher in 2019 as compared to 2018 .
2018 Compared to 2017
Net cash provided by operating activities increased $41.0 million during 2018 as compared to 2017. A reduction in net earnings was more than offset by a reduction in cash used for trade accounts receivables, inventories and accounts payable compared with the prior year. The aggregate of prepaid expenses and other assets, deferred taxes and accrued expenses also provided a higher source of cash in 2018 compared to 2017. The timing of various employer related liabilities, customer funding and accrued expenses drove the majority of this change. Net cash used in investing activities increased $20.6 million during 2018 as compared to 2017, due primarily to an increase in capital expenditures during 2018 to increase production capacity in the Specialty Products & Technologies segment. Net cash used in financing activities increased $20.4 million during 2018 as compared to 2017 as we returned more cash to Danaher in 2018 as compared to 2017 partially offset by cash paid for the purchase of a noncontrolling interest in 2017.
2017 Compared to 2016
Net cash provided by operating activities decreased $57.9 million during 2017 as compared to 2016. Cash inflows generated from higher net earnings were offset by higher levels of cash used for trade accounts receivables, inventories and accounts payable and lower cash provided by accrued expenses and other liabilities. The change in deferred income taxes reflects the non-cash reduction in U.S. deferred taxes resulting from the enactment of the TCJA. Net cash used in investing activities decreased $4.5 million during 2017 as compared to 2016, due primarily to less cash paid for acquisitions during 2017. Net cash used in financing activities decreased $53.4 million during 2017 as compared to 2016. Cash paid to purchase the remaining noncontrolling interest and settle other related liabilities associated with one of our prior business combinations and cash returned to Danaher constituted the most significant uses of cash in 2017.
Capital Expenditures
Capital expenditures are made primarily for increasing capacity, replacing equipment, supporting new product development and improving information technology systems. Capital expenditures totaled $42.1 million in the six-month period ended June 28, 2019 , $30.6 million in the six-month period ended June 29, 2018 , $72.2 million in 2018 , $48.9 million in 2017 and $49.1 million in 2016 . The increase in capital expenditures in 2019 and 2018 was primarily driven by expenditures to increase

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production capacity in the Specialty Products & Technologies segment and expenditures related to becoming a standalone company.
Contractual Obligations
The following table sets forth, by period due or year of expected expiration, as applicable, a summary of our contractual obligations as of  December 31, 2018  under (1) operating lease obligations, (2) purchase obligations and (3) other long-term liabilities reflected on our Combined Balance Sheet under GAAP. There were no material changes in our contractual obligations as of June 28, 2019 compared to our contractual obligations as of December 31, 2018 . The amounts presented in the “Other long-term liabilities” line in the table below include  $27 million  of noncurrent gross unrecognized tax benefits and related interest (and do not include  $4 million  of current gross unrecognized tax benefits which are included in the “Accrued expenses and other liabilities” line on the Combined Balance Sheet). However, the timing of the long-term portion of these liabilities is uncertain, and therefore, they have been included in the “More Than 5 Years” column in the table below. Refer to Note 11 to the audited Combined Financial Statements for additional information on unrecognized tax benefits. Certain of our acquisitions also involve the potential payment of contingent consideration. The table below does not reflect any such obligations, as the timing and amounts of any such payments are uncertain. Refer to “Off-Balance Sheet Arrangements” for a discussion of other contractual obligations that are not reflected in the table below.

($ in millions)	Total	Less Than One Year	1-3 Years	4-5 Years	More Than 5 Years
Debt and capital lease obligations	$—	$—	$—	$—	$—
Operating lease obligations (a)	196.2	36.3	55.1	43.8	61.0
Purchase obligations (b)	77.7	73.5	4.2	—	—
Other long-term liabilities reflected on our balance sheet under GAAP (c)	374.2	—	67.4	29.8	277.0
Total	$648.1	$109.8	$126.7	$73.6	$338.0

(a)
As described in Note 13 to the audited Combined Financial Statements, certain leases require us to pay real estate taxes, insurance, maintenance and other operating expenses associated with the leased premises. These future costs are not included in the table above. As discussed in Note 2 to the audited Combined Financial Statements, we adopted Accounting Standards Codification (“ASC”) 842 related to lease accounting on January 1, 2019. Future minimum lease payments in the table above differ from the future lease liability recognized under ASC 842, as the lease liability recognized under ASC 842 discounts the lease payments while the minimum lease payments are not discounted. Additionally, ASC 842 allows a lessee to elect to combine or separate any non-lease components in an arrangement with the lease components for the calculation of the lease liability while the minimum lease payments exclude any non-lease components.

(b)
Consist of agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction.

(c)
Primarily consist of obligations under product service and warranty policies and allowances, performance and operating cost guarantees, estimated environmental remediation costs, self-insurance and litigation claims, pension obligations, deferred tax liabilities and deferred compensation obligations. The timing of cash flows associated with these obligations is based upon management’s estimates over the terms of these arrangements and is largely based upon historical experience.

Off-Balance Sheet Arrangements
Guarantees and Related Instruments
The following table sets forth, by period due or year of expected expiration, as applicable, a summary of off-balance sheet commitments of Parent, on our behalf, as of December 31, 2018. After the separation and this offering, such off-balance sheet commitments will become our contractual obligations.

	Amount of Commitment Expiration per Period
($ in millions)	Total	Less Than One Year	1-3 Years	4-5 Years	More Than 5 Years
Guarantees and related instruments	$75.7	$66.5	$1.7	$3.2	$4.3
Guarantees consist primarily of outstanding standby letters of credit and bank guarantees. These guarantees have been provided in connection with certain arrangements with vendors, customers, financing counterparties and governmental entities to secure our obligations and/or performance requirements related to specific transactions.

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Other Off-Balance Sheet Arrangements
In the normal course of business, we periodically enter into agreements that require us to indemnify customers, suppliers or other business partners for specific risks, such as claims for injury or property damage arising out of our products or services or claims alleging that our products or services infringe third-party intellectual property. We have not included any such indemnification provisions in the contractual obligations table above. Historically, we have not experienced significant losses on these types of indemnification obligations.
Debt Financing Transactions
Prior to the completion of this offering, we intend to (i) enter into a five-year, $250 million senior unsecured multi-currency revolving credit facility with a syndicate of banks, which we refer to as the “credit facility,” (ii) borrow approximately $1.3 billion pursuant to a term loan agreement we expect to enter into with a syndicate of banks (consisting of a three-year, $650 million senior unsecured term loan facility and a three-year, €600 million senior unsecured term loan facility), which we refer to as the “term loans,” and collectively with the credit facility, as the “debt financing” and (iii) enter into cross-currency swap derivative contracts on the U.S. dollar-denominated term loan to effectively convert the U.S. dollar-denominated term loan to obligations denominated in euros. As described in the section entitled “Use of Proceeds,” the proceeds from such $1.3 billion of borrowings will be paid to Danaher as partial consideration for Danaher’s transfer of the net assets of its Dental business to us. The debt financing will not be available for borrowings until the date on which certain conditions are satisfied, which we expect will be satisfied prior to the completion of this offering. We anticipate that the debt financing instruments will contain customary affirmative and negative covenants that, among other things, limit or restrict our and/or our subsidiaries ability, subject to certain exceptions, to incur liens or indebtedness, merge, consolidate or sell or otherwise transfer assets, make dividends or distributions, and enter into transactions with our affiliates. We also expect to be required to maintain compliance with a leverage ratio and an interest coverage ratio. We also anticipate that the debt financing instruments will contain customary events of default. For additional information regarding the debt financing, please refer to the section entitled “Description of Certain Indebtedness.”
Legal Proceedings
Please refer to Note 14 to the audited Combined Financial Statements included in this prospectus for information regarding legal proceedings and contingencies, and for a discussion of risks related to legal proceedings and contingencies, please refer to “Risk Factors—Risks Related to Our Businesses.”
QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK
We are exposed to market risk from changes in foreign currency exchange rates and commodity prices as well as credit risk, each of which could impact our Combined Financial Statements. We generally address our exposure to these risks through our normal operating activities.
Currency Exchange Rate Risk
We face transactional exchange rate risk from transactions with customers in countries outside the United States and from intercompany transactions between affiliates. Transactional exchange rate risk arises from the purchase and sale of goods and services in currencies other than our functional currency or the functional currency of our applicable subsidiary. We also face translational exchange rate risk related to the translation of financial statements of our foreign operations into U.S. dollars, our functional currency. Costs incurred and sales recorded by subsidiaries operating outside of the United States are translated into U.S. dollars using exchange rates effective during the respective period. As a result, we are exposed to movements in the exchange rates of various currencies against the U.S. dollar. In particular, we have more sales in European currencies than we have expenses in those currencies. Therefore, when European currencies strengthen or weaken against the U.S. dollar, operating profits are increased or decreased, respectively. The effect of a change in currency exchange rates on our net investment in international subsidiaries is reflected in the accumulated other comprehensive income (loss) component of Parent’s equity.
We have generally accepted the exposure to exchange rate movements without using derivative financial instruments to manage this risk. Both positive and negative movements in currency exchange rates against the U.S. dollar will therefore continue to affect the reported amount of sales and net earnings in our Combined Financial Statements. In addition, we have assets and liabilities held in foreign currencies. A 10% depreciation in major currencies relative to the U.S. dollar as of June 28, 2019 and December 31, 2018  would have reduced Parent’s equity by approximately $206 million and $214 million , respectively.
Credit Risk
We are exposed to potential credit losses in the event of nonperformance by counterparties to our financial instruments. Financial instruments that potentially subject us to credit risk primarily consist of receivables from customers. For additional information on our credit risk from customers, please refer to the section entitled “Business.”

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Our businesses perform credit evaluations of our customers’ financial conditions as appropriate and also obtain collateral or other security when appropriate.
Commodity Price Risk
For a discussion of risks relating to commodity prices, refer to “Risk Factors—Risks Related to Our Businesses.”
CRITICAL ACCOUNTING ESTIMATES
Management’s discussion and analysis of our financial condition and results of operations is based upon our Combined Financial Statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, sales and expenses, and related disclosure of contingent assets and liabilities. We base these estimates and judgments on historical experience, the current economic environment and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ materially from these estimates and judgments.
We believe the following accounting estimates are most critical to an understanding of our financial statements. Estimates are considered to be critical if they meet both of the following criteria: (1) the estimate requires assumptions about material matters that are uncertain at the time the estimate is made, and (2) material changes in the estimate are reasonably likely from period-to-period. For a detailed discussion on the application of these and other accounting estimates, refer to Note 2 to the audited Combined Financial Statements.
Acquired Intangibles—Our business acquisitions typically result in the recognition of goodwill, in-process R&D and other intangible assets, which affect the amount of future period amortization expense and possible impairment charges that we may incur. Refer to Notes 2, 4 and 7 to the audited Combined Financial Statements for a description of our policies relating to goodwill, acquired intangibles and acquisitions.
In performing our goodwill impairment testing, we estimate the fair value of our reporting units primarily using a market-based approach. In evaluating the estimates derived by the market-based approach, management makes judgments about the relevance and reliability of the multiples by considering factors unique to our reporting units, including operating results, business plans, economic projections, anticipated future cash flows, and transactions and marketplace data as well as judgments about the comparability of the market proxies selected. In certain circumstances, we will also estimate fair value utilizing a discounted cash flow analysis (i.e., an income approach) in order to validate the results of the market approach. The discounted cash flow model requires judgmental assumptions about projected sales growth, future operating margins, discount rates and terminal values. There are inherent uncertainties related to these assumptions and management’s judgment in applying them to the analysis of goodwill impairment.
As of December 31, 2018, we had three reporting units for goodwill impairment testing. Reporting units resulting from recent acquisitions generally present the highest risk of impairment. Management believes the impairment risk associated with these reporting units generally decreases as these businesses are integrated and better positioned for potential future earnings growth. Our annual goodwill impairment analysis in 2018 indicated that in all instances, the fair values of our reporting units exceeded their carrying values and consequently did not result in an impairment charge. The excess of the estimated fair value over carrying value (expressed as a percentage of carrying value for the respective reporting unit) for each of our reporting units as of the annual testing date ranged from approximately 15% to approximately 155%. In order to evaluate the sensitivity of the fair value calculations used in the goodwill impairment test, we applied a hypothetical 10% decrease to the fair values of each reporting unit and compared those hypothetical values to the reporting unit carrying values. Based on this hypothetical 10% decrease, the excess of the estimated fair value over carrying value (expressed as a percentage of carrying value for the respective reporting unit) for each of our reporting units ranged from approximately 5% to approximately 130%.
We review identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. We also test intangible assets with indefinite lives at least annually for impairment. Determining whether an impairment loss occurred requires a comparison of the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. These analyses require management to make judgments and estimates about future sales, expenses, market conditions and discount rates related to these assets.
If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may be overstated and a charge would need to be taken against net earnings which would adversely affect our Combined Financial Statements. Historically, our estimates of goodwill and intangible assets have been materially correct.
Contingent Liabilities—As discussed in Note 14 to the audited Combined Financial Statements, we are, from time to time, subject to a variety of litigation and similar contingent liabilities incidental to our business (or the business operations of previously owned entities). We recognize a liability for any contingency that is known or probable of occurrence and

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reasonably estimable. These assessments require judgments concerning matters such as litigation developments and outcomes, the anticipated outcome of negotiations, the number of future claims and the cost of both pending and future claims. In addition, because most contingencies are resolved over long periods of time, liabilities may change in the future due to various factors, including those discussed in Note 14 to the audited Combined Financial Statements. If the reserves we established with respect to these contingent liabilities are inadequate, we would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves, which would adversely affect our financial statements.
Revenue Recognition—On January 1, 2018, we adopted ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes nearly all existing revenue recognition guidance. Refer to Note 3 to the audited Combined Financial Statements and Note 2 to the unaudited Combined Financial Statements for additional information on our adoption of this ASU.
We derive revenues from the sale of products and services to customers, which includes end-users and distributors. Revenue is recognized when control over the promised products or services is transferred to the customer in an amount that reflects the consideration that we expect to receive in exchange for those goods or services. In determining if control has transferred, we consider whether certain indicators of the transfer of control are present, such as the transfer of title, present right to payment, significant risks and rewards of ownership and customer acceptance when acceptance is not a formality. To determine the consideration that the customer owes us, we must make judgments regarding the amount of customer allowances and rebates, as well as an estimate for product returns. Refer to Note 2 to the audited Combined Financial Statements for a description of our revenue recognition policies.
If our judgments regarding revenue recognition prove incorrect, our reported revenues in particular periods may be adversely affected. Historically, our estimates of revenue have been materially correct.
Corporate Allocations—We have historically operated as part of Danaher and not as a separate, publicly-traded company. Accordingly, certain shared costs have been allocated to us and are reflected as expenses in the accompanying financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to us for purposes of the carve-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if we had operated as a separate, publicly-traded entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses that we will incur in the future. Refer to Note 17 to the audited Combined Financial Statements and Note 11 to the unaudited Combined Financial Statements for a description of our corporate allocations and related-party transactions.
Pension Plans—For a description of our pension accounting practices, refer to Note 10 to the audited Combined Financial Statements. Calculations of the amount of pension costs and obligations depend on the assumptions used in the actuarial valuations, including assumptions regarding discount rates, expected return on plan assets, rates of salary increases, health care cost trend rates, mortality rates and other factors. If the assumptions used in calculating pension costs and obligations are incorrect or if the factors underlying the assumptions change (as a result of differences in actual experience, changes in key economic indicators or other factors) our financial statements could be materially affected. A 50 basis point reduction in the discount rates used for the plans for 2018 would have increased the net obligation by $12 million ($9 million on an after-tax basis) from the amounts recorded in the financial statements as of December 31, 2018. A 50 basis point increase in the discount rates used for the plans for 2018 would have decreased the net obligation by $12 million ($9 million on an after-tax basis) from the amounts recorded in the financial statements as of December 31, 2018.
Our plan assets consist of various insurance contracts, equity and debt securities as determined by the administrator of each plan. The estimated long-term rate of return for the plans was determined on a plan-by-plan basis based on the nature of the plan assets and ranged from 1.80% to 5.80%. If the expected long-term rate of return on plan assets for 2018 was reduced by 50 basis points, pension expense for the plans for 2018 would have increased $0.5 million ($0.4 million on an after-tax basis).
Income Taxes—For a description of our income tax accounting policies, refer to Notes 2 and 11 to the audited Combined Financial Statements. We establish valuation allowances for our deferred tax assets if it is more likely than not that some or all of the deferred tax asset will not be realized. This requires management to make judgments and estimates regarding: (1) the timing and amount of the reversal of taxable temporary differences, (2) expected future taxable income, and (3) the impact of tax planning strategies. Future changes to tax rates would also impact the amounts of deferred tax assets and liabilities and could have an adverse impact on our financial statements.
We provide for unrecognized tax benefits when, based upon the technical merits, it is “more likely than not” that an uncertain tax position will not be sustained upon examination. Judgment is required in evaluating tax positions and determining income tax provisions. We re-evaluate the technical merits of our tax positions and may recognize an uncertain tax benefit in certain circumstances, including when: (1) a tax audit is completed; (2) applicable tax laws change, including a tax case ruling or legislative guidance; or (3) the applicable statute of limitations expires.

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On December 22, 2017, the TCJA was enacted, which substantially changed the U.S. tax system, including lowering the corporate tax rate from 35% to 21% (beginning in 2018). While the changes from the TCJA were generally effective beginning in 2018, U.S. GAAP accounting for income taxes requires the effect of a change in tax laws or rates to be recognized in income from continuing operations for the period that includes the enactment date. Due to the complexities involved in accounting for the enactment of the TCJA, SAB No. 118 allowed us to record provisional amounts in earnings for the year ended December 31, 2017. Where reasonable estimates could be made, the provisional accounting was based on such estimates. When no reasonable estimate could be made, SAB No. 118 required the accounting to be based on the tax law in effect before the TCJA. We were required to complete our tax accounting for the TCJA when we had obtained, prepared and analyzed the information to complete the income tax accounting but no later than December 22, 2018. We completed our accounting for the tax effects of the enactment of the TCJA based on our interpretation of the new tax regulations and related guidance. The net tax effect to adjust the prior year provisional amounts was not material to our financial statements. Due to the complexity and recent issuance of these tax regulations, management’s interpretations of the impact of these rules could be subject to challenge by the taxing authorities. Some or all of these judgments are also subject to review by the IRS. If the IRS were to successfully challenge our right to realize some or all of the tax benefit we have recorded, or our interpretation of the law regarding certain items, or if the amount of the Transition Tax or other tax liabilities are understated, it could have a material adverse effect on our financial statements.
In addition, certain of Danaher’s tax returns are currently under review by tax authorities (refer to “—Results of Operations—Income Taxes” and Note 11 to the audited Combined Financial Statements).
An increase of 1.0% in our 2018 nominal tax rate would have resulted in an additional income tax provision for the year ended December 31, 2018 of $3 million.
NEW ACCOUNTING STANDARDS
For a discussion of the new accounting standards impacting us, refer to Note 2 to the audited Combined Financial Statements.

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THE SEPARATION AND DISTRIBUTION TRANSACTIONS
The Separation
Prior to the completion of this offering, we will enter into a separation agreement with Danaher. The separation agreement will set forth our agreements with Danaher regarding the principal actions to be taken in connection with the separation. It will also set forth other agreements that govern certain aspects of our relationship with Danaher following the separation. The following are the principal steps of the separation:

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Transfer of Assets and Liabilities— Pursuant to the separation agreement, Danaher will transfer to us substantially all of the assets and liabilities comprising its Dental business. In exchange for the assets to be transferred to us, we will, as consideration, issue to Danaher newly issued, fully paid and nonassessable shares of our common stock and pay Danaher all of the net proceeds we will receive from the sale of our common stock in this offering, including any net proceeds we receive as a result of any exercise of the underwriters’ option to purchase additional shares, and approximately $1.3 billion of proceeds from term debt financing that we will enter into prior to the closing of this offering, as further described in the section entitled “Description of Certain Indebtedness.”

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Transition Services Agreement—We and Danaher will enter into a transition services agreement that will be effective upon the separation and this offering, pursuant to which Danaher and its subsidiaries and we and our subsidiaries will provide to each other various services.

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Tax Matters Agreement—We and Danaher will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.

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Employee Matters Agreement—We and Danaher will enter into an employee matters agreement that will govern our and Danaher’s compensation and employee benefit obligations with respect to the employees and other service providers of each company, and generally will allocate liabilities and responsibilities relating to employment matters and employee compensation and benefit plans and programs.

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Intellectual Property Matters Agreement—We and Danaher will enter into an intellectual property matters agreement pursuant to which Danaher will grant to us a non-exclusive, royalty-free, fully paid-up, irrevocable, sublicensable (subject to certain restrictions) license to use certain intellectual property rights retained by Danaher. In addition, we will grant to Danaher a non-exclusive, royalty-free, fully paid-up, irrevocable, sublicensable (subject to certain restrictions) license to use certain intellectual property rights transferred to us.

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DBS License Agreement—We and Danaher will enter into a DBS license agreement pursuant to which Danaher will grant us a perpetual, non-exclusive, worldwide, and non-transferable license to use DBS solely in support of our business. In addition, we and Danaher will each license to each other improvements made by such party to DBS during the first two years of the term period of the DBS license agreement. The term of the DBS license agreement is perpetual, with the license to Envista continuing unless there is an uncured material breach by Envista. Upon a change of control of Envista, Envista's rights to receive services under the DBS license agreement will terminate, but Envista will be permitted to continue to use the DBS license even after it undergoes a change of control.

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Registration Rights Agreement—We and Danaher will enter into a registration rights agreement with Danaher pursuant to which we will grant Danaher and its affiliates certain registration rights with respect to our common stock owned by them.

For more information regarding the agreements we and Danaher intend to enter into, or have entered into, see “Certain Relationships and Related Person Transactions—Agreements with Danaher.”
The Distribution
Danaher has informed us that, following this offering, it intends to make a tax-free distribution to its stockholders of all or a portion of its remaining equity interest in us, which may include one or more distributions effected as a dividend to all Danaher stockholders, one or more distributions in exchange for Danaher shares or other securities, or any combination thereof. We refer to any such potential distribution as the “distribution.”
While, as of the date of this prospectus, Danaher intends to effect the distribution, Danaher has no obligation to pursue or consummate any further dispositions of its ownership interest in us, including through the distribution, by any specified date or at all. If pursued, the distribution may be subject to various conditions, including receipt of any necessary regulatory or other approvals, the existence of satisfactory market conditions and the receipt of a private letter ruling from the Internal Revenue Service, or IRS, and an opinion of counsel to the effect that the separation, together with such distribution, would be tax-free to

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Danaher and its stockholders for U.S. federal income tax purposes. The conditions to the distribution may not be satisfied, Danaher may decide not to consummate the distribution even if the conditions are satisfied or Danaher may decide to waive one or more of these conditions and consummate the distribution even if all of the conditions are not satisfied. The distribution is not being effected pursuant to this prospectus, and the underwriters of this offering are not acting as underwriters for the distribution.

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BUSINESS
Our Company
Envista is one of the largest global dental products companies with significant market positions in some of the most attractive segments of the dental products industry, including implants, orthodontics and digital imaging technologies. We develop, manufacture and market one of the most comprehensive portfolios of dental consumables, equipment and services to dental professionals covering an estimated 90% of dentists’ clinical needs for diagnosing, treating and preventing dental conditions as well as improving the aesthetics of the human smile. Our operating companies, Nobel Biocare Systems, Ormco and KaVo Kerr, serve more than 1 million dentists in over 150 countries through one of the largest commercial organizations in the dental products industry and through our dealer partners. Innovation is a core part of our strategy and we believe that in 2018, our research and development expenditure of $172 million was one of the highest R&D spends in the dental products industry. Our business is deeply rooted in the Danaher operating culture, with an executive officer team that has over 50 collective years of service with Danaher leading a team of over 12,000 employees. In 2018, we generated total sales of $2,845 million, of which approximately 70% were derived from sales of consumables, services and spare parts.
As a platform of Danaher Corporation, Envista was built through the acquisition and integration of over 25 leading dental businesses and brands over the course of more than 15 years. Since 2016, we have leveraged the Danaher Business System (“DBS”) to consolidate our operating companies into three operating companies and significantly transformed our business. DBS is a set of growth, lean and leadership-focused tools and processes that differentiates us and underpins our competitive advantage. The application of DBS has reduced costs and business complexity, freeing up resources that we have invested in research and development for new product development focusing on implants, digital imaging and workflow solutions, and aligners as well as growing our direct sales infrastructure, especially in high-growth markets.
We estimate that the global dental products industry generated approximately $23 billion in sales in 2018. It is estimated that implant systems, orthodontics and digital imaging accounted for more than $10 billion of this amount and ranked among the fastest growing segments in the industry. The digitization of dental practices globally is transforming the way dentists diagnose and treat patients, leading to better clinical outcomes. In addition, we believe future growth in the dental industry will be driven by an aging population, the current underpenetration of dental procedures, especially in high-growth markets, improving access to complex procedures due to increasing technological innovation, and an increasing demand for cosmetic dentistry.
We are a leading dental provider in high-growth markets. In 2018, we generated 23% of our sales from high-growth markets, which have grown from $542 million in 2016 to $655 million in 2018. Our growing scale in these markets has been driven by strategic investments in underpenetrated markets, such as the Greater China region, where we had sales of $213 million in 2018 and currently have a commercial organization of more than 400 employees. We are also replicating key elements of our Greater China region strategy in other high-growth markets to benefit from the future growth potential associated with expanding access to dental care in these regions.
Our commercial organization includes over 3,000 employees with deep clinical, product and workflow expertise who interact with customers on a daily basis. We are also a leading global provider of clinical training to enhance patient access to high-quality dental care, reaching over 100,000 dental professionals annually through more than 4,000 training and education events we directly organize. Through our trusted brands, innovative product offerings and comprehensive customer service, we have established strong relationships globally with key constituencies, including DSOs, dental specialists, general dentists, and dental laboratories. We believe the continuing expansion of our global commercial organization will provide us with significant opportunities for future growth as we increase our penetration in various geographic markets.
Envista’s operating companies have a long history of innovation in their respective product categories. We have cumulatively spent $487 million on R&D in the three years ended December 31, 2018. With over 800 R&D employees, we believe we have one of the largest R&D organizations in the dental products industry. We target our R&D efforts to address our customers’ unmet needs and our commercial scale gives us deep insight into all fields of dentistry. Through our increased investments in R&D, we have accelerated multiple new product development initiatives, such as the DTX software suite, the N1 implant system, and Spark Aligners, each of which is discussed in more detail below.
Our business is operated through two segments: Specialty Products & Technologies, which is comprised of our Nobel Biocare Systems and Ormco operating companies, and Equipment & Consumables, which is comprised of our KaVo Kerr operating company.

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Specialty Products & Technologies
Our Specialty Products & Technologies segment develops, manufactures and markets dental implant systems, dental prosthetics and associated treatment software and technologies, as well as orthodontic bracket systems, aligners and lab products. We typically market these products directly to end-users through our commercial organization, and approximately 90% of our 2018 sales for this segment were direct sales. In 2018, our Specialty Products & Technologies segment generated $1,370 million of sales, representing year-over-year core sales growth of 3.5%. In 2018, 44% of segment sales were derived from North America, 25% from Western Europe, 7% from other developed markets, and 24% from high-growth markets. Sales of consumables, services and spare parts comprised approximately 95% of segment sales in 2018. This segment is comprised of two operating companies:

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Nobel Biocare Systems: is a world leader in the field of innovative implant-based dental restorations offering over 3,000 products and enabling dentists to deliver single-tooth to full-mouth restorations. Our well-known brands include Nobel BiocareTM, Alpha Bio TecTM, Implant DirectTM, Logon, Nobel ProceraTM and OrascopticTM. Our success is built upon over 60 years of clinical experience with osseointegration, the biological process of human bone adhering to a titanium implant. As the pioneer of implant science grounded in clinical research, we have introduced a number of solutions that have become widely adopted in the premium implant industry. The most recent example of our innovation leadership is our upcoming implant system, N1, which we believe, if authorized for sale, will simplify the implant procedure. Our range of premium implants offered through Nobel Biocare together with our Value Implant businesses (Alpha Bio Tec, Implant Direct and Logon) covers a broad range of price points in the market.

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Ormco: is a leading manufacturer and provider of advanced orthodontic technology and services. Our well-known brands include OrmcoTM, InsigniaTM, AOATM and Spark. For over 50 years, Ormco has provided orthodontic professionals with high quality, innovative products backed by educational support to enhance the lives of their patients. Our broad range of products includes brackets and wires, aligners and digital treatment solutions, offering practitioners a comprehensive set of treatment options to optimize patient outcomes. Having historically focused on brackets and wires, Ormco launched its clear aligner system Spark in Australia and New Zealand in 2018 and received a 510(k) clearance for the U.S. market in October 2018.

Equipment & Consumables
Our Equipment & Consumables segment develops, manufactures and markets dental equipment and supplies used in dental offices, including digital imaging systems, software and other visualization/magnification systems; handpieces and associated consumables; treatment units and other dental practice equipment; endodontic systems and related consumables; restorative materials and instruments, rotary burs, impression materials, bonding agents and cements and infection prevention products. In 2018, our Equipment & Consumables segment generated $1,475 million of sales. In 2018, 50% of segment sales were derived from North America, 22% from Western Europe, 6% from other developed markets, and 22% from high-growth markets. We distribute our Equipment & Consumables segment products primarily through our channel partners, representing approximately 90% of sales in this segment in 2018.
This segment is comprised of our KaVo Kerr operating company, which was established in 2016 through the combination of two of our leading dental products businesses, KaVo and Kerr, each with more than a 100-year history of innovation in dental equipment and consumables. Our well-known brands include KaVoTM, DexisTM, i-CAT, GendexTM, NomadTM, Pelton & CraneTM, KerrTM, PentronTM, OptibondTM, HarmonizeTM, SonicfillTM, Sybron EndoTM and CaviWipesTM. We were pioneers in 2D/panoramic and 3D imaging, and have one of the largest installed bases of dental imaging devices in the industry with over 150,000 imaging devices currently utilized in dental practices. End-users of our imaging devices can utilize our new diagnostics and treatment planning software suite DTX to access all clinical patient images in one place, using one software

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system from image acquisition through treatment delivery. Throughout the diagnostic and treatment process, DTX enables efficient collaboration with treatment partners such as other dentists or laboratories.
Our History and Transformation
Our History
As a platform of Danaher Corporation, Envista was built through the acquisition and integration of over 25 leading dental businesses and brands over the course of more than 15 years. We believe our business today has one of the most comprehensive offerings in the dental products industry. We organize our operating companies in a way that leverages long histories of brand leadership across their respective product categories. We initiated business realignment efforts starting in 2016, which has helped improve alignment of our product and commercial strategies, allows us to better meet the needs of a broad set of customers, and facilitates an efficient and effective innovation pipeline.
The following table summarizes select key acquisitions to date:

Equipment & Consumables		Specialty Products & Technologies		
Year	Equipment & Imaging	Consumables	Orthodontics	Implants	Key product categories
2004	GENDEX				■ Imaging
2004	KaVo				■ Instruments, treatment units
2005	DEXIS				■ Imaging
2005	Pelton & Crane				■ Treatment units
2006		Kerr KerrTotalCare SybronEndo Metrex	Ormco		■ Wires & brackets, restorative consumables, endodontics, infection prevention
2007	i-CAT				■ Imaging
2008		PENTRON			■ Restorative consumables
2009		Axis			■ Rotary burs
2009	INSTRUMENTARIUM SOREDEX				■ Imaging
2010				IMPLANT DIRECT (75%)	■ Value implants
2012	NOMAD				■ Imaging
2014		DUX DENTAL			■ Restorative consumables, infection prevention
2014				Nobel Biocare	■ Premium implants
2017				IMPLANT DIRECT (25%)	■ Value implants

Our Transformation Strategy
Our strategic focus is comprised of three key elements, which are based on the DBS strategic areas of Lean, Growth and Talent.

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“Establish a Strong Foundation”: Beginning in 2016, we consolidated our operating companies, reduced our manufacturing sites from 44 to 33, consolidated almost 150 sales offices into less than 80, streamlined our R&D organization, and centralized our direct and indirect procurement organizations. Since 2016, we have realized total cost savings of more than $90 million through improvements in manufacturing processes, procurement initiatives and reduction of business complexity. These savings have helped drive incremental investments in commercial and R&D resources.

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“Reinvest for Growth”: Streamlining our business operations has allowed us to increase our commercial organization by more than 10% since 2016, to now over 3,000 employees globally, including an increase of Nobel Biocare Systems’ direct sales force by over 15% in 2018 compared to 2016. To help drive more sustainable and predictable

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sales growth, we realigned our KaVo Kerr organization to centrally manage our distributor relationships, and we changed our sales incentive compensation program, which is now driven by end customer sales.

•	“Pursue Long-Term Market Leadership”: Over the last three years, we have invested significant resources in areas we believe will help drive long-term market leadership:

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Software: We have more than doubled our population of software engineers from 2015 to 2018 and are now centrally managing the development of digital dentistry and software application solutions across our operating companies. We have developed our new Diagnostic and Treatment Planning Software DTX to meet the growing demands for digital connectivity of dental practices.

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Implants: We increased our R&D expenditures in Nobel Biocare Systems by over 10% in 2018 compared to 2016, which accelerated the development of new implant systems and navigated surgery systems. These innovations target increased adoption of implants that we believe can grow our market share.

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High-Growth Markets: We are one of the largest dental product providers in the Greater China region with approximately 900 employees, including over 400 commercial employees and fully localized R&D, product management, operations, regulatory affairs, sales and marketing, and customer service resources. We have built a business that generated less than $30 million in sales in 2011 to one that generated $213 million in sales in 2018. We are replicating key elements of our Greater China region strategy in other high-growth regions, such as Latin America, Asia Pacific, Eastern Europe and Russia.

Industry Overview
We believe the global dental products industry is an attractive and growing sector within healthcare with estimated total product sales of approximately $23 billion in 2018, which we estimate has grown at an average, annual mid-single digit rate over the last three years. While the U.S. represents a significant portion of the global dental products market, we have also been focused on building significant scale in high-growth markets. Within the global dental products industry, we believe segments such as Imaging, Implants and Orthodontics will grow at a more rapid pace than the overall market. We believe future growth of the dental products industry will be driven by an aging population, the current underpenetration of dental procedures, especially in high-growth markets, improving access to complex procedures due to increasing technological innovation, an increasing demand for cosmetic dentistry, and growth of DSOs, which are expected to drive increasing penetration and access to care globally. The table below provides a summary of the key characteristics of the product segments for which we develop, manufacture and distribute dental products.
Source: Management estimates, iData, public reports

(a)	Represents estimated 2018 industry size in USD billions

(b)	Represents estimated growth over last three years; “MSD” refers to a mid-single digit annual growth rate; “LSD” refers to a low-single digit annual growth rate.
While both equipment and consumables represent significant expenditures for dental service providers, the sales dynamics for each differ. The sale of equipment depends on both technological advancements and dentists’ willingness to invest in new technologies. On the other hand, consumables are more dependent on patient volume. We believe large multi-category manufacturers that provide broad portfolio of equipment and consumables have more recession-resilient product portfolios and can gain meaningful competitive advantage over their peers as larger customers increasingly seek package deals, and digital dentistry adoption creates links between different products in the dental practitioners’ offices.

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While the U.S. represents a significant portion of the global dental products industry, we have also been focused on building significant scale in high-growth markets. Prevalence and penetration of treatments is largely tied to socio-economic factors such as availability and affordability of care. We expect improving economic conditions and increased consumer disposable income in high-growth markets, as well as advancements in technological innovation that reduces complexity, cost and increases efficiency, will help drive penetration of dental care in these under-served markets.
Key Segments Within the Dental Products Industry

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Imaging: Imaging (both x-ray and other visualization solutions) is considered the entry-point for many dental diagnostic exams and subsequent treatments. The rapid adoption of digital technologies in the imaging segment have transformed dental practices and have increased access to care as well as the quality of care delivered to patients. We believe enhanced connectivity amongst different types of dental imaging/diagnostic equipment and integration with downstream treatment planning and treatment delivery solutions will further improve dental workflows and lead to better treatment outcomes. We estimate that today, digital x-rays are utilized in 80-90% of U.S. dentist offices, while 10 years ago utilization was less than 50%. 3D Imaging and standalone Intraoral Scanners have also enjoyed rapid adoption in the U.S. and we estimate both product categories have 20-30% penetration rates today, from less than 5% utilization 10 years ago. In high-growth markets, especially the Greater China region, digital penetration has also been rapid. We believe digitalization and connectivity will continue to drive high growth in this segment.

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Implants: The implant industry is significant and enjoys higher margins and growth than the overall dental products market. The U.S. and high-growth markets like the Greater China region, represent key growth drivers for this industry. In the U.S., implant penetration far lags other developed markets such as Germany, Spain and Italy. In China, the prevalence of severe tooth loss is higher than in the U.S., while implant penetration is far below the U.S. We expect product innovation and increased affordability to help drive future growth in high-growth markets.

Local Implant Penetration Factors	Italy	Spain	Germany	U.S.	Japan	China
Implant penetration by 10,000 people	212	201	132	75	37	4
Prevalence of severe tooth loss (in millions)	3.5	3.9	8.2	21.3	14.0	35.0
Source: iData, Kassebaum et al. J. Dent. Research 96(4), 2017

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Orthodontics: Traditional wires and brackets systems continue to be the preferred choice in complex and young adult cases, due to their better clinical outcomes. In recent years, clear aligners have become an increasingly popular treatment option and are expected to grow at a significantly faster pace than traditional metal wires and brackets. Clear aligners are aesthetically pleasing and clinically proven to be effective in less severe cases, which combined with technological advancements that have significantly increased the number of providers offering orthodontic treatments, have expanded the addressable market for orthodontic procedures. We estimate that clear aligners represented approximately 12% of orthodontic case volume in 2018 but are expected to represent at least 20% of case volume by 2021. Going forward, we believe this product segment will continue to grow at a high pace as aesthetics become increasingly important to patients.

Growth Drivers
We believe that many product offerings in our core business are underpenetrated globally and present a significant opportunity for growth through the continued penetration of our differentiated products. Beyond our core business, there are also a number of adjacent dental products, which we believe provide an opportunity to further grow and expand our product offerings in the future.
We believe continued growth in both the global dental industry and global dental products market will be driven by a variety of factors, including:

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An aging population. According to the United Nations, in 2017 there were nearly 1 billion people aged 60 or over in the world, comprising 13% of the global population. By 2050, that number is expected to double to approximately 2 billion people and comprise 22% of the world’s population, largely driven by aging in low and middle-income countries. With the aging of the population, prevalence of dental conditions, including edentulism (full tooth loss), dry mouth, root and coronal caries, and periodontitis, increases. According to the World Health Organization - World Health Survey, generally between 20-30% of people over 60 years are suffering from edentulism. As the global population continues to age, we believe older patients will help drive increased demand for dental products and services.

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The current underpenetration of dental procedures, especially in high-growth markets. According to the Global Economy and Development Working Paper 100 of the Brookings Institution, it is estimated that between 2015 and 2030, the middle class population in high-growth markets will grow by approximately 1.5 billion people, from 2.0 billion to 3.5 billion. This major demographic shift is generating a large, new customer base with increased access to dental products and services along with the resources to pay for them. According to the World Health Organization, the number of dentists in China is less than 10 per 100,000 people compared to 60 in the U.S. and 85 in Germany. The expansion of training opportunities for dental professionals in high-growth markets is also leading to increased patient awareness and access to premium dental products and procedures, further facilitating the market’s growth.

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Improving access to complex procedures due to increasing technological innovation. The market for digital dental solutions has grown substantially in recent years due to increased demand from dentists and dental professionals for increased efficiency and better product workflows, with rapid adoption of these technologies not only in the U.S. and Europe, but also in high-growth markets. Digital dental solutions enhance the workflow of dentists from diagnostics to treatment. Providing better diagnostics allows dentists to more effectively treat patient needs, often at lower cost. Beyond diagnostics, digital dental solutions are also increasingly being utilized in implant, orthodontic and restorative treatment planning. This simplifies case planning and execution, which is especially relevant for newer dentists (e.g. DSO associates and dentists in high-growth markets) as technology helps to de-skill complex procedures, and increase outcome predictability.

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An increasing demand for cosmetic dentistry. Increased awareness of the importance of oral health maintenance and increasing consumer focus on cosmetic dentistry continues to act as a meaningful growth driver for the global dental industry. Orthodontic procedures are increasingly aesthetically driven as evidenced by the rapid adoption of clear aligners. We believe aesthetically-driven patients seeking an increasing number of tooth replacement procedures and teeth straightening procedures will continue to drive the demand for dental implants and aligners.

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Growth of DSOs, which are expected to drive increasing penetration and access to care globally. In the U.S. and globally, increasing demand for dental services has driven the growth of alternative care delivery networks. DSOs in the U.S. are focused on underserved markets such as the mid-west and rural areas where access to general as well as complex dental care is relatively underpenetrated. Globally, growth of private insurance as well as private provider networks provide access to more complex procedures that are not covered under social insurance. We believe the continued growth of these care delivery networks will increase demand for dental products and more complex procedures which require more advanced technologies.

Our Competitive Strengths
We believe we have significant competitive strengths, including:

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Brand leadership with a long track record and strong brand recognition. We built our business around brands, with long histories of innovation and strong brand recognition in the dental products market. The founder of our Nobel Biocare Systems operating company introduced the world’s first dental implant and Nobel Biocare Systems has since become a world leader in the field of innovative implant-based dental restorations. Our Ormco operating company has over 50 years of distinguished history providing orthodontists with high quality, innovative products. Ormco products have received over 25 industry awards since 2013, for excellence in design and service. Multiple brands within our KaVo Kerr operating company have more than 100 years of history in dental products. We believe the long history and leadership of our well-known brands in the dental products industry enhances our connections with both patients and providers, and supports our strong market position.

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Comprehensive portfolio with leadership in key attractive segments. We believe we have one of the most comprehensive offerings in the industry, enabling us to be a vendor of choice for many dental practitioners, dental laboratories, distributors and DSOs. The breadth and depth of our product offerings address an estimated 90% of dentists’ clinical needs from consumables to digital equipment solutions. Our catalog of products covers the spectrum from value-focused products to premium brands, allowing providers to fully address patient needs in different market segments. Within our product portfolio, we believe we are one of the largest manufacturers in implants and orthodontics and have one of the largest installed bases of imaging devices. Our broad product offering positions us particularly well to serve the needs of DSOs, which have been one of the fastest growing segments of our customer base.

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Global commercial reach. Our operating companies serve more than 1 million dentists in over 150 countries through one of the largest customer-facing sales teams in the dental products industry and through our dealer partners. In 2018, we generated 56% of our sales from markets outside of the U.S. We have more than 3,000 employees in our global commercial organization, most of whom hold deep clinical expertise and interface with practitioners daily. Our

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Nobel Biocare Systems and Ormco businesses, which primarily sell direct to dental professionals, employ over 2,000 of these sales employees. In addition, we reach dentists via a network of over 1,000 global distribution partners. We believe our diverse sales channels, global manufacturing and distribution, and local market knowledge help us to better address our customer needs. We are also a leading global provider of clinical training to enhance patient access to high-quality dental care, reaching over 100,000 dental professionals annually through more than 4,000 training and education events we directly organize.

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Strong position in high-growth markets, particularly in the Greater China region. We have successfully grown our business in high-growth markets; these markets represented 23% of our total sales in 2018. In particular, we have increased our sales in the Greater China region from less than $30 million in 2011 to $213 million in 2018. We have built one of the largest dental products businesses in the Greater China region, with approximately 900 employees (including more than 400 sales personnel), three manufacturing operations and a fully localized infrastructure with dedicated R&D, product management, operations, regulatory affairs, sales and marketing, and customer service resources. Our China offices and cover all Tier 1/Tier 2 cities (tier designations are based on population, commercial resources/activity, GDP and various other factors, with Tier 1 cities representing the largest cities). With this structure, we believe that we are well positioned to capture additional share in the growing Chinese dental products industry. Given our success in the Greater China region, we are replicating key elements of this strategy in other high growth regions such as Latin America, Asia Pacific, Eastern Europe and Russia.

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Track record of innovation. Our operating companies have a long track record of successful innovation, having pioneered many new dental product categories since their inception. With $487 million of cumulative R&D investment in the three years ended December 31, 2018, we have supported our significant market positions in the industry with what we believe is one of the highest levels of R&D investment in the dental products industry. Our strong commercial infrastructure allows us to obtain insights into unmet needs at the practitioner level and translate them into differentiated products. Our focus on innovation has yielded many differentiated products over the years, such as our NobelActive dental implants, our Damon passive self-ligating orthodontic wires and brackets, and our i-CAT 3D imaging system. We are continuing this legacy of innovation with our upcoming N1 implant system and our new Spark clear aligners and DTX clinical software ecosystem for KaVo’s imaging solutions. Our new product development activities are complemented by externally sourcing technologies through a broad network of partnerships, collaborations, and investments involving third party research institutions, universities and innovative start-up companies.

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Danaher Business System. We believe our deep-rooted commitment to DBS helps drive our success and market leadership and differentiates us in the dental products industry. DBS encompasses not only lean tools and processes, but also methods for driving growth, innovation and leadership. Within the DBS framework, we pursue a number of ongoing strategic initiatives relating to customer insight generation, product development and commercialization, efficient sourcing, and improvement in manufacturing and back-office support, all with a focus on continually improving quality, delivery, cost, growth and innovation.

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Experienced management team with extensive Danaher and dental industry experience. Our executive officer team has extensive dental industry experience, with over 50 years of collective service with Danaher and a proven track record of applying DBS to execute on our strategic and operational goals. Under their leadership, we have undertaken a significant transformation to better position our business for organic and inorganic growth and diversify our sales globally. We believe our management team will continue to drive growth and profitability in our business in the future.

Our Business Strategy
Our strategy is to maximize shareholder value through several key initiatives:

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Build upon our strong portfolio of leading brands and commercial scale. We believe the long history and leadership of our well-known brands in the dental products industry enhances our connections with both patients and providers and supports our strong global market position. We expect to continue our significant investments in expanding our global commercial reach and footprint especially in our direct businesses. We are planning to expand our clinical training and education infrastructure to further increase our brand loyalty, deepen our relationships with dental practitioners and further enhance patient access to high quality dental care. We believe these investments better position us to effectively meet the needs of our customers, particularly the growing DSO segment, which value a comprehensive, end-to-end product offering with the ability to roll out new technologies and procedure-focused trainings at scale.

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Invest in underpenetrated high-growth markets globally. 56% of our sales were generated outside the U.S. in 2018, including 23% of our 2018 sales generated in high-growth markets. In 2018, we had $213 million in sales in the Greater China region, representing one of the largest dental products businesses in the region. We expect to continue to invest in the Greater China region as we believe it will be a strong growth driver for our business in the future. We have succeeded in the Greater China region by harnessing our existing go-to-market infrastructure, building familiarity with local customer needs and regulations, and establishing dedicated locally-based management resources. We are replicating key elements of this strategy in other high-growth regions, such as Latin America, Asia Pacific, Eastern Europe, and Russia.

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Continue to drive growth in our implants franchise. The dental implant market enjoys higher margins and faster growth than the overall dental products market. In the U.S., which is our largest geographic market, implant penetration lags significantly behind other Western European markets, such as Germany, Spain and Italy. We believe we have an approximately 20% share of the $5 billion global implants segment and will continue to invest in our global commercial footprint and product innovation to grow our strong position in the underpenetrated dental implant market.

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Maintain a strong market leadership position through innovation that our customers value. Envista’s operating companies have a long history of innovation in their respective product categories. As we seek to continue to improve our business and drive increased cash flow, we expect to strategically invest in innovation in order to better serve our customers. We will focus our new product introductions on driving growth in attractive core segments, such as innovative implant systems and clear aligners, and on building differentiation in imaging and digital dentistry.

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Drive continuous improvement and margin expansion through DBS. We have been successful in the past in driving continuous improvements and margin expansion through the application of DBS to grow our free cash flow. We continue to pursue a number of ongoing strategic initiatives across our operating companies relating to efficient sourcing and improvements in manufacturing and back-office support, all with a focus on continually improving quality, delivery, cost, growth and innovation.

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Deploy capital through acquisitions and investments. We see many opportunities for capital deployment in our core businesses, as well as in attractive adjacencies. We intend to drive shareholder value by deploying capital to acquire or invest in other businesses that strategically fit into or extend our product offering into new or attractive adjacent markets. Based on our experience of acquiring more than 25 business over the last 15 years, we believe we can successfully acquire and integrate businesses to further build upon our scale and market leadership.

Our Business Segments
The table below describes the percentage of our total annual sales attributable to each of our segments over each of the three years ended December 31, 2018. For additional information regarding sales, operating profit and identifiable assets by segment, please refer to Note 16 in the audited Combined Financial Statements included elsewhere in this prospectus.

	2018	2017	2016
Specialty Products & Technologies	48%	47%	45%
Equipment & Consumables	52%	53%	55%
Specialty Products & Technologies
Our Specialty Products & Technologies segment, consisting of our Nobel Biocare Systems and Ormco operating companies, develops, manufactures and markets dental implant systems, dental prosthetics and associated treatment software and technologies, as well as orthodontic bracket systems, aligners and lab products. We have a strong direct relationship with our customers through a sales force of more than 2,000 employees. In 2018, direct sales to end-users represented approximately 90% of segment sales and sales from consumables, services and spare parts comprised approximately 95% of segment sales. We believe strong industry fundamentals and new product introductions in this segment will continue to drive substantial growth for Envista.
Nobel Biocare Systems
Nobel Biocare Systems is a world leader in the field of innovative implant-based dental restoration, offering a comprehensive portfolio of products to treat a wide range of conditions, from a single missing tooth to fully edentulous patients. As the pioneer of implant science grounded in clinical research, we have introduced a number of solutions that have become widely adopted in the premium implant industry. Our comprehensive product offering includes dental implant systems, guided surgery systems, biomaterials, prefabricated and custom-built prosthetics and dental eye loupes, marketed under a variety of brands,

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including Nobel Biocare, Alpha Bio Tec, Implant Direct, Nobel Procera and Orascoptic. We also offer a comprehensive education program to fully train our broad range of clinical customers, from clinicians performing basic implant procedures to the most advanced practitioners, with the goal of enhancing patient access to high-quality dental care. Customers of Nobel include oral surgeons, prosthodontists and periodontists.
The table below provides a summary description of key products and brands offered by Nobel Biocare Systems products:

Product	Image	Description	Initial market introduction
NobelActive		■ Bone level tapered dental implant system with high primary stability for immediate placement	2008
Nobel Procera customized prosthetics		■ Customized crowns, bridges and other dental prosthetics produced using CAD/CAM technology	Various years
Regenerative solutions		■ Safe and reliable solutions for guided bone and tissue regeneration procedures (membranes, bone grafts, wound dressings)	2014
X-Guide		■ Guided surgery system with dynamic 3D navigation ■ Designed to improve the precision and accuracy of implant position, angle, and depth	2017
DTX Studio Implant DTX Studio Lab		■ Software enabling precise implant planning according to the desired prosthetic outcome ■ Software enabling tooth or implant based prosthetic restoration planning	2018
N1		■ Bone level tapered dental implant system ■ Designed to simplify the implant procedure	TBD

Nobel has a long history of innovation, which includes both the first documented case of a titanium implant placement in a human and introduction of the concept of living bone adhering to an artificial implant (known as osseointegration). Today, Nobel offers several implant systems, with NobelActive being the Company’s top implant system in terms of sales and number of placements. NobelActive offers high primary stability allowing patients to receive and use prosthetics the same day as the implant is placed. Through our Implant Direct, Alpha Bio Tec and Logon value implant businesses we also offer a variety of implant systems that cover a broad range of price points in the market.
Since being acquired by Danaher in 2014, Nobel has focused on reinvigorating its product offerings and has released over 30 new products. We believe Nobel’s N1 implant system, if authorized for sale, will become the most significant product launch to date for Nobel. Its unique site preparation method was created with the goal to reduce complexity and streamline workflows during implant and restorative procedures. Experience gained from clinical use of this new concept over the last 18 months has suggested that it may be more efficient than currently used drilling protocols, because the N1 treatment protocol uses two drills operating at 50 rotations per minute (“RPMs”) (compared to the typical and currently employed treatment protocol of five-to-six drills at approximately 1,000 RPMs), which we believe, if cleared, will make the treatment simpler for clinicians and creates less bone trauma for patients.  We have submitted part of the N1 product portfolio to the FDA and the FDA has accepted the 510(k) submission for substantive review.  With respect to the remainder of the N1 product portfolio, we are conducting the required performance-related tests and validation and anticipate submitting 510(k) applications for these products prior to the end of 2019.
Nobel also offers the comprehensive software packages ‘DTX Studio Implant,’ which is used for treatment planning of dental implants, and ‘DTX Studio Lab,’ which is used for prosthetics treatment planning. These software packages are now integrated in Envista’s broader DTX software suite, which also will include the new ‘DTX Studio Clinic’ software package to be offered

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with KaVo imaging devices. With DTX, clinicians can use one software ecosystem from image acquisition and diagnosis to treatment planning, implant surgery, and restoration planning and placement, as well as collaborate with treatment partners such as other dentists or laboratories on one digital platform. We believe this will enable significant clinical workflow efficiencies and more predictable clinical outcomes.
Ormco
Ormco is a leading manufacturer and provider of advanced orthodontic technology and services designed to move malpositioned teeth and jaws. Ormco products include brackets and wires, clear aligners, digital orthodontic treatments, retainers, and other orthodontic laboratory products, and are marketed under the Ormco, Insignia, AOA and Spark brands. Ormco also offers a comprehensive education system to fully train our clinical customers from basic to the most advanced, with the goal of enhancing patient access to high-quality dental care. Customers of Ormco are primarily orthodontists.
The table below provides a summary description of key products and brands offered by Ormco:
Ormco is a leader in passive self-ligating metal brackets, marketed as the Damon System. Passive self-ligation is a method of moving teeth using a fraction of the force levels required by brackets that utilize ligatures. In 2017, Ormco launched its next generation product, DQ2TM, which offers twice the rotational control as the predecessor bracket, allowing for optimal precision, predictability and efficiency. Ormco also offers the Insignia digital orthodontic system as well as a variety of other orthodontic products, including twin brackets, clear brackets, wires and auxiliary components.
In 2018, Ormco commercially launched Spark in Australia and New Zealand. Spark is a clear aligner system designed for mild to complex malocclusion that is made with TruGEN™, the latest generation of aligner material. It is designed to deliver higher sustained force retention for efficiency and a high level of transparency for aesthetics. Spark aligners are also designed with polished, scalloped edges to enhance patient comfort and are stain resistant. Currently, Spark is commercially available only in Australia and New Zealand. Spark has also received FDA 510(k) clearance in the U.S. We believe that Spark will provide growth opportunities for our orthodontic business over the next several years.
Equipment & Consumables
Our Equipment & Consumables segment develops, manufactures and markets dental equipment and supplies used in dental offices, including digital imaging systems, software and other visualization/magnification systems; handpieces and associated consumables; treatment units and other dental practice equipment; endodontic systems and related consumables; restorative materials and instruments, rotary burs, impression materials, bonding agents and cements and infection prevention products. Products in this segment are sold primarily through dental distributors, with approximately 90% of segment sales for the year ended December 31, 2018 made through our channel partners in 2018. Sales from consumables, services and spare parts comprised approximately 50% of segment sales in 2018.
The segment is organized as one operating company, KaVo Kerr, with products broadly categorized as dental equipment under the KaVo umbrella brand and dental consumables under the Kerr umbrella brand.
KaVo
KaVo’s broad offering of dental equipment is used in dental offices, clinics and hospitals. The business was primarily established through Danaher’s acquisition of KaVo and Gendex in 2004 and PaloDExTM Group Oy in 2009, but also includes products from numerous other acquisitions. Our equipment products are marketed under a variety of brands, including Dexis, Gendex, i-CAT, KaVo, and Pelton & Crane.

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The table below provides a summary description of key products and brands offered by KaVo:
KaVo has one of the largest installed bases of dental imaging devices in the industry and we hold a leading position in 3D imaging through the i-CAT and KaVo brands. The i-CAT FLX V17 is the business’ latest 3D CBCT offering and features a wide range of field of views, enabling a clinician to capture high quality images of the full oral-facial complex at high resolution with low radiation. This helps clinicians to more effectively treat orthodontics, complex oral surgery, implantology and airway cases. Beginning in 2017, KaVo launched the OP3DTM family, a scalable modular imaging system, providing clinicians with the flexibility to upgrade to the latest 3D imaging technology as they expand their capabilities and grow their practices. Our Dexis brand is an industry leader in intraoral X-Ray digital sensors, which provide two-dimensional images of the mouth. The newly launched Dexis TitaniumTM is our flagship sensor and captures high quality images with low radiation and has advanced durable materials that make it highly reliable.
The ‘DTX Studio Clinic’ software package will be offered on most KaVo imaging products, allowing dental professionals to store and access a broad variety of clinical patient images (e.g. 2D/3D/IOS/pictures) in one place. In combination with the Nobel Biocare Systems ‘DTX Studio Implant’ and ‘DTX Studio Lab’ software packages, clinicians can use one software ecosystem from image acquisition and diagnosis to treatment planning, implant surgery and restoration planning and placement, as well as collaborate with treatment partners such as other dentists or laboratories on one digital platform. We believe this will enable significant clinical workflow efficiencies and more predictable clinical outcomes.
KaVo is also a leader in the production of dental handpieces, which are used in nearly all disciplines of dentistry. We believe KaVo handpieces are known for high quality and high performance and are available with air-driven or electrical power. Additionally, KaVo has a substantial service and warranty business for instruments and imaging products. Finally, through the KaVo and Pelton & Crane brands, we offer equipment units which consist of dental treatment units and other dental office equipment.
Kerr
Kerr markets a broad offering of general dental consumables that are used in dental offices, clinics and hospitals. The business was primarily established through Danaher’s acquisition of Sybron Dental Specialties in 2006, as well as numerous other acquisitions. Kerr products are marketed under a variety of brands, including Kerr, MetrexTM, Sybron Endo, Total Care and Pentron.

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The table below provides a summary description of key products and brands offered by Kerr:
Kerr’s products have strong brand and product recognition across most consumables categories, including restorative, endodontics, and infection control. We offer several products designed to repair and restore fractured or otherwise damaged teeth. The SonicFill composite bulk fill system replaces conventional time-consuming, multi-stage layering techniques with a single fill system that eliminates a liner or final capping layer. Kerr also offers cements and bonding agents, including the leading OptiBondTM line of products. Kerr Endodontics offers a variety of products used in the endodontic workflow which help clinicians to locate, shape, clean and fill root canals. Kerr also produces curing lights and other consumables including impression materials, burs, amalgams and waxes under several brands. Finally, through our Metrex brand, we have a significant position within infection prevention products, which include the CaviWipes and CaviCideTM product lines.
International Operations
Envista is a global dental company. Our products and services are available worldwide, and our principal markets outside the U.S. are in Europe, Asia, the Middle East and Latin America. In 2018, we generated 48% of our sales in North America, 23% of our sales in Western Europe, 23% of our sales in high-growth markets and 6% of our sales in other developed markets.
We also have operations around the world, and this geographic diversity allows us to draw on the skills of a worldwide workforce, provides greater stability to our operations, allows us to drive economies of scale, provides sales streams that may help offset economic trends that are specific to individual economies and offers us an opportunity to access new markets for products. In addition, we believe that our future growth depends in part on our ability to continue developing products and sales models that successfully target high-growth markets.
The manner in which our products and services are sold outside the U.S. differs by business and by region. Most of our sales in non-U.S. markets are made by our subsidiaries located outside the U.S., though we also sell directly from the U.S. into non-U.S. markets through various representatives and distributors and, in some cases, directly. In countries with low sales volumes, we generally sell through representatives and distributors.
We operate 33 manufacturing facilities, including one in Latin America and four in Asia Pacific. In the Greater China region, we have approximately 900 employees, including over 400 sales personnel, with a full localized infrastructure of R&D, product management, operations, regulatory affairs, sales and marketing, and customer service resources.
Information about the effects of foreign currency fluctuations on our business is set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations. For a discussion of risks related to our non-U.S. operations and foreign currency exchange, please refer to the section entitled “Risk Factors—Risks Related to Our Businesses.”
Sales and Distribution
Typical customers and end-users of our products include general dentists, dental specialists, orthodontists, dental hygienists, dental laboratories and other oral health professionals, including DSOs, as well as educational, medical and governmental entities and third party distributors. These customers choose dental products based on the factors described under the section entitled “Business—Competition.”
In 2018, we distributed approximately 51% of our products through third-party distributors. Certain highly technical products, such as dental implant systems, orthodontic appliances, dental technology equipment, dental laboratory equipment and

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consumables, and endodontic instruments and materials are typically sold directly to dental professionals and dental laboratories.
One customer, Henry Schein, accounted for approximately 14%, 15% and 16% of our sales, and approximately 8%, 11% and 16% of our accounts receivable balance in 2018, 2017 and 2016, respectively. In the third quarter of 2017, we terminated Henry Schein’s exclusive right to distribute our Dexis and i-CAT imaging equipment and services in the U.S. and Canada. Since that time, we have expanded the distribution of Dexis and i-CAT imaging equipment and services in the U.S. and Canada to certain other distributors. Other than Henry Schein, no single customer accounted for more than 10% of combined sales in 2018, 2017 or 2016. By its terms, our master distribution agreement with Henry Schein, which covers distribution of KaVo Kerr products in the U.S. and Canada, is currently scheduled to expire on December 31, 2019, unless the parties mutually agree to extend the agreement.
While a sizable portion of our sales are derived from distributors, most of our marketing and advertising activities are directed towards the end-users of our products (e.g., dentists, hygienists and other oral health professionals, DSOs, laboratories and universities). In addition to our marketing efforts, as noted above, we conduct significant training and education programs globally for these end-users to enhance patient access to high-quality dental care. In these programs, our employees and/or experts in the respective clinical fields demonstrate the proper use of our products. We maintain educational and consulting relationships with key experts who assist us in developing new products, new indicated uses for our products and educational programs for health care providers and consumers. We also maintain educational and consulting relationships with dental associations around the world.
Research and Development
We invest substantially in the development of new products. We conduct research and development activities for the purpose of designing and developing new products and applications that address customer needs and emerging trends, as well as enhancing the functionality, effectiveness, ease of use and reliability of our existing products. Our research and development efforts include internal initiatives as well as collaborations with external parties such as research institutions, dental and medical schools and initiatives that use licensed or acquired technology. We expect to continue investing in research and development at a rate consistent with our past practice, with the goal of maintaining or improving our competitive position, and entering new markets.
We generally conduct research and development activities on a business-by-business basis, primarily in North America, the Middle East, Asia and Europe. We anticipate that we will continue to make significant expenditures for research and development as we seek to provide a continuing flow of innovative products to maintain and improve our competitive position. For a discussion of the risks related to the need to develop and commercialize new products and product enhancements, please refer to the section entitled “Risk Factors—Risks Related to Our Businesses.” Customer-sponsored research and development was not significant in 2018, 2017 or 2016.
Intellectual Property
We own numerous patents, trademarks, copyrights, trade secrets and licenses to intellectual property owned by others. Although in aggregate our intellectual property is important to our operations, we do not consider any single patent, trademark, copyright, trade secret or license to be of material importance to any segment or to the business as a whole. Our products and technologies are protected by more than 2,700 granted patents. From time to time we engage in litigation to protect our intellectual property rights. For a discussion of risks related to our intellectual property, please refer to the section entitled “Risk Factors—Risks Related to Our Businesses.” All capitalized brands and product names throughout this document are trademarks owned by, or licensed to, Danaher or the Company, as the case may be.
Employee Relations
As of December 31, 2018, we employed approximately 12,800 persons, of whom approximately 3,500 were employed in the U.S. and approximately 9,300 were employed outside of the U.S. Of our U.S. employees, approximately 100 were hourly-rated, unionized employees. Outside the U.S., we have government-mandated collective bargaining arrangements and union contracts in certain countries, particularly in Europe where certain of our employees are represented by unions and/or works councils. For a discussion of risks related to employee relations, please refer to the section entitled “Risk Factors—Risks Related to Our Businesses.”
Materials
Our manufacturing operations employ a wide variety of raw materials, including metallic-based components, electronic components, chemicals, plastics and other petroleum-based products, and prices of oil and gas also affect our costs for freight and utilities. We purchase raw materials from a large number of independent sources around the world. No single supplier is material, although for some components that require particular specifications or qualifications there may be a single supplier or

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a limited number of suppliers that can readily provide such components. We utilize a number of techniques to address potential disruption in and other risks relating to our supply chain, including in certain cases the use of safety stock, alternative materials and qualification of multiple supply sources. During 2018, we had no raw material shortages that had a material effect on our business. For a further discussion of risks related to the materials and components required for our operations, please refer to the section entitled “Risk Factors—Risks Related to Our Businesses.”
Competition
We believe that we are a leader in many of our served markets. Although our businesses generally operate in highly competitive markets, our competitive position cannot be determined accurately in the aggregate or by segment, since none of our competitors offer all of the same product and service lines and serve all of the same markets as we do. Because of the range of the products and services we sell and the variety of markets we serve, we encounter a wide variety of competitors, including well-established regional competitors, competitors who are more specialized than we are in particular markets, as well as larger companies or divisions of larger companies with substantial sales, marketing, research and financial capabilities. We face increased competition in a number of our served markets as a result of the entry of competitors based in low-cost manufacturing locations, and increasing consolidation in particular markets. Key competitive factors vary among our businesses and product and service lines, but include the specific factors noted above with respect to each segment and typically also include price, quality, performance, delivery speed, applications expertise, distribution channel access, service and support, technology and innovation, breadth of product, service and software offerings and brand name recognition. For a discussion of risks related to competition, please refer to the section entitled “Risk Factors—Risks Related to Our Businesses.”
Seasonal Nature of Business
Based on historical experience, we generally have more sales in the second half of the calendar year than in the first half of the calendar year, with the first quarter typically having the lowest sales of the year. Based on historical customer buying patterns, we generally have more sales in the fourth quarter than in any other quarter of the year, driven in particular by capital spending in our Equipment & Consumables segment. As a result of this seasonality in sales, profitability in our Equipment & Consumables segment also tends to be higher in the second half of the year. There are no assurances that these historical trends will continue in the future.
Working Capital
We maintain an adequate level of working capital to support our business needs. There are no unusual industry practices or requirements relating to working capital items in either of our reportable segments. In addition, our sales and payment terms are generally similar to those of our competitors.
Backlog
We define backlog as firm orders from customers for products and services where the order will be fulfilled in the next 12 months. Backlog as of December 31, 2018 and 2017 was $92 million and $103 million, respectively.
A large majority of the unfilled orders as of December 31, 2018 were delivered to customers within three months of such date. Given the relatively short delivery periods and rapid inventory turnover that are characteristic of most of our products and the shortening of product life cycles, we believe that backlog is indicative of short-term sales performance but not necessarily a reliable indicator of medium or long-term sales performance.
Government Contracts
Although the substantial majority of our sales in 2018 was from customers other than governmental entities, we have agreements relating to the sale of products to government entities. As a result, we are subject to various statutes and regulations that apply to companies doing business with governments. For a discussion of risks related to government contracting requirements, please refer to the section entitled “Risk Factors—Risks Related to Our Businesses.”
Regulatory Matters
We face extensive government regulation both within and outside the U.S. relating to the development, manufacture, marketing, sale and distribution of our products, software and services. The following sections describe certain significant regulations that we are subject to. These are not the only regulations that our businesses must comply with. For a description of risks related to the regulations that our businesses are subject to, please refer to the section entitled “Risk Factors—Risks Related to Our Businesses.”
Medical Device Regulations
Most of our products are classified as medical devices and are subject to restrictions under domestic and foreign laws, rules, regulations, self-regulatory codes, circulars and orders, including, but not limited to, the U.S. Food, Drug, and Cosmetic Act

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(the “FDCA”). The FDCA requires these products, when sold in the U.S., to be safe and effective for their intended uses and to comply with the regulations administered by the FDA. The FDA regulates the design, development, research, preclinical and clinical testing, introduction, manufacture, advertising, labeling, packaging, marketing, distribution, import and export and record keeping for such products. Certain medical device products are also regulated by comparable agencies in non-U.S. countries in which they are produced or sold.
Unless an exemption applies, the FDA requires that a manufacturer introducing a new medical device or a new indication for use of an existing medical device obtain either a Section 510(k) premarket notification clearance or a premarket approval (“PMA”) before introducing it into the U.S. market. The type of marketing authorization is generally linked to the classification of the device. The FDA classifies medical devices into one of three classes (Class I, II or III) based on the degree of risk the FDA determines to be associated with a device and the level of regulatory control deemed necessary to ensure the device’s safety and effectiveness.
Our products are either classified as Class I or Class II devices in the U.S. Most of our Class II and certain of our Class I devices are marketed pursuant to 510(k) pre-marketing clearances. The FDA also enforces additional regulations regarding the safety of X-ray emitting devices that we currently market. The process of obtaining a Section 510(k) clearance generally requires the submission of performance data and clinical data, which in some cases can be extensive, to demonstrate that the device is “substantially equivalent” to a device that was on the market before 1976 or to a device that has been found by the FDA to be “substantially equivalent” to such a pre-1976 device. A predecessor device is referred to as “predicate device.” As a result, FDA clearance requirements may extend the development process for a considerable length of time.
Medical devices can be marketed only for the indications for which they are cleared or approved. After a device has received 510(k) clearance for a specific intended use, any change or modification that significantly affects its safety or effectiveness, such as a significant change in the design, materials, method of manufacture or intended use, may require a new 510(k) clearance or PMA approval and payment of an FDA user fee. The determination as to whether or not a modification could significantly affect the device’s safety or effectiveness is initially left to the manufacturer using available FDA guidance; however, the FDA may review this determination to evaluate the regulatory status of the modified product at any time and may require the manufacturer to cease marketing and recall the modified device until 510(k) clearance or PMA approval is obtained.
In addition, all dental amalgam filling materials, including those manufactured and sold by the Company, contain mercury. Various groups have alleged that dental amalgam containing mercury is harmful to human health and have actively lobbied state, federal and foreign lawmakers and regulators to pass laws or adopt regulatory changes restricting the use, or requiring a warning against alleged potential risks, of dental amalgams. The FDA, the National Institutes of Health and the U.S. Public Health Service have each indicated that there are no demonstrated direct adverse health effects due to exposure to dental amalgam. In response to concerns raised by certain consumer groups regarding dental amalgam, the FDA formed an advisory committee in 2006 to review peer-reviewed scientific literature on the safety of dental amalgam. In July 2009, the FDA concluded its review of dental amalgam, confirming its use as a safe and effective restorative material for adults and children ages six and above. Also, as a result of this review, the FDA classified amalgam and its component parts, elemental mercury and powder alloy, as a Class II medical device. Previously there was no classification for encapsulated amalgam, and dental mercury (Class I) and alloy (Class II) were classified separately. This regulation placed encapsulated amalgam in the same class of devices as most other restorative materials, including composite and gold fillings, and made amalgam subject to special controls by the FDA. In that respect, the FDA recommended that certain information about dental amalgam be provided, which includes information indicating that dental amalgam releases low levels of mercury vapor, and that studies on people ages six and over as well as FDA estimated exposures of children under six, have not indicated any adverse health risk associated with the use of dental amalgam. After the FDA issued this regulation, several petitions were filed asking the FDA to reconsider its position. Another advisory panel was established by the FDA to consider these petitions. Hearings of the advisory panel were held in December 2010. The FDA has taken no action indicating a change in its position as of the date of this prospectus.
Additionally, some groups have asserted that the use of dental amalgam should be prohibited because of concerns about environmental impact from the disposition of mercury within dental amalgam, which has resulted in the sale of mercury containing products being banned in Sweden and severely curtailed in Norway. In the U.S., the Environmental Protection Agency proposed in September 2014 certain effluent limitation guidelines and standards under the Clean Water Act to help cut discharges of mercury-containing dental amalgam to the environment. The rule would require affected dentists to use best available technology (amalgam separators) and other best management practices to control mercury discharges to publicly-owned treatment works. Similar regulations exist in Europe and in February 2016, the European Union adopted a ratification package regarding the United Nations Minamata Convention on Mercury, proposing rules restricting the use of dental amalgam to the encapsulated form and requiring the use of separators by dentists. We recommend adherence to the American Dental Association’s Best Management Practices for Amalgam Waste and include this recommendation in its dental amalgam packaging. We also manufacture and sell non-amalgam dental filling materials that do not contain mercury.

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Any devices we manufacture and distribute are subject to pervasive and continuing regulation by the FDA and certain state agencies. These include product listing and establishment registration requirements, which help facilitate FDA inspections and other regulatory actions. As a medical device manufacturer, all of our manufacturing facilities are subject to inspection on a routine basis by the FDA. We are required to adhere to applicable regulations setting forth detailed in the Current Good Manufacturing Practices (“cGMP”) requirements, as set forth in the Quality Systems Regulation (“QSR”), which require, manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all phases of the design and manufacturing process.
We must also comply with post-market surveillance regulations, including medical device reporting, or MDR, requirements which require that we review and report to the FDA any incident in which our products may have caused or contributed to a death or serious injury. We must also report any incident in which our product has malfunctioned if that malfunction would likely cause or contribute to a death or serious injury if it were to recur.
Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Medical devices approved or cleared by the FDA may not be promoted for unapproved or uncleared uses, otherwise known as “off-label” promotion. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.
In the European Union, our products are subject to the medical device laws of the various member states, which are currently based on a Directive of the European Commission. However, the EU has adopted the EU Medical Device Regulation (the “EU MDR”) which imposes stricter requirements for the marketing and sale of medical devices, including in the area of clinical evaluation requirements, quality systems and post-market surveillance. Manufacturers of currently approved medical devices will have until May 2020 to meet the requirements of the EU MDR. Complying with the EU MDR will require modifications to our quality management systems, additional resources in certain functions and updates to technical files, among other changes, which we anticipate in aggregate will cost less than $15 million in each of 2019 and 2020.
Other Healthcare Laws
In addition to the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and similar anti-bribery laws, we are also subject to various health care related laws regulating fraud and abuse, research and development, pricing and sales and marketing practices and the privacy and security of health information, including the U.S. federal regulations described below. Many states, foreign countries and supranational bodies have also adopted laws and regulations similar to, and in some cases more stringent than, the U.S. federal regulations discussed above and below.

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The Federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration (including any kickback, bribe, or certain rebate), directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made in whole or in part under a federal health care program, such as Medicare or Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA prohibits knowingly and willfully (1) executing, or attempting to execute, a scheme to defraud any health care benefit program, including private payors, or (2) falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. Similar to the Federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the healthcare fraud statute implemented under HIPAA or specific intent to violate it in order to have committed a violation.

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The False Claims Act imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal health care program, knowingly makes, uses or causes to be made or used, a false record or statement material to a false or fraudulent claim, or knowingly makes a false statement to avoid, decrease or conceal an obligation to pay money to the U.S. federal government. The qui tam provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In addition, the government may assert that a claim including items and services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act.

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The federal Civil Monetary Penalties Law prohibits, among other things, the offering or transferring of remuneration to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular supplier of Medicare or Medicaid payable items or services.

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•
The Open Payments Act requires manufacturers of medical devices covered under Medicare, Medicaid or the Children’s Health Insurance Program with specific exceptions to record payments and other transfers of value to a broad range of healthcare providers (including dentists) and teaching hospitals and to report this data as well as ownership and investments interests held by the physicians described above and their immediate family members to the Department of Health and Human Services (“HHS”) for subsequent public disclosure. Similar reporting requirements have also been enacted on the state level, and an increasing number of countries worldwide either have adopted or are considering similar laws requiring transparency of interactions with health care professionals.

Federal consumer protection and unfair competition laws broadly regulate marketplace activities and activities that potentially harm consumers. Analogous U.S. state laws and regulations, such as state anti-kickback and false claims laws, also may apply to our business practices, including but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers. Further, there are state laws that require medical device manufacturers to comply with the voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require manufacturers to file reports relating to pricing and marketing information, which requires tracking gifts and other remuneration and items of value provided to healthcare professionals and entities; state and local laws requiring the registration of sales representatives; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.
For a discussion of risks related to regulation by the FDA and comparable agencies of other countries, and the other regulatory regimes referenced above, please refer to section entitled “Risk Factors.”
Healthcare Reform
In the U.S. and certain foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system. There is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. For example, in the U.S., in March 2010, the PPACA was signed into law, which substantially changed the way healthcare is financed by both governmental and private insurers and significantly affected the healthcare industry. The PPACA imposes on medical device manufacturers a 2.3% excise tax on U.S. sales of certain medical devices. The excise tax has been suspended until the end of 2019, but is expected to be reinstated beginning in 2020. Since its enactment, there have been judicial, Congressional and executive challenges to certain aspects of the PPACA, and we expect there will be additional challenges and amendments to the PPACA in the future.
Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted legislation designed, among other things, to bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for medical products. Individual states in the U.S. have also become increasingly active in implementing regulations designed to control product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures and, in some cases, mechanisms to encourage importation from other countries and bulk purchasing.
Coverage and Reimbursement
Dental procedures and products are often paid for out-of-pocket. For products where third-party coverage and reimbursement is available, sales will depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement for such product by third-party payors. Decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. These third-party payors are increasingly reducing reimbursements for medical products and services and, in international markets, many countries have instituted price ceilings on specific products and therapies. Price ceilings, decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce dentist usage and patient demand for the product.
Data Privacy and Security Laws
Medical device manufacturers may be subject to U.S. federal and state health information privacy, security and data breach notification laws, which may govern the collection, use, disclosure and protection of health-related and other personal information. State laws may be more stringent, broader in scope or offer greater individual rights with respect to protected health information, or PHI, than HIPAA, and state laws may differ from each other, which may complicate compliance efforts.

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The GDPR, enforceable as of May 25, 2018, imposes many requirements for covered businesses (controllers and processors) of personal data, including, for example, higher standards for obtaining consent from individuals to process their personal data, more robust disclosures to individuals and a strengthened individual data rights regime, shortened timelines for data breach notifications, limitations on retention and secondary use of information, increased requirements pertaining to health data and pseudonymised (i.e., key-coded) data and additional obligations when we contract third party processors in connection with the processing of the personal data. The GDPR allows EU member states certain flexibility to make additional laws and regulations concerning the same issues, including, for example, further limiting the processing of genetic, biometric or health data.
Environmental Laws and Regulations
Our operations and properties are subject to laws and regulations relating to environmental protection, including those governing air emissions, water discharges and waste management, and workplace health and safety. In addition, certain of our products are regulated by the U.S. Environmental Protection Agency and comparable state regulatory agencies. For a discussion of the environmental laws and regulations that our operations, products and services are subject to and other environmental contingencies, please refer to Note 14 to the audited Combined Financial Statements included in this prospectus as well as the discussion above relating to dental amalgam. For a discussion of risks related to compliance with environmental and health and safety laws and risks related to past or future releases of, or exposures to, hazardous substances, please refer to the section entitled “Risk Factors—Risks Related to Our Businesses.”
Export/Import Compliance
We are required to comply with various U.S. export/import control and economic sanctions laws, including the regulations administered by the U.S. Department of Treasury, Office of Foreign Assets Control, which implement economic sanctions imposed against designated countries, governments and persons based on U.S. foreign policy and national security considerations, and the import regulatory activities of the U.S. Customs and Border Protection. Other nations’ governments have implemented similar export and import control regulations, which may affect our operations or transactions subject to their jurisdictions. For a discussion of risks related to export/import control and economic sanctions laws, please refer to the section entitled “Risk Factors—Risks Related to Our Businesses.”
Properties
Our corporate headquarters are located in Brea, California in a facility that we lease. As of December 31, 2018, our facilities included approximately 42 significant office, research and development, manufacturing and distribution facilities. 17 of these facilities are located in the U.S. in seven states and 25 are located outside the U.S. in 13 other countries, primarily in Europe and to a lesser extent in Asia, the rest of North America, Latin America and the Middle East. These facilities cover approximately 4.7 million square feet, of which approximately 2.8 million square feet are owned and approximately 1.9 million square feet are leased. Particularly outside the U.S., facilities often serve more than one business segment and may be used for multiple purposes, such as administration, sales, manufacturing, warehousing and/or distribution.
We consider our facilities suitable and adequate for the purposes for which they are used and do not anticipate difficulty in renewing existing leases as they expire or in finding alternative facilities. We believe our properties and equipment have been well-maintained. Please refer to Note 13 to the audited Combined Financial Statements included in this prospectus for additional information with respect to our lease commitments.
Legal Proceedings
We are, from time to time, subject to a variety of litigation and other legal and regulatory proceedings and claims incidental to our business. Please refer to Note 14 to the audited Combined Financial Statements and Note 8 to the unaudited Combined Financial Statements in this prospectus for more information.

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MANAGEMENT
Executive Officers
The following table sets forth information, as of May 1, 2019, regarding the individuals whom we expect to serve as our executive officers immediately prior to the completion of this offering, followed by a biography of each executive officer.

Name	Age	Position
Amir Aghdaei	61	President and Chief Executive Officer; Director
Curt W. Bludworth	52	Senior Vice President and Chief Human Resources Officer
Patrik Eriksson	51	Senior Vice President
Hans Geiselhöringer	50	Senior Vice President
Jeffrey S. Kappler	40	Senior Vice President
Mischa M. Reis	47	Senior Vice President, Strategy and Corporate Development
Howard H. Yu	47	Senior Vice President and Chief Financial Officer
Mark E. Nance	51	Senior Vice President, General Counsel and Secretary
Amir Aghdaei will serve as our President and Chief Executive Officer as of immediately prior to the closing of this offering. Mr. Aghdaei has served in multiple leadership roles since joining Danaher in 2008, including as Vice President - Group Executive since 2011 and with responsibility for Danaher’s Dental business since July 2015. Before joining Danaher, Mr. Aghdaei served in a variety of international leadership roles with Hewlett-Packard Company, Agilent Technologies Inc. and Credence Systems Corporation. Mr. Aghdaei brings to us an in-depth knowledge of Danaher’s Dental business and extensive international experience, which is particularly important given our global footprint.
Curt W. Bludworth will serve as our Senior Vice President and Chief Human Resources Officer as of immediately prior to the closing of this offering. Mr. Bludworth has served as Vice President-Human Resources for Danaher’s Dental business since January 2015, after serving as Vice President-Human Resources of Tektronix, then a subsidiary of Danaher, from September 2011 to December 2014.
Patrik Eriksson will serve as our Senior Vice President as of immediately prior to the closing of this offering. Mr. Eriksson has served in various leadership roles for Danaher’s Dental business since October 2012, including as President of the KaVo and Kerr businesses since January 2018 and President of the Ormco business from January 2014 to December 2017.
Hans Geiselhöringer will serve as our Senior Vice President as of immediately prior to the closing of this offering. Mr. Geiselhöringer has served in various leadership roles for Danaher’s Dental business since Danaher’s acquisition of Nobel Biocare in 2014, including as President of the Nobel Biocare business since January 2016.
Jeffrey S. Kappler will serve as our Senior Vice President as of immediately prior to the closing of this offering. Mr. Kappler has served in various leadership roles for Danaher’s Dental business since January 2015, including as President of the Ormco business since October 2018. Since joining Danaher in 2007, Mr. Kappler has held a variety of positions, including as Business Unit Manager of Veeder-Root, then a subsidiary of Danaher, from March 2012 to December 2015.
Mischa M. Reis will serve as our Senior Vice President, Strategy and Corporate Development as of immediately prior to the closing of this offering. Mr. Reis has served as Vice President, Business Development & Strategy of Danaher’s Dental business since October 2012.
Howard H. Yu will serve as our Senior Vice President and Chief Financial Officer as of immediately prior to the closing of this offering. Mr. Yu served as Chief Financial Officer of the Nobel Biocare business from September 2017 to January 2019 and Chief Financial Officer of the Ormco business from September 2014 to September 2017. Since joining Danaher in 2011, Mr. Yu has held a variety of positions, including as Vice President, Financial Planning & Analysis of Beckman Coulter, Inc., a Danaher subsidiary, from January 2012 to September 2014.
Mark E. Nance will serve as our Senior Vice President, General Counsel and Secretary as of immediately prior to the closing of this offering. Mr. Nance served as the Chief Legal Officer of INSYS Therapeutics, Inc. from October 2018 to July 2019 and Special Advisor to FIPRA International, Ltd. from July 2017 to July 2019. Prior to joining INSYS Therapeutics, Inc., Mr. Nance served as the Senior Vice President and Global General Counsel of Mylan N.V., General Counsel of GE Healthcare Medical Diagnostics and GE Healthcare Life Sciences and the Vice President, Corporate Development of Integrated Nano-Technologies, LLC. In addition, Mr. Nance has held various other leadership positions and roles in other companies and in government, including the U.S. Federal Trade Commission.

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Directors
The following table sets forth information, as of May 1, 2019, regarding the individuals whom we expect to serve as directors immediately prior to the closing of this offering, followed by a biography of each such individual.

Name	Age	Position
Amir Aghdaei	61	President and Chief Executive Officer; Director
Allison F. Blackwell	54	Director Nominee
Wendy Carruthers	51	Director Nominee
Jonathan O. Clark	58	Director Nominee
William K. Daniel II	54	Director
Daniel J. Houghton	56	Director Nominee
Scott Huennekens	55	Chairman; Director Nominee
Daniel A. Raskas	53	Director
Christine Tsingos	60	Director Nominee
The biography of Amir Aghdaei is set forth under the section entitled “—Executive Officers.”
Allison F. Blackwell has served as Vice President-Human Resources for DH Diagnostics LLC, Danaher’s Diagnostics platform, since October 2018, after serving in a series of senior human resource-related roles since joining Beckman Coulter, Inc. in 2007.  Danaher acquired Beckman Coulter in 2011.  Ms. Blackwell’s broad and extensive experience in human resources leadership roles, and her prior experience working with Beckman Coulter’s Board of Directors and Compensation Committee when it was a public company, give her particular insight into talent acquisition, development, compensation and retention, which represent key strategic imperatives for the Company.
Wendy Carruthers has served as Senior Vice President of Human Resources at Boston Scientific Corporation, a medical device manufacturer, since December 2012 after serving in a series of progressively more responsible human resources roles since joining Boston Scientific in 2004, including as Vice President of Human Resources for Europe, Middle East and Africa from January 2006 to December 2010. A native of the United Kingdom, Ms. Carruthers’ international background and broad experience in the areas of executive compensation and talent management are particularly valuable to the Board as international expansion and talent acquisition, development, compensation and retention are critical strategic objectives for the Company.
Jonathan O. Clark has served in a series of progressively more responsible marketing and general management positions since joining Danaher in 2002, including most recently as Senior Vice President-High Growth Markets since August 2015 and as Senior Vice President- Asia Pacific from January 2014 to August 2015.  Mr. Clark’s international leadership roles and extensive experience living and working abroad in Europe, Asia and the Middle East offer important perspectives in light of our global footprint and strategic plans to grow our business globally.
William K. Daniel II has served as Executive Vice President of Danaher Corporation since 2008 and currently oversees Danaher’s Diagnostics and Dental segments. He also served as Vice President-Group Executive from 2006, when he joined Danaher, until 2008. Prior to joining Danaher, Mr. Daniel served in a variety of general management positions at ArvinMeritor, Inc., a manufacturer of automobile components, including most recently as Senior Vice President. Mr. Daniel’s broad operating experience and in-depth knowledge of Danaher’s Dental business and of DBS are particularly valuable to the Board given the nature of our business portfolio and the critical role of DBS in our strategy.
Daniel J. Houghton has served as a Group CFO within the Danaher organization since September 2015, with finance oversight responsibility for Danaher’s Dental segment from September 2015 to September 2018.  Since joining a subsidiary of Danaher in 1995 after working for a global public accounting firm, he has served in a series of progressively more responsible finance and accounting positions within the Danaher organization.  Mr. Houghton brings to the Company extensive knowledge and experience in the areas of finance and accounting, areas of critical importance to the Company as a large, global public company, as well as extensive knowledge of the dental industry and the Company’s business.
Scott Huennekens served as President, Chief Executive Officer and Chairman of the Board of Directors of Verb Surgical, Inc., a medical equipment manufacturer, from August 2015 to January 2019. Prior to this role, Mr. Huennekens served as President and Chief Executive Officer of Volcano Corporation, a medical device company, from 2002 to February 2015, and as President and Chief Executive Officer of Digirad Corporation, a diagnostic imaging centers company, from 1999 to 2002. Mr. Huennekens is currently a member of the Board of Directors of NuVasive, Inc. and ViewRay, Inc., and within the past five years has served as a director of Reva Medical Inc., EndoChoice Holdings, Volcano Corporation and Bellerophon Therapeutics Inc. Mr. Huennekens brings to the Company an extensive background in the medical device field and significant tenure leading

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public companies as both Chairman and CEO, which positions him to provide to Envista strategic market insights as well as deep leadership experience.
Daniel A. Raskas has served as Senior Vice President - Corporate Development of Danaher Corporation since 2010 after serving as Vice President - Corporate Development from 2004, when he joined Danaher, until 2010. Prior to joining Danaher, Mr. Raskas was a Managing Director for Thayer Capital Partners, a private equity investment firm. Mr. Raskas’ corporate development and private equity experience give him particular insight into acquisition strategy, which represents a key strategic opportunity for us.
Christine Tsingos served as Executive Vice President and Chief Financial Officer at Bio-Rad Laboratories, Inc., a manufacturer of life science research and clinical diagnostics products, from 2002 to May 2019. Ms. Tsingos is also currently a member of the Board of Directors of each of Nanometrics Incorporated and Varex Imaging Corporation. Ms. Tsingos brings to the Company deep finance and accounting leadership as well as substantial audit committee experience, which are areas of critical importance for the Company as a large, global and complex public company.
Composition of Board
Upon completion of this offering, our Board will consist of nine members.
Our amended and restated certificate of incorporation will provided that our Board will be divided into three classes, denominated as class I, class II and class III. Members of each class will hold office for staggered three-year terms. The class I directors, whose terms will expire at the first annual meeting of our stockholders following the completion of this offering, will be Ms. Blackwell and Messrs. Clark and Houghton. The class II directors, whose terms will expire at the second annual meeting of our stockholders following the completion of this offering, will be Mses. Carruthers and Tsingos and Mr. Huennekens. The class III directors, whose terms will expire at the third annual meeting of our stockholders following the completion of this offering, will be Messrs. Aghdaei, Daniel and Raskas.
Controlled Company Exception
We intend to avail ourselves of the “controlled company” exemption under the corporate governance rules of the NYSE. Accordingly, we will not be required to have a majority of “independent directors” on our Board of Directors as defined under the rules of the NYSE; nor will we be required to have a Compensation Committee and Nominating and Governance Committee composed entirely of independent directors. The “controlled company” exemption does not modify the independence requirements for the Audit Committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act and the NYSE, which require that our Audit Committee be composed of at least three members, at least one of whom will be independent upon the listing of our common stock, a majority of whom will be independent within 90 days of listing, and each of whom will be independent within one year of listing.
At such time that we cease to be a “controlled company” under the rules of the NYSE, our Board will take all action necessary to comply with NYSE corporate governance rules, including that the Board of Directors consists of a majority of independent directors and establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.
Director Independence
The Board has determined that Mses. Carruthers and Tsingos and Mr. Huennekens are independent directors under the applicable rules of the NYSE. Mr. Huennekens will serve as independent Chairman of the Board.
The Board will assess on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Governance Committee, will make a determination as to which members are independent.
Committees of the Board of Directors
Effective immediately prior to the “when-issued” trading date of shares of common stock on the NYSE, the Board will have a standing Audit Committee, and effective upon the completion of this offering, the Board will have a standing Compensation Committee and a Nominating and Governance Committee.
Audit Committee . The initial members of the Audit Committee will be Messrs. Houghton and Huennekens and Ms. Tsingos, and Ms. Tsingos will serve as Chair of the Audit Committee. The Board has determined that Messrs. Houghton and Huennekens and Ms. Tsingos are each an “audit committee financial expert” for purposes of the rules of the SEC. In addition, the Board has determined that each of the members of the Audit Committee (other than Mr. Houghton) is independent, as defined by the rules of the NYSE and Section 10A(m)(3) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Rule 10A-3 of the Exchange Act and the NYSE rules require that our audit committee have at least one

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independent member upon the listing of our common stock, have a majority of independent members within 90 days of the date of this prospectus and be composed entirely of independent members within one year of the date of this prospectus. The Audit Committee will meet at least quarterly and will assist the Board in overseeing:

•	the quality and integrity of our financial statements;

•	the effectiveness of our internal control over financial reporting;

•	the qualifications, independence and performance of our independent auditors;

•	the performance of our internal audit function and independent auditors;

•	our compliance with legal and regulatory requirements; and

•	the risks described below under “Board’s Role in Risk Oversight.”
Compensation Committee . The initial members of the Compensation Committee will be Mses. Blackwell, Carruthers and Tsingos and Mr. Raskas, each of whom (other than Ms. Blackwell and Mr. Raskas) is independent, as defined by the rules of the NYSE   and Section 10C(a) of the Exchange Act. In addition, we expect that each of the members of the Compensation Committee (other than   Ms. Blackwell and Mr. Raskas) will qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Ms. Carruthers will serve as Chair of the Compensation Committee. The Compensation Committee will discharge the Board’s responsibilities relating to the compensation of our executive officers, including setting goals and objectives for, evaluating the performance of, and approving the compensation paid to, our executive officers. The Compensation Committee will also:

•
review and discuss with Company management the Compensation Discussion and Analysis and recommend to the Board the inclusion of the Compensation Discussion and Analysis in the annual meeting proxy statement;

•
review and make recommendations to the Board with respect to the adoption, amendment and termination of all executive incentive compensation plans and all equity compensation plans, and exercise all authority of the Board (and all responsibilities assigned by such plans to the Committee) with respect to the oversight and administration of such plans;

•	review and consider the results of stockholder advisory votes on our executive compensation, and make recommendations to the Board regarding the frequency of such advisory votes;

•	monitor compliance by directors and executive officers with our stock ownership requirements;

•	assist the Board in overseeing the risks described below under “Board’s Role in Risk Oversight;”

•	prepare the report required by the SEC to be included in the annual meeting proxy statement; and

•	considers factors relating to independence and conflicts of interests in connection with the compensation consultants that provide advice to the Committee.
Nominating and Governance Committee . The initial members will be Ms. Carruthers and Messrs. Daniel and Huennekens, each of whom (other than Mr. Daniel) is independent, as defined by the rules of   the NYSE. Mr. Huennekens will serve as Chair of the Nominating and Governance Committee. The Nominating and Governance Committee will:

•	assist the Board in identifying individuals qualified to become Board members, and make recommendations to the Board regarding all nominees for Board membership;

•	make recommendations to the Board regarding the size and composition of the Board and its committees;

•	make recommendations to the Board regarding matters of corporate governance and oversee the operation of our Corporate Governance Guidelines and Related Person Transactions Policy;

•	develop and oversee the annual self-assessment process for the Board and its committees;

•	assist the Board in CEO succession planning;

•	assist the Board in overseeing the risks described below under “Board’s Role in Risk Oversight;”

•	review and make recommendations to the Board regarding non-management director compensation; and

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•	oversee the orientation process for newly elected members of the Board and continuing director education.
The Board is expected to adopt a written charter for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. These charters will be posted on our website in connection with the separation.
Compensation Committee Interlocks and Insider Participation
During our fiscal year ended December 31, 2018, we were not a separate or independent company and did not have a Compensation Committee or any other committee serving a similar function. Decisions as to the compensation for that fiscal year of those who will serve as our executive officers were made by Danaher, as described in the section of this prospectus captioned “Executive and Director Compensation.”
Corporate Governance
Stockholder Recommendations for Director Nominees
Our amended and restated bylaws will contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board. We expect that the Board will adopt a policy concerning the evaluation of stockholder recommendations of Board candidates by the Nominating and Governance Committee.
Corporate Governance Guidelines
The Board is expected to adopt a set of Corporate Governance Guidelines in connection with the separation to assist it in guiding our governance practices. These practices will be regularly reevaluated by the Nominating and Governance Committee in light of changing circumstances in order to continue serving our best interests and the best interests of our stockholders. These guidelines will cover a number of areas, including the role of the Board of Directors, Board composition, director independence, director selection, qualification and election, director compensation, executive sessions, key Board responsibilities, CEO evaluation, succession planning, risk management, Board leadership and operations, conflicts of interest, annual Board assessments, Board committees, director orientation and continuing education, Board agenda, materials, information and presentations, director access to management and independent advisers, and Board communication with stockholders and others. A copy of our corporate governance guidelines will be posted on our website.
Board’s Role in Risk Oversight
Our management will have day-to-day responsibility for assessing and managing our risk exposure and the Board and its committees will oversee those efforts, with particular emphasis on the most significant risks facing us. Each committee will report to the full Board on a regular basis, including as appropriate with respect to the committee’s risk oversight activities.

BOARD/COMMITTEE	PRIMARY AREAS OF RISK OVERSIGHT
Full Board
Risks associated with our strategic plan, acquisition and capital allocation program, capital structure, liquidity, organizational structure and other significant risks, and overall risk assessment and risk management policies.

Audit Committee	Major financial risk exposures, significant legal, compliance, reputational and cyber security risks and overall risk assessment and risk management policies.
Compensation Committee	Risks associated with compensation policies and practices, including incentive compensation.
Nominating and Governance Committee	Risks related to corporate governance, effectiveness of Board and committee oversight and review of director candidates, conflicts of interest and director independence.
Policies on Business Ethics
In connection with the separation, we will adopt a Code of Conduct that requires all its business activities to be conducted in compliance with applicable laws and regulations and ethical principles and values. All of our directors, officers and employees will be required to read, understand and abide by the requirements of the Code of Conduct.
These documents will be accessible on our website. Any waiver of the Code of Conduct for directors or executive officers may be made only by the Board or a committee of the Board. We will disclose any amendment to, or waiver from, a provision of the Code of Conduct for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our website within four business days following the date of the amendment or waiver. In addition, we will disclose any waiver from the Code of Conduct for the other executive officers and for directors on the website.

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EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
Introduction
Immediately prior to this offering, we will be a wholly-owned subsidiary of Danaher. For purposes of this prospectus, our executive officers whose compensation is discussed in this Compensation Discussion and Analysis and whom we refer to as our named executive officers, or “NEOs,” are Mr. Aghdaei, President and Chief Executive Officer; Mr. Bludworth, Senior Vice President and Chief Human Resources Officer; Mr. Eriksson, Senior Vice President; Mr. Geiselhöringer, Senior Vice President; and Mr. Yu, Senior Vice President and Chief Financial Officer. Decisions regarding past compensation of our NEOs have been made by their managers, with input from Danaher’s President and Chief Executive Officer, and by Danaher’s Compensation Committee.
This Compensation Discussion and Analysis discusses Danaher’s 2018 compensation programs, objectives and design framework, the process for determining 2018 compensation for our NEOs and how our future compensation programs, objectives and design framework are expected to operate. Our Board of Directors will form its own Compensation Committee and it may choose to change such programs, objectives and framework following the completion of this offering.
Objectives and Framework of Danaher’s Executive Compensation Program
Danaher Practice
With the goal of building long-term value for stockholders, Danaher has developed an executive compensation program designed to:

•	attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with Danaher’s size, diversity and global footprint;

•	motivate executives to demonstrate exceptional personal performance and perform consistently at or above the levels that Danaher expects, over the long-term and through a range of economic cycles; and

•	link compensation to the achievement of corporate goals that Danaher believes best correlate with the creation of long-term stockholder value.
To achieve these objectives Danaher’s compensation program combines annual and long-term components, cash and equity, and fixed and variable elements, with a bias toward long-term equity awards tied closely to stockholder returns and subject to significant vesting and/or holding periods. Danaher’s executive compensation program rewards executive officers when they build long-term stockholder value, achieve annual business goals and maintain long-term careers with Danaher.
Danaher’s compensation program is grounded on the principle that each executive must consistently demonstrate exceptional personal performance in order to remain a Danaher executive. Within the framework of this principle and the other objectives discussed above, the Danaher Compensation Committee exercises its judgment in making executive compensation decisions. The factors that generally shape particular executive compensation decisions (none of which are assigned any particular weight by such Committee) are the following:

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The relative complexity and importance of the executive’s position within Danaher. To ensure that the most senior executives are held most accountable for long-term operating results and changes in stockholder value, the Danaher Compensation Committee believes that both the amount and “at-risk” nature of compensation should increase with the relative complexity and significance of an executive’s position.

•	The executive’s record of performance, long-term leadership potential and tenure.

•
Danaher’s performance. Danaher’s cash incentive compensation varies annually to reflect near-term changes in operating and financial results. Its long-term compensation is closely aligned with long-term stockholder value creation, both by tying the ultimate value of the awards to long-term stockholder returns and because of the length of time executives are required to hold the awards before realizing their value.

•
Assessment of pay levels and practices in the competitive marketplace. Danaher’s Compensation Committee considers market practice in determining pay levels and compensation design to ensure that Danaher’s costs are sustainable relative to peers and compensation is appropriately positioned to attract and retain talented executives.

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Going Forward
Our executive compensation objectives and framework will initially be similar to Danaher’s. Following the completion of this offering, our Compensation Committee will review these objectives and framework to ensure they meet our business needs and strategic objectives.
Role of Independent Compensation Consultant and Management
Danaher Practice
Independent Compensation Consultant Role in Supporting the Compensation Committee
Under the terms of its charter, the Danaher Compensation Committee has the authority to engage the services of outside advisors and experts. The Danaher Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant since 2008. In addition to the director compensation advice provided to Danaher’s Nominating and Governance Committee, FW Cook’s primary responsibilities in 2018 were to:

•	provide advice and data in connection with the structuring of Danaher’s executive and equity compensation programs and the compensation levels for Danaher’s executive officers compared to their peers;

•	provide advice and data in connection with the structuring of our executive and equity compensation programs, and the compensation levels for our executive officers compared to their peers;

•	assess Danaher’s executive compensation program in the context of compensation governance best practices;

•	update Danaher’s Compensation Committee regarding legislative and regulatory initiatives and other trends in the area of executive compensation;

•	provide data regarding the share dilution costs attributable to Danaher’s equity compensation program; and

•	assist in the preparation of Danaher’s executive compensation public disclosures.
Management Role in Supporting the Compensation Committee
Danaher’s Senior Vice President-Human Resources, Vice President-Compensation and Secretary generally attend, and from time-to-time Danaher’s CEO and CFO attend, the Danaher Compensation Committee meetings. In particular, Danaher’s CEO:

•
provides background regarding the interrelationship between Danaher’s business objectives and executive compensation matters and advises on the alignment of incentive plan performance measures with Danaher’s overall strategy;

•
participates in the discussions of the Danaher Compensation Committee regarding the performance and compensation of the other Danaher executive officers and provides recommendations to Danaher’s Compensation Committee regarding all significant elements of compensation paid to such officers, their annual, personal performance objectives and his evaluation of their performance (Danaher’s Compensation Committee gives considerable weight to the evaluation and recommendations of Danaher’s CEO with respect to the other Danaher executive officers because of his direct knowledge of each such officer’s performance and contributions); and

•	provides feedback regarding the companies that he believes Danaher competes with in the marketplace and for executive talent.
Danaher’s human resources and legal departments also assist the Chair of the Danaher Compensation Committee in scheduling and setting the agendas for the Committee’s meetings, prepare meeting materials and provide the Committee with data relating to executive compensation as requested by the Committee.
Going Forward
We expect that our Compensation Committee will engage an independent compensation consultant following the completion of this offering, and that the roles of such consultant and of our management in connection with the executive compensation process will be similar to Danaher’s approach.

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Peer Group Compensation Analysis
Danaher Practice
The Danaher Compensation Committee does not target a specific competitive position versus the market or peer companies in determining the compensation of Danaher’s named executive officers because in light of Danaher’s diverse mix of businesses, strict targeting of a specified compensation posture would not appropriately reflect the unique nature of Danaher’s business portfolio or the degree of difficulty in leading Danaher and key functions. However, the Danaher Compensation Committee believes it is important to clearly understand the relevant market for executive talent to inform its decision-making and ensure that Danaher’s executive compensation program for its named executive officers supports its recruitment and retention needs and is fair and efficient. As a result, the Danaher Compensation Committee has worked with FW Cook to develop a peer group for purposes of assessing competitive compensation practices, and periodically reviews compensation data for the peer group derived from publicly filed proxy statements. The Danaher Compensation Committee selected companies for inclusion in this peer group based on (1) the extent to which they compete with Danaher in one or more lines of business, for executive talent and for investors, and (2) comparability of revenues, market capitalization, net income, total assets and number of employees. Prior to July 2018, Danaher’s peer group consisted of the companies set forth below (effective July 2018, Danaher's Compensation Committee replaced Dover Corp. with Roper Corporation):

3M Company	Dover Corp.	Stryker Corporation
Abbott Laboratories	Ecolab Inc.	Thermo Fisher Scientific Inc.
Baxter International, Inc.	E. I. Du Pont De Nemours and Company	United Technologies Corp.
Becton Dickinson & Co.	Honeywell International Inc.	Zimmer Biomet Holdings
Boston Scientific Corporation	Medtronic Inc.
Going Forward
The Danaher Compensation Committee, with recommendations from FW Cook, adopted an Envista peer group to help inform its decision-making with respect to our executive compensation program and ensure that such program supports our recruitment and retention needs and is fair and efficient. The Danaher Compensation Committee selected companies for inclusion in this peer group based on (1) the extent to which they compete with us in one or more lines of business and for executive talent, and (2) comparability of revenues, market capitalization, net income, total assets and number of employees. Our compensation peer group is comprised of the following companies:

Align Technology, Inc.	Hologic, Inc.	PerkinElmer, Inc.
The Cooper Companies, Inc.	ICU Medical, Inc.	ResMed Inc.
DENTSPLY SIRONA Inc.	Integer Holdings Corporation	STERIS plc
Edwards Lifesciences Corporation	Integra LifeSciences Holdings Corporation	Teleflex Incorporated
Henry Schein, Inc.	Mettler-Toledo International Inc.	Varian Medical Systems, Inc.
Hill-Rom Holdings, Inc.	Patterson Companies, Inc.	Zimmer Biomet Holdings, Inc.
The table below sets forth for this peer group and Envista information regarding revenue, net income and total assets (based on the most recently reported four quarters for each company as of March 31, 2019), market capitalization (as of March 31, 2019) and employee headcount (based on each company’s most recent fiscal year end as of March 31, 2019), in each case derived from the Standard & Poor’s Capital IQ database.

	($ in millions)
	Revenue	Market capitalization	Net income (before unusual or infrequently occurring items and discontinued operations)	Total assets	Employees at End of Last Fiscal Year
75th percentile	$3,306	$14,830	$392	$6,293	13,850
Median	$2,280	$11,967	$222	$4,678	11,830
25th percentile	$2,450	$7,568	$50	$3,161	7,800
Envista	$2,845	—	—	—	12,700
Envista percentile rank	82%	—	—	—	69%
Following the completion of this offering, our Compensation Committee will review the peer group on a periodic basis and determine whether any changes are appropriate based on its view of the competitive environment in which we operate.

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2018 Executive Compensation Program
Danaher Practice
The chart below summarizes key information with respect to each pay element represented in Danaher’s 2018 executive compensation program:

Pay Element	Primary Objectives	Form	Performance Requirement
Long-Term Incentive Compensation (Equity)
•Attract, retain and motivate skilled executives
•Align the interests of management and stockholders by ensuring that realized compensation is:
○in the case of stock options, commensurate with long-term changes in share price;
○in the case of PSUs, tied to (1) long-term changes in share price at all performance levels, and (2) attainment of total shareholder return (TSR)-based performance goals; and
○in the case of RSUs, tied to long-term changes in share price at all performance levels.
Stock options (50%) PSUs (25%) RSUs (25%)
5-year, time based vesting schedule

Options only have/increase in value if Danaher stock price increases

3-year relative TSR performance (plus additional 2-year holding period)

5-year, time-based vesting schedule (plus positive net income vesting requirement)

Annual Cash Incentive Compensation
•Motivate executives to achieve near-term operational and financial goals that support Danaher’s long-term business objectives
•Attract, retain and motivate skilled executives
•Allow for meaningful pay differentiation tied to performance of individuals and groups.

		Cash	Company Financial Performance (60%)	Adjusted EPS (70%) Adjusted Free Cash Flow-to-Adjusted Net Income Ratio (20%) ROIC (10%)
Personal Payout Percentage (40%)
Fixed Annual Compensation (Salary)	•Provide sufficient fixed compensation to (1) allow a reasonable standard of living relative to peers, and (2) mitigate incentive to pursue inappropriate risk-taking to maximize variable pay	Cash	N/A
Other Compensation	•Make Danaher’s total executive compensation plan competitive •Improve cost-effectiveness by delivering perceived value that exceeds actual costs	Employee benefit plans; perquisites; severance benefits	N/A
Going Forward
The primary elements of our executive compensation program, and mix thereof, will initially be similar to Danaher’s, though the type of full-value awards to be used in the program has not been determined. Following the completion of this offering, our Compensation Committee will review the primary elements of our executive compensation program, and mix thereof, to ensure they meet our business needs and strategic objectives. This will include a review of base salary as well as short-term and long-term incentive programs and other compensation.

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2018 NEO Compensation Decisions
Long-Term Incentive Awards
2018 Target Award Values
In February 2018, the Danaher Compensation Committee subjectively determined the target dollar value of equity compensation to be delivered to our NEOs in 2018, taking into account each of the following factors (none of which was assigned a particular weight by the Danaher Compensation Committee):

•	the relative complexity and importance of the officer’s position;

•	the officer’s performance record and potential to contribute to future Danaher and Envista performance and assume additional leadership responsibility;

•	the risk/reward ratio of the award amount compared to the length of the related vesting and holding provisions; and

•	the amount of equity compensation necessary to provide sufficient retention incentives in light of compensation levels within Danaher’s peer group and the officer’s historical compensation.
2018 Equity Award Mix
With respect to Mr. Aghdaei’s 2018 equity awards, one-half of the award was delivered as stock options, one-quarter as RSUs and one-quarter as PSUs. With respect to the 2018 equity awards of Messrs. Bludworth, Eriksson, Geiselhöringer and Yu, one-half of the award was delivered as stock options and one-half of the award was delivered as RSUs.
The Danaher Compensation Committee believes that the combination of stock options and full-value awards effectively balances the goals of incentivizing and rewarding stockholder value creation while supporting talent retention objectives:

•
Stock options and PSUs inherently incentivize stockholder value creation, since option holders realize no value unless Danaher’s stock price rises after the option grant date and the value of PSUs is tied directly to Danaher’s relative TSR performance.

•
Danaher’s stock options and RSUs vest over five years and Danaher’s PSUs are subject to three-year vesting and a further two-year holding period. In aggregate, these periods are longer than typical for Danaher’s peer group, promote stability and encourage officers to take a long-term view of Danaher’s performance.

•
Danaher’s stock option award program in particular has contributed significantly to Danaher’s strong performance record, which in turn has generally made Danaher stock option awards valuable over the long-term and highly effective in recruiting, motivating and retaining skilled officers.

•	While RSUs and PSUs offer more modest upside potential than stock options, during periods of stock market declines or modest growth they are more likely to support talent retention objectives.
2018 PSU Performance Criteria
In designing the performance criteria applicable to PSUs, the Danaher Compensation Committee established threshold, target and maximum performance levels and established a payout percentage curve that relates each level of performance to a payout expressed as a percentage of the target PSUs:

PSU Performance Level (Relative TSR Rank Within S&P 500 Index)	Payout Percentage
Below 35th percentile	0%
35th percentile	50%
55th percentile	100%
75th percentile or above	200%
The payout percentages for performance between the performance levels indicated above are determined by linear interpolation. Notwithstanding the above, if Danaher’s absolute TSR performance for the period is negative, no more than 100% of the target PSUs will vest (regardless of how strong Danaher’s performance is on a relative basis), and if Danaher’s absolute TSR performance for the period is positive, a minimum of 25% of the target PSUs will vest. The Danaher Compensation Committee chose the S&P 500 Index as the relative TSR comparator group because the index consists of a broad

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and stable group of companies that represents investors’ alternative capital investment opportunities, reinforcing the linkage between Danaher’s executive compensation program and the long-term interests of Danaher’s stockholders.
Any PSUs that vest following the three-year performance period are subject to an additional two-year holding period and are paid out in shares of Danaher common stock following the fifth anniversary of the commencement of the performance period. Vesting is contingent on continued employment throughout the three-year performance period and until the Danaher Compensation Committee certifies satisfaction of the performance criteria, except that in the event of death during the performance period the executive receives a prorated portion of the target award based on the percentage of the performance period during which the executive was employed, and in the event of retirement during the performance period the executive receives a prorated portion of the shares actually earned based on Danaher’s performance over the performance period. Any dividends paid on Danaher’s common stock during the performance period are credited to PSU accounts, but are only paid out (in cash) to the extent the underlying PSUs vest based on performance and are not paid until the shares underlying the vested PSUs are issued.
Annual Incentive Awards
Our NEOs participate in Danaher’s incentive compensation program for senior leaders of Danaher operating companies (the “Senior Leader Incentive Program”). Under the Senior Leader Incentive Program performance formula effective for 2018, each of our NEOs was eligible to receive a bonus equal to his target bonus amount multiplied by (i) a factor determined based on the 2018 performance of his business against pre-established targets based on the metrics described below, subject to adjustment in the discretion of Danaher senior management (“Senior Leader Business Metrics”), and (ii) a factor determined by his respective manager based on a subjective review of his performance against his annual personal performance goals and other considerations in the manager’s discretion (the “Personal Performance Factor”):

•
The 2018 Senior Leader Business Metrics were (i) operating profit, a key contributor to stockholder returns and important barometer of the overall health of the business, (ii) core sales growth, a critical measure of the business’s ability to increase customer demand for services and products over time, and (iii) working capital turnover, an important indicator of how efficiently the business is managing the relationship between money used to fund operations and the sales generated from those operations.

•	For 2018, the target bonus percentages and personal objectives for each NEO are set forth below:

Named Executive Officer	2018 Target Bonus Percentage	2018 Personal Objectives
Mr. Aghdaei	80%
Mr. Aghdaei’s performance objectives consisted of quantitative goals for his business units related to capital deployment, financial and revenue growth and talent-related metrics; and qualitative goals relating to the strategic plan for his business units.

Mr. Bludworth	45% (January 1 - June 30) 60% (July 1 - December 31)
Mr. Bludworth’s performance objectives consisted of quantitative goals related to compliance initiatives and human resources and talent-related metrics; and qualitative goals relating to human resources engagement.

Mr. Eriksson	55%
Mr. Eriksson’s performance objectives consisted of quantitative goals related to financial and revenue growth and human resources and talent -related metrics; and qualitative goals relating to the strategic plan for his business unit.

Mr. Geiselhöringer	55%
Mr. Geiselhöringer’s performance objectives consisted of quantitative goals related to capital deployment and talent-related metrics; and qualitative goals relating to the strategic plan for his business unit.

Mr. Yu	40% (January 1 - September 30) 50% (October 1 - December 31)
Mr. Yu’s performance objectives consisted of quantitative goals related to audit and risk management, financial and revenue growth and human resources and talent-related metrics; and qualitative goals relating to the strategic plan for his business unit.

In determining the target bonus percentage for each NEO, consideration was given as applicable to the amount of annual cash incentive compensation awarded to the officer in prior years, the relative complexity and importance of the position, the amount of annual cash incentive compensation paid with respect to similar positions at other Danaher businesses and market-based annual cash incentive compensation amounts for such role. Danaher provided Mr. Bludworth with a 2018 annual bonus opportunity equal to the greater of (i) 60% of his base salary and (ii) the amount that he would receive based on his Personal Performance Factor and the performance level achieved by his business with respect to the Senior Leader Business Metrics. Based on the Personal Performance Factor determined with respect to each NEO and the performance level achieved by his

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business with respect to the Senior Leader Business Metrics, the NEO’s manager, with the input of Danaher’s CEO, approved the 2018 annual cash incentive compensation award reflected in the 2018 Summary Compensation Table. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” for additional information regarding the core sales measure.
Base Salaries
The 2018 base salaries of our NEOs were determined by their managers, using their prior year’s base salary as the initial basis of consideration and also taking into account personal performance in the prior year and the market value of their roles. Given that base salary is one of the elements in the formula for determining annual cash incentive compensation, consideration was also given to how changes in base salary would impact the annual cash incentive compensation of each of our NEOs.
Other Compensation
Severance Benefits. Danaher has entered into a Proprietary Interest Agreement with each of Messrs. Aghdaei, Bludworth, Eriksson and Yu that sets forth certain post-employment restrictive covenant obligations. In addition, each of Messrs. Aghdaei, Bludworth, Eriksson and Yu participates in Danaher’s Senior Leader Severance Pay Plan, which also provides for severance payments under certain circumstances. Danaher believes that the post-employment restrictive covenant obligations included in the Proprietary Interest Agreement are critical in protecting its proprietary assets, and that the severance payments payable under the above-mentioned plan upon a termination without cause are generally commensurate with the severance rights Danaher’s peers offer executives in comparable roles.
EDIP. Messrs. Aghdaei, Bludworth and Eriksson participate in the Amended and Restated Danaher Corporation & Subsidiaries Executive Deferred Incentive Program, or Danaher EDIP. The Danaher EDIP is a stockholder-approved, non-qualified, unfunded excess contribution (and until December 31, 2018, voluntary deferred compensation) program available to selected members of our management. Danaher uses the Danaher EDIP to tax-effectively contribute amounts to executives’ retirement accounts and give its executives an opportunity to defer taxes on cash compensation and realize tax-deferred, market-based notional investment growth on their deferrals. The amount Danaher contributes annually to the executives’ Danaher EDIP accounts is set at a level that it believes is competitive with comparable plans offered by other companies in Danaher’s industry. Danaher EDIP participants do not fully vest in such amounts contributed by Danaher until they have participated in the program for 15 years or have reached age 55 with at least five years of service with Danaher. Beginning in 2019, the Danaher EDIP no longer provides for voluntary deferrals and instead executive officers and other selected members of Danaher’s management may defer cash compensation under Danaher’s Deferred Compensation Plan.
Benefits and Perquisites. Each of our NEOs is eligible to participate in Danaher employee benefit plans, including group medical, dental, vision, disability, accidental death and dismemberment, life insurance, flexible spending and 401(k) plans, or in the case of Mr. Geiselhöringer, the non-US equivalent. These Danaher plans are generally available to all salaried employees in the applicable jurisdictions and do not discriminate in favor of our NEOs. In addition, certain perquisites were made available to our NEOs (see the footnotes to the “Summary Compensation Table” for additional details). Danaher believes these limited perquisites help make executive compensation competitive, are generally commensurate with the perquisites offered by peers, and are cost-effective in that the perceived value of these items is higher than its actual cost. The Danaher Compensation Committee has adopted a policy prohibiting any tax reimbursement or gross-up provisions in its executive compensation program (except under a policy applicable to management employees generally such as a relocation policy).
Going Forward
Long-Term Incentive Awards
It is expected that Danaher equity awards outstanding at the time of the completion of this offering will remain outstanding in accordance with the terms of such Danaher equity awards. Outstanding Danaher equity awards held by our employees at the time of the distribution (if pursued) generally will be converted entirely into equivalent awards with respect to our common stock at the time of the distribution, with adjustments to preserve the aggregate value of the awards.
Following the completion of this offering, our long-term incentive award program will initially be similar to Danaher’s program, though the type of full-value awards to be used in the program has not been determined. Our Compensation Committee will review the program with the goal of ensuring it is effective in attracting, retaining and motivating skilled executives and aligning the interests of management and stockholders.
Short-Term Incentive Awards
Following the completion of this offering, our Compensation Committee will develop a short-term incentive plan focused on near-term operational and financial goals that support our long-term business objectives, while also allowing for meaningful pay differentiation tied to performance of individuals and groups.

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Base Salary
Our Compensation Committee will set base salary levels for officers taking into account base salary levels for positions with similar roles and scope of responsibilities within our peer group, as well as personal performance.
Other Compensation
Our retirement and severance programs and benefits will generally be similar to those of Danaher immediately prior to completion of this offering. Our Compensation Committee will review these programs and benefits and may make changes to align them with our business needs and strategic priorities. In addition, we anticipate that our Compensation Committee will approve for our NEOs perquisites comparable to those offered by our peers, and will adopt a policy prohibiting any tax reimbursement or gross-up provisions in our executive compensation program (except under a policy applicable to management employees generally such as a relocation policy).
Additional Compensation Matters
Long-Term Incentive Compensation Grant Practices
Danaher Practice
Danaher’s Compensation Committee grants equity awards under Danaher’s 2007 Omnibus Incentive Plan. Executive equity awards are approved at regularly scheduled Danaher Compensation Committee meetings (typically scheduled in advance of the calendar year in which they occur), at the time of an executive hire or promotion or upon identification of a specific retention concern. The grant date of equity awards approved by the Danaher Compensation Committee is either the date of Committee approval or a date subsequent to the approval date as specified by the Committee. The timing of equity awards has not been coordinated with the release of material non-public information. The Danaher Compensation Committee’s general practice is to approve annual equity awards to executives at the Committee’s regularly scheduled meeting in February, when the Committee reviews the performance of the executive officers and typically determines the other components of executive compensation.
The target dollar value attributable to PSUs and RSUs is translated into a target number of PSUs and RSUs, respectively, using a fair market value equal to the average closing price over a twenty trading-day period ending on the grant date, to avoid the potential volatility impact of using a single-day closing price.
The target dollar value attributable to stock options is translated into a number of stock options based on (1) a fair market value equal to the average closing price over a twenty trading-day period, and (2) the other Black-Scholes inputs used for the first grant date of the calendar year (but using the full 10-year term of the option as the assumed life). The exercise price for stock option awards granted under Danaher’s 2007 Omnibus Incentive Plan equals the closing price of Danaher’s common stock on the date of grant. Since these valuation methodologies are not the same as the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 grant date fair value used for accounting purposes, the equity award target dollar values are not the same as the equity award grant date fair values reflected in the Summary Compensation Table.
Going Forward
We anticipate that our long-term incentive compensation grant practices initially will be comparable to those of Danaher. Following the completion of this offering, our Compensation Committee and management will review such practices to ensure they meet our business and strategic needs and the objectives of our executive compensation program.

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Risk Considerations
Danaher Practice
Risk-taking is a necessary part of growing a business, and prudent risk management is necessary to deliver long-term, sustainable stockholder value. The Danaher Compensation Committee believes that Danaher’s executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking. In reaching this conclusion, the Danaher Compensation Committee considered in particular the following risk-mitigation attributes of Danaher’s compensation program.

Attribute	Key Risk Mitigating Effect
Emphasis on long-term, equity-based compensation

Five-year vesting requirement for equity awards (or in the case of PSUs, three-year vesting and a further two-year holding period)

Rigorous, no-fault clawback policy that is triggered even in the absence of wrongdoing

Discourages risk-taking that produces short-term results at the expense of building long-term stockholder value

Helps ensure executives realize their compensation over time horizon consistent with achieving long-term stockholder value

Incentive compensation programs feature multiple, different performance measures aligned with business strategy	Mitigates incentive to over-perform with respect to any particular metric at the expense of other metrics
Cap on annual cash incentive compensation plan payments and on number of shares that may be earned under equity awards	Mitigates incentive to over-perform with respect to any particular performance period at the expense of future periods
Stock ownership requirements for all executive officers No hedging of Danaher securities permitted	Aligns executives’ economic interests with the long-term interests of Danaher’s stockholders
Independent compensation consultant	Helps ensure advice will not be influenced by conflicts of interest
Going forward
We anticipate that our compensation programs and overall design, and therefore the risk and risk mitigation profile of our compensation programs, will initially be similar to those of Danaher. Following the completion of this offering, our Compensation Committee will review the compensation programs and design and may make certain changes to align them with our compensation philosophy and view of our business needs and strategic priorities, taking into account risk and risk mitigation considerations.
Stock Ownership Policies
Danaher Practice
To help align management and stockholder interests and discourage inappropriate or excessive risk-taking, Danaher’s stock ownership policy requires each executive officer to obtain a substantial equity stake in Danaher within five years of his or her appointment to an executive position, as follows:

Chief Executive Officer	5 times base salary
Executive Vice President	3 times base salary
Senior Vice President	2 times base salary

What counts as ownership:	What does not count as ownership:
Shares in which the executive or his or her spouse or child has a direct or indirect interest

Notional shares of Danaher stock in the EDIP

Shares held in a 401(k) plan

Unvested RSUs/PSUs (based on target number of shares until vested and then based on the actual number of vested shares)
Unexercised stock options

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Once an executive officer has acquired a number of Danaher shares that satisfies the ownership multiple then applicable to him or her, such number of shares then becomes his or her minimum ownership requirement (even if the officer’s salary increases or the fair market value of such shares subsequently changes) until he or she is promoted to a higher level.
Going Forward
We expect to adopt substantially similar stock ownership requirements following the completion of this offering.
Pledging and Hedging Policy
Danaher Practice
Danaher’s Board has adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of Danaher common stock that he or she directly or indirectly owns and controls (other than shares already pledged as of February 21, 2013), and provides that pledged shares of Danaher common stock do not count toward Danaher’s stock ownership requirements. None of our NEOs have pledged any shares of Danaher common stock. Danaher policy also prohibits Danaher employees (including each of our NEOs) and directors from engaging in any transactions involving a derivative of a Danaher security, including hedging transactions.
Going Forward
Following the completion of this offering, we expect to adopt a policy prohibiting (1) any of our directors or executive officers from pledging as security under any obligation any of our shares of common stock that he or she directly or indirectly owns and controls, and (2) any of our directors or employees from engaging in any transactions involving a derivative of our securities, including hedging transactions.
Recoupment Policy
Danaher Practice
To further discourage inappropriate or excessive risk-taking, Danaher’s Compensation Committee has adopted a recoupment (or clawback) policy applicable to Danaher’s executive officers, other individuals who serve on the Danaher Leadership Team (which consists primarily of Danaher corporate officers) and certain other employees (the “covered persons”), including Mr. Aghdaei. Under the policy, in the event of a material restatement of Danaher’s consolidated financial statements (other than any restatement required pursuant to a change in applicable accounting rules), Danaher’s Board may, to the extent permitted by law and to the extent it determines that it is in Danaher’s best interests to do so, in addition to all other remedies available to Danaher require reimbursement or payment to Danaher of:

•
the portion of any annual incentive compensation payment awarded to any covered person within the three year period prior to the date such material restatement is first publicly disclosed that would not have been awarded had the consolidated financial statements that are the subject of such restatement been correctly stated (except that Danaher’s Board has the right to require reimbursement of the entire amount of any such annual incentive compensation payment from any covered person whose fraud or other intentional misconduct in the Board’s judgment alone or with others caused such restatement); and

•
all gains from equity awards granted on or after March 15, 2009 realized by any covered person during the twelve-month period immediately following the original filing of the consolidated financial statements that are the subject of such restatement, if the covered person’s fraud or other intentional misconduct in the Board’s judgment alone or with others caused such restatement.

In addition, the stock plans in which Danaher’s executive officers participate contain provisions for recovering awards upon certain circumstances. Under the terms of Danaher’s 2007 Omnibus Incentive Plan, if an employee is terminated for gross misconduct, the administrator may terminate up to all of the participant’s unexercised or unvested equity awards. In addition, under the terms of the Danaher EDIP, if termination of an employee’s participation in the plan resulted from the employee’s gross misconduct, the administrator may determine that the employee’s vesting percentage is zero with respect to all balances that were contributed by Danaher.
Going Forward
Following the completion of this offering, our Compensation Committee is expected to adopt similar recoupment policies to ensure that incentive compensation paid as the result of a material restatement of our consolidated financial statements (other than any restatement required pursuant to a change in applicable accounting rules), or as a result of fraud or misconduct as applicable, would be recoverable.

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Regulatory Considerations
Danaher Practice
Section 162(m) generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to certain executive officers. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
Danaher reviews the tax impact of executive compensation on Danaher as well as on the executive officers. In addition, Danaher reviews the impact of its compensation programs against other considerations, such as accounting impact, stockholder alignment, market competitiveness, effectiveness and perceived value to employees. Because many different factors influence a well-rounded, comprehensive and effective executive compensation program, some of the compensation provided to Danaher’s executive officers is not deductible under Section 162(m).
Going Forward
We expect that, similar to the approach followed by Danaher’s Compensation Committee, following the completion of this offering our Compensation Committee will review the tax impact of executive compensation on us as well as on our executive officers in addition to taking into account other considerations such as accounting impact, stockholder alignment, market competitiveness, effectiveness and perceived value to employees. Because many different factors influence a well-rounded, comprehensive and effective executive compensation program, we expect that some of the compensation provided to our executive officers will not be deductible under Section 162(m).
2018 Summary Compensation Table
The Summary Compensation Table and notes show all compensation paid to or earned by our NEOs for 2018 under Danaher’s compensation programs and plans. Following the completion of this offering, our NEOs will receive compensation and benefits under our compensation programs and plans.

NAME AND PRINCIPAL POSITION(1)	YEAR	SALARY ($) (2)	BONUS ($)	STOCK AWARDS ($) (3)	OPTION AWARDS ($) (3)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($) (2)	ALL OTHER COMPENSATION ($) (4)	TOTAL ($)
Amir Aghdaei, President and Chief Executive Officer	2018	598,000	—	3,246,926	2,160,419	403,004	156,001	6,564,350
	2017	575,000	—	778,441	459,545	410,550	440,714	2,664,250
Howard Yu, Senior Vice President and Chief Financial Officer	2018	328,667	—	217,302	154,829	159,558	845,820	1,706,176
Curt Bludworth, Senior Vice President and Chief Human Resources Officer	2018	425,824	270,267 (5)	398,942	273,625	—	86,262	1,454,920
Patrik Eriksson, Senior Vice President	2018	445,000	—	448,810	307,690	171,423	80,872	1,453,795
Hans Geiselhöringer, Senior Vice President	2018	772,388	—	498,678	341,976	379,231	123,888	2,116,161

(1)
All amounts presented in the Summary Compensation Table, and in the supporting tables that follow, are expressed in U.S. dollars. Certain amounts payable to Mr. Aghdaei in 2017 were paid in euros and to Messrs. Yu and Geiselhöringer in 2018 in Swiss francs. The exchange rate used for the purpose of the Summary Compensation Table, and in supporting tables

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that follow, was (i) 1.199861, the euro to U.S. dollar Conversion Rate as of December 31, 2017 and (ii) 1.0163, the Swiss franc to U.S. dollar Conversion Rate as of December 31, 2018.

(2)	The following table sets forth the amount of salary and non-equity incentive compensation with respect to 2018 that Messrs. Aghdaei and Bludworth deferred into the Danaher EDIP:

NAME OF OFFICER	AMOUNT OF SALARY DEFERRED INTO EDIP ($)	AMOUNT OF NON-EQUITY INCENTIVE COMPENSATION DEFERRED INTO EDIP ($)
Amir Aghdaei	243,446	—
Curt Bludworth	42,473	—

(3)	The amounts reflected in these columns represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718:

•
With respect to stock options, the grant date fair value under FASB ASC Topic 718 has been calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures):

NAME OF OFFICER	DATE OF GRANT	RISK-FREE INTEREST RATE	STOCK PRICE VOLATILITY RATE	DIVIDEND YIELD	OPTION LIFE
Aghdaei, Yu, Bludworth, Eriksson, Geiselhöringer	February 24, 2018	2.62%	21.36%	0.63%	5.0 years

Aghdaei	July 15, 2018	2.73%	20.70%	0.63%	5.0 years
Yu	November 15, 2018	2.94%	22.37%	0.63%	5.0 years
Aghdaei	February 24, 2017	1.80%	18.05%	0.65%	5.0 years

•
One quarter of Mr. Aghdaei’s 2018 annual equity award was granted in the form of restricted stock units and one-quarter was granted in the form of performance stock units that vest based on Danaher’s TSR ranking relative to the S&P 500 Index over a three-year performance period (the balance of the annual equity award was granted in stock options). One half of the 2018 annual equity award for each of Messrs. Yu, Bludworth, Eriksson, and Geiselhöringer was granted in the form of restricted stock units (the balance of the annual equity award was granted in stock options). With respect to restricted stock units, the grant date fair value under FASB ASC Topic 718 is calculated based on the number of shares of Danaher common stock underlying the RSU, times the closing price of the Danaher common stock on the date of grant (but discounted to account for the fact that the RSUs do not accrue dividend rights prior to vesting and distribution). With respect to Mr. Aghdaei’s performance stock units, the grant date fair value under FASB ASC Topic 718 has been calculated based on the probable outcome of the applicable performance conditions and a Monte Carlo simulation valuation model modified to reflect an illiquidity discount (as a result of the mandatory two-year post-vesting holding period), using the following significant assumptions (since the performance criteria applicable to the performance stock units is considered a “market condition,” footnote disclosure of the award’s potential maximum value is not required):

	2018		2017
ASSUMPTION	MONTE CARLO SIMULATION	ILLIQUIDITY DISCOUNT	MONTE CARLO SIMULATION	ILLIQUIDITY DISCOUNT
Danaher’s expected volatility	16.15%	16.26%	16.27%	16.91%
Average volatility of peer group	25.22%	N/A	25.49%	N/A
Risk free interest rate	2.34%	2.24%	1.34%	1.12%
Dividend yield	0%	0.56%	0%	0.58%

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(4)	The following table describes the incremental cost of the elements of compensation included in “All Other Compensation” for 2018:

NAME OF OFFICER	DANAHER 401(K) CONTRIBUTIONS ($)	DANAHER EDIP CONTRIBUTIONS ($)	OTHER ($)		TOTAL 2018 ALL OTHER COMPENSATION ($)
Amir Aghdaei	19,356	62,100	74,545	(a)	156,001
Howard Yu	1,875	—	843,945	(b)	845,820
Curt Bludworth	18,193	34,343	33,726	(c)	86,262
Patrik Eriksson	19,356	41,385	20,131	(d)	80,872
Hans Geiselhöringer	—	—	123,888	(e)	123,888

(a)
Includes $25,677 in respect of relocation benefits, a tax equalization payment in respect of the relocation benefits equal to $24,918 plus amounts related to a vehicle allowance, corporate gifts, and a tax equalization payment in respect of the corporate gifts equal to $1,128. Mr. Aghdaei’s 2018 perquisites also included personal use of the Danaher aircraft, but there was no incremental cost to us or to Danaher attributable thereto because such use related to guests of Mr. Aghdaei accompanying him on a flight that was undertaken for business purposes.

(b)
Includes $608,734 in respect of expatriate benefits, a tax equalization in respect of the expatriate benefits equal to $232,364 plus amounts related to tax planning services and amounts related to corporate gifts and a tax equalization payment in respect of the corporate gifts equal to $710. The expatriate benefits provided to Mr. Yu included: housing allowance, school allowance, family allowance, and moving and related relocation expenses.

(c)
Includes $19,260 in respect of relocation benefits, a tax equalization payment in respect of the relocation benefits equal to $12,496 plus amounts related to corporate gifts and a tax equalization payment in respect of the corporate gifts equal to $386.

(d)	Includes $19,260 in respect of a vehicle allowance plus amounts related to corporate gifts and a tax equalization payment in respect of the corporate gifts equal to $538.

(e)	Includes $121,956 in respect of a housing allowance, plus amounts related to corporate gifts and a tax equalization payment in respect of the corporate gifts equal to $710.
The incremental cost to Danaher of the perquisites described above (except with respect to Mr. Aghdaei's personal use of the Danaher aircraft, as to which there was no incremental cost) is calculated based on Danaher’s out-of-pocket costs.

(5)	For a description of this bonus payment, please see “2018 NEO Compensation Decisions—Annual Incentive Awards.”

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Grants of Plan-Based Awards for Fiscal 2018
The following table sets forth certain information regarding grants of plan-based awards to each of our NEOs for 2018 under Danaher’s compensation programs and plans.

NAME		GRANT DATE	COMMITTEE APPROVAL DATE	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (2)			ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#) (2)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/Share)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($) (3)
				THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Amir Aghdaei	Annual cash incentive compensation (4)	N/A	N/A	325,312	478,400	837,200	—	—	—	—	—	—
	Stock options (5)	2/24/2018	2/20/2018	—	—	—	—	—	—	21,620	99.33	478,234
	Stock options (5)	2/24/2018	2/20/2018	—	—	—	—	—	—	30,890	99.33	683,287
	Stock options (5)	7/15/2018	7/9/2018	—	—	—	—	—	—	45,800	99.20	998,898
	Restricted stock units (6)	2/24/2018	2/20/2018	—	—	—	—	3,570	—	—	—	349,075
	Restricted stock units (6)	2/24/2018	2/20/2018	—	—	—	—	10,195	—	—	—	996,867
	Restricted stock units (6)	7/15/2018	7/9/2018	—	—	—	—	15,115	—	—	—	1,477,189
	Performance stock units (6)	2/24/2018	2/20/2018	—	—	—	893	3,570	7,140	—	—	423,795
Howard Yu	Annual cash incentive compensation (4)	N/A	N/A	95,908	141,041	246,822	—	—	—	—	—	—
	Stock options (8)	2/24/2018	2/20/2018	—	—	—	—	—	—	2,860	99.33	63,263
	Stock options (8)	11/15/2018	11/2/2018	—	—	—	—	—	—	3,790	101.65	91,566
	Restricted stock units (9)	2/24/2018	2/20/2018	—	—	—	—	945	—	—	—	92,402
	Restricted stock units (9)	11/15/2018	11/2/2018	—	—	—	—	1,250	—	—	—	124,900
Curt Bludworth	Annual cash incentive compensation (4)	N/A	N/A	270,267	270,267	472,967	—	—	—	—	—	—
	Stock options (8)	2/24/2018	2/20/2018	—	—	—	—	—	—	4,640	99.33	102,637
	Stock options (8)	2/24/2018	2/20/2018	—	—	—	—	—	—	7,730	99.33	170,988
	Restricted stock units (9)	2/24/2018	2/20/2018	—	—	—	—	1,530	—	—	—	149,603
	Restricted stock units (9)	2/24/2018	2/20/2018	—	—	—	—	2,550	—	—	—	249,339
Patrik Eriksson	Annual cash incentive compensation (4)	N/A	N/A	166,430	244,750	428,313	—	—	—	—	—	—
	Stock options (8)	2/24/2018	2/20/2018	—	—	—	—	—	—	6,180	99.33	136,702
	Stock options (8)	2/24/2018	2/20/2018	—	—	—	—	—	—	7,730	99.33	170,988
	Restricted stock units (9)	2/24/2018	2/20/2018	—	—	—	—	2,040	—	—	—	199,471
	Restricted stock units (9)	2/24/2018	2/20/2018	—	—	—	—	2,550	—	—	—	249,339
Hans Geiselhöringer	Annual cash incentive compensation (4)	N/A	N/A	288,873	424,813	743,423	—	—	—	—	—	—
	Stock options (8)	2/24/2018	2/20/2018	—	—	—	—	—	—	7,730	99.33	170,988
	Stock options (8)	2/24/2018	2/20/2018	—	—	—	—	—	—	7,730	99.33	170,988
	Restricted stock units (9)	2/24/2018	2/20/2018	—	—	—	—	2,550	—	—	—	249,339
	Restricted stock units (9)	2/24/2018	2/20/2018	—	—	—	—	2,550	—	—	—	249,339

(1)	These columns relate to 2018 cash award opportunities under Danaher’s Senior Leader Incentive Plan.

(2)	These columns relate to awards granted under the Danaher 2007 Omnibus Incentive Plan, the terms of which apply to all of the equity awards described in this table.

(3)
Reflects the grant date fair value calculated in accordance with FASB ASC Topic 718. For the assumptions used in determining the grant date fair value under FASB ASC Topic 718, please see Footnote 2 to the Summary Compensation Table.

(4)	Annual cash incentive compensation awards to our NEOs were not required to be approved by Danaher’s Compensation Committee.

(5)	For a description of the vesting terms of the award, please see Footnote 3 to the Outstanding Equity Awards at 2018 Fiscal Year-End Table.

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(6)	For a description of the vesting terms of the award, please see Footnote 4 to the Outstanding Equity Awards at 2018 Fiscal Year-End Table.

(7)	For a description of the vesting terms of the award, please see Footnote 5 to the Outstanding Equity Awards at 2018 Fiscal Year-End Table.

(8)	For a description of the vesting terms of the award, please see Footnote 6 to the Outstanding Equity Awards at 2018 Fiscal Year-End Table.

(9)	For a description of the vesting terms of the award, please see Footnote 7 to the Outstanding Equity Awards at 2018 Fiscal Year-End Table.
Outstanding Equity Awards at 2018 Fiscal Year-End
The following table summarizes the number of securities underlying outstanding equity awards for each of our NEOs as of December 31, 2018.

		Option Awards				Stock Awards
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE (1)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#) (1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#) (1)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($) (2)
Amir Aghdaei	7/15/2018	—	45,800 (3)	$99.20	7/15/2028	—	—	—	—
	2/24/2018	—	21,620 (3)	$99.33	2/24/2028	—	—	—	—
	2/24/2018	—	30,890 (3)	$99.33	2/24/2028	—	—	—	—
	2/24/2017	—	29,860 (3)	$86.08	2/24/2027	—	—	—	—
	11/15/2016	—	38,510 (3)	$79.63	11/15/2026	—	—	—	—
	2/24/2016	—	29,222 (3)	$65.95	2/24/2026	—	—	—	—
	2/24/2015	7,034	14,069 (3)	$65.83	2/24/2025	—	—	—	—
	5/15/2014	7,474	3,739 (3)	$56.70	5/15/2024	—	—	—	—
	2/24/2014	6,249	6,251 (3)	$57.90	2/24/2024	—	—	—	—
	7/15/2018	—	—	—	—	—	—	15,115 (4)	$1,558,659
	2/24/2018	—	—	—	—	—	—	7,140 (5)	$739,704
	2/24/2017	—	—	—	—	—	—	8,360 (5)	$870,945
	2/24/2018	—	—	—	—	3,570 (4)	$368,138	—	—
	2/24/2018	—	—	—	—	10,195 (4)	$1,051,308	—	—
	2/24/2017	—	—	—	—	4,180 (4)	$431,042	—	—
	11/15/2016	—	—	—	—	12,710 (4)	$1,310,655	—	—
	2/24/2016	—	—	—	—	9,647 (4)	$994,799	—	—
	7/15/2015	—	—	—	—	6,648 (4)	$685,542	—	—
	2/24/2015	—	—	—	—	4,647 (4)	$479,199	—	—
	5/15/2014	—	—	—	—	1,497 (4)	$154,371	—	—
	2/24/2014	—	—	—	—	2,498 (4)	$257,594	—	—
Howard Yu	11/15/2018	—	3,790 (6)	$101.65	11/15/2028	—	—	—	—
	2/24/2018	—	2,860 (6)	$99.33	2/24/2028	—	—	—	—
	2/24/2017	640	2,560 (6)	$86.08	2/24/2027	—	—	—	—
	2/24/2016	1,406	2,111 (6)	$65.95	2/24/2026	—	—	—	—
	11/15/2015	1,872	1,248 (6)	$70.75	11/15/2025	—	—	—	—
	2/24/2015	2,046	1,365 (6)	$65.83	2/24/2025	—	—	—	—
	7/15/2014	2,388	600 (6)	$59.17	7/15/2024	—	—	—	—
	7/30/2013	3,768	—	$50.80	7/30/2023	—	—	—	—
	7/25/2012	1,745	—	$38.64	7/25/2022	—	—	—	—
	11/15/2018	—	—	—	—	1,250 (7)	$128,900	—	—
	2/24/2018	—	—	—	—	945 (7)	$97,448	—	—
	2/24/2017	—	—	—	—	720 (7)	$74,246	—	—
	2/24/2016	—	—	—	—	694 (7)	$71,565	—	—
	11/15/2015	—	—	—	—	411 (7)	$42,382	—	—
	2/24/2015	—	—	—	—	449 (7)	$46,301	—	—
	7/15/2014	—	—	—	—	237 (7)	$24,439

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Curt Bludworth	2/24/2018	—	4,640 (6)	$99.33	2/24/2028	—	—	—	—
	2/24/2018	—	7,730 (6)	$99.33	2/24/2028	—	—	—	—
	2/24/2017	1,280	5,120 (6)	$86.08	2/24/2027	—	—	—	—
	2/24/2016	1,404	4,213 (6)	$65.95	2/24/2026	—	—	—	—
	2/24/2015	1,290	2,582 (6)	$65.83	2/24/2025	—	—	—	—
	2/24/2015	470	943 (6)	$65.83	2/24/2025	—	—	—	—
	2/24/2014	1,102	1,106 (6)	$57.90	2/24/2024	—	—	—	—
	2/21/2013	1,271	—	$46.13	2/21/2023	—	—	—	—
	2/24/2018	—	—	—	—	2,550 (7)	$262,956	—	—
	2/24/2018	—	—	—	—	1,530 (7)	$157,774	—	—
	2/24/2017	—	—	—	—	1,436 (7)	$148,080	—	—
	2/24/2016	—	—	—	—	1,389 (7)	$143,234	—	—
	2/24/2015	—	—	—	—	851 (7)	$87,755	—	—
	2/24/2015	—	—	—	—	310 (7)	$31,967	—	—
	2/24/2014	—	—	—	—	441 (7)	$45,476	—	—
Patrik Eriksson	2/24/2018	—	6,180 (6)	$99.33	2/24/2028	—	—	—	—
	2/24/2018	—	7,730 (6)	$99.33	2/24/2028	—	—	—	—
	2/24/2017	1,280	5,120 (6)	$86.08	2/24/2027	—	—	—	—
	2/24/2016	2,808	4,213 (6)	$65.95	2/24/2026	—	—	—	—
	2/24/2015	2,814	1,880 (6)	$65.83	2/24/2025	—	—	—	—
	2/24/2014	888	222 (6)	$57.90	2/24/2024	—	—	—	—
	2/24/2014	3,532	884 (6)	$57.90	2/24/2024	—	—	—	—
	7/30/2013	4,985	—	$50.80	7/30/2023	—	—	—	—
	11/1/2012	14,942	—	$39.56	11/1/2022	—	—	—	—
	2/24/2018	—	—	—	—	2,550 (7)	$262,956	—	—
	2/24/2018	—	—	—	—	2,040 (7)	$210,365	—	—
	2/24/2017	—	—	—	—	1,436 (7)	$148,080	—	—
	2/24/2016	—	—	—	—	1,389 (7)	$143,234	—	—
	2/24/2015	—	—	—	—	621 (7)	$64,038	—	—
	2/24/2014	—	—	—	—	87 (7)	$8,971	—	—
	2/24/2014	—	—	—	—	351 (7)	$36,195	—	—
Hans Geiselhöringer	2/24/2018	—	7,730 (6)	99.33	2/24/2028	—	—	—	—
	2/24/2018	—	7,730 (6)	99.33	2/24/2028	—	—	—	—
	2/24/2017	2,134	8,536 (6)	86.08	2/24/2027	—	—	—	—
	11/15/2016	—	2,890 (6)	79.63	11/15/2026	—	—	—	—
	2/24/2016	3,744	5,617 (6)	65.95	2/24/2026	—	—	—	—
	2/24/2016	2,336	3,508 (6)	65.95	2/24/2026	—	—	—	—
	2/24/2015	3,517	—	65.83	2/24/2025	—	—	—	—
	2/24/2015	4,926	3,285 (6)	65.83	2/24/2025	—	—	—	—
	2/24/2018	—	—	—	—	2,550 (7)	$262,956	—	—
	2/24/2018	—	—	—	—	2,550 (7)	$262,956	—	—
	2/24/2017	—	—	—	—	2,392 (7)	$246,663	—	—
	11/15/2016	—	—	—	—	955 (7)	$98,480	—	—
	2/24/2016	—	—	—	—	1,852 (7)	$190,978	—	—
	2/24/2016	—	—	—	—	1,157 (7)	$119,310	—	—
	2/24/2015	—	—	—	—	1,082 (7)	$111,576	—	—

(1)
With respect to the unexercisable options and unvested PSUs and RSUs reflected in the table above, the footnotes below describe the vesting terms applicable to the entire award of which such options, PSUs or RSUs are a part.

(2)	Market value is calculated based on the closing price of Danaher’s common stock on December 31, 2018 as reported on the NYSE ($103.12 per share), times the number of shares.

(3)
The option award was granted subject to time-based vesting conditions such that one-third of the award became or becomes exercisable on each of the third, fourth and fifth anniversaries of the grant date.

(4)
The RSU award was granted subject to time-based vesting conditions such that one-third of the award vests on each of the third, fourth and fifth anniversaries of the grant date, and the achievement of performance-based vesting conditions. Other than with respect to the RSU award granted to Mr. Aghdaei on July 15, 2018, Danaher’s Compensation Committee has certified that the performance criteria applicable to this award have been satisfied. Each time-based vesting tranche of the RSUs granted to Mr. Aghdaei on July 15, 2018 are subject to Danaher’s achievement of four consecutive quarters of positive net income, during the period commencing at the beginning of the quarter in which such grant was made and ending on or before the date on which the time-based vesting with respect to such tranche is scheduled to be satisfied.

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(5)
The number of shares of Danaher common stock that vest pursuant to the PSU award is based on Danaher’s TSR ranking relative to the S&P 500 Index over a three-year performance period. Payout at 100% of the target level requires that Danaher achieve above-median performance and rank at the 55th percentile of the S&P 500 Index, while the PSUs pay out at 200% for performance that equals or exceeds the 75th percentile, 50% for performance at the 35th percentile and zero percent for performance below the 35th percentile. The payout percentages for performance between the performance levels are determined by linear interpolation. Notwithstanding the above, if Danaher’s absolute TSR performance for the period is negative a maximum of 100% of the target PSUs will vest (regardless of how strong Danaher’s performance is on a relative basis), and if Danaher’s absolute TSR performance for the period is positive a minimum of 25% of the target PSUs will vest. Any PSUs that vest following the three-year performance period are subject to an additional two-year holding period and are paid out in shares of Danaher’s common stock following the fifth anniversary of the commencement of the performance period. In the case of the PSUs granted in 2017 and 2018, the number of PSU shares and payout value reported in the table reflect maximum-level performance.

(6)	The option award was granted subject to time-based vesting conditions such that one-fifth of the award became or becomes exercisable on each of the first five anniversaries of the grant date.

(7)	The RSU award was granted subject to time-based vesting conditions such that one-fifth of the award vests on each of the first five anniversaries of the grant date.
Option Exercises and Stock Vested During Fiscal 2018
The following table summarizes stock option exercises and the vesting of RSU awards with respect to each of our NEOs in 2018.

NAME	OPTION AWARDS		STOCK AWARDS
	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($) (1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)
Amir Aghdaei	13,542	723,655	12,558	1,242,543
Howard Yu	—	—	1,385	138,768
Curt Bludworth	—	—	2,354	232,819
Patrik Eriksson	—	—	1,972	197,064
Hans Geiselhöringer	—	—	2,728	270,972

(1)	Calculated by multiplying the number of shares acquired times the difference between the exercise price and the market price of Danaher common stock at the time of exercise.

(2)
Calculated by multiplying the number of shares acquired times the closing price of Danaher’s common stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

2018 Nonqualified Deferred Compensation
The table below sets forth information regarding the participation of Messrs. Aghdaei, Bludworth, and Eriksson in the Danaher EDIP. Messrs. Geiselhöringer and Yu do not participate in the Danaher EDIP. There were no withdrawals by or distributions to Messrs. Aghdaei, Bludworth or Eriksson from the Danaher EDIP in 2018.

NAME	PLAN NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($) (1)	REGISTRANT CONTRIBUTIONS IN LAST FY ($) (2)	AGGREGATE EARNINGS IN LAST FY ($) (3)	AGGREGATE BALANCE AT LAST FYE ($)
Amir Aghdaei	Danaher EDIP	592,414	62,100	(58,906)	3,905,059
Curt Bludworth	Danaher EDIP	42,473	34,343	45,246	547,632
Patrik Eriksson	Danaher EDIP	—	41,385	20,368	1,313,677

(1)	Consists of contributions to the Danaher EDIP of the following amounts and, in respect of 2018 salary deferrals, are reported in the 2018 Summary Compensation Table:

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NAME	2018 SALARY ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION EARNED WITH RESPECT TO 2017 BUT DEFERRED IN 2018 ($)
Amir Aghdaei	243,446	348,968
Curt Bludworth	42,473	—

(2)	The amounts set forth in this column are included as 2018 compensation under the “All Other Compensation” column in the 2018 Summary Compensation Table.

(3)
None of the amounts set forth in this column are included as compensation in the Summary Compensation Table. For a description of the Danaher EDIP earnings rates, please see “Danaher Employee Benefit Plans—Danaher Supplemental Retirement Program.” The table below shows each earnings option that was available under the Danaher EDIP as of December 31, 2018 and the rate of return for each such option for the calendar year ended December 31, 2018 (the rate of return is net of investment management fees, fund expenses and administrative charges, as applicable):

EDIP INVESTMENT OPTION	RATE OF RETURN FROM JANUARY 1, 2018 THROUGH DECEMBER 31, 2018 (%)	EDIP INVESTMENT OPTION	RATE OF RETURN FROM JANUARY 1, 2018 THROUGH DECEMBER 31, 2018 (%)
Fidelity Institutional Money Market Fund	1.76	Fidelity® Low-Priced Stock Commingled Pool	-10.82
BlackRock LifePath® Index 2020 Fund	-5.70	T. Rowe Price Large Cap Core Growth Separate Account	2.74
BlackRock LifePath® Index 2025 Fund	-7.10	Small/Mid Cap Equity Index Fund	-19.70
BlackRock LifePath® Index 2030 Fund	-8.30	Large Cap Equity Index Fund	-13.00
BlackRock LifePath® Index 2035 Fund	-9.50	PIMCO Inflation Response Multi-Asset Fund Institutional	-3.71
BlackRock LifePath® Index 2040 Fund	-10.60	Dodge & Cox International Stock Fund	-17.98
BlackRock LifePath® Index 2045 Fund	-11.30	Managed Income Portfolio II Class 3	2.06
BlackRock LifePath® Index 2050 Fund	-11.70	The London Company Income Equity Separate Account	-3.00
BlackRock LifePath® Index 2055 Fund	-11.70	International Equity Index Fund	-11.60
BlackRock LifePath® Index 2060 Fund	-11.70	Bond Fund	-0.28
BlackRock LifePath® Index Retirement Fund	-5.10	Bond Index Fund	1.00
The Danaher Corporation Stock Fund	11.73	Active Small Cap Equity Fund	-8.41
Cohen & Steers Realty Shares Fund	-4.19	PIMCO All Asset Fund Institutional Class	-4.98
Potential Payments Upon Termination or Change-of-Control as of 2018 Fiscal Year-End
The following table describes the payments and benefits that each of our NEOs would be entitled to receive upon termination of employment or in connection with a change-of-control of Danaher. The amounts set forth below assume that the triggering event occurred on December 31, 2018. Where benefits are based on the market value of Danaher’s common stock, we have used the closing price of Danaher’s common stock as reported on the NYSE on December 31, 2018 ($103.12 per share). In addition to the amounts set forth below, upon any termination of employment our NEOs would also be entitled to:

•
receive all payments generally provided to salaried employees on a non-discriminatory basis upon termination, such as accrued salary, life insurance proceeds (for any termination caused by death), unused vacation and Danaher 401(k) plan distributions;

•
potentially receive an annual cash incentive compensation award pursuant to the Danaher 2007 Omnibus Incentive Plan, since under the terms of the award a participant who remains employed through the end of the annual performance period is eligible for an award under the plan;

•
receive accrued, vested balances under the Danaher EDIP (provided that under the Danaher EDIP, if an employee’s employment terminates as a result of gross misconduct, the administrator may determine that the employee’s vesting percentage with respect to all Danaher contributions is zero); and

•
exercise vested stock options (provided that under the terms of the Danaher 2007 Omnibus Incentive Plan, if an employee is terminated for gross misconduct, the administrator may terminate up to all of the participant’s unexercised or unvested equity awards).

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NAMED EXECUTIVE OFFICER	BENEFIT	TERMINATION/CHANGE-OF-CONTROL EVENT (1)
		TERMINATION WITHOUT CAUSE ($) (2)	RETIREMENT ($)	DEATH ($) (3)
Amir Aghdaei	Value of unvested stock options that would be accelerated (4)(5)	—	1,591,917	3,859,013
	Value of unvested RSUs and PSUs that would be accelerated (4)(5)	—	4,049,588	4,687,091
	Benefits continuation (5)	17,250	—	—
	Cash payments under Proprietary Interest Agreement and/or Senior Leader Severance Pay Plan (5)	598,000	—	—
	Total:	615,250	5,641,505	8,546,104
Howard Yu	Value of unvested stock options that would be accelerated	—	—	256,168
	Value of unvested RSUs that would be accelerated	—	—	311,400
	Benefits Continuation	—	—	—
	Cash payments under Senior Leader Severance Pay Plan (5)	384,309	—	—
	Total:	384,309	—	567,568
Curt Bludworth	Value of unvested stock options that would be accelerated	—	—	472,185
	Value of unvested RSUs that would be accelerated	—	—	552,629
	Benefits continuation (5)	6,240	—	—
	Cash payments under Senior Leader Severance Pay Plan (5)	450,000	—	—
	Value of unvested Danaher EDIP balance that would be accelerated (6)	—	—	259,887
	Total:	456,240		1,284,701
Patrik Eriksson	Value of unvested stock options that would be accelerated	—	—	416,679
	Value of unvested RSUs that would be accelerated	—	—	526,178
	Benefits continuation (5)	17,370	—	—
	Cash payments under Senior Leader Severance Pay Plan (5)	445,000	—
	Value of unvested Danaher EDIP balance that would be accelerated (6)	—	—	285,162
	Total:	462,370	—	1,228,019
Hans Geiselhöringer	Value of unvested stock options that would be accelerated	—	—	733,607
	Value of unvested RSUs that would be accelerated	—	—	819,197
	Cash payments under Employment Agreement (7)	1,158,582	—	—
	Total:	1,158,582	—	1,552,804
The values reflected in the table above and the footnotes below relating to the acceleration of stock options, RSUs and PSUs reflect the intrinsic value (that is, the value based on the price of Danaher’s common stock, and in the case of stock options minus the exercise price) of the options, RSUs and PSUs (with respect to PSUs, assuming target-level performance in the case of death before the end of the relevant performance period and actual performance in the case of death following the conclusion of the relevant performance period, as applicable, and in the case of retirement, termination without cause or change-of-control, if applicable, assuming maximum-level performance for PSUs) that would vest or would have vested as a result of the specified event of termination or change-of-control occurring as of December 31, 2018.

(1)
The tabular disclosure assumes that upon a change-of-control of Danaher (as defined in the Danaher 2007 Omnibus Incentive Plan), Danaher’s Board does not accelerate the vesting of any unvested RSUs, PSUs or stock options held by our NEOs. If a change-of-control had occurred as of December 31, 2018 and Danaher’s Board had allowed all of the unvested

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RSUs, PSUs and stock options held by our NEOs to accelerate, the intrinsic value of the stock options, RSUs and PSUs that would have been accelerated would have been as follows (no tax reimbursement or gross-up payments would have been triggered by such accelerations): Stock options: Mr. Aghdaei, $3,859,013; Mr. Yu, $256,168; Mr. Bludworth, $472,185; Mr. Eriksson, $416,679; and Mr. Geiselhöringer, $733,607. RSUs and PSUs: Mr. Aghdaei, $8,901,956; Mr. Yu, $485,281; Mr. Bludworth, $877,242; Mr. Eriksson, $873,839; and Mr. Geiselhöringer, $1,292,919.

(2)	For Mr. Geiselhöringer, the value reflected in this column includes amounts payable upon a termination of employment by Danaher other than as a result of gross misconduct.

(3)
The terms of the Danaher 2007 Omnibus Incentive Plan provide for accelerated vesting of a participant’s stock options and a pro rata portion of a participant’s RSUs and PSUs (at target value) if the participant dies during employment.

(4)
If Mr. Aghdaei had retired as of December 31, 2018, he would have qualified for “early retirement” treatment under the terms of the Danaher 2017 Omnibus Incentive Plan, which provides for continued vesting of a pro rata portion of the participant’s stock options, RSUs and PSUs (based on the actual performance level achieved) upon early retirement.

(5)
Please see “Danaher Employment Agreements” and “Danaher Employee Benefit Plans” for a description of the cash payments each officer would be entitled to if Danaher terminates the officer’s employment without cause, as well as a description of the post-employment restrictive covenant obligations of each officer. The amounts set forth in the table assume that the officer would have executed Danaher’s standard release in connection with any termination without cause.

(6)
Under the terms of the Danaher EDIP, upon a participant’s death the unvested portion of the Danaher contributions that have been credited to the participant’s Danaher EDIP account would immediately vest.

(7)
Please see “Danaher Employment Agreements” for a description of the cash payments Mr. Geiselhöringer would be entitled to if Danaher terminates his employment, other than as a result of gross misconduct, as well as a description of his post-employment restrictive covenant obligations. The amounts set forth in the table assume that Mr. Geiselhöringer received payment in lieu of notice of termination of employment and that he complies with his post-employment restrictive covenant obligations.

Danaher Employment Agreements
Named Executive Officer Proprietary Interest Agreement
Danaher entered into an agreement with each of our NEOs under which they are subject to certain covenants designed to protect Danaher’s proprietary interests (“Proprietary Interest Agreement”). Mr. Geiselhöringer’s Proprietary Interest Agreement is discussed below under “—Employment Agreement with Mr. Geiselhöringer.”
During and for specified periods after the officer’s employment with Danaher, subject to certain customary exceptions, our NEOs are prohibited from disclosing or improperly using any of our confidential information; making any disparaging comments about Danaher; competing with Danaher; selling to or soliciting purchases from our customers and prospective customers with respect to products and services about which the officer has particular knowledge or expertise; hiring or soliciting any of Danaher’s current or recent employees, or otherwise assisting or encouraging any of Danaher’s employees to leave Danaher; interfering with Danaher’s vendor relationships; or developing competing products or services. Our NEOs also agreed that with limited exceptions all intellectual property that the officer develops in connection with his employment with Danaher belongs to Danaher, and assigns Danaher all rights the officer may have in any such intellectual property.
Under the Proprietary Interest Agreement with Mr. Aghdaei, if Danaher terminates his employment without cause he will be entitled to an amount equal to nine months of base salary, plus severance pay equal to three months’ salary if he signs Danaher’s standard form of release at the time of termination. These amounts would be paid out over twelve months according to the normal payroll cycle. Under the agreement, “cause” is generally defined as his (a) dishonesty, fraud or other willful misconduct or gross negligence; (b) conviction of or pleading guilty or no contest to a felony, misdemeanor (other than a traffic violation) or other crime that would impair his ability to perform his duties or Danaher’s reputation; (c) refusal or willful failure to satisfactorily perform his duties or comply with our standards, policies or procedures; (d) material breach of the agreement; (e) death; or (f) termination because of illness that results in his absence from work on a full-time basis for twelve consecutive months.
Employment Agreement with Mr. Geiselhöringer
Nobel Biocare Services AG (“Nobel”), a subsidiary of Danaher that will become part of Envista at the completion of this offering, entered into an employment agreement with Mr. Geiselhöringer on September 13, 2014, and as amended through the date of this prospectus. The employment agreement generally provides for an annual base salary and short- and long-term incentives determined in accordance with, and subject to the terms and conditions of, Danaher’s incentive compensation

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programs. Either Nobel or Mr. Geiselhöringer may terminate the employment agreement upon six months’ prior notice, provided that Nobel may provide Mr. Geiselhöringer with payment of six months’ base salary in lieu of the notice period.
During and for twelve months following Mr. Geiselhöringer’s employment with Nobel, Mr. Geiselhöringer is prohibited from soliciting, inducing or attempting to induce any Nobel executive to leave Nobel or to engage in any business that competes with Nobel; hiring or assisting in the hire of any Nobel executive to work for any business that competes with Nobel; soliciting, inducing or attempting to induce any person or company that is a customer of Nobel to discontinue or modify its customer relationship with Nobel; or disparage, either in private or in public, Nobel or its customers, employees or other affiliates where such disparagement is harmful to Nobel’s business or reputation. As consideration for continued compliance with his non-competition and non-solicitation obligations following termination of employment, Mr. Geiselhöringer will be entitled to receive an amount equal to twelve months’ continued payment of base salary.
Officers’ and Directors’ Indemnification and Insurance
Our amended and restated certificate of incorporation will require us to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of his or her service as our director or officer, or by reason of serving at our request as a director or officer of any other entity, subject to certain exceptions. Our amended and restated bylaws will provide for similar indemnification rights. In addition, each of our directors and executive officers is expected to enter into an indemnification agreement with us that will provide for substantially similar indemnification rights and under which we will agreed to pay expenses in advance of the final disposition of any such indemnifiable proceeding. We are also expected to obtain directors and officers liability insurance covering all of our directors and officers.
Danaher Employee Benefit Plans
Danaher Senior Leader Severance Pay Plan
Each of Danaher’s executives, including Messrs. Aghdaei, Bludworth, Eriksson and Yu, is entitled to certain benefits under Danaher’s Senior Leader Severance Pay Plan. If a covered employee is terminated without “cause” and except in certain circumstances as specified in the plan, subject to execution of Danaher’s standard form of release he or she is entitled to severance equal to a minimum of three months of annual base salary plus an additional month for each year of service (provided that the three months plus all additional months cannot exceed twelve months in aggregate) paid out over the applicable severance period according to the normal payroll cycle, as well as the opportunity to continue coverage under specified welfare benefit plans of Danaher for the duration of the severance period at the same cost as an active employee in a position similar to that held by the employee at termination. To the extent a covered employee is entitled to severance or other post-termination compensation pursuant to the terms of an individual agreement, payments and benefits will only be provided under the plan to the extent they are not duplicative of the payments and benefits provided under the individual agreement. We expect to adopt a similar policy following the completion of this offering.
Danaher Supplemental Retirement Program
Danaher Contributions. Danaher uses the Danaher EDIP, a non-qualified, unfunded excess contribution (and until December 31, 2018, voluntary deferred compensation) program, to provide supplemental retirement benefits on a pre-tax basis in excess of qualified plan limitations to select management associates of Danaher and its subsidiaries. At the beginning of each plan year, Danaher credits to the account of each participant an amount equal to the product of:

•	the sum of the participant’s base salary and target bonus as of the end of the prior year; and

•
a percentage determined by the administrator that is based on the participant’s years of participation in the Danaher EDIP, namely 6% for employees who have participated in the Danaher EDIP for less than 10 years, 8% after 10 years of Danaher EDIP participation and 10% after 15 years of Danaher EDIP participation.

All amounts that Danaher contributes to a participant’s account are deemed invested on a notional basis in Danaher common stock.
A participant vests in the amounts that Danaher credits to his or her account as follows:

•	If the participant has both reached age 55 and completed at least five years of service with Danaher or its subsidiaries, the participant immediately vests 100% in each Danaher contribution.

•
If the participant does not satisfy the conditions described under the preceding bullet, the participant’s vesting percentage is 10% for each year of participation in the Danaher EDIP (after the participant has first completed five years of participation in the Danaher EDIP).

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•	If a participant dies while employed by Danaher, his or her vesting percentage equals 100%.
If termination of an employee’s participation in the Danaher EDIP resulted from the employee’s gross misconduct, the administrator may reduce the employee’s vested interest with respect to all Danaher contributions to as low as zero percent.
Effective January 1, 2019, no new participants are admitted to the Danaher EDIP, but existing Danaher EDIP participants as of December 31, 2018 may receive Danaher contributions as described above. Danaher EDIP participants who make a one-time election to participate in the Danaher Excess Contribution Plan, or Danaher ECP (which is a sub-plan under the Danaher 2007 Omnibus Incentive Plan), and new participants in Danaher’s supplemental retirement program will receive Danaher contributions under the Danaher ECP. Messrs. Aghdaei, Bludworth and Eriksson elected to remain in the Danaher EDIP and therefore do not participate in the Danaher ECP.
Voluntary Deferrals. Until December 31, 2018, each Danaher EDIP participant was permitted to voluntarily defer into the program, on a pre-tax basis, up to 85% of his or her salary and/or up to 85% of his or her non-equity incentive compensation with respect to a given plan year. Notional earnings on amounts deferred under the program are credited to participant accounts based on the market rate of return of the applicable benchmark investment alternatives offered under the program, which are generally the same as the investment alternatives offered under Danaher’s 401(k) Plan (except for any investment options that may only be offered under the tax qualified 401(k) Plan). Each participant allocates the amounts he or she voluntarily defers among the available investment alternatives. Participants may change their allocations at any time, provided that any portion of a participant’s account that is subject to the Danaher common stock investment alternative must remain allocated to that investment alternative until the account is distributed to the participant.
Effective January 1, 2019, no new voluntary deferrals are permitted under the Danaher EDIP and instead, Danaher EDIP participants and other members of Danaher senior management are permitted to make voluntary deferrals under the Danaher DCP. Voluntary deferrals under the Danaher DCP are subject to substantially the same terms as applied under the Danaher EDIP, including with respect to the percentage of salary and/or non-equity incentive compensation that may deferred each year, investment alternatives and crediting of notional earnings. Participants are at all times fully vested in amounts they voluntarily defer into their Danaher EDIP and DCP accounts.
Distributions. In general, a participant may not receive a distribution of his or her vested Danaher EDIP account balance (including any amounts voluntarily deferred) until after his or her employment with Danaher terminates. A participant generally may elect to receive a distribution of his or her Danaher DCP account balance following his or her termination of employment or on a specified future date prior to his or her termination of employment. The following chart generally describes the timing and manner of distribution of Danaher EDIP and DCP account balances:

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Name of Plan		Timing of beginning of distribution	Period of distribution	Form of distribution
Danaher EDIP	Not 100% vested in Danaher contributions	Six months following termination	Lump sum
Participant may elect to receive distribution in cash, shares of Danaher common stock or a combination thereof (but all balances subject to the Danaher common stock investment alternative must be distributed in shares of Danaher common stock).

100% vested in Danaher contributions
Participant may elect to begin receiving distributions immediately, 6 months, 1 year or 2 years following termination (a six-month delay may apply to distributions on a termination of employment if the participant is a “key employee” under applicable tax rules).
Participant may elect lump sum, or if at least age 55, annual installments over two, five or ten years.
Danaher DCP
Participant may elect to begin receiving distributions on the earlier of a fixed date or termination of employment. Distributions on a fixed date must be at least 3 years after the date of election. Distribution elections upon a termination of employment are the same as under the Danaher EDIP.
			Participant may elect lump sum or annual installments over a period of up to ten years.	All balances subject to the Danaher common stock investment alternative must be distributed in shares of Danaher common stock, and all other balances must be paid in cash.
Certain events, such as the participant’s death or an unforeseeable emergency, may impact the timing of a distribution under the Danaher EDIP or Danaher DCP.
General. Under the EDIP and DCP, Danaher contributions and amounts voluntarily deferred are unfunded and unsecured obligations of Danaher, receive no preferential standing and are subject to the same risks as any of Danaher’s other general obligations.
Going forward. Following the completion of this offering, our Compensation Committee is expected to establish supplemental retirement plans that provide each of our NEOs with benefits comparable to the supplemental retirement benefits that such NEO received prior to the completion of this offering.
Envista Employment Agreements
Envista Proprietary Interest Agreements
We have entered into an agreement with each of our NEOs under which they are subject to certain covenants designed to protect our proprietary interests (the “Envista Proprietary Interest Agreements”).
During and for specified periods after the officer’s employment with us, subject to certain customary exceptions, our NEOs are generally prohibited from disclosing or improperly using any of our confidential information; making any disparaging comments about us; or using trade secrets to (i) hire or solicit any of our current or recent employees, or otherwise assist or encourage any of our employees to leave employment with us, or (ii) interfere or attempt to interfere with our relationships with any of our customers or vendors. In addition, subject to certain customary exceptions, the Envista Proprietary Interest Agreements with Messrs. Aghdaei, Bludworth and Geiselhöringer provide that the officers will not compete with us, develop competing products or services or sell to or solicit purchases from our customers and prospective customers with respect to products and services about which the officer has particular knowledge or expertise for a period of twelve months following termination of employment, and will not hire or solicit any of our employees or independent contractors for a period of twenty-four months following termination of employment.

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As consideration for continued compliance with his non-competition and non-solicitation obligations following termination of employment, Mr. Geiselhöringer will be entitled to receive an amount equal to twelve months’ continued payment of base salary.
Our NEOs also agreed that, with limited exceptions, all intellectual property that the officer develops in connection with his employment with us belongs to us, and assigns us all rights the officer may have in any such intellectual property.
Letter Agreements
Letter Agreement with Mr. Aghdaei
DH Dental Employment Services LLC (“DH Dental”), a subsidiary of Danaher that will become part of Envista in connection with the completion of this offering, entered into a letter agreement with Mr. Aghdaei on July 29, 2019, which will become effective as of the completion of this offering. Pursuant to the letter agreement, Mr. Aghdaei’s employment as our Chief Executive Officer will be on an at-will basis and he will be entitled to:

•	an annual base salary of $1,100,000 (subject to periodic review);

•	an annual incentive target bonus of 125% of his annual base salary (subject to periodic review);

•
a recommendation to our Compensation Committee to grant a one-time special equity award with a target grant date fair value of $3,100,000 at its first regularly scheduled meeting at which equity awards are considered following the completion of this offering, which award would be split evenly between stock options and RSUs and would vest ratably over the first five anniversaries of the date of grant;

•
a recommendation to our Compensation Committee to grant an annual equity award with a target grant date fair value of $4,500,000 beginning in 2020, which award would be split evenly between stock options and RSUs and would vest ratably over the first five anniversaries of the date of grant; and

•	participation in our deferred compensation program and in the employee benefit plans that are maintained for our regular employees generally.
Letter Agreement with Mr. Bludworth
DH Dental entered into a letter agreement with Mr. Bludworth on July 29, 2019, which will become effective as of the completion of this offering. Pursuant to the letter agreement, Mr. Bludworth’s employment as our Senior Vice President and Chief Human Resources Officer will be on an at-will basis and he will be entitled to:

•	an annual base salary of $450,000 (subject to periodic review);

•	an annual incentive target bonus of 60% of his annual base salary (subject to periodic review);

•
a recommendation to our Compensation Committee to grant a one-time special equity award with a target grant date fair value of $70,000 at its first regularly scheduled meeting at which equity awards are considered following the completion of this offering, which award would be split evenly between stock options and RSUs and would vest ratably over the first five anniversaries of the date of grant;

•
a recommendation to our Compensation Committee to grant an annual equity award with a target grant date fair value of $650,000 beginning in 2020, which award would be split evenly between stock options and RSUs and would vest ratably over the first five anniversaries of the date of grant; and

•	participation in our deferred compensation program and in the employee benefit plans that are maintained for our regular employees generally.
Letter Agreement with Mr. Eriksson
DH Dental entered into a letter agreement with Mr. Eriksson on July 29, 2019, which will become effective as of the completion of this offering. Pursuant to the letter agreement, Mr. Eriksson’s employment as our Senior Vice President and President of Kavo Kerr will be on an at-will basis and he will be entitled to:

•	an annual base salary of $550,000 (subject to periodic review);

•	an annual incentive target bonus of 70% of his annual base salary (subject to periodic review);

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•
a recommendation to our Compensation Committee to grant a one-time special equity award with a target grant date fair value of $350,000 at its first regularly scheduled meeting at which equity awards are considered following the completion of this offering, which award would be split evenly between stock options and RSUs and would vest ratably over the first five anniversaries of the date of grant;

•
a recommendation to our Compensation Committee to grant an annual equity award with a target grant date fair value of $850,000 beginning in 2020, which award would be split evenly between stock options and RSUs and would vest ratably over the first five anniversaries of the date of grant; and

•	participation in our deferred compensation program and in the employee benefit plans that are maintained for our regular employees generally.
Letter Agreement with Mr. Yu
DH Dental entered into a letter agreement with Mr. Yu on July 29, 2019, which will become effective as of the completion of this offering. Pursuant to the letter agreement, Mr. Yu’s employment as our Senior Vice President, Chief Financial Officer will be on an at-will basis and he will be entitled to:

•	an annual base salary of $500,000 (subject to periodic review);

•	an annual incentive target bonus of 70% of his annual base salary (subject to periodic review);

•
a recommendation to our Compensation Committee to grant a one-time special equity award with a target grant date fair value of $500,000 at its first regularly scheduled meeting at which equity awards are considered following the completion of this offering, which award would be split evenly between stock options and RSUs and would vest ratably over the first five anniversaries of the date of grant;

•
a recommendation to our Compensation Committee to grant an annual equity award with a target grant date fair value of $800,000 beginning in 2020, which award would be split evenly between stock options and RSUs and would vest ratably over the first five anniversaries of the date of grant; and

•	participation in the employee benefit plans (which includes our deferred compensation program) that are maintained for our regular employees generally.
Amendment Agreement with Mr. Geiselhöringer
Nobel entered into an employment agreement amendment with Mr. Geiselhöringer on August 1, 2019, which will become effective as of the completion of this offering. Pursuant to the amendment agreement, Mr. Geiselhöringer will be our Senior Vice President and President of Nobel Biocare Systems and he will be entitled to an annual incentive target bonus of 70% of his annual base salary (subject to periodic review). The amendment agreement relates to the terms of Mr. Geiselhöringer’s employment other than his equity compensation (which is separately addressed in the letter agreement described below).
Mr. Geiselhöringer’s Employment Agreement is discussed above under “Danaher Employment Agreements-Employment Agreement with Mr. Geiselhöringer.”
Letter Agreement with Mr. Geiselhöringer
Envista entered into a letter agreement with Mr. Geiselhöringer on July 29, 2019. The letter agreement provides that, subject to the completion of this offering, Mr. Geiselhöringer will be entitled to:

•
a recommendation to our Compensation Committee to grant a one-time special equity award with a target grant date fair value of $200,000 at its first regularly scheduled meeting at which equity awards are considered following the completion of this offering, which award would be split evenly between stock options and RSUs and would vest ratably over the first five anniversaries of the date of grant; and

•
a recommendation to our Compensation Committee to grant an annual equity award with a target grant date fair value of $700,000 as part of our annual equity award program for 2020, which award would be split evenly between stock options and RSUs and would vest ratably over the first five anniversaries of the date of grant.

Envista Holdings Corporation 2019 Omnibus Incentive Plan
General. The following is a description of the material features of the proposed Envista Holdings Corporation 2019 Omnibus Incentive Plan (the “2019 Plan”). This description is qualified in its entirety by reference to the full text of the proposed 2019

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Plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. We expect to adopt the 2019 Plan prior to the completion of this offering.
Awards and Eligibility. The following awards may be granted under the 2019 Plan: stock options, SARs, restricted stock, RSUs, other stock-based awards (including PSUs) and conversion awards, as such terms are defined in the 2019 Plan, as well as cash-based awards (collectively, all such awards are referred to as “awards”). We will not receive any consideration for the granting of these awards other than, where required, par value. All of our employees, non-employee directors (“directors”) and consultants, as well as those of our eligible subsidiaries, will be eligible to participate in the 2019 Plan. As of the completion of this offering, we expect to have approximately 12,000 employees and nine directors.
Administration of Plan. The 2019 Plan will be administered by our Compensation Committee (the “Administrator”), unless otherwise determined by our Board of Directors. The 2019 Plan requires that the Compensation Committee consist of at least two directors, each of whom is a non-employee director under Rule 16b-3 under the Securities Exchange Act. The Administrator will have the sole authority to grant awards and sole and exclusive discretion to construe, interpret and administer the 2019 Plan, amend, waive or extend any provision or limitation of any award (except as limited by the terms of the 2019 Plan), remedy ambiguities or omissions and adopt appropriate procedures (and may delegate its authority to members of management (other than authority to make grants to any director or any officer subject to Section 16 of the Securities Exchange Act)). The Administrator will determine the employees, directors and consultants who will receive grants and the precise terms of the grants (including any provisions regarding acceleration of vesting and exercisability, which the Administrator may determine either initially or subsequent to the grant of the award). The decisions of the Administrator will be final and binding on all holders of awards.
Shares Available; Award Limits. A total of        million shares of our common stock will be reserved for issuance under the 2019 Plan (including in respect of conversion awards) (the “maximum share limit”). Each share of common stock subject to an award (including any conversion award) will count against the maximum share limit as one share of common stock. If any award (including any conversion award) expires, is canceled, forfeited, cash-settled, exchanged or assumed by a third party or terminates for any other reason, in each case without a distribution of common stock to the participant, each share of common stock available under that award will be added back to the maximum share limit as one share of common stock. The foregoing limitations will be subject to adjustments relating to capital adjustments as set forth in the 2019 Plan. The maximum number of shares subject to awards granted during a single fiscal year to any director, taken together with such director’s cash fees with respect to the fiscal year, will not exceed $700,000 in the aggregate.
Prohibition on Share Recycling. The following shares of common stock will not again become available for awards or increase the number of shares available for grant under the 2019 Plan: (1) shares of common stock tendered by the participant or withheld by us in payment of the purchase price of an option or SAR, (2) shares of common stock tendered by the participant or withheld by us to satisfy any tax withholding obligation under the plan, (3) shares of common stock repurchased by us with proceeds received from the exercise of an option, and (4) shares of common stock subject to a SAR that are not issued in connection with the stock settlement of that SAR upon its exercise.
Adjustments. If the outstanding shares of common stock increase or decrease or change into or are exchanged for a different number or kind of security by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in the common stock occurs without Envista receiving consideration, or in the event of an extraordinary dividend on the common stock payable in a form other than common stock in an amount that has a material effect on the price of the common stock, the Administrator will make an equitable adjustment as the Administrator in its sole discretion deems appropriate to prevent dilution or enlargement of the benefits intended to be made available under the plan to (a) the number and kind of shares of common stock, other securities or property underlying, or the amount of cash subject to, each outstanding award; (b) the exercise price or purchase price of any outstanding award and applicable performance conditions relating to any outstanding award; and (c) the maximum share limit.
Performance Rules. Awards under the 2019 Plan may be subject to time-based and/or such performance-based vesting conditions as the Administrator considers appropriate. Equity-based awards granted under the 2019 Plan will generally be subject to a vesting period, as applicable, of at least one year, provided that (1) up to five percent (5%) of the maximum share limit may be issued without regard to the minimum vesting condition, (2) conversion awards will not count against the minimum vesting condition, (3) the minimum vesting condition will not apply in the event of a participant’s death, disability, retirement or other terminations of service, and (4) the Administrator may waive the minimum vesting condition in the event of a substantial corporate change. The number of shares of common stock, the amount of cash or the other benefits received under an award that are otherwise earned upon satisfaction of performance-based vesting conditions may be adjusted by the Administrator on the basis of such further considerations that the Administrator in its sole discretion deems appropriate.

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Retirement and Other Terminations of Employment. Except in certain countries where different terms apply and subject to certain terms and conditions set forth in the 2019 Plan or the applicable award agreement, in general and subject in all cases to the term of the award:

•
upon retiring after reaching age 65, (1) a participant’s unvested options and SARs will continue to vest and, together with any options and SARs that are vested as of the retirement date, remain outstanding and (once vested) may be exercised until the fifth anniversary of the retirement date, (2) any RSUs and any conversion award that is an RSU and was originally granted on or after February 23, 2015 that are unvested as of the retirement date will continue to vest according to their terms (subject, as to each time-based vesting tranche, to satisfaction of any applicable performance criteria before the time-based vesting date), and (3) with respect to PSUs, the participant will receive a prorated portion of the shares actually earned based on our performance over the performance period, and (4) all unvested portions of any other outstanding awards, including restricted stock, will be forfeited for no consideration; and

•
solely with respect to awards other than any conversion awards that were originally granted prior to February 23, 2015, upon retiring after reaching age 55 and completing ten years of service with us (including years of service with Danaher prior to the completion of this offering), (1) a pro rata portion of the participant’s unvested options and SARs will continue to vest and, together with any options and SARs that are vested as of the retirement date, remain outstanding and (once vested) may be exercised until the fifth anniversary of the retirement date, (2) a pro rata portion of any RSUs that are unvested as of the retirement date will continue to vest according to their terms (subject, as to each time-based vesting tranche, to satisfaction of any applicable performance criteria before the time-based vesting date) and (3) with respect to PSUs, the participant will receive a prorated portion of the shares actually earned based on the Company’s performance over the performance period, and (4) all unvested portions of any other outstanding awards, including restricted stock, will be forfeited for no consideration.

Upon terminations of employment other than retirement, unless the Administrator determines otherwise, any options or SARs that are vested as of a participant’s termination of employment (including any options or SARs the vesting of which accelerates as a result of the participant’s death) will remain exercisable until the earlier of the expiration of the award’s term or (1) 12 months after termination, if the termination results from the participant’s death or disability, (2) in the Administrator’s discretion, at the time of termination if the participant’s employment is terminated for gross misconduct, or (3) 90 days following the termination date, in all other non-retirement situations. The Administrator will have the discretion to determine whether and when a termination of employment has occurred. If an award survives for any period of time following termination of employment, it will nonetheless terminate as of the date that the participant violates any post-employment covenant between us and the participant. In addition, upon termination of a participant’s employment or service due to death, generally (1) all outstanding stock options granted under the 2019 Plan will become fully vested, (2) the vesting of a pro rata portion of his or her outstanding RSUs will be accelerated as of the date of death, and (3) with respect to PSUs as to which the death occurs prior to conclusion of the performance period, the participant’s estate will receive a pro rata portion of the target number of shares underlying the PSUs.
Stock Options and Stock Appreciation Rights. The 2019 Plan authorizes the grant of non-qualified stock options, which are not intended to satisfy the requirements of Section 422 of the Code, as well as SARs. The exercise price of stock options and SARs granted under the 2019 Plan may not be less than the fair market value of a share of common stock on the date of grant except in the event of a conversion, replacement or substitution in connection with an acquisition or merger or in the event of an adjustment to our capital stock. The “fair market value” means the closing price per share of common stock on the NYSE or other national securities exchange on the date the award is granted, or if no such closing price is available on such day, the closing price for the immediately preceding trading day.
Restricted Stock Grants, Restricted Stock Units and Other Stock-Based Awards. A restricted stock grant is a direct grant of common stock, subject to restrictions and vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions. A participant who is awarded a restricted stock grant under the 2019 Plan will have the same voting, dividend and other rights as our other shareholders from the date of grant. The Administrator may also grant RSUs or PSUs under which the participants will be entitled to receive shares of common stock upon satisfaction of any applicable vesting conditions, including time-based and/or performance-based vesting conditions. A participant who is awarded RSUs or PSUs under the 2019 Plan does not possess any incidents of ownership with respect to the underlying shares of common stock. Generally, all shares subject to unvested restricted stock grants or unvested RSUs or PSUs are forfeited upon termination of employment (other than by reason of death or retirement). Other awards that are valued in whole or in part by reference to, or otherwise based on or related to, common stock may also be granted to employees, directors and consultants.
Conversion Awards. The 2019 Plan authorizes the grant of awards in connection with the replacement of certain equity-based awards granted by Danaher prior to the completion of this offering. Notwithstanding any provision of the 2019 Plan to the contrary, in accordance with a formula for the replacement of the Danaher awards as determined by us in a manner consistent

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with our separation from Danaher, the Administrator will determine number of shares of common stock subject to a conversion award and the exercise price of any conversion award that is an option.
Cash-Based Awards. The Administrator may grant cash-based awards, each of which may be expressed in dollars or may be based on a formula that is consistent with the provisions of the 2019 Plan.
Transferability. Generally, awards under the 2019 Plan may not be pledged, assigned or otherwise transferred or disposed of in any manner other than by will or the laws of descent or distribution. The Administrator will have the authority to allow the transfer of awards (other than cash-based awards) by gift to members of the participant’s immediate family, children, grandchildren or spouse, a trust in which the participant and/or such family members collectively have more than 50% of the beneficial interest, or any other entity in which the participant and/or such family members own more than 50% of the voting interests.
Corporate Changes. As defined in the 2019 Plan, a substantial corporate change includes the consummation of (1) our dissolution or liquidation; (2) any transaction or series of transactions in which any person or entity or group of persons or entities is or becomes the owner, directly or indirectly, of our voting securities (not including any securities acquired directly from us or our affiliates) representing more than 50% of the total voting power of our then outstanding securities; (3) a change in the composition of our Board of Directors such that individuals who were serving on our Board of Directors immediately following the completion of this offering, together with any new member of our Board of Directors (other than a member of our Board of Directors whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of our directors) whose appointment or election by our Board of Directors or nomination for election by our shareholders was approved or recommended by a vote of at least a majority of the members of our Board of Directors then still in office who either were members of our Board of Directors on such date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority of the number of the members of our Board of Directors then serving; (4) our merger, consolidation, or reorganization with one or more corporations, limited liability companies, partnerships or other entities, other than a merger, consolidation or reorganization which would result in our voting securities outstanding immediately prior to such event continuing to have both (i) more than 50% of the total voting power of the voting securities of the ultimate parent entity resulting from such merger, consolidation, or reorganization (and such voting power among the holders thereof is in substantially the same proportion as the voting power of such voting securities among the holders thereof immediately prior to such transaction), and (ii) the power to elect at least a majority of the board of directors or other governing body of the ultimate parent entity resulting from such merger, consolidation, or reorganization; or (5) the sale of all or substantially all of our assets to another person or entity.
Upon a substantial corporate change, either (1) our Board of Directors will provide for the assumption or continuation of outstanding awards, or the substitution for such awards of any options or grants covering the stock or securities of a successor employer corporation, or (2) if any outstanding such award is not so assumed, continued or substituted for, then any forfeitable portions of the awards will terminate and the Administrator in its sole discretion may (i) provide that optionees or holders of SARs will have the right before the consummation of the transaction to exercise any unexercised portions of an option or SAR; and/or (ii) for any awards, cancel each award after payment to the participant of (a) an amount in cash, cash equivalents, or successor equity interests substantially equal to the fair market value of the shares of common stock subject to the award (minus, for options and SARs, the exercise price, and for any awards where our Board of Directors or the Administrator determines it is appropriate, any required tax withholdings), or (b) an amount equal to the cash value of the award with respect to cash-based awards. The Administrator will determine in its discretion the impact, if any, of the substantial corporate change upon any performance conditions otherwise applicable to an award.
Foreign Jurisdictions. To comply with the laws in countries outside the United States in which we or any of our subsidiaries operates or has employees, the Administrator will have the authority to determine which subsidiaries will be covered by the 2019 Plan and which employees outside the United States are eligible to participate in the 2019 Plan, to modify the terms and conditions of any award granted to employees outside the United States and to establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.
Amendment or Termination; Term of Plan. Our Board of Directors may amend, suspend or terminate the 2019 Plan. However, no amendment may be effected without approval of our shareholders to the extent such approval is required under applicable law or any applicable stock exchange rule. Except as required by law or upon a substantial corporate change, the Administrator may not amend or cancel the 2019 Plan or any award made under the 2019 Plan without the written consent of the participant if such action would materially adversely affect any outstanding award; provided however, that our Board of Directors reserves the right to unilaterally alter or modify the 2019 Plan and any awards made thereunder to ensure all awards provided to participants who are U.S. taxpayers are made in such a manner that either qualifies for exemption from or complies with Code

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Section 409A. Unless the Board extends the 2019 Plan’s term, the Administrator may not grant awards under the 2019 Plan after the ten year anniversary of the date the 2019 Plan is approved by Danaher in its capacity as our sole shareholder.
Recoupment. All awards granted under the 2019 Plan will be subject to our recoupment policy as it exists from time to time, if and to the extent the policy applies according to its terms, as well as any recoupment terms required by applicable law.
Director Compensation
With respect to fiscal year 2018, we did not pay any director compensation.
Director Compensation Philosophy
We expect to use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, our Board and Nominating and Governance Committee expect to be guided by the following principles:

•	compensation should fairly pay directors for work required in a company of our size and scope, and differentiate among directors where appropriate to reflect different levels of responsibilities;

•	a significant portion of the total compensation should be paid in stock-based awards to align directors’ interests with the long-term interests of our stockholders; and

•	the structure of the compensation program should be simple and transparent.
Process for Setting Director Compensation
The Nominating and Governance Committee will be responsible for reviewing and making recommendations to the Board regarding non-management director compensation (although the Board will make the final determination regarding the amounts and type of non-management director compensation). The Board expects to use an independent compensation consultant, to prepare regular reports on market non-management director compensation practices and evaluate our program in light of the results of such reports.
While the terms and conditions of the plans have not yet been determined, we expect that our equity plan will have substantially similar terms and conditions as the Danaher 2007 Omnibus Incentive Plan, and will limit the amount of cash and equity compensation that we may pay to a non-management director each year. Under the terms of the Danaher 2007 Omnibus Incentive Plan, an annual limit of $800,000 per calendar year applies to the sum of all cash and equity-based awards (calculated based on the grant date fair value of such awards for financial reporting purposes) granted to each non-management director for services as a member of the Board (plus an additional limit of $500,000 per calendar year with respect to any non-executive Board chair or vice chair).
Director Compensation Structure
Each of our independent directors is expected to receive:

•	An annual cash retainer of $100,000, paid in four, equal installments following each quarter of service.

•
If a director attends more than twenty (20) Board and Board committee meetings in aggregate during a calendar year, a cash meeting fee of $2,000 for each Board and committee meeting attended during such year in excess of such threshold, paid in aggregate following completion of such year.

•	An annual equity award with a target award value of $175,000.

•	Reimbursement for Envista-related out-of-pocket expenses, including travel expenses.
In addition, the Board chair is expected to receive an annual cash retainer of $62,500 and an annual equity award with a target value of $62,500, the chair of the Audit Committee is expected to receive an annual cash retainer of $20,000, the chair of the Compensation Committee an annual cash retainer of $15,000, and the Chair of the Nominating and Governance Committee an annual retainer of $10,000, with all cash retainers paid in four, equal installments following each quarter of service.
Each of the directors designated by Danaher for nomination to our Board pursuant to Danaher’s rights under the separation agreement is expected to receive from Danaher (not Envista) a one-time cash payment for service on the Board between the date of this offering and the date Danaher no longer controls a majority of the total voting power of Envista’s outstanding shares with respect to the election of directors (the “Disposition Date”). The cash payment will be based on an annual rate of $275,000 and will be pro-rated as necessary based on the number of months the director serves on the Envista Board between

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the date of this offering and Disposition Date (with any partial month counting as a full month). This cash payment will be paid in a lump sum between the Disposition Date and the date that is thirty (30) days following the Disposition Date.
Mr. Aghdaei will receive no additional compensation (other than his compensation as President and CEO) for his service on the Envista Board.
Director Stock Ownership Requirements
Our Board is also expected to adopt stock ownership requirements for non-management directors. Under the requirements, each non-management director (within five years of his or her initial election or appointment) will be required to beneficially own shares of our common stock with a market value of at least five times his or her annual cash retainer. Once a director has acquired a number of shares that satisfies such ownership multiple, such number of shares then becomes such director’s minimum ownership requirement (even if his or her retainer increases or the fair market value of such shares subsequently declines). Under the policy, beneficial ownership includes RSUs and restricted shares held by the director and shares in which the director or his or her spouse or child has a direct or indirect interest, but does not include shares subject to unexercised stock options. Until such time as Danaher ceases to beneficially own a majority of the total voting power of our outstanding shares with respect to the election of directors, this policy will not apply to those non-management directors who are employees of Danaher. In addition, our Board is expected to adopt a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of our common stock that he or she directly or indirectly owns and controls. We also expect to adopt a policy that prohibits our directors and employees from engaging in any transactions involving a derivative of our securities, including hedging transactions.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the number of shares and percentage of our common stock beneficially owned (i) immediately prior to the completion of this offering and (ii) as adjusted to give effect to this offering, by:

•	each person or group known by us to beneficially own more than 5% of our common stock;

•	each person whom we anticipate will serve on our Board of Directors as of immediately following the completion of this offering and each of our NEOs; and

•	all persons whom we anticipate will serve on our Board of Directors or as our executive officers as of immediately following the completion of this offering as a group.
Except as otherwise indicated and subject to community property laws where applicable, each person or entity included in the table above has sole voting and investment power with respect to the shares beneficially owned by that person or entity. Percentage of beneficial ownership is based on        shares of common stock outstanding immediately prior to the completion of this offering and        shares of common stock outstanding after giving effect to this offering, assuming no exercise of the underwriters’ option to purchase additional shares, or        shares of common stock, assuming the underwriters exercise in full their option to purchase additional shares. The table below does not reflect any shares of common stock that certain individuals may purchase in this offering through the directed share program, as described under the section entitled, “Underwriting—Directed Share Program.” Unless otherwise indicated, the address for each holder listed below is c/o Envista Holdings Corporation, 200 S. Kraemer Blvd., Building E, Brea, California 92821.

	Common stock beneficially owned before this offering		Shares of common stock beneficially owned after this offering (assuming no exercise of the option to purchase additional shares)		Shares of common stock beneficially owned after this offering (assuming full exercise of the option to purchase additional shares)
Name and address of Beneficial Owner	Number	%	Number	%	Number	%
Danaher Corporation		100%
Amir Aghdaei	—	—		*		*
Allison F. Blackwell	—	—		*		*
Curt Bludworth	—	—		*		*
Wendy Carruthers	—	—		*		*
Jonathan O. Clark	—	—		*		*
William K. Daniel II	—	—		*		*
Patrik Eriksson	—	—		*		*
Hans Geiselhöringer	—	—		*		*
Daniel J. Houghton	—	—		*		*
Scott Huennekens	—	—		*		*
Daniel A. Raskas	—	—		*		*
Christine Tsingos	—	—		*		*
Howard Yu	—	—		*		*
All Directors and Executive Officers as a Group (16 persons)	—	—		*		*

* Denotes less than 1%

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Agreements with Danaher
Following the separation and this offering, we and Danaher will operate separately, each as a public company. We will enter into a separation agreement with Danaher, which is referred to in this prospectus as the “separation agreement.” In connection with the separation, we will also enter into various other agreements to effect the separation and provide a framework for our relationship with Danaher after the separation, including a transition services agreement, an employee matters agreement, a tax matters agreement, an intellectual property matters agreement, a DBS license agreement and a registration rights agreement. These agreements will provide for the allocation between us and Danaher of Danaher’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from Danaher and will govern certain relationships between us and Danaher after the separation.
The following summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements which are filed as exhibits to the registration statement of which this prospectus forms a part.
The Separation Agreement
We intend to enter into a separation agreement with Danaher immediately prior to the consummation of this offering. The separation agreement will set forth our agreements with Danaher regarding the principal actions to be taken in connection with the separation. It will also set forth other agreements that govern certain aspects of our relationship with Danaher following the separation and this offering.
Transfer of Assets and Assumption of Liabilities
The separation agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to each of Danaher and us as part of the internal reorganization transaction described herein, and will describe when and how these transfers, assumptions and assignments will occur, though many of the transfers, assumptions and assignments will have already occurred prior to the parties’ entering into the separation agreement. The separation agreement will provide for those transfers of assets and assumptions of liabilities that are necessary in connection with the separation so that we and Danaher retain the assets necessary to operate our respective businesses and retain or assume the liabilities allocated in accordance with the separation. The separation agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between us and Danaher. In particular, the separation agreement will provide that, subject to the terms and conditions contained in the separation agreement:

•
“Envista Assets” (as defined in the separation agreement), including, but not limited to, the equity interests of our subsidiaries, assets reflected on our pro forma balance sheet and assets primarily (or in the case of intellectual property, exclusively) relating to our business, will be retained by or transferred to us or one of our subsidiaries, except as set forth in the separation agreement or one of the other agreements described below;

•	“Envista Liabilities” (as defined in the separation agreement), including, but not limited to, the following will be retained by or transferred to us or one of our subsidiaries:

•	all of the liabilities (whether accrued, contingent or otherwise, and subject to certain exceptions) to the extent related to, arising out of or resulting from our business;

•	any and all “Envista Environmental Liabilities” (as defined in the separation agreement);

•	liabilities (whether accrued, contingent or otherwise) reflected on our pro forma balance sheet;

•
liabilities (whether accrued, contingent or otherwise) relating to, arising out of, or resulting from, any infringement, misappropriation or other violation of any intellectual property of any other person related to the conduct of our business;

•
any product liability claims or other claims of third parties to the extent relating to, arising out of or resulting from any product developed, manufactured, marketed, distributed, leased or sold by our business;

•	liabilities relating to, arising out of, or resulting from any indebtedness of any subsidiary of ours or any indebtedness secured exclusively by any of our assets;

•
liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from any form, registration statement, schedule or similar disclosure document filed or furnished with the SEC, to the extent the liability arising therefrom related to matters related to our business;

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•
all other liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from disclosure documents filed or furnished with the SEC that are related to the separation (including the Form S-1 registration statement of which this prospectus is a part, and this prospectus); and

•
all assets and liabilities (whether accrued, contingent or otherwise) of Danaher will be retained by or transferred to Danaher or one of its subsidiaries (other than us or one of our subsidiaries), except as set forth in the separation agreement or one of the other agreements described below and except for other limited exceptions that will result in us retaining or assuming certain other specified liabilities.

The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the employee matters agreement, are solely covered by the tax matters agreement.
Except as expressly set forth in the separation agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained and that any requirements of laws or judgments are not complied with. In general, neither we nor Danaher will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with such transfers or assumptions, or any other matters.
Information in this prospectus with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the separation agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the separation agreement and the other agreements relating to the separation are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the separation agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.
Cash Distribution
Danaher will receive as consideration for the Dental business Danaher is contributing to us in connection with the separation shares of our common stock, all of the net proceeds we will receive from the sale of our common stock in this offering, including any net proceeds we will receive as a result of any exercise of the underwriters’ option to purchase additional shares, and approximately $1.3 billion of proceeds from term debt financing that we will enter into prior to the closing of this offering, as further described in the section entitled “Description of Certain Indebtedness.” See “Use of Proceeds.”
Further Assurances; Separation of Guarantees
To the extent that any transfers of assets or assumptions of liabilities contemplated by the separation agreement have not been consummated on or prior to the date of this offering, the parties will agree to cooperate with each other to effect such transfers or assumptions while holding such assets or liabilities for the benefit of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party entitled to receive or assume such asset or liability. Each party will agree to use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the separation agreement and other transaction agreements. Additionally, we and Danaher will use commercially reasonable efforts to remove us and our subsidiaries as a guarantor of liabilities (including surety bonds) retained by Danaher and its subsidiaries and to remove Danaher and its subsidiaries as a guarantor of liabilities (including surety bonds) to be assumed by us.
Shared Contracts
Certain shared contracts are to be assigned or amended to facilitate the separation of our business from Danaher. If such contracts may not be assigned or amended, the parties are required to take reasonable actions to cause the appropriate party to receive the benefit of the contract for a specified period of time after the separation is complete.
Release of Claims and Indemnification
Except as otherwise provided in the separation agreement or any ancillary agreement, each party will release and forever discharge the other party and its subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation. The releases will not extend to obligations or liabilities under any agreements between the

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parties that remain in effect following the separation pursuant to the separation agreement or any ancillary agreement. These releases will be subject to certain exceptions set forth in the separation agreement.
The separation agreement will provide for cross-indemnities that, except as otherwise provided in the separation agreement, are principally designed to place financial responsibility for the obligations and liabilities allocated to us under the separation agreement with us and financial responsibility for the obligations and liabilities allocated to Danaher under the separation agreement with Danaher. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents for any losses arising out of or due to:

•	the liabilities or alleged liabilities the indemnifying party assumed or retained pursuant to the separation agreement;

•	the assets the indemnifying party assumed or retained pursuant the separation agreement;

•	the operation of the indemnifying party’s business, whether prior to, at, or after this offering; and

•	any breach by the indemnifying party of any provision of the separation agreement or any other agreement unless such other agreement expressly provides for separate indemnification therein.
Each party’s aforementioned indemnification obligations will be uncapped; provided that the amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds (net of premium increases) received by the party being indemnified. The separation agreement will also specify procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes will be governed by the tax matters agreement.
Legal Matters
Except as otherwise set forth in the separation agreement or any ancillary agreement (or as otherwise described above), each party to the separation agreement will assume the liability for, and control of, all pending, threatened and future legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such legal matters.
Insurance
Following the separation, we will be responsible for obtaining and maintaining at our own cost our own insurance coverage. Additionally, with respect to certain claims arising prior to the separation, we may, at the sole discretion of Danaher, seek coverage under Danaher third-party insurance policies to the extent that coverage may be available thereunder.
Subsequent Distribution or Dispositions
Danaher has sole discretion in effecting any subsequent distribution of our shares through a spin-off or split-off or effecting any further dispositions of our shares after this offering through one or more public offerings or private sales. We are required to cooperate with Danaher to effect any subsequent distribution or dispositions.
Board and Committee Representation
For so long as Danaher beneficially owns a majority of the total voting power of our outstanding shares with respect to the election of directors, Danaher is entitled to designate a majority of the directors (including the chairman of the Board) and a majority of the members of any committee of the Board, and we are required to use reasonable best efforts to take advantage of any “controlled company” exemption (including related to director independence) under applicable stock exchange rules. For so long as Danaher beneficially owns less than a majority but at least 10% of the total voting power of our outstanding shares with respect to the election of directors, Danaher is entitled to designate a number of directors in proportion to the percentage of total voting power beneficially owned by Danaher and has the right to include at least one of its designees on each committee of the Board. The Danaher designees on any committee of the Board must comply with the applicable director independence requirements under applicable law, after taking into account any “controlled company” exemption under the stock exchange rules.
Financial Reporting Covenants
We have agreed to comply with certain covenants relating to our financial reporting for so long as Danaher is required to consolidate our results of operations and financial position or to account for its investment in us under the equity method of accounting. These covenants include, among others, covenants regarding:

•	delivery or supply of monthly, quarterly and annual financial information and annual budgets and financial projections to Danaher;

•	conformity with Danaher’s financial presentation and accounting policies;

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•	disclosure of information about our financial controls to Danaher;

•	provision to Danaher of access to our auditors and certain books and records related to internal accounting controls or operations; and

•	cooperation with Danaher to the extent requested by Danaher in the preparation of Danaher’s public filings and press releases.
Additional Covenants
We have agreed to comply with the following additional covenants for so long as Danaher beneficially owns a majority of the total voting power of our outstanding shares with respect to the election of directors:

•
without Danaher’s prior written consent, we may not take any action that would restrict Danaher’s ability to transfer its shares of our common stock or limit the rights of Danaher as a stockholder of ours in a manner not applicable to our stockholders generally;

•
without Danaher’s prior written consent, we may not issue any of our shares (but may issue up to        shares of our common stock in connection with equity awards granted pursuant to our 2019 Omnibus Incentive Plan); provided that no issuance of our shares may result in Danaher beneficially owning less than a majority of our outstanding shares of common stock or less than 80% of the total voting power of the then outstanding shares with respect to the election of directors;

•
to the extent that Danaher is a party to any contracts that provide that certain actions or inactions of Danaher affiliates may result in Danaher being in breach of such contracts, we may not take any actions that reasonably could result in Danaher being in breach of such contracts; and

•	we are required to take certain actions to comply with anti-corruption law (including to maintain a compliance and ethics program reasonably equivalent to Danaher’s compliance and ethics program).
In addition, prior to the date on which Danaher ceases to beneficially own a majority of our outstanding shares of common stock, we are required to consistently implement and maintain Danaher’s business practices and standards in accordance with Danaher’s policies and procedures (but may apply materiality thresholds lower than those contained in Danaher’s policies and procedures).
No Restriction on Competition
None of the provisions of the separation agreement includes any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by either party.
No Hire and No Solicitation
Subject to customary exceptions, neither we nor Danaher will, without the consent of the other party, hire or retain an employee of the other party or its subsidiaries during the period from and after the completion of this offering until the date on which Danaher no longer beneficially owns a majority of our outstanding shares of common stock, and neither we nor Danaher will, without the consent of the other party, recruit or solicit an employee of the other party or its subsidiaries for a period of 12 months following the date on which Danaher ceases to beneficially own a majority of our outstanding shares of common stock.
Corporate Opportunities
Following the separation and for so long as Danaher beneficially owns at least 10% of the total voting power of our outstanding shares with respect to the election of directors or has any directors, officers or employees who serve on our Board of Directors, our Board of Directors will renounce any interest or expectancy of ours in any corporate opportunities that are presented to Danaher or any of its directors, officers or employees in accordance with Section 122(17) of the DGCL.
Dispute Resolution
If a dispute arises between us and Danaher under the separation agreement, the general counsels of the parties and such other representatives as the parties may designate will negotiate to resolve any disputes for a reasonable period of time. If the parties are unable to resolve the dispute in this manner then, unless otherwise agreed by the parties and except as otherwise set forth in the separation agreement, the dispute will be resolved through binding confidential arbitration.

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Term/Termination
Prior to the date on which Danaher ceases to beneficially own a majority of our outstanding shares of common stock, Danaher has the unilateral right to terminate or modify the terms of the separation agreement and related agreements. After such date, the term of the separation agreement is indefinite and it may only be terminated with the prior written consent of both Danaher and us.
Separation Costs
All costs with respect to the separation incurred prior to the separation will be borne and paid by Danaher, except that certain costs related to certain services listed on a schedule to the separation agreement are not deemed separation costs and will be borne and paid by us.
All costs with respect to the separation incurred after the separation will be borne and paid by us except to the extent such fees and expenses were incurred in connection with services expressly requested by Danaher in writing. In addition, we will bear responsibility for all other services provided to or for the benefit of us, whether provided before or after the separation.
Any costs or expenses incurred in obtaining consents or novation from a third party will be borne by the entity to which such contract is being assigned.
Treatment of Intercompany Loans and Advances
Upon completion of the separation, all loans and advances between Danaher or any subsidiary of Danaher (other than us and our subsidiaries), on the one hand, and us or any of our subsidiaries, on the other hand, will be terminated other than certain loans and advances that are scheduled to the separation agreement to remain outstanding following the separation.
Other Matters Governed by the Separation Agreement
Other matters governed by the separation agreement include, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.
Transition Services Agreement
We and Danaher will enter into a transition services agreement in connection with the separation and this offering, pursuant to which Danaher and its subsidiaries and we and our subsidiaries will provide to each other various services. The charges for the transition services generally are expected to allow the providing company to fully recover all out-of-pocket costs and expenses it actually incurs in connection with providing the service, plus, in some cases, the allocated indirect costs of providing the services, generally without profit.
The transition services agreement will terminate on the expiration of the term of the last service provided under it, unless earlier terminated by either party under certain circumstances, including, but not limited to, in the event of an uncured material breach by the other party or its applicable affiliates. If no term period is provided for a specified service, then such service is to terminate on the second anniversary of the effective date of the transition services agreement. The recipient for a particular service generally can terminate that service prior to the scheduled expiration date, subject to a minimum notice period equal to 30 days.
We do not expect the net costs associated with the transition services agreement to be materially different than the historical costs that have been allocated to us related to these same services.
Tax Matters Agreement
Allocation of Taxes
In connection with the separation and this offering, we and Danaher will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. In general, except with respect to certain transaction taxes triggered by the separation which will be borne by Danaher, under the agreement, we will be responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) (i) imposed with respect to tax returns that include only us and/or any of our subsidiaries for any periods or portions thereof and (ii) imposed with respect to tax returns filed on a consolidated, combined, unitary or similar basis that include both us and/or any of our subsidiaries, on the one hand, and Danaher or any of its subsidiaries, on the other hand, to the extent such taxes are attributable to our businesses for any periods or portions thereof after the closing of this offering.
Neither party’s obligations under the agreement will be limited in amount or subject to any cap. The agreement will also assign responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct

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of audits, examinations or similar proceedings. In addition, the agreement will provide for cooperation and information sharing with respect to tax matters.
If the distribution is effected, Danaher will generally be responsible for preparing and filing any tax return that includes Danaher or any of its subsidiaries (as determined immediately after the distribution), including those that also include us and/or any of our subsidiaries. We will generally be responsible for preparing and filing any tax returns that include only us and/or any of our subsidiaries.
The party responsible for preparing and filing any tax return will generally have primary authority to control tax contests related to any such tax return. We will generally have exclusive authority to control tax contests with respect to tax returns that include only us and/or any of our subsidiaries. It is expected that following this offering, we and our subsidiaries will be included in the U.S. federal consolidated tax returns of which Danaher is the parent until the distribution or additional sale of our shares, if any.
Preservation of the Tax-Free Status of Certain Aspects of the Separation and Distribution
We and Danaher intend for the distribution, if pursued, together with certain related transactions, to qualify as a transaction that is tax-free to Danaher and Danaher’s stockholders under Section 368(a)(1)(D) and 355 of the Code.
Danaher expects to receive (i) a private letter ruling from the IRS to the effect that the separation and the distribution will qualify as a “reorganization” for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code, and (ii) if the distribution is pursued, an opinion from Davis Polk & Wardwell LLP regarding the tax-free status of the separation and this the distribution, together with certain related transactions. In connection with the private letter ruling and, if the distribution is pursued, the opinion, we and Danaher have made and will make certain representations regarding the past and future conduct of their respective businesses and certain other matters.
Pursuant to the Tax Matters Agreement, we will also agree to certain covenants that contain restrictions intended to preserve the tax-free status of the separation and the distribution, if pursued. We may take certain actions prohibited by these covenants only if we obtain and provide to Danaher an opinion from a U.S. tax counsel or accountant of recognized national standing, in either case reasonably satisfactory to Danaher, to the effect that such action would not jeopardize the tax-free status of these transactions, or if we obtain prior written consent of Danaher, in its sole and absolute discretion, waiving such requirement. We will be barred from taking any action, or failing to take any action, where such action or failure to act adversely affects or could reasonably be expected to adversely affect the tax-free status of these transactions, for all relevant time periods. In addition, during the time period ending two years after the date of the distribution, these covenants will include specific restrictions on our:

•	discontinuing the active conduct of our trade or business;

•	issuance or sale of stock or other securities (including securities convertible into our stock but excluding certain compensatory arrangements);

•
amending our certificate of incorporation (or other organizational documents) or taking any other action, whether through a stockholder vote or otherwise, affecting the voting rights of our common stock;

•	sales of assets outside the ordinary course of business; and

•	entering into any other corporate transaction which would cause us to undergo a 50% or greater change in our stock ownership.
We will generally agree to indemnify Danaher and its affiliates against any and all tax-related liabilities incurred by them relating to the distribution, if pursued, and certain other aspects of the separation to the extent caused by an acquisition of our stock or assets or by any other action undertaken by us. This indemnification will apply even if Danaher has permitted us to take an action that would otherwise have been prohibited under the tax-related covenants described above.
Term and termination
There is no termination provision in the tax matters agreement and, unless specifically stated otherwise, the parties’ respective rights, responsibilities and obligations generally survive until the expiration of the relevant statute of limitations.
Employee Matters Agreement
We and Danaher will enter into an employee matters agreement that will govern our and Danaher’s compensation and employee benefit obligations with respect to the employees and other service providers of each company, and generally will

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allocate liabilities and responsibilities relating to employment matters and employee compensation and benefit plans and programs.
Outstanding Danaher awards and plans
The employee matters agreement will provide for the treatment of outstanding Danaher equity awards held by our employees upon completion of the distribution (if pursued), as described in further detail in the section entitled “Executive and Director Compensation—Compensation Discussion and Analysis—2018 NEO Compensation Decisions—Long-Term Incentive Awards,” and will also provide for certain other incentive arrangements.
The employee matters agreement will provide that, following the separation, our employees generally will continue to participate in benefit plans sponsored or maintained by Danaher until the earlier to occur of (i) the date that we are no longer a member of the “controlled group” of corporation of Danaher (as defined in Section 414(b) of the Code), (ii) January 1, 2020 or (iii) such earlier date as may be agreed between Danaher and us. Following the respective plan transition date, our employees will commence participation in our respective benefit plans, which are expected to be generally similar to the existing Danaher benefit plans.
General matters
The employee matters agreement also will set forth the general principles relating to employee matters, including with respect to the assignment and transfer of employees, the assumption and retention of liabilities and related assets, workers’ compensation, payroll taxes, regulatory filings, leaves of absence, the provision of comparable benefits, employee service credit, the sharing of employee information, and the duplication or acceleration of benefits.
Term and termination
Until the date upon which Danaher ceases to beneficially own, in the aggregate, a majority of the total voting power of Envista’s outstanding shares with respect to the election of directors, Danaher will have the unilateral right to terminate or modify the terms of the employee matters agreement. After such date, the term of the employee matters agreement is indefinite and may only be terminated or amended with the prior written consent of both Danaher and us.
Intellectual Property Matters Agreement
We and Danaher will enter into an intellectual property matters agreement pursuant to which Danaher will grant to us a non-exclusive, royalty-free, fully paid-up, irrevocable, sublicensable (subject to the restrictions below) license to use certain intellectual property rights retained by Danaher. We will be able to sublicense our rights in connection with activities relating to our and our affiliates’ business, but not for independent use by third parties.
We will also grant back to Danaher a non-exclusive, royalty-free, fully paid-up, irrevocable, sublicensable (subject to the restrictions below) license to continue to use certain intellectual property rights owned by or transferred to us. Danaher will be able to sublicense its rights in connection with activities relating to Danaher’s and its affiliates’ retained business, but not for independent use by third parties. This license-back will permit Danaher to continue to use certain of our intellectual property rights in the conduct of its remaining businesses. We believe that the license-back will have little impact on our businesses because Danaher’s use of our intellectual property rights is generally limited to products and services that are not part of our businesses. The term of the intellectual property matters agreement is perpetual.
The intellectual property matters agreement is intended to provide freedom to operate in the event that any of Danaher’s retained trade secrets (excluding DBS) or patented technology is used in any of our businesses, and, as such, applies to all portions of our businesses. However, we believe there may be relatively little use of such retained trade secrets or patented technology in our businesses, and as a result, we do not believe that the intellectual property matters agreement has a material impact on any of our businesses.
DBS License Agreement
We and Danaher will enter into a DBS license agreement pursuant to which Danaher will grant us a perpetual, non-exclusive, worldwide, and non-transferable license to use DBS solely in support of our business. We will be able to sublicense such license to direct and indirect, wholly-owned subsidiaries (but only as long as such entities remain direct and indirect, wholly-owned subsidiaries). In addition, we and Danaher will each license to each other improvements made by such party to DBS during the first two years of the term period of the DBS license agreement.
We anticipate that DBS, which will be rebranded as Envista Business System as used by us following this offering, will be used by our various businesses and functions to continuously improve performance.

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For two years following the separation, each of Envista or Danaher may request the other party to provide limited, cost-free DBS-related services, which may include technical assistance and training, joint training sessions, collaboration sessions and other related services.
The term of the DBS license agreement is perpetual, with the license to Envista continuing unless there is an uncured material breach by Envista. Upon a change of control of Envista, Envista's rights to receive services under the DBS license agreement will terminate, but Envista will be permitted to continue to use the DBS license even after it undergoes a change of control.
Registration Rights Agreement
Prior to or concurrently with the completion of this offering, we will enter into a registration rights agreement with Danaher pursuant to which we will grant Danaher and its affiliates certain registration rights with respect to our common stock owned by them.
Demand registration
Danaher will be able to request registration under the Securities Act of all or any portion of our shares covered by the agreement, and we will be obligated to register such shares as requested by Danaher, subject to limitations on minimum offering size and certain other limited exceptions. We are not required to honor any of these demand registrations if we have effected a registration within the preceding 60 days. Danaher will be able to designate the terms of each offering effected pursuant to a demand registration, which may take any form, including a shelf registration.
Piggy-back registration
If we at any time intend to file on our behalf or on behalf of any of our other security holders a registration statement in connection with a public offering of any of our securities on a form and in a manner that would permit the registration for offer and sale of our common stock held by Danaher, Danaher will have the right to include its shares of our common stock in that offering.
Registration expenses
We will be generally responsible for all registration expenses in connection with the performance of our obligations under the registration rights provisions in the registration rights agreement. Danaher is responsible for its own internal fees and expenses, any applicable underwriting discounts or commissions and any stock transfer taxes.
Indemnification
Generally, the agreement will contain indemnification and contribution provisions by us for the benefit of Danaher and, in limited situations, by Danaher for the benefit of us with respect to the information provided by Danaher included in any registration statement, prospectus or related document.
Transfer
If Danaher transfers shares covered by the agreement, it will be able to transfer the benefits of the registration rights agreement to transferees of 5% or more of the shares of our common stock outstanding immediately following the completion of this offering, provided that each transferee agrees to be bound by the terms of the registration rights agreement.
Term
The registration rights will remain in effect with respect to any shares covered by the agreement until:

•	such shares have been sold pursuant to an effective registration statement under the Securities Act;

•	such shares have been sold to the public pursuant to Rule 144 under the Securities Act;

•	such shares may be sold to the public pursuant to Rule 144 under the Securities Act without being subject to the volume restrictions in such rule; or

•	such shares have been sold in a transaction in which the transferee is not entitled to the benefits of the registration rights agreement.
Directed Share Program
At our request, the underwriters have reserved in aggregate up to 3% of our shares of common stock offered by this prospectus for sale, at the initial public offering price, to certain individuals, including our directors, executive officers and employees, as well as persons with whom we have a business relationship, to the extent permitted under applicable laws and regulations in the

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United States and in various countries. These shares will be subject to a 180-day lock-up restriction. For additional information regarding the directed share program, please refer to section entitled “Underwriting.”
Procedures for Approval of Related Person Transactions
Prior to the consummation of this offering, we will adopt a written policy on related person transactions. This policy was not in effect when we entered into the transactions described above. Each of the agreements between us and Danaher and its subsidiaries that have been entered into prior to the completion of this offering, and any transactions contemplated thereby, will be deemed to be approved and not subject to the terms of such policy. Under this written related person transactions policy, the Nominating and Governance Committee of the Board is expected to be required to review and if appropriate approve all related person transactions, prior to consummation whenever practicable. If advance approval of a related person transaction is not practicable under the circumstances or if our management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is submitted to the Nominating and Governance Committee at the Nominating and Governance Committee’s next meeting. The Nominating and Governance Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Nominating and Governance Committee authorizes it according to the terms of the policy after full disclosure of the related person’s interests in the transaction. Related person transactions of an ongoing nature are reviewed annually by the Nominating and Governance Committee. The definition of “related person transactions” for purposes of the policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act.

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DESCRIPTION OF CAPITAL STOCK
In connection with this offering, we will amend and restate our certificate of incorporation and our bylaws. The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, each of which will be in effect upon the consummation of this offering, the forms of which will be filed as exhibits to the registration statement of which this prospectus forms a part. Because this is only a summary, it may not contain all the information that is important to you.
General
Our authorized capital stock consists of        shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, with no par value, all of which shares of preferred stock are undesignated. The Board may establish the rights and preferences of the preferred stock from time to time. Immediately following this offering, we will have        shares of common stock outstanding (or        % if the underwriters exercise in full their option to acquire additional shares) and no preferred stock outstanding.
As of the date of this prospectus, there are no shares of common stock subject to options or warrants to purchase, or securities convertible into, our common equity; however, as described in the section entitled “Executive and Director Compensation—Compensation Discussion and Analysis—Going Forward—Long-Term Incentive Awards,” we intend to issue certain equity-based awards upon the separation.
Common Stock
Holders of our common stock are entitled to the rights set forth below.
Voting Rights
Each holder of our common stock will be entitled to one vote for each share on all matters to be voted upon by stockholders. At each meeting of the stockholders, a majority in voting power of our shares issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum.
Directors will be elected by a plurality of the votes entitled to be cast. Our stockholders will not have cumulative voting rights. Except as otherwise provided in our amended and restated certificate of incorporation or as required by law, any question brought before any meeting of stockholders, other than the election of directors, will be decided by the affirmative vote of the holders of a majority of the total number of votes of our shares represented at the meeting and entitled to vote on such question, voting as a single class.
Dividends
Subject to any preferential rights of any outstanding preferred stock, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by the Board out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of us, holders of our common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.
No Preemptive or Similar Rights
Holders of our common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. After the distribution, all outstanding shares of our common stock will be fully paid and non-assessable.
Preferred Stock
Under the terms of our amended and restated certificate of incorporation, the Board will be authorized, subject to limitations prescribed by the DGCL and by our amended and restated certificate of incorporation, to issue up to 15,000,000 shares of preferred stock in one or more series without further action by the holders of our common stock. The Board will have the discretion, subject to limitations prescribed by the DGCL and by our amended and restated certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws
Provisions of the DGCL and our amended and restated certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that

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the Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with Board. We believe that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Anti-Takeover Statute. We will be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (i) prior to such time, the Board of Directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the Board of Directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of our common stock held by our stockholders.
A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We will not elect to “opt out” of Section 203. However, Danaher and its affiliates have been approved by our Board as an interested stockholder (as defined in Section 203 of the DGCL) and therefore are not subject to Section 203. For so long as Danaher beneficially owns a majority of the total voting power of our outstanding shares, and therefore has the ability to designate a majority of the Board, directors designated by Danaher to serve on the Board would have the ability to pre-approve other parties, including potential transferees of Danaher’s shares of our common stock, so that Section 203 would not apply to such other parties.
Classified Board. Our amended and restated certificate of incorporation will provide that our Board will be divided into three classes. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following this offering, which we expect will be held in 2020. The directors designated as Class II directors will have terms expiring at the following year’s annual meeting of stockholders, which we expect will be held in 2021, and the directors designated as Class III directors will have terms expiring at the following year’s annual meeting of stockholders, which we expect will be held in 2022. Commencing with the first annual meeting of stockholders following the separation, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of the Board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.
Removal of Directors. Our amended and restated bylaws will provide that our stockholders may remove our directors only for cause, by an affirmative vote of holders of at least the majority of our voting stock then outstanding.
Amendments to Certificate of Incorporation. Our amended and restated certificate of incorporation will provide that, from and after such time as Danaher ceases to beneficially own a majority of the total voting power of our outstanding shares entitled to vote thereon, the affirmative vote of the holders of at least two-thirds of the total voting power of our outstanding shares entitled to vote thereon, voting as a single class, is required to amend certain provisions relating to the number, term, classification, removal and filling of vacancies with respect to the Board, the advance notice to be given for nominations for elections of directors, the calling of special meetings of stockholders, cumulative voting, stockholder action by written consent, certain relationships and transactions with Danaher, forum selection, the ability to amend the bylaws, the elimination of liability of directors to the extent permitted by Delaware law, director and officer indemnification and any provision relating to the amendment of any of these provisions.
Amendments to Bylaws. Our amended and restated certificate of incorporation and bylaws will provide that, from and after such time as Danaher ceases to beneficially own a majority of the total voting power of our outstanding shares entitled to vote thereon, our amended and restated bylaws may only be amended by the Board or by the affirmative vote of holders of at least two-thirds of the total voting power of our outstanding shares entitled to vote thereon, voting as a single class.

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Size of Board and Vacancies. Our amended and restated bylaws will provide that the Board will consist of not less than three nor greater than 15 directors, the exact number of which will be fixed exclusively by the Board. Any vacancies created in the Board resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on the Board will hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.
Special Stockholder Meetings. Our amended and restated certificate of incorporation will provide that special meetings of stockholders may be called only by the secretary upon a written request delivered to the secretary by (a) the Board pursuant to a resolution adopted by a majority of the entire Board, (b) the chairman of the Board or (c) the chief executive officer of the Corporation. Stockholders may not call special stockholder meetings.
Stockholder Action by Written Consent. Our amended and restated certificate of incorporation will provide that, until such time as Danaher ceases to beneficially own a majority of the total voting power of our outstanding shares with respect to the election of directors, our stockholders may act by written consent. Our amended and restated certificate of incorporation will, from and after such time as Danaher ceases to beneficially own a majority of the total voting power of our outstanding shares entitled to vote with respect to the election of directors, expressly eliminate the right of our stockholders to act by written consent. From and after such time, stockholder action must take place at the annual or a special meeting of our stockholders.
Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated certificate of incorporation will mandate that stockholder nominations for the election of directors will be given in accordance with the bylaws. The amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors as well as minimum qualification requirements for stockholders making the proposals or nominations. Additionally, the bylaws will require that candidates for election as director disclose their qualifications and make certain representations.
No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not provide for cumulative voting.
Undesignated Preferred Stock. The authority that the Board will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of us through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. The Board may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.
Conflicts of Interest; Corporate Opportunities
In order to address potential conflicts of interest between us and Danaher, our amended and restated certificate of incorporation will contain certain provisions regulating and defining the conduct of our affairs to the extent that they may involve Danaher and its directors, officers and/or employees and our rights, powers, duties and liabilities and those of our directors, officers, employees and stockholders in connection with our relationship with Danaher. In general, these provisions recognize that we and Danaher may engage in the same or similar business activities and lines of business or have an interest in the same areas of corporate opportunities and that we and Danaher will continue to have contractual and business relations with each other, including directors, officers and/or employees of Danaher serving as our directors, officers and/or employees.
Our amended and restated certificate of incorporation will provide that Danaher will have no duty to communicate information regarding a corporate opportunity to us or to refrain from engaging in the same or similar lines of business or doing business with any of our clients, customers or vendors. Moreover, our amended and restated certificate of incorporation will provide that for so long as Danaher owns at least 10% of the total voting power of our outstanding shares with respect to the election of directors or otherwise has one or more directors, officers or employees serving as our director, officer or employee, in the event that any of our directors, officers or employees who is also a director, officer or employee of Danaher acquires knowledge of a potential transaction or matter that may be a corporate opportunity for us and Danaher, such director, officer or employee shall to the fullest extent permitted by law have fully satisfied and fulfilled his or her fiduciary duty, if any, with respect to such corporate opportunity, and we, to the fullest extent permitted by law, renounce any interest or expectancy in such business opportunity, and waive any claim that such business opportunity constituted a corporate opportunity that should have been presented to us or any of our affiliates, if he or she acts in a manner consistent with the following policy: such corporate opportunity offered to any person who is our director, officer or employee and who is also a director, officer or employee of Danaher shall belong to us only if such opportunity is expressly offered to such person solely in his or her capacity as our director or officer and otherwise shall belong to Danaher.

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Our amended and restated certificate of incorporation also will provide for special approval procedures that may be utilized if it is deemed desirable by Danaher, us, our affiliates or any other party, that we take action with specific regard to transactions or opportunities presenting potential conflicts of interest, out of an abundance of caution, to ensure that such transactions are not voidable, or that such an opportunity or opportunities are effectively disclaimed. Specifically, we may employ any of the following special procedures:

•
the material facts of the transaction and the director’s, officer’s or employee’s interest are disclosed or known to the Board or duly appointed committee of the Board and the Board or such committee authorizes, approves or ratifies the transaction by the affirmative vote or consent of a majority of the directors (or committee members) who have no direct or indirect interest in the transaction and, in any event, of at least two directors (or committee members); or

•	the material facts of the transaction and the director’s interest are disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such transaction.
Any person purchasing or otherwise acquiring any interest in any shares of our common stock will be deemed to have consented to these provisions of the amended and restated certificate of incorporation.
Limitations on Liability, Indemnification of Officers and Directors and Insurance
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and our amended and restated certificate of incorporation will include such an exculpation provision. Our amended and restated certificate of incorporation and bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as our director or officer, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation and bylaws will also provide that we must indemnify and advance reasonable expenses to its directors and, subject to certain exceptions, officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. Our amended and restated certificate of incorporation will expressly authorize us to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees for some liabilities.
The limitation of liability and indemnification provisions that will be in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions will not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against us or any of our directors, officers or employees for which indemnification is sought.
Exclusive Forum
Unless we otherwise consent in writing, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, employees or stockholders to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or bylaws, or (4) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another state or federal court located within the State of Delaware. Nothing in our amended and restated certificate of incorporation or bylaws precludes stockholders that assert claims under the applicable securities laws from bringing such claims in state or federal court, subject to applicable law. This provision would not apply to claims brought to enforce a duty or liability created by the Securities Act, Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholders approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. As noted above, the existence of authorized but unissued shares of common stock and preferred stock could also render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

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Listing
We intend to apply to have our shares of common stock listed on the NYSE under the symbol “NVST.”
Transfer Agent and Registrar
The transfer agent and registrar for shares of our common stock will be Computershare Trust Company, N.A.

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DESCRIPTION OF CERTAIN INDEBTEDNESS
Prior to the completion of this offering, we intend to (i) enter into a five-year, $250 million senior unsecured revolving credit facility with a syndicate of banks, which we refer to as the “credit facility,” (ii) borrow approximately $1.3 billion pursuant to a term loan agreement we expect to enter into with a syndicate of banks (consisting of a three-year, $650 million senior unsecured term loan facility and a three-year, €600 million senior unsecured term loan facility), which we refer to as the “term loans,” and collectively with the credit facility, as the “debt financing” and (iii) enter into cross-currency swap derivative contracts on the U.S. dollar-denominated term loan to effectively convert the U.S. dollar-denominated term loan to obligations denominated in euros. As described in the section entitled “Use of Proceeds,” the proceeds from such $1.3 billion of borrowings will be paid to Danaher as partial consideration for Danaher’s transfer of the net assets of its Dental business to us. The debt financing will not be available for borrowings until the date on which certain conditions are satisfied, which we expect will be satisfied prior to the completion of this offering.
We anticipate that the debt financing instruments will contain customary affirmative and negative covenants that, among other things, limit or restrict our and/or our subsidiaries’ ability, subject to certain exceptions, to incur liens or indebtedness, merge, consolidate or sell or otherwise transfer assets, make dividends or distributions, and to enter into transactions with our affiliates. We also expect to be required to maintain compliance with a leverage ratio and an interest coverage ratio. We also anticipate that the debt financing instruments will contain customary events of default.

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SHARES ELIGIBLE FOR FUTURE SALE
We cannot predict with certainty the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price prevailing from time to time. We also cannot predict with certainty whether or when the distribution will occur or Danaher will otherwise sell its remaining shares of our common stock. The sale or other availability of substantial amounts of our common stock in the public market or the perception that such sales could occur could adversely affect the prevailing market price of the common stock and our ability to raise equity capital in the future.
Upon completion of this offering, we will have        shares of common stock outstanding. As a result of the lock-up agreements (other than restrictions pursuant to lock-up agreements entered into by participants in the directed share program), other contractual restrictions on resale and the provisions of Rule 144, described below,        shares of our common stock to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act.
Sale of restricted shares
All of the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by or owned by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, may generally only be sold publicly in compliance with the limitations of Rule 144 described below. As defined in Rule 144, an affiliate of an issuer is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer. Immediately following the completion of this offering, Danaher will own        % of our outstanding common stock (or        % if the underwriters exercise in full their option to purchase additional shares). Shares held by Danaher will be “restricted securities” as that term is used in Rule 144. Subject to contractual restrictions, including the lock-up agreements described below, Danaher will be entitled to sell these shares in the public market only if the sale of such shares is registered with the SEC or if the sale of such shares qualifies for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act. At such time as these restricted shares become unrestricted and available for sale, the sale of these restricted shares, whether pursuant to Rule 144 or otherwise, may have a negative effect on the price of our common stock.
S-8 registration statement
We intend to file a registration statement on Form S-8 to register the issuance of an aggregate of        shares of our common stock reserved for issuance under our incentive plan. Such registration statement will become effective upon filing with the SEC, and shares of our common stock covered by such registration statement will be eligible for resale in the public market immediately after the effective date of such registration statement, subject to the lock-up agreements described in this prospectus.
Rule 144
In general, under Rule 144 as currently in effect, beginning 90 days after the date of this offering, a person who is not one of our affiliates who has beneficially owned shares of our common stock for at least six months may sell shares without restriction, provided the current public information requirements of Rule 144 continue to be satisfied. In addition, any person who is not one of our affiliates at any time during the three months immediately preceding a proposed sale, and who has beneficially owned shares of our common stock for at least one year, would be entitled to sell an unlimited number of shares without restriction. Our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; and

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks immediately preceding the filing of a notice on Form 144 with respect to the sale.
Sales of restricted shares under Rule 144 are also subject to requirements regarding the manner of sale, notice, and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.
Lock-up agreements
We, certain of our anticipated officers and directors and Danaher have agreed with the underwriters that, without the prior written consent of J.P. Morgan Securities LLC, we and they will not, subject to certain exceptions and extensions, during the period ending 180 days after the date of this prospectus, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other agreement that transfers to another, in whole or in part, any of the

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economic consequences of ownership of shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or publicly disclose the intention to make any such offer, sale, pledge or disposition. J.P. Morgan Securities LLC may, in its sole discretion and at any time without notice, release all or any portion of the shares of our common stock subject to the lock-up. See “Underwriting.”
Registration rights
Pursuant to the registration rights agreement, Danaher will be able to require us to effect the registration under the Securities Act of shares of our common stock that it will own after this offering. See “Certain Relationships and Related Person Transactions—Registration Rights Agreement.”

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MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF COMMON STOCK
The following are the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock acquired in this offering by a “Non-U.S. Holder” that holds such common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code (the “Code”) and that does not own, and has not owned, actually or constructively, more than 5% of our common stock. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of our common stock that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.
You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States for U.S. federal income tax purposes. If you are such a person, you should consult your tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of our common stock.
If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities.
This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences and does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income and estate taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Dividends
Distributions paid on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital, which will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of our common stock, as described below under “—Gain on Disposition of Our Common Stock.”
Dividends paid to you generally will be subject to withholding tax at a 30% rate or a reduced rate on the gross amount of such dividends (specified by an applicable income tax treaty). In order to obtain a reduced rate of withholding (subject to the discussion below under “—FATCA”), you will be required to provide a properly executed applicable Internal Revenue Service (“IRS”) Form W-8 certifying your entitlement to benefits under a treaty. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
If dividends paid to you are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the dividends in the same manner as a U.S. person. In this case, you will be exempt from the withholding tax discussed in the preceding paragraph, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.
Gain on Disposition of Our Common Stock
Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—FATCA,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our common stock unless:

•
the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), or

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•
we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, and our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.
If you recognize gain on a sale or other disposition of our common stock that is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on such gain in the same manner as a U.S. person. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.
Information Reporting and Backup Withholding
Information returns are required to be filed with the IRS in connection with payments of dividends on our common stock. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our common stock. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
You may be subject to backup withholding on payments on our common stock or on the proceeds from a sale or other disposition of our common stock unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable IRS Form W-8 certifying your non-U.S. status will permit you to avoid backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
FATCA
Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). While rules requiring FATCA withholding with respect to gross proceeds of certain dispositions of our common stock were scheduled to become effective before this offering, the U.S. Treasury recently released proposed regulations which, if finalized in their present form, would eliminate this gross proceeds federal withholding tax. In its preamble to the proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. You should consult your tax adviser regarding the effects of FATCA on your investment in our common stock.
Federal Estate Tax
Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, our common stock will be treated as U.S.-situs property subject to U.S. federal estate tax.

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UNDERWRITING
We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are acting as lead book‑running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Robert W. Baird & Co. Incorporated
Evercore Group L.L.C.
Jefferies LLC
BofA Securities, Inc.
Credit Suisse Securities (USA) LLC
Stifel, Nicolaus & Company, Incorporated
William Blair & Company, L.L.C.
Total
The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.
The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $           per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $           per share from the initial public offering price. After the initial offering of the shares to the public, if all of the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.
The underwriters have an option to buy up to            additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $          per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$
Total	$	$
We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $          . We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $         .
A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters

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and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
Subject to certain exceptions, we have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), or (iii) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 180 days after the date of this prospectus, other than (a) the shares of our common stock to be sold hereunder; (b) any shares of our common stock issued, including upon the exercise of options, pursuant to grants under the stock-based compensation plans of Envista and its subsidiaries; (c) common stock or any securities convertible into or exercisable or exchangeable for common stock issued under a registration statement or pursuant to an exemption from registration in connection with future business combinations or acquisitions and/or the filing with the SEC of a registration statement relating to such business combinations or acquisitions; provided that such issuance does not exceed 5% of the total number of shares of common stock outstanding immediately following the sale of the shares of our common stock to be sold hereunder; (d) the filing with the SEC of a registration statement relating to the distribution; provided that no securities of Envista may be sold or exchanged pursuant to such registration statement during the 180-day restricted period; (e) common stock to be issued upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of the underwriting agreement; or (f) grants of equity awards pursuant to the stock-based compensation plans of Envista and its subsidiaries and the exercise or vesting of such awards and filings on Form S-8 relating to the stock-based compensation plans of Envista and its subsidiaries.
Our anticipated directors and executive officers, and Danaher, which we refer to each as a “lock-up party” and collectively as the “lock-up parties,” have entered into lock‑up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. The foregoing limitations do not apply to (A) transfers of shares of our common stock as a bona fide gift or gifts, subject to certain limitations, (B) sales or other dispositions of shares of any class of our capital stock, in each case that are made exclusively between and among the lock-up party or members of the lock-up party’s family, or to any trust for the direct or indirect benefit of the lock-up party or the members of the lock-up party’s family, or between and among affiliates of the lock-up party, including its partners (if a partnership), members (if a limited liability company), beneficiaries (if a trust), stockholders or other equityholders, subject to certain limitations, (C) transfers or dispositions of shares of any class of our capital stock or such other securities by operation of law pursuant to a court or regulatory agency order or a qualified domestic relations order or in connection with a divorce settlement or other domestic relations order, subject to certain limitations, (D) transfers or dispositions of shares of any class of our capital stock or such other securities by will, other testamentary document or intestate succession to the legal representatives, heir, beneficiary or a family member of the lock-up party, subject to certain limitations, (E) transfers or dispositions of shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock to Envista pursuant to any contractual arrangement in effect on the date of such lock-up agreement that provides for the repurchase of the lock-up party’s common stock or such other securities by Envista or in connection with the termination of the lock-up party’s employment with Envista, subject to certain limitations, (F) the forfeiture or surrender to Envista of shares of our common stock to cover the exercise price of, or tax withholding obligations upon the vesting, exercise or delivery of, restricted share units, performance stock units, stock options and other equity based compensation granted to the lock-up party pursuant to any employee equity incentive plan existing, subject to certain limitations, (G) the exercise of warrants or the exercise of stock options granted pursuant to Envista’s stock option/incentive plans or otherwise outstanding; provided, that the restrictions shall apply to shares of our common stock issued upon such exercise or conversion, (H) the establishment of any contract, instruction or plan that satisfies

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all of the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) under the Exchange Act; provided, that no sales of our common stock or securities convertible into, or exchangeable or exercisable for, our common stock, will be made pursuant to a Rule 10b5-1 Plan established during the 180-day restricted period prior to the expiration of the 180-day restricted period; provided further, that to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made by or on behalf of the lock-up party or Envista regarding the establishment of such Rule 10b5-1 Plan, such announcement or filing will include a statement to the effect that no transfer of our common stock may be made under such plan during the 180-day restricted period, (I) any demands or requests for, the exercise of any right with respect to, or the taking of any action in preparation of, the registration by Envista under the Securities Act of the lock-up party’s shares of our common stock or other securities; provided, that no transfer of the lock-up party’s shares of our common stock registered pursuant to the exercise of any such right and no registration statement shall be filed under the Securities Act with respect to any of the lock-up party’s shares of our common stock during the 180-day restricted period, (J) the filing with the SEC of a registration statement relating to the distribution, the public disclosure of the intention to file with the SEC such a registration statement relating to the distribution or the public disclosure of the intention to effect the  distribution; provided that, in each case, no shares of our common stock may be sold or exchanged pursuant to such registration statement during the 180-day restricted period, and (K) in the event that Danaher effects a split-off exchange offer or spin-off of its interest in Envista prior to the expiration of the 180-day restricted period with the consent of J.P. Morgan Securities LLC, any shares of common stock, restricted share units, performance stock units, stock options and other equity based compensation, and any shares of common stock issued upon the exercise or vesting thereof, issued to the lock-up party upon the conversion or adjustment of any restricted share units, performance stock units, stock options and other equity based compensation held by the lock-up party in Danaher.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
We will apply to have our common stock approved for listing on the NYSE under the symbol “NVST.”
In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M under the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discounts received by them.
These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over‑the‑counter market or otherwise.
Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

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•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.
Neither we nor the underwriters can assure investors that an active trading market will develop for our shares of common stock, or that the shares will trade in the public market at or above the initial public offering price.
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and/or our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and/or such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.
Directed Share Program
At our request, the underwriters have reserved in aggregate up to 3% of our shares of common stock offered by this prospectus for sale, at the initial public offering price, to certain individuals, including our directors, executive officers and employees, as well as persons with whom we have a business relationship, to the extent permitted under applicable laws and regulations in the United States and in various countries. If purchased by these persons, these shares will be subject to a 180-day lock-up restriction. The number of shares of common stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each a “Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

A.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

B.
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

C.
in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require the Company or any representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the representatives that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares

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acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant Member State to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in the United Kingdom
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.
Notice to Prospective Investors in Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

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Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)
This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.
In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
Notice to Prospective Investors in the United Arab Emirates
The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
Notice to Prospective Investors in Australia
This prospectus:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•
has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•
does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.
As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Notice to Prospective Investors in Japan
The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and

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otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Hong Kong
The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person;

b)	arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

c)	where no consideration is or will be given for the transfer;

d)	where the transfer is by operation of law;

e)	as specified in Section 276(7) of the SFA; or

f)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.
Notice to Prospective Investors in China
This prospectus does not constitute a public offer of the shares offered by this prospectus, whether by sale or subscription, in the People’s Republic of China, or the PRC. The shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.
Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares without obtaining all prior PRC governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus are required by the issuer and its representatives to observe these restrictions.

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LEGAL MATTERS
Certain legal matters, including the legality of the shares being offered herein, will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.
EXPERTS
Our combined financial statements and schedule as of December 31, 2018 and for each of the years in the three-year period ended December 31, 2018 audited by Ernst & Young LLP have been included in reliance on their report given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered pursuant to this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. You can find further information about us in the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers.
Upon the completion of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file periodic current reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the SEC’s public reference room, which is located at 100 F Street N.E., Room 1580, Washington, D.C. 20549. You may obtain information about the operation of the public reference room by calling 1-800-SEC-0330. You also will be able to inspect this material without charge at the SEC’s website. The website address is http://www.sec.gov. We intend to furnish our stockholders with annual reports containing financial statements audited by an independent accounting firm.
In addition, following the completion of this offering, we will make the information filed with or furnished to the SEC available free of charge through our website (http://www. envistaco.com) as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not part of this prospectus.

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Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Danaher Corporation

Opinion on Financial Statements

We have audited the accompanying combined balance sheets of the Dental segment of Danaher Corporation (the Company) as of December 31, 2018 and 2017, and the related combined statements of earnings, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2018, and the related notes and financial statement schedule listed in the Index at Item 16(b) (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Tysons, Virginia
May 20, 2019

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DENTAL SEGMENT OF DANAHER CORPORATION
COMBINED BALANCE SHEETS
($ in millions)

	As of December 31
	2018	2017
ASSETS
Current assets:
Trade accounts receivable, less allowance for doubtful accounts of $17.9 and $17.9, respectively	$459.8	$463.1
Inventories	278.7	275.7
Prepaid expenses and other current assets	48.3	55.7
Total current assets	786.8	794.5
Property, plant and equipment, net	261.6	231.2
Other long-term assets	77.4	81.2
Goodwill	3,325.5	3,370.0
Other intangible assets, net	1,390.3	1,515.9
Total assets	$5,841.6	$5,992.8
LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$217.4	$222.4
Accrued expenses and other liabilities	423.6	405.8
Total current liabilities	641.0	628.2
Other long-term liabilities	374.2	370.0
Parent’s equity:
Net Parent investment	4,901.3	4,989.9
Accumulated other comprehensive income (loss)	(78.2)	0.6
Total Parent’s equity	4,823.1	4,990.5
Noncontrolling interests	3.3	4.1
Total equity	4,826.4	4,994.6
Total liabilities and equity	$5,841.6	$5,992.8
See the accompanying Notes to the Combined Financial Statements.

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DENTAL SEGMENT OF DANAHER CORPORATION
COMBINED STATEMENTS OF EARNINGS
($ in millions)

	Year Ended December 31
	2018	2017	2016
Sales	$2,844.5	$2,810.9	$2,785.4
Cost of sales	(1,242.7)	(1,189.7)	(1,184.3)
Gross profit	1,601.8	1,621.2	1,601.1
Operating costs:
Selling, general and administrative expenses	(1,131.4)	(1,062.2)	(1,055.5)
Research and development expenses	(172.0)	(172.4)	(142.8)
Operating profit	298.4	386.6	402.8
Nonoperating income (expense), net	2.7	0.1	(1.1)
Earnings before income taxes	301.1	386.7	401.7
Income taxes	(70.4)	(85.6)	(129.7)
Net earnings	$230.7	$301.1	$272.0
See the accompanying Notes to the Combined Financial Statements.

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DENTAL SEGMENT OF DANAHER CORPORATION
COMBINED STATEMENTS OF COMPREHENSIVE INCOME
($ in millions)

	Year Ended December 31
	2018	2017	2016
Net earnings	$230.7	$301.1	$272.0
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	(85.2)	251.6	(36.9)
Pension plan adjustments	6.6	(3.3)	(2.2)
Total other comprehensive income (loss), net of income taxes	(78.6)	248.3	(39.1)
Comprehensive income	$152.1	$549.4	$232.9
See the accompanying Notes to the Combined Financial Statements.

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DENTAL SEGMENT OF DANAHER CORPORATION
COMBINED STATEMENTS OF CHANGES IN EQUITY
 ($ in millions)

	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent’s Equity	Noncontrolling Interests
Balance, January 1, 2016	$4,930.8	$(208.6)	$4,722.2	$68.0
Net earnings	272.0	—	272.0	—
Net transfers to Parent	(357.6)	—	(357.6)	—
Other comprehensive income (loss)	—	(39.1)	(39.1)	—
Parent common stock-based award activity	10.5	—	10.5	—
Changes in noncontrolling interests	—	—	—	0.5
Balance, December 31, 2016	4,855.7	(247.7)	4,608.0	68.5
Net earnings	301.1	—	301.1	—
Net transfers to Parent	(215.2)	—	(215.2)	—
Other comprehensive income (loss)	—	248.3	248.3	—
Parent common stock-based award activity	12.3	—	12.3	—
Noncash Transition Tax liability transferred to Parent	36.0	—	36.0	—
Changes in noncontrolling interests	—	—	—	(64.4)
Balance, December 31, 2017	4,989.9	0.6	4,990.5	4.1
Adoption of accounting standards	(8.0)	(0.2)	(8.2)	—
Balance, January 1, 2018	4,981.9	0.4	4,982.3	4.1
Net earnings	230.7	—	230.7	—
Net transfers to Parent	(324.6)	—	(324.6)	—
Other comprehensive income (loss)	—	(78.6)	(78.6)	—
Parent common stock-based award activity	13.3	—	13.3	—
Changes in noncontrolling interests	—	—	—	(0.8)
Balance, December 31, 2018	$4,901.3	$(78.2)	$4,823.1	$3.3
See the accompanying Notes to the Combined Financial Statements.

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DENTAL SEGMENT OF DANAHER CORPORATION
COMBINED STATEMENTS OF CASH FLOWS
($ in millions)

	Year Ended December 31
	2018	2017	2016
Cash flows from operating activities:
Net earnings	$230.7	$301.1	$272.0
Noncash items:
Depreciation	39.4	39.7	43.8
Amortization	90.6	81.7	83.4
Stock-based compensation expense	13.3	12.3	10.5
Restructuring and impairment charges	0.4	6.8	10.9
Change in deferred income taxes	1.7	(58.2)	(21.1)
Change in trade accounts receivable, net	(3.8)	(18.9)	(27.3)
Change in inventories	(8.9)	(30.5)	(8.9)
Change in trade accounts payable	(3.8)	(0.5)	15.3
Change in prepaid expenses and other assets	13.8	17.3	(28.1)
Change in accrued expenses and other liabilities	26.7	8.3	66.5
Net cash provided by operating activities	400.1	359.1	417.0
Cash flows from investing activities:
Cash paid for acquisitions	—	—	(5.0)
Payments for additions to property, plant and equipment	(72.2)	(48.9)	(49.1)
Proceeds from sales of property, plant and equipment	—	0.1	0.9
All other investing activities	(3.3)	(6.1)	(6.2)
Net cash used in investing activities	(75.5)	(54.9)	(59.4)
Cash flows from financing activities:
Net transfers to Parent	(324.6)	(215.2)	(357.6)
Payment for purchase of noncontrolling interest and related transactions	—	(89.0)	—
Net cash used in financing activities	(324.6)	(304.2)	(357.6)
Net change in cash and equivalents	—	—	—
Beginning balance of cash and equivalents	—	—	—
Ending balance of cash and equivalents	$—	$—	$—
See the accompanying Notes to the Combined Financial Statements.

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DENTAL SEGMENT OF DANAHER CORPORATION
NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. BUSINESS AND BASIS OF PRESENTATION
The accompanying combined financial statements present the historical financial position, results of operations, changes in Danaher Corporation’s (“Danaher” or “Parent”) equity and cash flows of the Dental segment of Danaher (the “Company”) in accordance with accounting principles generally accepted in the United States (“GAAP”) for the preparation of carved-out combined financial statements.
The Company provides products that are used to diagnose, treat and prevent disease and ailments of the teeth, gums and supporting bone, as well as to improve the aesthetics of the human smile. The Company is a leading worldwide provider of a broad range of dental implants, orthodontic appliances, general dental consumables, equipment and services, and is dedicated to driving technological innovations that help dental professionals improve clinical outcomes and enhance productivity.
On July 19, 2018, Parent announced its intention to spin-off its Dental business into a separate, publicly-traded company. In February 2019, Parent announced a modification of its plans, specifically that it now intends to conduct an initial public offering of shares of common stock of the Dental business (the “IPO”) in the second half of 2019, subject to the satisfaction of certain conditions, including obtaining final approval from the Danaher Board of Directors, favorable ruling from the Internal Revenue Service (“IRS”) and other regulatory approvals. Prior to the closing of the IPO, the Company’s businesses will be transferred to Envista Holdings Corporation, a wholly-owned subsidiary of Parent.
Subsequent to the anticipated IPO, Parent currently intends to distribute to its shareholders all or a portion of its remaining equity interest in the Dental business, which may include the spin-off of Dental business shares effected as a dividend to all its shareholders, the split-off of Dental business shares in exchange for Danaher shares or other securities, or any combination thereof in one transaction or in a series of transactions (collectively, the “Distribution”). While Parent currently intends to effect the Distribution, it has no obligation to pursue or consummate any further dispositions of its ownership in the Dental business, including through the Distribution, by any specified date or at all. If pursued, the Distribution may be subject to various conditions, including receipt of any necessary regulatory or other approvals, the existence of satisfactory market conditions, and the receipt of an opinion of counsel to the effect that the separation of the Dental business in connection with the IPO, together with such Distribution, will be tax-free to Parent and its shareholders for U.S. federal income tax purposes. The conditions to the Distribution may not be satisfied; Parent may decide not to consummate the Distribution even if the conditions are satisfied; or Parent may decide to waive one or more of these conditions and consummate the Distribution even if all of the conditions are not satisfied. In addition to, or in lieu of the Distribution, subsequent to the IPO Parent may sell additional shares of the Dental business in one or more publicly registered offerings or private placements. Parent cannot assure whether or when any such transaction will be consummated or as to the final terms of any such transaction.
The Company operates in two business segments: Specialty Products & Technologies and Equipment & Consumables.
The Company’s Specialty Products & Technologies segment develops, manufactures and markets dental implant systems, dental prosthetics and associated treatment software and technologies, as well as orthodontic bracket systems, aligners and lab products.
The Company’s Equipment & Consumables segment develops, manufactures and markets dental equipment and supplies used in dental offices, including digital imaging systems, software and other visualization/magnification systems; handpieces and associated consumables; treatment units and other dental practice equipment; endodontic systems and related consumables; restorative materials and instruments, rotary burs, impression materials, bonding agents and cements and infection prevention products.
The Company has historically operated as part of Parent and not as a separate, publicly-traded company. The financial statements have been derived from Parent’s historical accounting records and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Parent’s corporate office and from other Parent businesses to the Company and allocations of related assets, liabilities, and Parent’s investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an entity that operated independently of Parent. Related-party allocations are discussed further in Note 17.

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As part of Parent, the Company is dependent upon Parent for all of its working capital and financing requirements as Parent uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Company are accounted for through the Parent investment account of the Company. Accordingly, none of Parent’s cash, cash equivalents or debt at the corporate level has been assigned to the Company in these financial statements.
Net Parent investment, which includes retained earnings, represents Parent’s interest in the recorded net assets of the Company. All significant transactions between the Company and Parent have been included in the accompanying combined financial statements. Transactions with Parent are reflected in the accompanying Combined Statements of Changes in Equity as “Net transfers to Parent” and in the accompanying Combined Balance Sheets within “Net Parent investment.”
All significant intercompany accounts and transactions between the businesses comprising the Company have been eliminated in the accompanying combined financial statements.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates—The preparation of these financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company bases these estimates on historical experience, the current economic environment and on various other assumptions that are believed to be reasonable under the circumstances. However, uncertainties associated with these estimates exist and actual results may differ materially from these estimates.
Accounts Receivable and Allowances for Doubtful Accounts—All trade accounts and finance receivables are reported on the accompanying Combined Balance Sheets adjusted for any write-offs and net of allowances for doubtful accounts. The allowances for doubtful accounts represent management’s best estimate of the credit losses expected from the Company’s trade accounts and finance receivable portfolios. Determination of the allowances requires management to exercise judgment about the timing, frequency and severity of credit losses that could materially affect the provision for credit losses and, therefore, net earnings. The Company regularly performs detailed reviews of its portfolios to determine if an impairment has occurred and evaluates the collectability of receivables based on a combination of various financial and qualitative factors that may affect customers’ ability to pay, including customers’ financial condition, collateral, debt-servicing ability, past payment experience and credit bureau information. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, a specific reserve is recorded against amounts due to reduce the recognized receivable to the amount reasonably expected to be collected. Additions to the allowances for doubtful accounts are charged to current period earnings, amounts determined to be uncollectible are charged directly against the allowances, while amounts recovered on previously written-off accounts increase the allowances. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional reserves would be required. The Company recorded $4.7 million, $5.8 million, and $3.5 million of expense associated with doubtful accounts for the years ended December 31, 2018, 2017 and 2016, respectively.
Sales to the Company’s largest customer were 14%, 15% and 16% of combined sales in the years ended December 31, 2018, 2017 and 2016, respectively. No other individual customer accounted for more than 10% of combined sales in 2018, 2017 or 2016. Accounts receivable from this customer accounted for 8% and 11% of total customer receivables as of December 31, 2018 and December 31, 2017, respectively.
Inventory Valuation—Inventories include the costs of material, labor and overhead. Inventories are stated at the lower of cost or market primarily using the first-in, first-out (“FIFO”) method.
Property, Plant and Equipment—Property, plant and equipment are carried at cost. The provision for depreciation has been computed principally by the straight-line method based on the estimated useful lives of the depreciable assets as follows:

Category	Useful Life
Buildings	30 years
Leased assets and leasehold improvements	Amortized over the lesser of the economic life of the asset or the term of the lease
Machinery and equipment	3 – 10 years
Estimated useful lives are periodically reviewed and, when appropriate, changes to estimates are made prospectively.
Investments—Investments over which the Company has a significant influence but not a controlling interest, are accounted for using the equity method of accounting which requires the Company to record its initial investment at cost and adjust the balance each period for the Company’s share of the investee’s income or loss and dividends paid. Beginning in 2018 with the

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adoption of Accounting Standards Update (“ASU”) 2016-01, the Company measures non-marketable equity securities at fair value and recognizes changes in fair value in net earnings. For securities without readily available fair values, the Company has elected the measurement alternative to record these investments at cost and to adjust for impairments and observable price changes with a same or similar security from the same issuer within net earnings (the “Fair Value Alternative”). No significant realized or unrealized gains or losses were recorded in 2018 with respect to these investments.
Fair Value of Financial Instruments—The Company’s financial instruments consist primarily of trade accounts receivable, nonqualified deferred compensation plans, and obligations under trade accounts payable. Due to their short-term nature, the carrying values for trade accounts receivable and trade accounts payable approximate fair value. Refer to Note 8 for the fair values of the Company’s nonqualified deferred compensation plans.
Goodwill and Other Intangible Assets—Goodwill and other intangible assets result from the Company’s acquisition of existing businesses. In accordance with accounting standards related to business combinations, goodwill is not amortized; however, certain finite-lived identifiable intangible assets, primarily customer relationships and acquired technology, are amortized over their estimated useful lives. Intangible assets with indefinite lives are not amortized. In-process research and development (“IPR&D”) is initially capitalized at fair value and when the IPR&D project is complete, the asset is considered a finite-lived intangible asset and amortized over its estimated useful life. If an IPR&D project is abandoned, an impairment loss equal to the value of the intangible asset is recorded in the period of abandonment. The Company reviews identified intangible assets and goodwill for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company also tests intangible assets with indefinite lives and goodwill at least annually for impairment. Refer to Notes 4 and 7 for additional information about the Company’s goodwill and other intangible assets.
Revenue Recognition—On January 1, 2018, the Company adopted Accounting Standards Codification (“ASC”) 606 using the modified retrospective method for all contracts. Results for reporting periods beginning January 1, 2018 are presented under ASC 606, while prior period amounts were not adjusted and continue to be reported in accordance with the Company’s historic accounting under ASC 605, Revenue Recognition.
The Company recorded a net decrease to beginning Parent’s equity of $8 million as of January 1, 2018 due to the cumulative impact of adopting ASC 606. The impact to beginning Parent’s equity was primarily driven by the deferral of revenue for unfulfilled performance obligations. The adoption of ASC 606 did not have a significant impact on the Company’s Combined Financial Statements as of and for the year ended December 31, 2018 and, as a result, comparisons of revenues and operating profit performance between periods are not affected by the adoption of this ASU. Refer to Note 3 for additional disclosures required by ASC 606.
The Company derives revenues primarily from the sale of Specialty Products & Technologies and Equipment & Consumables products and services. Revenue is recognized when control of the promised products or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services (the transaction price). A performance obligation is a promise in a contract to transfer a distinct product or service to a customer and is the unit of account under ASC 606. For equipment, consumables and spare parts sold by the Company, control transfers to the customer at a point in time. To indicate the transfer of control, the Company must have a present right to payment, legal title must have passed to the customer, the customer must have the significant risks and rewards of ownership, and where acceptance is not a formality, the customer must have accepted the product or service. The Company’s principal terms of sale are FOB Shipping Point, or equivalent, and, as such, the Company primarily transfers control and records revenue for product sales upon shipment. Sales arrangements with delivery terms that are not FOB Shipping Point are not recognized upon shipment and the transfer of control for revenue recognition is evaluated based on the associated shipping terms and customer obligations. If a performance obligation to the customer with respect to a sales transaction remains to be fulfilled following shipment (typically installation or acceptance by the customer), revenue recognition for that performance obligation is deferred until such commitments have been fulfilled. Returns for products sold are estimated and recorded as a reduction of revenue at the time of sale. Customer allowances and rebates, consisting primarily of volume discounts and other short-term incentive programs, are recorded as a reduction of revenue at the time of sale because these allowances reflect a reduction in the transaction price. Product returns, customer allowances and rebates are estimated based on historical experience and known trends. For extended warranty and service, control transfers to the customer over the term of the arrangement. Revenue for extended warranty and service is recognized based upon the period of time elapsed under the arrangement.
For a contract with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation on a relative standalone selling price basis using the Company’s best estimate of the standalone selling price of each distinct product or service in the contract. The primary method used to estimate standalone selling price is the price observed in standalone sales to customers; however, when prices in standalone sales are not available the Company may use third-party pricing for similar products or services or estimate the standalone selling price. Allocation of the transaction

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price is determined at the contracts’ inception. The Company does not adjust transaction price for the effects of a significant financing component when the period between the transfer of the promised good or service to the customer and payment for that good or service by the customer is expected to be one year or less.
Shipping and Handling—Shipping and handling costs are included as a component of cost of sales. Revenue derived from shipping and handling costs billed to customers is included in sales.
Advertising—Advertising costs are expensed as incurred.
Research and Development—The Company conducts research and development activities for the purpose of developing new products, enhancing the functionality, effectiveness, ease of use and reliability of the Company’s existing products and expanding the applications for which uses of the Company’s products are appropriate. Research and development costs are expensed as incurred.
Income Taxes—The Company’s domestic and foreign operating results are included in the income tax returns of Parent. The Company accounts for income taxes under the separate return method. Under this approach, the Company determines its deferred tax assets and liabilities and related tax expense as if it were filing separate tax returns. The accompanying Combined Balance Sheets do not contain a current taxes payable liability as it is deemed settled with Parent when due and therefore included in Parent’s equity. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse. Deferred tax assets generally represent items that can be used as a tax deduction or credit in the Company’s tax return in future years for which the tax benefit has already been reflected on the Company’s Combined Statements of Earnings. The Company establishes valuation allowances for its deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax liabilities generally represent items that have already been taken as a deduction on the Company’s tax return but have not yet been recognized as an expense in the Company’s Combined Statements of Earnings. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date. The Company provides for unrecognized tax benefits when, based upon the technical merits, it is “more likely than not” that an uncertain tax position will not be sustained upon examination.  Judgment is required in evaluating tax positions and determining income tax provisions. The Company re-evaluates the technical merits of its tax positions and may recognize an uncertain tax benefit in certain circumstances, including when: (1) a tax audit is completed; (2) applicable tax laws change, including a tax case ruling or legislative guidance; or (3) the applicable statute of limitations expires. The Company recognizes potential accrued interest and penalties associated with unrecognized tax positions in income tax expense. Refer to Note 11 for additional information and discussion of the impact of the enactment of the Tax Cuts and Jobs Act (“TCJA”) in the United States.
Productivity Improvement and Restructuring—The Company periodically initiates productivity improvement and restructuring activities to appropriately position the Company’s cost base relative to prevailing economic conditions and associated customer demand as well as in connection with certain acquisitions. Costs associated with productivity improvement and restructuring actions can include one-time termination benefits and related charges in addition to facility closure, contract termination and other related activities. The Company records the cost of the productivity improvement and restructuring activities when the associated liability is incurred. Refer to Note 12 for additional information.
Foreign Currency Translation—Exchange rate adjustments resulting from foreign currency transactions are recognized in net earnings, whereas effects resulting from the translation of financial statements are reflected as a component of accumulated other comprehensive income (loss) within Parent’s equity. Assets and liabilities of subsidiaries operating outside the United States with a functional currency other than U.S. dollars are translated into U.S. dollars using year-end exchange rates and income statement accounts are translated at weighted average rates. Net foreign currency transaction gains or losses were not material in any of the years presented.
Loss Contingencies—The Company records a reserve for loss contingencies when it is both probable that a loss will be incurred and the amount of the loss is reasonably estimable. The Company evaluates pending litigation and other contingencies at least quarterly and adjusts the reserve for such contingencies for changes in probable and reasonably estimable losses. The Company includes an estimate for related legal costs at the time such costs are both probable and reasonably estimable.

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Accumulated Other Comprehensive Income (Loss)—Foreign currency translation adjustments are generally not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries. The changes in accumulated other comprehensive income (loss) by component are summarized below ($ in millions).

	Foreign Currency Translation Adjustments	Pension Adjustments		Total
Balance, January 1, 2016	$(203.8)	$(4.8)		$(208.6)
Other comprehensive income (loss) before reclassifications:
Decrease	(36.9)	(3.9)		(40.8)
Income tax impact	—	0.8		0.8
Other comprehensive income (loss) before reclassifications, net of income taxes	(36.9)	(3.1)		(40.0)
Amounts reclassified from accumulated other comprehensive income (loss):
Increase	—	1.2	(a)	1.2
Income tax impact	—	(0.3)		(0.3)
Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes	—	0.9		0.9
Net current period other comprehensive income (loss), net of income taxes	(36.9)	(2.2)		(39.1)
Balance, December 31, 2016	(240.7)	(7.0)		(247.7)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	251.6	(6.1)		245.5
Income tax impact	—	1.6		1.6
Other comprehensive income (loss) before reclassifications, net of income taxes	251.6	(4.5)		247.1
Amounts reclassified from accumulated other comprehensive income (loss):
Increase	—	1.6	(a)	1.6
Income tax impact	—	(0.4)		(0.4)
Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes	—	1.2		1.2
Net current period other comprehensive income (loss), net of income taxes	251.6	(3.3)		248.3
Balance, December 31, 2017	10.9	(10.3)		0.6
Adoption of accounting standards	—	(0.2)		(0.2)
Balance, January 1, 2018	10.9	(10.5)		0.4
Other comprehensive income (loss) before reclassifications:
(Decrease) increase	(85.2)	10.2		(75.0)
Income tax impact	—	(3.0)		(3.0)
Other comprehensive income (loss) before reclassifications, net of income taxes	(85.2)	7.2		(78.0)
Amounts reclassified from accumulated other comprehensive income (loss):
Decrease	—	(0.9)	(a)	(0.9)
Income tax impact	—	0.3		0.3
Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes	—	(0.6)		(0.6)
Net current period other comprehensive income (loss), net of income taxes	(85.2)	6.6		(78.6)
Balance, December 31, 2018	$(74.3)	$(3.9)		$(78.2)
(a) This accumulated other comprehensive income (loss) component is included in the computation of net periodic pension cost (refer to Note 10 for additional details).
Accounting for Stock-Based Compensation—Certain employees of the Company participate in Parent’s stock-based compensation plan which includes stock options, restricted stock units (“RSUs”) and performance stock units (“PSUs”). The

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Company accounts for stock-based compensation incurred by Parent by measuring the cost of employee services received in exchange for all equity awards granted, including stock options, RSUs and PSUs based on the fair value of the award as of the grant date. Equity-based compensation expense is recognized net of an estimated forfeiture rate on a straight-line basis over the requisite service period of the award, except that in the case of RSUs, compensation expense is recognized using an accelerated attribution method. Refer to Note 15 for additional information on Parent’s stock-based compensation plan.
Pension Plans—The Company measures its pension assets and obligations that determine the funded status as of the end of the Company’s fiscal year, and recognizes an asset for an overfunded status or a liability for an underfunded status in its balance sheet. Changes in the funded status of the pension plans are recognized in the year in which the changes occur and reported in comprehensive income (loss). Refer to Note 10 for additional information on the Company’s pension plans including a discussion of the actuarial assumptions, the Company’s policy for recognizing the associated gains and losses and the method used to estimate service and interest cost components.
Accounting Standards Recently Adopted—In March 2018, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118, which allowed Securities and Exchange Commission (“SEC”) registrants to record provisional amounts in earnings for the year ended December 31, 2017 due to the complexities involved in accounting for the enactment of the TCJA. The Company recognized the estimated income tax effects of the TCJA in its 2017 Combined Financial Statements in accordance with SEC Staff Accounting Bulletin No. 118 (“SAB No. 118”). The provisional amounts recorded in 2017 were adjusted to final estimates in 2018 in connection with filing tax returns for 2017. Refer to Note 11 for further information regarding the impact of these provisions for both 2017 and 2018.
In February 2018, the FASB issued ASU No. 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220) Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, to address a specific consequence of the TCJA by allowing a reclassification from accumulated other comprehensive income (loss) to net Parent investment for stranded tax effects resulting from the TCJA’s reduction of the U.S. federal corporate income tax rate. The ASU is effective for all entities for annual periods beginning after December 15, 2018, with early adoption permitted, and is to be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the U.S. federal corporate income tax rate in the TCJA is recognized. The Company early adopted this ASU on January 1, 2018 and as a result recorded a net increase to beginning net Parent investment and decrease to accumulated other comprehensive income (loss) of $0.2 million to reclassify the income tax effects of the TCJA on the Company’s U.S. pension plans. The ASU also requires the Company to disclose its policy on accounting for income tax effects in accumulated other comprehensive income (loss). In general, the Company applies the portfolio approach with respect to pension plan obligations and currency translation matters.
In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting, which provided clarity on which changes to the terms or conditions of share-based payment awards require an entity to apply the modification accounting provisions required in Topic 718. The adoption of this ASU on January 1, 2018 did not have a material impact on the Company’s Combined Financial Statements.
In March 2017, the FASB issued ASU No. 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU No. 2017-07”), which requires employers to disaggregate the service cost component from other components of net periodic benefit costs and to disclose the amounts of net periodic benefit costs that are included in each income statement line item. The standard requires employers to report the service cost component in the same line item as other compensation costs and to report the other components of net periodic benefit costs (which include interest costs, expected return on plan assets, amortization of prior service cost or credits and actuarial gains and losses) separately and outside a subtotal of operating income. The service cost component of net periodic pension cost is included in selling, general and administrative expenses in the accompanying Combined Statements of Earnings and the other components of net periodic pension cost are included in nonoperating income (expense), net. The ASU was adopted as of January 1, 2017 and all prior period disclosures included in these financial statements have been updated to reflect this guidance. Other than the presentation of the components of pension expense in the Combined Statements of Earnings, the adoption of this ASU did not have a material impact on the Company’s Combined Financial Statements. Refer to Note 10 for further information on the implementation of this ASU.
In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. The ASU amends guidance on the classification and measurement of financial instruments, including significant revisions in accounting related to the classification and measurement of investments in equity securities and presentation of certain fair value changes for financial liabilities when the Fair Value Alternative is elected. The ASU requires equity securities to be measured at fair value with changes in fair value recognized through net earnings and amends certain disclosure requirements associated with the fair value of financial instruments. In the period of adoption, the Company is required to reclassify the unrealized gains/losses on equity securities within accumulated other comprehensive income (loss) to Parent’s

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equity. In February 2018, the FASB issued ASU No. 2018-03, Technical Corrections and Improvements to Financial Instruments—Overall (Subtopic 825-10), which clarified certain aspects of the previously issued ASU. The ASU was adopted by the Company on January 1, 2018 and did not have a material effect on the Company’s Combined Financial Statements.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes nearly all existing revenue recognition guidance. Subsequent to the issuance of Topic 606, the FASB clarified the guidance through several ASUs; hereinafter the collection of revenue guidance is referred to as “ASC 606.” The core principle of ASC 606 is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Refer to the discussion above in “—Revenue Recognition” and to Note 3 for additional disclosures required by ASC 606.
Accounting Standards Not Yet Adopted—In August 2018, the FASB issued ASU No. 2018-14, Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans, which amends ASC 715 to add, remove, and clarify disclosure requirements related to defined benefit pension plans. The ASU is effective for public entities for fiscal years beginning after December 15, 2020, with early adoption permitted. Management has not yet completed its assessment of the impact of the new standard on the Company’s Combined Financial Statements.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820), which modifies the disclosures on fair value measurements by removing the requirement to disclose the amount and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy and the policy for timing of such transfers. The ASU expands the disclosure requirements for Level 3 fair value measurements, primarily focused on changes in unrealized gains and losses included in other comprehensive income (loss). The ASU is effective for public entities for fiscal years beginning after December 15, 2019, with early adoption permitted. Management has not yet completed its assessment of the impact of the new standard on the Company’s Combined Financial Statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends the impairment model by requiring entities to use a forward-looking approach based on expected losses rather than incurred losses to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. The ASU is effective for public entities for fiscal years beginning after December 15, 2019, with early adoption permitted. In November 2018, April 2019, and May 2019, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and ASU No. 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief which provided additional implementation guidance on the previously issued ASU. Management has not yet completed its assessment of the impact of the new standard on the Company’s Combined Financial Statements. Currently, the Company believes that the most notable impact of this ASU will relate to its processes around the assessment of the adequacy of its allowance for doubtful accounts on trade accounts receivable and the recognition of credit losses.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use (“ROU”) asset and a lease liability for all leases with terms greater than 12 months. The standard also requires disclosures by lessees and lessors about the amount, timing and uncertainty of cash flows arising from leases. The standard must be adopted using a modified retrospective transition approach and provides for certain practical expedients. The ASU is effective for public entities for fiscal years beginning after December 15, 2018, with early adoption permitted. In September 2017, January 2018, July 2018 and December 2018, the FASB issued ASU No. 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842), ASU No. 2018-01, Leases (Topic 842), Land Easement Practical Expedient for Transition to Topic 842, ASU No. 2018-10, Codification Improvements to Topic 842, Leases, ASU No. 2018-11, Leases (Topic 842), Targeted Improvements, ASU No. 2018-20, Leases (Topic 842), Narrow-Scope Improvements for Lessors and ASU No. 2019-01, Leases (Topic 842), Codification Improvements, which provided additional implementation guidance on the previously issued ASU. The Company has implemented a new lease system and the related processes and controls for the accounting for leases in accordance with the ASU. On January 1, 2019, the Company adopted this ASU using the modified retrospective method for all lease arrangements at the beginning of the period of adoption. Results for reporting periods beginning January 1, 2019 will be presented under ASC 842, while prior period amounts will not be adjusted and will continue to be reported in accordance with the Company’s historic accounting under ASC 840, Leases. As of January 1, 2019, the standard had a material impact on the Company’s Combined Balance Sheet, but is expected to have an insignificant impact on the Company’s combined net earnings and cash flows. The most significant impact was the recognition of ROU assets and lease liabilities for operating leases, while the accounting for finance leases remained substantially unchanged. For leases that commenced before the effective date of ASC 842, the Company elected the permitted practical expedients to not reassess the following: (i) whether any expired or existing contracts contain leases; (ii) the lease classification for any expired or existing leases; and (iii) capitalization of initial direct costs for any existing leases.

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As a result of the cumulative impact of adopting ASC 842, the Company recorded operating lease ROU assets of $182 million and additional operating lease liabilities of $191 million as of January 1, 2019, primarily related to real estate and automobile leases.
NOTE 3. REVENUE
The following table presents the Company’s revenues disaggregated by geographical region and revenue type for the year ended December 31, 2018 ($ in millions). Sales taxes and other usage-based taxes collected from customers are excluded from revenues. The Company defines high-growth markets as developing markets of the world experiencing extended periods of accelerated growth in gross domestic product and infrastructure which includes Eastern Europe, the Middle East, Africa, Latin America and Asia (with the exception of Japan and Australia). The Company defines developed markets as all markets of the world that are not high-growth markets.

	Specialty Products & Technologies	Equipment & Consumables	Total
Geographical region:
North America	$605.5	$744.9	$1,350.4
Western Europe	340.8	318.8	659.6
Other developed markets	97.0	82.9	179.9
High-growth markets	326.5	328.1	654.6
Total	$1,369.8	$1,474.7	$2,844.5

Revenue type:
Consumables, services and spare parts	$1,297.5	$742.3	$2,039.8
Equipment, software and other systems	72.3	732.4	804.7
Total	$1,369.8	$1,474.7	$2,844.5
The Company sells equipment to customers as well as consumables, spare parts and services. The Company’s Equipment & Consumables products include traditional consumables such as bonding agents and cements, impression materials, infection prevention products and restorative products, while the Company’s equipment products includes treatment units, instruments, digital imaging systems, software and other visualization and magnification systems. The Company’s Specialty Products & Technologies products include implants, prosthetics, orthodontic brackets, aligners and lab products.
Remaining Performance Obligations
ASC 606 requires disclosure of remaining performance obligations that represent the aggregate transaction price allocated to performance obligations with an original contract term greater than one year which are fully or partially unsatisfied at the end of the period. Remaining performance obligations include noncancelable purchase orders, extended warranty and service and do not include revenue from contracts with customers with an original term of one year or less. While the remaining performance obligation disclosure is similar in concept to backlog, the definition of remaining performance obligations excludes contracts that provide the customer with the right to cancel or terminate for convenience with no substantial penalty, even if historical experience indicates the likelihood of cancellation or termination is remote. Additionally, the Company has elected to exclude contracts with customers with an original term of one year or less from remaining performance obligations while these contracts are included within backlog.
As of December 31, 2018, the aggregate amount of the transaction price allocated to remaining performance obligations was $25 million and the Company expects to recognize revenue on the majority of this amount over the next 12 months.
Contract Liabilities
The Company often receives cash payments from customers in advance of the Company’s performance resulting in contract liabilities. These contract liabilities are classified as either current or long-term in the Combined Balance Sheet based on the timing of when the Company expects to recognize revenue. As of December 31, 2018 and at the date of adoption of ASC 606, contract liabilities were $62 million and $68 million, respectively, and are included within accrued expenses and other liabilities and other long-term liabilities in the accompanying Combined Balance Sheet. The decrease in the contract liability balance during the year ended December 31, 2018 is primarily as a result of revenue recognized during the period that was included in the contract liability balance at the date of adoption, partially offset by cash payments received in advance of satisfying performance obligations. Revenue recognized during the year ended December 31, 2018 that was included in the

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contract liability balance at the date of adoption was $60 million. Contract liabilities are reported on the accompanying Combined Balance Sheet on a contract-by-contract basis.
NOTE 4. ACQUISITIONS
The Company continually evaluates potential acquisitions that either strategically fit with the Company’s existing portfolio or expand the Company’s portfolio into a new and attractive business area. The Company has completed a number of acquisitions that have been accounted for as purchases and have resulted in the recognition of goodwill in the Company’s Combined Financial Statements. This goodwill arises because the purchase prices for these businesses reflect a number of factors including the future earnings and cash flow potential of these businesses, the multiple to earnings, cash flow and other factors at which similar businesses have been purchased by other acquirers, the competitive nature of the processes by which the Company acquired the businesses, the avoidance of the time and costs which would be required (and the associated risks that would be encountered) to enhance the Company’s existing product offerings to key target markets and enter into new and profitable businesses, and the complementary strategic fit and resulting synergies these businesses bring to existing operations.
The Company makes an initial allocation of the purchase price at the date of acquisition based upon its understanding of the fair value of the acquired assets and assumed liabilities. The Company obtains this information during due diligence and through other sources. In the months after closing, as the Company obtains additional information about these assets and liabilities, including through tangible and intangible asset appraisals, and learns more about the newly acquired business, it is able to refine the estimates of fair value and more accurately allocate the purchase price. Only items identified as of the acquisition date are considered for subsequent adjustment.
There were no material business acquisitions during the year ended December 31, 2018. The Company acquired 51% of a business for no net cash consideration during the year ended December 31, 2017. The Company acquired one business in 2016 for total consideration of $5 million.
Acquisition of Noncontrolling Interest
In 2017, the Company acquired the remaining noncontrolling interest and settled other related liabilities associated with one of its prior business combinations in its Specialty Products & Technologies segment for consideration of $89 million. The Company recorded the increase in ownership interests as a transaction within net Parent investment and recorded the settlement of the liabilities as a reduction of the other long-term liabilities balance. As a result of this transaction, noncontrolling interests were reduced by $63 million reflecting the carrying value of the interest with the $1 million difference charged to net Parent investment and the other long-term liability balance decreased by approximately $25 million. In connection with settlement of the liabilities, the Company recorded a gain of approximately $10 million.
NOTE 5. INVENTORIES
The classes of inventory as of December 31 are summarized as follows ($ in millions):

	2018	2017
Finished goods	$166.8	$160.7
Work in process	34.3	32.4
Raw materials	77.6	82.6
Total	$278.7	$275.7
NOTE 6. PROPERTY, PLANT AND EQUIPMENT
The classes of property, plant and equipment as of December 31 are summarized as follows ($ in millions):

	2018	2017
Land and improvements	$24.7	$25.3
Buildings	152.4	149.8
Machinery and equipment	459.7	410.2
Gross property, plant and equipment	636.8	585.3
Less: accumulated depreciation	(375.2)	(354.1)
Property, plant and equipment, net	$261.6	$231.2

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NOTE 7. GOODWILL AND OTHER INTANGIBLE ASSETS
As discussed in Note 4, goodwill arises from the purchase price for acquired businesses exceeding the fair value of tangible and intangible assets acquired less assumed liabilities. Management assesses the goodwill of each of its reporting units for impairment at least annually as of the first day of the fourth quarter and as “triggering” events occur that indicate that it is more likely than not that an impairment exists. The Company elected to bypass the optional qualitative goodwill assessment allowed by applicable accounting standards and performed a quantitative impairment test for all reporting units as this was determined to be the most effective method to assess the Company’s reporting units for impairment.
The Company estimates the fair value of its reporting units primarily using a market approach, based on current trading multiples of earnings before interest, taxes, depreciation and amortization (“EBITDA”) for companies operating in businesses similar to each of the Company’s reporting units, in addition to recent available market sale transactions of comparable businesses. In certain circumstances the Company will also estimate fair value utilizing a discounted cash flow analysis (i.e., an income approach) in order to validate the results of the market approach. If the estimated fair value of the reporting unit is less than its carrying value, the Company must perform additional analysis to determine if the reporting unit’s goodwill has been impaired.
As of December 31, 2018, the Company had three reporting units for goodwill impairment testing. The carrying value of the goodwill included in each individual reporting unit ranges from $613 million to approximately $1.4 billion.
No goodwill impairment charges were recorded for the years ended December 31, 2018, 2017 and 2016 and no “triggering” events have occurred subsequent to the performance of the 2018 annual impairment test. The factors used by management in its impairment analysis are inherently subject to uncertainty. If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may be overstated and a charge would need to be taken against net earnings.
The following is a rollforward of the Company’s goodwill by segment ($ in millions):

	Specialty Products & Technologies	Equipment & Consumables	Total
Balance, January 1, 2017	$1,958.8	$1,256.8	$3,215.6
Attributable to 2017 acquisitions	—	2.8	2.8
Foreign currency translation and other	69.8	81.8	151.6
Balance, December 31, 2017	2,028.6	1,341.4	3,370.0
Foreign currency translation and other	(14.8)	(29.7)	(44.5)
Balance, December 31, 2018	$2,013.8	$1,311.7	$3,325.5
Finite-lived intangible assets are amortized over the shorter of their legal or estimated useful life. The following summarizes the gross carrying value and accumulated amortization for each major category of intangible asset as of December 31 ($ in millions):

	2018		2017
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Finite-lived intangibles:
Patents and technology	$306.3	$(180.7)	$314.7	$(167.7)
Customer relationships and other intangibles	975.7	(495.2)	992.7	(444.1)
Trademarks and trade names	190.7	(28.0)	23.9	(14.0)
Total finite-lived intangibles	1,472.7	(703.9)	1,331.3	(625.8)
Indefinite-lived intangibles:
Trademarks and trade names	621.5	—	810.4	—
Total intangibles	$2,094.2	$(703.9)	$2,141.7	$(625.8)
In 2018, the Company determined that certain trade names in the Specialty Products & Technologies segment were finite-lived and the Company began amortizing these trade names as of January 1, 2018. The Company did not acquire any material finite-lived intangible assets during 2018 and 2017.

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Total intangible amortization expense in 2018, 2017 and 2016 was $91 million, $82 million and $83 million, respectively. Based on the intangible assets recorded as of December 31, 2018, amortization expense is estimated to be $91 million during 2019, $87 million during 2020, $82 million during 2021, $82 million during 2022 and $78 million during 2023.
NOTE 8. FAIR VALUE MEASUREMENTS
Accounting standards define fair value based on an exit price model, establish a framework for measuring fair value where the Company’s assets and liabilities are required to be carried at fair value and provide for certain disclosures related to the valuation methods used within a valuation hierarchy as established within the accounting standards. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, or other observable characteristics for the asset or liability, including interest rates, yield curves and credit risks, or inputs that are derived principally from, or corroborated by, observable market data through correlation. Level 3 inputs are unobservable inputs based on the Company’s assumptions. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement in its entirety.
A summary of financial assets and liabilities that are measured at fair value on a recurring basis were as follows ($ in millions):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2018:
Liabilities:
Deferred compensation plans	$—	$11.1	$—	$11.1
December 31, 2017:
Liabilities:
Deferred compensation plans	$—	$11.0	$—	$11.0
Certain management employees of the Company participate in Parent’s nonqualified deferred compensation programs that permit such employees to defer a portion of their compensation, on a pretax basis. All amounts deferred under this plan are unfunded, unsecured obligations of Parent and are presented as a component of the Company’s compensation and benefits accrual included in accrued expenses in the accompanying Combined Balance Sheets (refer to Note 9). Participants may choose among alternative earnings rates for the amounts they defer, which are primarily based on investment options within Parent’s 401(k) program. Changes in the deferred compensation liability under these programs are recognized based on changes in the fair value of the participants’ accounts, which are based on the applicable earnings rates on investment options within Parent’s 401(k) program. Earnings rates for amounts contributed unilaterally by Parent are entirely based on changes in the value of Parent’s common stock and the value of the liability is based solely on the market value of Parent’s common stock.
Refer to Note 10 for information related to the fair value of the Company sponsored defined benefit pension plan assets.
NOTE 9. ACCRUED EXPENSES AND OTHER LIABILITIES
Accrued expenses and other liabilities as of December 31 were as follows ($ in millions):

	2018		2017
	Current	Noncurrent	Current	Noncurrent
Compensation and benefits	$122.7	$31.9	$126.6	$25.8
Pension benefits	6.5	43.3	6.6	52.5
Taxes, income and other	6.3	247.5	22.8	242.6
Contract liabilities	58.4	4.0	52.1	4.1
Sales and product allowances	56.4	—	49.7	—
Loss contingencies	51.2	32.1	11.0	32.4
Other	122.1	15.4	137.0	12.6
Total	$423.6	$374.2	$405.8	$370.0

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NOTE 10. PENSION BENEFIT PLANS
Certain of the Company’s employees participate in noncontributory defined benefit pension plans and under certain of these plans, benefit accruals continue. In general, the Company’s policy is to fund these plans based on considerations relating to legal requirements, underlying asset returns, the plan’s funded status, the anticipated deductibility of the contribution, local practices, market conditions, interest rates and other factors.
The following sets forth the funded status of the Company’s plans as of the most recent actuarial valuations using measurement dates of December 31 ($ in millions):

	Pension Benefits
	2018	2017
Change in pension benefit obligation:
Benefit obligation at beginning of year	$(165.6)	$(144.1)
Service cost	(10.0)	(8.0)
Interest cost	(2.0)	(1.9)
Employee contributions	(4.2)	(3.5)
Benefits and other expenses paid	7.2	3.8
Actuarial gain (loss)	12.3	(7.3)
Amendments, settlements and curtailments	18.7	3.3
Foreign exchange rate impact	3.6	(7.9)
Benefit obligation at end of year	(140.0)	(165.6)
Change in plan assets:
Fair value of plan assets at beginning of year	106.5	92.9
Actual return on plan assets	0.3	4.1
Employer contributions	7.5	7.0
Employee contributions	4.2	3.5
Amendments and settlements	(18.6)	(2.0)
Benefits and other expenses paid	(7.2)	(3.8)
Foreign exchange rate impact	(2.5)	4.8
Fair value of plan assets at end of year	90.2	106.5
Funded status	$(49.8)	$(59.1)
Weighted average assumptions used to determine benefit obligations at date of measurement:

	2018	2017
Discount rate	1.3%	1.3%
Rate of compensation increase	1.3%	1.3%
Components of net periodic pension cost:

($ in millions)	2018	2017
Service cost	$(10.0)	$(8.0)
Interest cost	(2.0)	(1.9)
Expected return on plan assets	3.8	3.6
Amortization of initial net obligation	(0.2)	(0.3)
Amortization of prior service credit	0.1	0.1
Amortization of net loss	(0.8)	(1.1)
Settlement gain (loss) recognized	1.8	(0.3)
Net periodic pension cost	$(7.3)	$(7.9)

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On January 1, 2017, the Company adopted ASU No. 2017-07, which requires the Company to disaggregate the service cost component from other components of net periodic benefit costs and report the service cost component in the same line item as other compensation costs and the other components of net periodic benefit costs (which include interest costs, expected return on plan assets, amortization of prior service cost or credits and actuarial gains and losses) separately and outside a subtotal of operating profit. This ASU requires application on a retrospective basis and the prior period presentation reflects the adoption of this ASU. The net periodic benefit cost of the noncontributory defined benefit pension plans incurred during the years ended December 31, 2018, 2017 and 2016 are reflected in the following captions in the accompanying Combined Statement of Earnings ($ in millions):

	Year Ended December 31
	2018	2017	2016
Service cost:
Selling, general and administrative expenses	$(10.0)	$(8.0)	$(6.0)
Other net periodic pension costs:
Nonoperating income (expense), net	2.7	0.1	(1.1)
Total	$(7.3)	$(7.9)	$(7.1)
Weighted average assumptions used to determine net periodic pension cost at date of measurement:

	2018	2017
Discount rate	1.3%	1.3%
Expected long-term return on plan assets	3.6%	3.7%
Rate of compensation increase	1.3%	1.3%
The discount rate reflects the market rate on December 31 of the prior year for high-quality fixed-income investments with maturities corresponding to the Company’s benefit obligations and is subject to change each year. The rates appropriate for each plan are determined based on investment grade instruments with maturities approximately equal to the average expected benefit payout under the plan. During 2018, the Company updated the mortality assumptions used to estimate the projected benefit obligation to reflect updated mortality tables which extend the life expectancy of the participants.
Included in accumulated other comprehensive income (loss) as of December 31, 2018 are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized prior service credits of $1.0 million ($0.7 million, net of tax) and unrecognized actuarial losses of $6.1 million ($4.6 million, net of tax). The unrecognized losses and prior service credits, net, is calculated as the difference between the actuarially determined projected benefit obligation and the value of the plan assets less accrued pension costs as of December 31, 2018. The prior service credits and actuarial losses included in accumulated comprehensive income (loss) and expected to be recognized in net periodic pension costs during the year ending December 31, 2019 is a prior service credit of $0.1 million ($0.1 million, net of tax) and an actuarial loss of $0.6 million ($0.4 million, net of tax), respectively. No plan assets are expected to be returned to the Company during the year ending December 31, 2019.
Selection of Expected Rate of Return on Assets
The expected rate of return reflects the asset allocation of the plans, and is based primarily on contractual earnings rates included in existing insurance contracts as well as on broad, publicly-traded equity and fixed-income indices and forward-looking estimates of active portfolio and investment management. Long-term rate of return on asset assumptions for the plans were determined on a plan-by-plan basis based on the composition of assets and ranged from 1.8% to 5.8% in both 2018 and 2017, with a weighted average rate of return assumption of 3.6% and 3.7% in 2018 and 2017, respectively.
Plan Assets
Plan assets are invested in various insurance contracts, equity and debt securities as determined by the administrator of each plan. The value of the plan assets directly affects the funded status of the Company’s pension plans recorded in the Combined Financial Statements.
The Company has some investments that are valued using Net Asset Value (“NAV”) as the practical expedient. In addition, some of the investments valued using NAV as the practical expedient may only allow redemption monthly, quarterly, semiannually or annually and require up to 90 days prior written notice. These investments valued using NAV primarily consist of mutual funds which allow the Company to diversify the portfolio.

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The fair values of the Company’s pension plan assets as of December 31, 2018, by asset category were as follows ($ in millions):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and equivalents	$0.3	$—	$—	$0.3
Fixed income securities:
Corporate bonds	—	5.0	—	5.0
Insurance contracts	—	69.2	—	69.2
Total	$0.3	$74.2	$—	$74.5
Investments measured at NAV (a):
Mutual funds				15.7
Total assets at fair value				$90.2

(a)	The fair value amounts presented in the table above are intended to permit reconciliation of the fair value hierarchy to the total plan assets.
The fair values of the Company’s pension plan assets as of December 31, 2017, by asset category were as follows ($ in millions):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and equivalents	$0.3	$—	$—	$0.3
Fixed income securities:
Corporate bonds	—	5.7	—	5.7
Insurance contracts	—	82.4	—	82.4
Total	$0.3	$88.1	$—	$88.4
Investments measured at NAV (a):
Mutual funds				18.1
Total assets at fair value				$106.5

(a)	The fair value amounts presented in the table above are intended to permit reconciliation of the fair value hierarchy to the total plan assets.
Corporate bonds that are not traded on an active market are valued at quoted prices reported by investment brokers and dealers based on the underlying terms of the security and comparison to similar securities traded on an active market. Insurance contracts are valued based upon the quoted prices of the underlying investments of the insurance company.
Mutual funds are valued using the NAV based on the information provided by the asset fund managers, which reflects the plan’s share of the fair value of the net assets of the investment.
The methods described above may produce a fair value estimate that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes the valuation methods are appropriate and consistent with the methods used by other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
Expected Contributions
During 2018, the Company contributed $8 million to its defined benefit pension plans. During 2019, the Company’s cash contribution requirements for its defined benefit pension plans are expected to be approximately $7 million.

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The following sets forth benefit payments, which reflect expected future service, as appropriate, expected to be paid by the plans in the periods indicated ($ in millions):

2019	$5.9
2020	5.7
2021	5.6
2022	5.5
2023	5.6
2024 - 2028	29.0
Other Matters
Substantially all employees not covered by defined benefit plans are covered by defined contribution plans, which generally provide for Company funding based on a percentage of compensation.
A limited number of the Company’s subsidiaries participate in multiemployer defined benefit and contribution plans, primarily outside of the United States, that require the Company to periodically contribute funds to the plan. The risks of participating in a multiemployer plan differ from the risks of participating in a single-employer plan in the following respects: (1) assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers, (2) if a participating employer ceases contributing to the plan, the unfunded obligations of the plan may be required to be borne by the remaining participating employers and (3) if the Company elects to stop participating in the plan, the Company may be required to pay the plan an amount based on the unfunded status of the plan. None of the multiemployer plans in which the Company’s subsidiaries participate are considered to be quantitatively or qualitatively significant, either individually or in the aggregate. In addition, contributions made to these plans during 2018, 2017 and 2016 and were not considered significant, either individually or in the aggregate.
Expense for all defined benefit and defined contribution pension plans amounted to $20 million, $20 million and $18 million for the years ended December 31, 2018, 2017 and 2016, respectively.
NOTE 11. INCOME TAXES
The operating results of the Company are included in the income tax returns of Parent. The Company accounts for income taxes under the separate return method. Under this approach, the Company allocates current and deferred taxes to each entity as if were a separate taxpayer. The sum of the amounts allocated to individual entities may not equal Parent’s consolidated amount. The Company’s pretax operating results exclude any intercompany financing arrangements between entities and include any transactions with Parent as if it were an unrelated party.
Earnings before income taxes for the years ended December 31 were as follows ($ in millions):

	2018	2017	2016
United States	$201.8	$254.9	$273.5
International	99.3	131.8	128.2
Total	$301.1	$386.7	$401.7
The provision for income taxes for the years ended December 31 were as follows ($ in millions):

	2018	2017	2016
Current:
Federal U.S.	$34.9	$102.7	$102.1
Non-U.S.	26.0	28.7	33.2
State and local	7.8	12.4	15.5
Deferred:
Federal U.S.	4.9	(70.9)	(9.6)
Non-U.S.	(4.3)	12.5	(10.1)
State and local	1.1	0.2	(1.4)
Income tax provision	$70.4	$85.6	$129.7

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Noncurrent deferred tax assets and noncurrent deferred tax liabilities are included in other assets and other long-term liabilities, respectively, in the accompanying Combined Balance Sheets. Deferred income tax assets and liabilities as of December 31 were as follows ($ in millions):

	2018	2017
Deferred tax assets:
Allowance for doubtful accounts	$0.6	$1.1
Inventories	15.2	16.6
Pension benefits	15.5	17.2
Other accruals and prepayments	44.0	40.4
Stock-based compensation expense	5.4	4.7
Tax credit and loss carryforwards	141.3	155.4
Valuation allowances	(91.2)	(92.2)
Total deferred tax asset	130.8	143.2
Deferred tax liabilities:
Property, plant and equipment	(6.3)	(1.2)
Goodwill and other intangible assets	(326.2)	(334.5)
Total deferred tax liability	(332.5)	(335.7)
Net deferred tax liability	$(201.7)	$(192.5)
The Company evaluates the future realizability of tax credits and loss carryforwards considering the anticipated future earnings of the Company’s subsidiaries as well as tax planning strategies in the associated jurisdictions. Deferred taxes associated with U.S. entities consist of net deferred tax liabilities of $149 million and $134 million as of December 31, 2018 and 2017, respectively. Deferred taxes associated with non-U.S. entities consist of net deferred tax liabilities of $53 million and $59 million as of December 31, 2018 and 2017, respectively. As of December 31, 2018, the total amount of the basis difference in investments outside the United States for which deferred taxes have not been provided is $220 million. As of December 31, 2018, the Company had no plans which would subject these basis differences to income taxes in the United States or elsewhere.
On December 22, 2017, the TCJA was enacted, substantially changing the U.S. tax system and affecting the Company in a number of ways. Notably, the TCJA:

•	established a flat corporate income tax rate of 21.0% on U.S. earnings;

•	imposed a one-time tax on unremitted cumulative non-U.S. earnings of foreign subsidiaries (“Transition Tax”);

•
imposed a new minimum tax on certain non-U.S. earnings, irrespective of the territorial system of taxation, and generally allows for the repatriation of future earnings of foreign subsidiaries without incurring additional U.S. taxes by transitioning to a territorial system of taxation;

•	subjected certain payments made by U.S. companies to related foreign companies to certain minimum taxes (Base Erosion Anti-Abuse Tax);

•
eliminated certain prior tax incentives for manufacturing in the United States and created an incentive for U.S. companies to sell, lease or license goods and services abroad by allowing for a reduction in taxes owed on earnings related to such sales;

•	allowed the cost of investments in certain depreciable assets acquired and placed in service after September 27, 2017 to be immediately expensed; and

•	reduced deductions with respect to certain compensation paid to specified executive officers.
As U.S. GAAP accounting for income taxes requires the effect of a change in tax laws or rates to be recognized in income from continuing operations for the period that includes the enactment date, the Company recognized an estimate of the impact of the TCJA in the year ended December 31, 2017 under the separate return method. As a result of the TCJA, the Company recognized a provisional tax liability of $36 million in 2017 for the Transition Tax. The Company also remeasured U.S. deferred tax assets and liabilities based on the income tax rates at which the deferred tax assets and liabilities are expected to reverse in the future (generally 21%), resulting in an income tax benefit of $73 million in 2017.

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Due to the complexities involved in accounting for the enactment of the TCJA, SAB No. 118 allowed the Company to record provisional amounts in earnings for the year ended December 31, 2017. Where reasonable estimates could be made, the provisional accounting was based on such estimates. When no reasonable estimate could be made, SAB No. 118 required the accounting to be based on the tax law in effect before the TCJA. The Company was required to complete its tax accounting for the TCJA when it had obtained, prepared and analyzed the information to complete the income tax accounting but no later than December 22, 2018.
Accordingly, during 2018, the Company completed its accounting for the tax effects of the enactment of the TCJA based on the Company’s interpretation of the new tax regulations and related guidance issued by the U.S. Department of the Treasury and the IRS. The net tax effect to adjust the provisional amount was not material to the Company’s financial statements. Due to the complexity and recent issuance of these tax regulations, management’s interpretations of the impact of these rules could be subject to challenge by the taxing authorities.
The TCJA imposes tax on U.S. stockholders for global intangible low-taxed income (GILTI) earned by certain foreign subsidiaries. The Company is required to make an accounting policy election of either: (1) treating taxes due on future amounts included in U.S. taxable income related to GILTI as a current period tax expense when incurred (the “period cost method”); or (2) factoring such amounts into the Company’s measurement of its deferred tax expense (the “deferred method”). As of December 31, 2017, the Company was still analyzing its global income and did not record a GILTI-related deferred tax amount. In 2018, the Company elected the period cost method for its accounting for GILTI.
The effective income tax rate for the years ended December 31 varies from the U.S. statutory federal income tax rate as follows:

	Percentage of Pretax Earnings
	2018	2017	2016
Statutory federal income tax rate	21.0%	35.0%	35.0%
Increase (decrease) in tax rate resulting from:
State income taxes (net of federal income tax benefit)	2.5	2.0	2.1
Foreign rate differential	1.7	(3.1)	(3.3)
Resolution and expiration of statutes of limitation of uncertain tax positions	(1.5)	(1.5)	2.7
Research and experimentation credits and other	(0.3)	(0.6)	(0.6)
Release of valuation allowance on foreign losses	—	—	(3.6)
TCJA – revaluation of U.S. deferred income taxes	—	(19.0)	—
TCJA – Transition tax	—	9.3	—
Effective income tax rate	23.4%	22.1%	32.3%
The Company’s effective tax rate for each of 2018, 2017 and 2016 differs from the U.S. federal statutory rates of 21.0% for 2018 and 35.0% for 2017 and 2016, due principally to its earnings outside the United States that are indefinitely reinvested and taxed at rates different than the U.S. federal statutory rate. In addition:

•
The effective tax rate of 23.4% in 2018 includes 60 basis points of net discrete tax benefits primarily related to the excess tax benefit associated with the exercise of employee stock options and vesting of RSUs, as well as the release of reserves upon the expiration of statutes of limitation, partially offset by increases in net reserves from audit settlements.

•
The effective tax rate of 22.1% in 2017 includes 900 basis points of net discrete tax benefits primarily related to the revaluation of net U.S. deferred tax liabilities from 35.0% to 21.0% due to the TCJA as well as the excess tax benefit related to the exercise of employee stock options and vesting of RSUs, partially offset by income tax expense related to the Transition Tax on foreign earnings due to the TCJA as well as a valuation allowance on losses attributable to certain foreign jurisdictions.

•
The effective tax rate of 32.3% in 2016 includes 60 basis points of net discrete tax benefits primarily from the release of valuation allowances on certain foreign net operating losses, partially offset by reduction of net operating loss benefits due to an audit settlement.

The Company’s income tax payable or receivable computed under the separate return method is adjusted to Parent’s equity as it does not represent a liability or asset with the relevant taxing authorities of the Company since the Company is a part of

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Parent’s consolidated tax returns filed with the taxing authorities. Ongoing settlement of income taxes payable or receivable are classified as operating cash flows. As the provisional amount recorded for the Transition Tax was not paid in the period and will be owed by Parent, the Company reflected the amount for the Transition Tax as a noncash item in the change in accrued expenses and other liabilities in the Combined Statement of Cash Flows.
Current income tax payable to Parent has been reduced by $5 million, $8 million, and $9 million in 2018, 2017 and 2016 respectively, for tax deductions attributable to stock-based compensation, of which, the excess tax benefit over the amount recorded for financial reporting purposes was $3 million, $5 million and $6 million in 2018, 2017 and 2016, respectively. The excess tax benefits realized have been recorded as increases to Parent’s equity for the year ended December 31, 2016. As required by ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), the excess tax benefits for the years ended December 31, 2018 and 2017 have been included in the provision for income taxes and decreased the effective tax rate for the year by 100 and 130 basis points, respectively.
Included in deferred income taxes as of December 31, 2018 are tax benefits for U.S. and non-U.S. net operating loss carryforwards totaling $141 million ($91 million of which the Company does not expect to realize and have corresponding valuation allowances). Certain of the losses can be carried forward indefinitely and others can be carried forward to various dates from 2019 through 2038.
As of December 31, 2018, gross unrecognized tax benefits totaled $27 million ($26 million, net of the impact of $6 million of indirect tax benefits offset by $5 million associated with potential interest and penalties). As of December 31, 2017, gross unrecognized tax benefits totaled $37 million ($35 million, net of the impact of $9 million of indirect tax benefits offset by $7 million associated with potential interest and penalties). The Company recognized $1 million, $3 million and $2 million in potential interest and penalties associated with uncertain tax positions during 2018, 2017 and 2016, respectively. To the extent unrecognized tax benefits (including interest and penalties) are recognized with respect to uncertain tax positions, the tax expense and effective tax rate in future periods would be reduced by $26 million based upon the tax positions as of December 31, 2018. The Company recognized interest and penalties related to unrecognized tax benefits within income taxes in the accompanying Combined Statement of Earnings. Unrecognized tax benefits and associated accrued interest and penalties are included in taxes, income and other accrued expenses as detailed in Note 9.
A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding amounts accrued for potential interest and penalties, is as follows ($ in millions):

	2018	2017	2016
Unrecognized tax benefits, beginning of year	$37.4	$49.2	$40.6
Additions based on tax positions related to the current year	0.7	0.6	1.5
Additions for tax positions of prior years	1.7	4.3	15.8
Lapse of statute of limitations	(5.6)	(9.0)	(4.7)
Settlements	(5.9)	(11.5)	(2.0)
Effect of foreign currency translation	(1.1)	3.8	(2.0)
Unrecognized tax benefits, end of year	$27.2	$37.4	$49.2
The Company conducts business globally, and Parent files numerous consolidated and separate income tax returns in the U.S. federal, state and foreign jurisdictions. The non-U.S. countries in which the Company has a material presence include Canada, China, Finland, Germany and Switzerland. The Company believes that a change in the statutory tax rate of any individual foreign country would not have a material effect on the Combined Financial Statements given the geographic dispersion of the Company’s taxable income.
Parent and its subsidiaries (including the businesses of the Company) are routinely examined by various domestic and international taxing authorities. The IRS has completed substantially all of the examinations of certain of Parent’s federal income tax returns through 2011 and is currently examining certain of Parent’s federal income tax returns for 2012 through 2015. In addition, Parent has subsidiaries (including the businesses of the Company) in Germany, India, Japan, Sweden and Switzerland and in states and other local jurisdictions that are currently under audit for years ranging from 2007 through 2016.
Management estimates that it is reasonably possible that the amount of unrecognized tax benefits may be reduced by approximately $0.2 million within twelve months as a result of resolution of worldwide tax matters, payments of tax audit settlements and/or statute of limitations expirations.
The Company operates in various non-U.S. tax jurisdictions where “tax holiday” income tax incentives have been granted for a specific period. These tax benefits are not material to the Company’s financial statements.

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NOTE 12. PRODUCTIVITY IMPROVEMENT AND RESTRUCTURING
During 2018, the Company recorded pretax productivity improvement and restructuring related charges totaling $24 million. Substantially all the activities initiated in 2018 were completed by December 31, 2018, resulting in $22 million of employee severance and related charges and $2 million of facility exit and other related charges. The Company expects substantially all cash payments associated with remaining termination benefits will be paid during 2019.
During 2017, the Company recorded pretax productivity improvement and restructuring related charges of $36 million. Substantially all the activities initiated in 2017 were completed by December 31, 2017 resulting in $27 million of employee severance and related charges and $9 million of facility exit and other related charges (including $7 million of noncash charges for the impairment of certain technology-related intangible assets).
During 2016, the Company recorded pretax productivity improvement and restructuring related charges totaling $34 million. Substantially all of the planned activities related to the 2016 plans were completed by December 31, 2016 resulting in $18 million of employee severance and related charges, $5 million of facility exit and other related charges and an $11 million noncash charge related to an impairment of a trade name within the Equipment & Consumables segment.
The nature of the Company’s productivity improvement and restructuring related activities initiated in 2018, 2017 and 2016 were broadly consistent throughout the Company’s reportable segments and focused on improvements in operational efficiency through targeted workforce reductions and facility consolidations and closures. These costs were incurred to position the Company to provide superior products and services to its customers in a cost efficient manner, and taking into consideration broad economic considerations.
In conjunction with the closing of facilities, certain inventory was written off as unusable in future operating locations. This inventory consisted primarily of component parts and raw materials, which were either redundant to inventory at the facilities being merged or were not economically feasible to relocate since the inventory was purchased to operate on equipment and tooling which was not being relocated. In addition, asset impairment charges have been recorded to reduce the carrying amounts of the long-lived assets that will be sold or disposed of to their estimated fair values. Charges for the asset impairment reduce the carrying amount of the long-lived assets to their estimated salvage value in connection with the decision to dispose of such assets.
Productivity improvement and restructuring related charges recorded for the years ended December 31 by segment were as follows ($ in millions):

	2018	2017	2016
Specialty Products & Technologies	$10.2	$12.8	$10.8
Equipment & Consumables	13.5	23.0	23.6
Total	$23.7	$35.8	$34.4
The table below summarizes the Company’s accrual balance and utilization by type of productivity improvement and restructuring costs associated with the 2018 and 2017 actions ($ in millions):

	Employee Severance and Related	Facility Exit and Related	Total
Balance, January 1, 2017	$11.4	$0.2	$11.6
Costs incurred	27.0	8.8	35.8
Paid/settled	(18.5)	(8.9)	(27.4)
Balance, December 31, 2017	19.9	0.1	20.0
Costs incurred	21.7	2.0	23.7
Paid/settled	(31.3)	(1.0)	(32.3)
Balance, December 31, 2018	$10.3	$1.1	$11.4

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The productivity improvement and restructuring related charges incurred during 2018 include $23 million of cash charges and less than $1 million of noncash charges. The productivity improvement and restructuring related charges incurred during 2017 and 2016 include cash charges of $29 million and $23 million and $7 million and $11 million of noncash charges, respectively. These charges are reflected in the following captions in the accompanying Combined Statements of Earnings ($ in millions):

	2018	2017	2016
Cost of sales	$7.8	$6.3	$12.2
Selling, general and administrative expenses	15.9	29.5	22.2
Total	$23.7	$35.8	$34.4
NOTE 13. LEASES AND COMMITMENTS
The Company’s operating leases extend for varying periods of time up to 20 years and, in some cases, contain renewal options that would extend existing terms beyond 20 years. Total rent expense for all operating leases was $52 million, $46 million and $44 million for the years ended December 31, 2018, 2017 and 2016, respectively.
As discussed in Note 2, the Company adopted ASC 842 related to lease accounting on January 1, 2019. Future minimum lease payments differ from the future lease liability recognized under ASC 842, as the lease liability recognized under ASC 842 discounts the lease payments while the minimum lease payments presented below are not discounted. Additionally, ASC 842 allows a lessee to elect to combine or separate any non-lease components in an arrangement with the lease components for the calculation of the lease liability while the minimum lease payments exclude any non-lease components. The Company’s future minimum rental payments for all operating leases having initial or remaining noncancelable lease terms in excess of one year are as follows ($ in millions):

2019	$36.3
2020	29.3
2021	25.8
2022	23.2
2023	20.6
Thereafter	61.0
The Company generally accrues estimated warranty costs at the time of sale. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly and appropriately maintained. Warranty periods depend on the nature of the product and range from 90 days up to the life of the product. The amount of the accrued warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor and in certain instances estimated property damage. The accrued warranty liability is reviewed on a quarterly basis and may be adjusted as additional information regarding expected warranty costs becomes known.
The following is a rollforward of the Company’s accrued warranty liability ($ in millions):

	2018	2017
Balance, January 1	$10.8	$12.3
Accruals for warranties issued during the year	14.6	12.6
Settlements made	(15.4)	(14.7)
Effect of foreign currency translation	(0.3)	0.6
Balance, December 31	$9.7	$10.8

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NOTE 14. LITIGATION AND CONTINGENCIES
The Company is, from time to time, subject to a variety of litigation and other legal and regulatory proceedings incidental to its business (or the business operations of previously owned entities). These matters primarily involve claims for damages arising out of the use of the Company’s products and services and claims relating to intellectual property matters, employment matters, tax matters, commercial disputes, breach of contract claims, competition and sales and trading practices, environmental matters, personal injury, insurance coverage and acquisition or divestiture-related matters, as well as regulatory subpoenas, requests for information, investigations and enforcement. The Company may also become subject to lawsuits as a result of past or future acquisitions or as a result of liabilities retained from, or representations, warranties or indemnities provided in connection with, divested businesses. Some of these lawsuits include claims for punitive, consequential and/or compensatory damages, as well as injunctive relief.
While Parent maintains general, products, property, workers’ compensation, automobile, cargo, aviation, crime, fiduciary and directors’ and officers’ liability insurance (and has acquired rights under similar policies in connection with certain acquisitions) up to certain limits that cover certain of these claims, this insurance may be insufficient or unavailable to cover such losses. For most insured risks, Parent purchases outside insurance coverage only for severe losses and must establish and maintain reserves with respect to amounts within the self-insured retention. In addition, while the Company believes it is entitled to indemnification from third-parties for some of these claims, these rights may also be insufficient or unavailable to cover such losses.
The Company records a liability in the Combined Financial Statements for loss contingencies when a loss is known or considered probable and the amount can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss does not meet the known or probable level but is reasonably possible it is disclosed and if the loss or range of loss can be reasonably estimated, the estimated loss or range of loss is disclosed. The Company’s reserves consist of specific reserves for individual claims and additional amounts for anticipated developments of these claims as well as for incurred but not yet reported claims. The specific reserves for individual known claims are quantified with the assistance of legal counsel and outside risk professionals where appropriate. In addition, outside risk professionals assist in the determination of reserves for incurred but not yet reported claims through evaluation of the Company’s specific loss history, actual claims reported and industry trends among statistical and other factors. The Company’s accrual for legal matters that are probable and estimable was $83 million and $43 million as of December 31, 2018 and 2017, respectively, and includes certain estimated costs of settlement, damages and defense. Reserve estimates may be adjusted as additional information regarding a claim becomes known. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including litigation developments, the discovery of new facts, changes in legislation and outcomes of similar cases), changes in assumptions or changes in the Company’s strategy. While the Company actively pursues financial recoveries from insurance providers and indemnifying parties, it does not recognize any recoveries until realized or until such time as a sustained pattern of collections is established related to historical matters of a similar nature and magnitude. If the Company’s self-insurance and litigation reserves prove inadequate, it would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves. In view of the uncertainties discussed above and below, the Company could incur charges in excess of current accruals and such charges could have a material, adverse effect on the Company’s consolidated earnings, financial position and/or cash flows.
On October 6, 2015, certain claimants initiated arbitration against Nobel Biocare Services AG (“Nobel”) in the International Court of Arbitration of the International Chamber of Commerce in Zurich, Switzerland, based on alleged breaches by Nobel of a 2005 patent transfer and consultancy agreement between the parties and Nobel’s alleged underpayment of royalties related thereto. The arbitral tribunal bifurcated proceedings into a liability phase and a damages phase. Following a hearing, in February 2019 the tribunal issued a partial award with respect to the liability claims, finding for claimants in part and for Nobel in part, while reserving a decision on certain key issues until the damages phase of the proceedings. The tribunal has not yet issued a procedural order or schedule for the damages phase. The Company has recognized a loss reserve for the probable and estimable damages and defense costs related to this matter, which are included within the Company’s accrual for legal matters described above. With respect to any reasonably possible loss in excess of the amount accrued, the Company cannot provide an estimate or estimated range of such loss because the damages phase of the proceeding remains at an early stage, certain key issues remain to be resolved by the tribunal and there are significant factual issues to be resolved.
In addition, the Company’s operations, products and services are subject to environmental laws and regulations, which impose limitations on the discharge of pollutants into the environment, establish standards for the use, generation, treatment, storage and disposal of hazardous and nonhazardous wastes and impose end-of-life disposal and take-back programs. Some of the Company’s operations involve the handling, manufacturing, use or sale of substances that are or could be classified as hazardous materials within the meaning of applicable laws. The Company must also comply with various health and safety regulations in both the United States and abroad in connection with the Company’s operations. Compliance with these laws

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and regulations has not had and, based on current information and the applicable laws and regulations currently in effect, is not expected to have a material effect on the Company’s capital expenditures, earnings or competitive position, and the Company does not anticipate material capital expenditures for environmental control facilities. In addition to environmental compliance costs, the Company from time to time incurs costs related to alleged damages associated with past or current waste disposal practices or other hazardous materials handling practices. The Company may also be from time to time party to personal injury or other claims brought by private parties alleging injury due to the presence of, or exposure to, hazardous substances. The Company accrues for losses associated with environmental obligations when probable and reasonably estimable. A receivable for insurance recoveries is recorded when probable.
The Company’s amended and restated certificate of incorporation will require it to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of his or her service as a director or officer of the Company, or by reason of serving at the request of the Company as a director or officer of any other entity, subject to limited exceptions. The Company’s amended and restated by-laws will provide for similar indemnification rights. While Parent maintains insurance for this type of liability, a significant deductible applies to this coverage and any such liability could exceed the amount of the insurance coverage.
As of December 31, 2018, Parent on behalf of the Company, had $76 million of guarantees consisting primarily of outstanding standby letters of credit and bank guarantees. These guarantees have been provided in connection with certain arrangements with vendors, customers, insurance providers, financing counterparties and governmental entities to secure the Company’s obligations and/or performance requirements related to specific transactions. The Company believes that if the obligations under these instruments were triggered, they would not have a material effect on its Combined Financial Statements.
NOTE 15. STOCK TRANSACTIONS AND STOCK-BASED COMPENSATION
The Company has no stock-based compensation plans; however certain employees of the Company participate in Parent’s stock-based compensation plan, which provides for the grants of stock options, RSUs and PSUs among other types of awards. The expense associated with the Company’s employees who participate in such plan is allocated to the Company in the accompanying Combined Statements of Earnings.
Stock options, RSUs and PSUs have been issued to directors, officers and other employees under Parent’s 2007 Omnibus Incentive Plan. Stock options granted under Parent’s 2007 Omnibus Incentive Plan generally vest pro rata over a five-year period and terminate ten years from the grant date, though the specific terms of each grant are determined by the Compensation Committee of Parent’s Board (the “Compensation Committee”). Parent’s executive officers and certain other employees have been awarded options with different vesting criteria. Option exercise prices for options granted by Parent equal the closing price of Parent’s common stock on the New York Stock Exchange (“NYSE”) on the date of grant.
RSUs issued under Parent’s 2007 Omnibus Incentive Plan provide for the issuance of a share of Parent’s common stock at no cost to the holder. The RSUs that have been granted to employees under Parent’s 2007 Omnibus Incentive Plan generally provide for time-based vesting over a five-year period, although executive officers and certain other employees have been awarded RSUs with different time-based vesting criteria, and RSUs granted to members of the Company’s senior management have also been subject to performance-based vesting criteria. Prior to vesting, RSUs granted under Parent’s 2007 Omnibus Incentive Plan do not have dividend equivalent rights, do not have voting rights and the shares underlying the RSUs are not considered issued and outstanding.
In 2015, Parent introduced into its executive officer equity compensation program performance-based PSUs that vest over approximately a three-year performance period and are subject to an additional two-year holding period. The PSUs were issued under Parent’s 2007 Omnibus Incentive Plan. PSUs granted under the 2007 Omnibus Incentive Plan have dividend equivalent rights (which are subject to the same vesting and holding restrictions as the related shares), but do not have voting rights and the shares underlying the PSUs are not considered issued and outstanding.
The equity compensation awards granted by Parent generally vest only if the employee is employed by Parent (or in the case of directors, the director continues to serve on Parent’s Board) on the vesting date or in other limited circumstances. To cover the exercise of options and vesting of RSUs and PSUs, Parent generally issues new shares from its authorized but unissued share pool, although it may instead issue treasury shares in certain circumstances.
Parent accounts for stock-based compensation by measuring the cost of employee services received in exchange for all equity awards granted, including stock options, RSUs and PSUs, based on the fair value of the award as of the grant date. The Company recognizes the compensation expense for employees participating in Parent’s stock plans over the requisite service period (which is generally the vesting period but may be shorter than the vesting period if the employee becomes retirement eligible before the end of the vesting period). The fair value for RSU awards was calculated using the closing price of Parent’s

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common stock on the date of grant, adjusted for the fact that RSUs do not accrue dividends. The fair value of the options granted was calculated using a Black-Scholes Merton option pricing model (“Black-Scholes”).
The following summarizes the assumptions used in the Black-Scholes model to value options granted during the years ended December 31:

	2018	2017	2016
Risk-free interest rate	2.6 – 3.1%	1.8 – 2.2%	1.2 – 1.8%
Weighted average volatility	21.4%	17.9%	24.3%
Dividend yield	0.6%	0.7%	0.6%
Expected years until exercise	5.0 – 8.0	5.0 – 8.0	5.5 – 8.0
The Black-Scholes model incorporates assumptions to value stock-based awards. The risk-free rate of interest for periods within the contractual life of the option is based on a zero-coupon U.S. government instrument whose maturity period equals or approximates the option’s expected term. Expected volatility is based on implied volatility from traded options on Parent’s stock and historical volatility of Parent’s stock. The dividend yield is calculated by dividing Parent’s annual dividend, based on the most recent quarterly dividend rate, by the closing stock price on the grant date. To estimate the option exercise timing used in the valuation model, in addition to considering the vesting period and contractual term of the option, Parent analyzes and considers actual historical exercise experience for previously granted options. Parent stratifies its employee population into multiple groups for option valuation and attribution purposes based upon distinctive patterns of forfeiture rates and option holding periods, as indicated by the ranges set forth in the table above for risk-free interest rate and expected years until exercise.
The amount of stock-based compensation expense recognized during a period is also based on the portion of the awards that are ultimately expected to vest. Parent estimates pre-vesting forfeitures at the time of grant by analyzing historical data and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. Ultimately, the total expense recognized over the vesting period will equal the fair value of awards that actually vest.
The following summarizes the components of the Company’s stock-based compensation expense under Parent’s stock plans for the years ended December 31 ($ in millions):

	2018	2017	2016
RSUs/PSUs:
Pretax compensation expense	$8.2	$7.6	$6.3
Income tax benefit	(2.1)	(2.5)	(2.1)
RSU/PSU expense, net of income taxes	6.1	5.1	4.2
Stock options:
Pretax compensation expense	5.1	4.7	4.2
Income tax benefit	(1.3)	(1.6)	(1.4)
Stock option expense, net of income taxes	3.8	3.1	2.8
Total stock-based compensation:
Pretax compensation expense	13.3	12.3	10.5
Income tax benefit	(3.4)	(4.1)	(3.5)
Total stock-based compensation expense, net of income taxes	$9.9	$8.2	$7.0
Stock-based compensation has been recognized as a component of selling, general and administrative expenses in the accompanying Combined Statements of Earnings. As of December 31, 2018, $16 million of total unrecognized compensation cost related to RSUs/PSUs is expected to be recognized over a weighted average period of approximately two years. As of December 31, 2018, $14 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted average period of approximately three years. Future compensation amounts will be adjusted for any changes in estimated forfeitures.

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The following summarizes the Company’s option activity under Parent’s stock plans (in millions; except price per share and numbers of years):

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2016	2.2	$45.75
Granted	0.5	67.56
Exercised	(0.5)	34.54
Cancelled/forfeited	(0.3)	59.47
Outstanding as of December 31, 2016	1.9	52.27
Granted	0.5	86.06
Exercised	(0.4)	38.49
Cancelled/forfeited	(0.3)	60.74
Outstanding as of December 31, 2017	1.7	63.95
Granted	0.5	99.41
Exercised	(0.3)	48.25
Cancelled/forfeited	(0.2)	78.61
Outstanding as of December 31, 2018	1.7	$75.43	7	$52.6
Vested and expected to vest as of December 31, 2018 (1)	1.6	$72.87	7	$49.7
Vested as of December 31, 2018	0.7	$54.54	5	$31.9

(1)	The “expected to vest” options are the net unvested options that remain after applying the forfeiture rate assumption to total unvested options.
The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between Parent’s closing stock price on the last trading day of 2018 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2018. The amount of aggregate intrinsic value will change based on the price of Parent’s common stock.
Options outstanding as of December 31, 2018 are summarized below (in millions; except price per share and numbers of years):

	Outstanding			Exercisable
Exercise Price	Shares	Average Exercise Price	Average Remaining Life (in years)	Shares	Average Exercise Price
$19.89 to 40.45	0.2	$35.68	3	0.2	$35.80
$40.46 to 59.17	0.2	54.85	5	0.2	52.78
$59.18 to 65.95	0.3	65.84	7	0.1	65.75
$65.96 to 79.63	0.2	70.76	7	0.1	67.77
$79.64 to 101.65	0.8	93.74	9	0.1	85.97
The aggregate intrinsic value of options exercised during the years ended December 31, 2018, 2017 and 2016 was $19 million, $18 million and $20 million, respectively. Exercise of options during the years ended December 31, 2018, 2017 and 2016 resulted in cash receipts of $14 million, $17 million and $19 million, respectively. Upon exercise of the award by the employee, Parent derives a tax deduction measured by the excess of the market value over the grant price at the date of exercise. Parent realized a tax benefit of $3 million, $6 million and $7 million in 2018, 2017 and 2016, respectively, related to the exercise of employee stock options.

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The following summarizes information on unvested RSUs and PSUs activity (in millions; except weighted average grant-date fair value):

	Number of RSUs/PSUs	Weighted Average Grant-Date Fair Value
Unvested at January 1, 2016	0.5	$55.33
Granted	0.2	66.43
Vested	(0.1)	49.16
Forfeited	(0.1)	58.20
Unvested at December 31, 2016	0.5	60.43
Granted	0.1	85.22
Vested	(0.1)	55.83
Forfeited	(0.1)	68.04
Unvested at December 31, 2017	0.4	65.88
Granted	0.2	98.26
Vested	(0.1)	65.81
Forfeited	(0.1)	77.38
Unvested at December 31, 2018	0.4	79.21
The Company realized a tax benefit of $2 million in each of the years ended December 31, 2018, 2017 and 2016, respectively, related to the vesting of RSUs and PSUs.
Prior to the adoption of ASU 2016-09 in 2017, the difference between the actual tax benefit realized upon exercise and the tax benefit recorded based on the fair value of the stock award at the time of grant (the “excess tax benefits”) was recorded as an increase to net Parent investment and was reflected as a financing cash flow in 2016. For the year ended December 31, 2016 the Company recorded an increase to additional paid-in-capital and a financing cash flow of $5.6 million for the excess tax benefit. As a result of the adoption of ASU 2016-09, the excess tax benefit of $3.3 million and $4.9 million related to the exercise of employee stock options and vesting of RSUs for the years ended December 31, 2018 and 2017, respectively, has been recorded as a reduction to the current income tax provision and is reflected as an operating cash inflow in the accompanying Combined Statements of Cash Flows.
In connection with the exercise of certain stock options and the vesting of RSUs previously issued by Parent, a number of shares sufficient to fund statutory minimum tax withholding requirements has been withheld from the total shares issued or released to the award holder (though under the terms of the applicable plan, the shares are considered to have been issued and are not added back to the pool of shares available for grant). During the year ended December 31, 2018, 41 thousand shares with an aggregate value of $4 million were withheld to satisfy the requirement. During the year ended December 31, 2017, 37 thousand shares with an aggregate value of $3 million were withheld to satisfy the requirement. The withholding is treated as a reduction in net Parent investment in the accompanying Combined Statements of Changes in Equity.

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NOTE 16. SEGMENT INFORMATION
The Company operates and reports its results in two separate business segments, the Specialty Products & Technologies and Equipment & Consumables segments. When determining the reportable segments, the Company aggregated operating segments based on their similar economic and operating characteristics. Operating profit represents total revenues less operating expenses, excluding nonoperating income (expense) and income taxes. Operating profit amounts in the Other segment consist of unallocated corporate costs and other costs not considered part of management’s evaluation of reportable segment operating performance. The identifiable assets by segment are those used in each segment’s operations. Inter-segment amounts are not significant and are eliminated to arrive at combined totals.
Detailed segment data as of and for the years ended December 31 is as follows ($ in millions):

	2018	2017	2016
Sales:
Specialty Products & Technologies	$1,369.8	$1,310.6	$1,247.0
Equipment & Consumables	1,474.7	1,500.3	1,538.4
Total	$2,844.5	$2,810.9	$2,785.4

Operating profit:
Specialty Products & Technologies	$241.3	$246.0	$226.0
Equipment & Consumables	120.5	152.9	201.2
Other	(63.4)	(12.3)	(24.4)
Total	$298.4	$386.6	$402.8

Identifiable assets:
Specialty Products & Technologies	$3,539.1	$3,598.6	$3,430.8
Equipment & Consumables	2,294.1	2,388.7	2,290.8
Other	8.4	5.5	5.7
Total	$5,841.6	$5,992.8	$5,727.3

Depreciation and amortization:
Specialty Products & Technologies	$76.9	$71.8	$74.9
Equipment & Consumables	51.9	48.6	50.7
Other	1.2	1.0	1.6
Total	$130.0	$121.4	$127.2

Capital expenditures, gross:
Specialty Products & Technologies	$42.2	$30.3	$19.1
Equipment & Consumables	26.9	17.7	28.9
Other	3.1	0.9	1.1
Total	$72.2	$48.9	$49.1

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Operations in Geographical Areas:

	Year Ended December 31
($ in millions)	2018	2017	2016
Sales:
United States	$1,240.5	$1,253.0	$1,292.0
China	187.9	155.2	130.8
Germany	164.7	166.1	167.6
All other (each country individually less than 5% of total sales)	1,251.4	1,236.6	1,195.0
Total	$2,844.5	$2,810.9	$2,785.4

Property, plant and equipment, net:
United States	$144.1	$118.0	$103.9
Germany	29.1	31.5	31.5
Sweden	20.0	11.7	4.2
Switzerland	15.9	16.4	14.8
All other (each country individually less than 5% of total long-lived assets)	52.5	53.6	63.6
Total	$261.6	$231.2	$218.0
Sales by Major Product Group:

	Year Ended December 31
($ in millions)	2018	2017	2016
Consumables	$1,914.8	$1,864.7	$1,849.0
Equipment	929.7	946.2	936.4
Total	$2,844.5	$2,810.9	$2,785.4
NOTE 17. RELATED-PARTY TRANSACTIONS
The Company has historically operated as part of Parent and not as a separate, publicly-traded company. Accordingly, Parent has allocated certain shared costs to the Company that are reflected as expenses in these financial statements. Management considers the allocation methodologies used by Parent to be reasonable and to appropriately reflect the related expenses attributable to the Company for purposes of the carve-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Company had operated as a separate entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses the Company will incur in the future.
Corporate Expenses
Certain corporate overhead and shared expenses incurred by Parent and its subsidiaries have been allocated to the Company and are reflected in the Combined Statements of Earnings. These amounts include, but are not limited to, items such as general management and executive oversight, costs to support Parent information technology infrastructure, facilities, compliance, human resources, and legal functions and financial management and transaction processing including public company reporting, consolidated tax filings and tax planning, Parent benefit plan administration, risk management and consolidated treasury services, certain employee benefits and incentives, and stock based compensation administration. These costs are allocated using methodologies that management believes are reasonable for the item being allocated. Allocation methodologies include the Company’s relative share of revenues, headcount, or functional spend as a percentage of the total.
Insurance Programs Administered by Parent
In addition to the corporate allocations discussed above, the Company was allocated expenses related to certain insurance programs Parent administers on behalf of the Company, including workers compensation, property, cargo, automobile, crime, fiduciary, product, general and directors’ and officers’ liability insurance. These policies cover amounts in excess of the self-insured retentions. The insurance costs of these policies are allocated by Parent to the Company and its other businesses using various methodologies related to the respective, underlying exposure base.

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For the self-insured component of the policies referenced above, Parent allocated costs to the Company based on the Company’s incurred claims. An estimated liability relating to the Company’s known and incurred but not reported claims has also been allocated to the Company and reflected on the accompanying Combined Balance Sheets.
Medical Insurance Programs Administered by Parent
In addition to the corporate allocations noted above, the Company was allocated expenses related to the medical insurance programs Parent administers on behalf of the Company. These amounts were allocated using actual medical claims incurred during the period for the associated employees attributable to the Company.
Deferred Compensation Program Administered by Parent
Certain of the Company’s management employees participate in Parent’s nonqualified deferred compensation programs that permit participants to defer a portion of their compensation, on a pretax basis, until their termination of employment. Participants may choose among alternative earning rates for the amounts they defer, which are primarily based on investment options within Parent’s 401(k) program (except that the earnings rates for amounts contributed unilaterally by Parent are entirely based on changes in the value of Parent’s common stock). All amounts deferred under this plan are unfunded, unsecured obligations of Parent.
The amounts of related-party expenses allocated to the Company from Parent and its subsidiaries for the years ended December 31, 2018, 2017 and 2016, were as follows ($ in millions):

	2018	2017	2016
Allocated corporate expenses	$31.5	$31.5	$31.5
Directly related charges:
Insurance programs expenses	3.9	4.3	3.7
Medical insurance programs expenses	52.2	47.2	45.5
Deferred compensation program expenses	1.1	1.1	1.2
Total related-party expenses	$88.7	$84.1	$81.9
Revenue and other transactions entered into in the ordinary course of business
Certain of the Company’s revenue arrangements relate to contracts entered into in the ordinary course of business with Parent and Parent affiliates. The amount of related-party revenue was not significant for any of the years ended December 31, 2018, 2017 and 2016.

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DENTAL SEGMENT OF DANAHER CORPORATION
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
($ in millions)

Classification	Balance at Beginning of Period (a)	Charged to Costs & Expenses	Impact of Currency	Write Offs, Write Downs & Deductions	Balance at End of Period (a)
Year ended December 31, 2018:
Allowances deducted from asset account
Allowance for doubtful accounts	$17.9	$4.7	$(0.7)	$(4.0)	$17.9
Year ended December 31, 2017:
Allowances deducted from asset account
Allowance for doubtful accounts	$17.9	$5.8	$0.7	$(6.5)	$17.9
Year ended December 31, 2016:
Allowances deducted from asset account
Allowance for doubtful accounts	$16.0	$3.5	$0.5	$(2.1)	$17.9

(a)	Amounts include allowance for doubtful accounts classified as current.

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DENTAL SEGMENT OF DANAHER CORPORATION
COMBINED CONDENSED BALANCE SHEETS
($ in millions)
(unaudited)

	As of
	June 28, 2019	December 31, 2018
ASSETS
Current Assets:
Trade accounts receivable, net	$471.5	$459.8
Inventories:
Finished goods	172.4	166.8
Work in process	33.4	34.3
Raw materials	73.9	77.6
Total inventories	279.7	278.7
Prepaid expenses and other current assets	53.0	48.3
Total current assets	804.2	786.8
Property, plant and equipment, net of accumulated depreciation of $392.0 and $375.2, respectively	280.3	261.6
Other long-term assets	258.0	77.4
Goodwill	3,321.9	3,325.5
Other intangible assets, net	1,344.6	1,390.3
Total assets	$6,009.0	$5,841.6
LIABILITIES AND PARENT’S EQUITY
Current liabilities:
Trade accounts payable	$192.5	$217.4
Accrued expenses and other liabilities	431.4	423.6
Total current liabilities	623.9	641.0
Other long-term liabilities	528.8	374.2
Parent’s equity:
Net Parent investment	4,938.8	4,901.3
Accumulated other comprehensive (loss) income	(85.4)	(78.2)
Total Parent’s equity	4,853.4	4,823.1
Noncontrolling interests	2.9	3.3
Total equity	4,856.3	4,826.4
Total liabilities and equity	$6,009.0	$5,841.6
See the accompanying Notes to the unaudited Combined Condensed Financial Statements.

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DENTAL SEGMENT OF DANAHER CORPORATION
COMBINED CONDENSED STATEMENTS OF EARNINGS
($ in millions)
(unaudited)

	Six-Month Period Ended
	June 28, 2019	June 29, 2018
Sales	$1,371.8	$1,406.0
Cost of sales	(615.1)	(607.3)
Gross profit	756.7	798.7
Operating costs:
Selling, general and administrative expenses	(552.9)	(563.2)
Research and development expenses	(83.0)	(86.1)
Operating profit	120.8	149.4
Nonoperating income (expense), net	1.4	0.4
Earnings before income taxes	122.2	149.8
Income taxes	(22.8)	(34.4)
Net earnings	$99.4	$115.4
See the accompanying Notes to the unaudited Combined Condensed Financial Statements.

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DENTAL SEGMENT OF DANAHER CORPORATION
COMBINED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
($ in millions)
(unaudited)

	Six-Month Period Ended
	June 28, 2019	June 29, 2018
Net earnings	$99.4	$115.4
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	(6.6)	(54.7)
Pension plan adjustments	(0.6)	0.4
Total other comprehensive income (loss), net of income taxes	(7.2)	(54.3)
Comprehensive income	$92.2	$61.1

See the accompanying Notes to the unaudited Combined Condensed Financial Statements.

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DENTAL SEGMENT OF DANAHER CORPORATION
COMBINED CONDENSED STATEMENTS OF CHANGES IN EQUITY
($ in millions)
(unaudited)

	Six-Month Period Ended
	June 28, 2019	June 29, 2018
Net Parent Investment
Balance, beginning of period	$4,901.3	$4,989.9
Adoption of accounting standards	—	(8.0)
Net earnings	99.4	115.4
Net transfers (to) from Parent	(70.8)	(99.4)
Parent common stock-based award activity	8.9	5.8
Balance, end of period	$4,938.8	$5,003.7
Accumulated Other Comprehensive Income (Loss)
Balance, beginning of period	$(78.2)	$0.6
Adoption of accounting standards	—	(0.2)
Other comprehensive income (loss)	(7.2)	(54.3)
Balance, end of period	$(85.4)	$(53.9)
Noncontrolling interests
Balance, beginning of period	$3.3	$4.1
Change in noncontrolling interests	(0.4)	(0.4)
Balance, end of period	$2.9	$3.7
Total equity, end of period	$4,856.3	$4,953.5
See the accompanying Notes to the unaudited Combined Condensed Financial Statements.

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DENTAL SEGMENT OF DANAHER CORPORATION
COMBINED CONDENSED STATEMENTS OF CASH FLOWS
($ in millions)
(unaudited)

	Six-Month Period Ended
	June 28, 2019	June 29, 2018
Cash flows from operating activities:
Net earnings	$99.4	$115.4
Noncash items:
Depreciation	19.8	19.7
Amortization	45.0	45.5
Stock-based compensation expense	8.9	5.8
Change in trade accounts receivable, net	(13.0)	6.5
Change in inventories	(1.7)	(19.1)
Change in trade accounts payable	(24.4)	(19.9)
Change in prepaid expenses and other assets	(11.9)	9.4
Change in accrued expenses and other liabilities	(9.4)	(33.0)
Net cash (used in) provided by operating activities	112.7	130.3
Cash flows from investing activities:
Payments for additions to property, plant and equipment	(42.1)	(30.6)
Proceeds from sales of property, plant and equipment	0.4	—
All other investing activities	(0.2)	(0.3)
Net cash used in investing activities	(41.9)	(30.9)
Cash flows from financing activities:
Net transfers (to) from Parent	(70.8)	(99.4)
Net cash (used in) provided by financing activities	(70.8)	(99.4)
Net change in cash and equivalents	—	—
Beginning balance of cash and equivalents	—	—
Ending balance of cash and equivalents	$—	$—
See the accompanying Notes to the unaudited Combined Condensed Financial Statements.

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DENTAL SEGMENT OF DANAHER CORPORATION
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS
NOTE 1. BUSINESS OVERVIEW AND BASIS OF PRESENTATION
The accompanying combined financial statements present the historical financial position, results of operations, changes in Danaher Corporation’s (“Danaher” or “Parent”) equity and cash flows of the Dental segment of Danaher (the “Company”) in accordance with accounting principles generally accepted in the United States (“GAAP”) for the preparation of carved-out combined financial statements.
The Company provides products that are used to diagnose, treat and prevent disease and ailments of the teeth, gums and supporting bone, as well as to improve the aesthetics of the human smile. The Company is a leading worldwide provider of a broad range of dental implants, orthodontic appliances, general dental consumables, equipment and services, and is dedicated to driving technological innovations that help dental professionals improve clinical outcomes and enhance productivity.
On July 19, 2018, Parent announced its intention to spin-off its Dental business into a separate, publicly-traded company. In February 2019, Parent announced a modification of its plans, specifically that it now intends to conduct an initial public offering of shares of common stock of the Dental business (the “IPO”) in the second half of 2019, subject to the satisfaction of certain conditions, including obtaining final approval from the Danaher Board of Directors, favorable ruling from the Internal Revenue Service (“IRS”) and other regulatory approvals. Prior to the closing of the IPO, the Company’s businesses will be transferred to Envista Holdings Corporation (“Envista”), a wholly-owned subsidiary of Parent.
Subsequent to the anticipated IPO, Parent currently intends to distribute to its shareholders all or a portion of its remaining equity interest in the Dental business, which may include the spin-off of Envista shares effected as a dividend to all its shareholders, the split-off of Envista shares in exchange for Danaher shares or other securities, or any combination thereof in one transaction or in a series of transactions (collectively, the “Distribution”). While Parent currently intends to effect the Distribution, it has no obligation to pursue or consummate any further dispositions of its ownership in Envista, including through the Distribution, by any specified date or at all. If pursued, the Distribution may be subject to various conditions, including receipt of any necessary regulatory or other approvals, the existence of satisfactory market conditions, and the receipt of an opinion of counsel to the effect that the separation of Envista in connection with the IPO, together with such Distribution, will be tax-free to Parent and its shareholders for U.S. federal income tax purposes. The conditions to the Distribution may not be satisfied; Parent may decide not to consummate the Distribution even if the conditions are satisfied; or Parent may decide to waive one or more of these conditions and consummate the Distribution even if all of the conditions are not satisfied. Parent cannot assure whether or when any such transaction will be consummated or as to the final terms of any such transaction.
The Company operates in two business segments: Specialty Products & Technologies and Equipment & Consumables.
The Company’s Specialty Products & Technologies segment develops, manufactures and markets dental implant systems, dental prosthetics and associated treatment software and technologies, as well as orthodontic bracket systems, aligners and lab products.
The Company’s Equipment & Consumables segment develops, manufactures and markets dental equipment and supplies used in dental offices, including digital imaging systems, software and other visualization/magnification systems; handpieces and associated consumables; treatment units and other dental practice equipment; endodontic systems and related consumables; restorative materials and instruments, rotary burs, impression materials, bonding agents and cements and infection prevention products.
Sales to the Company’s largest customer were 12% of total sales during both the six -month periods ended June 28, 2019 and June 29, 2018 . No other individual customer accounted for more than 10% of total sales during these periods. Accounts receivable from this customer were 10% and 8% of total trade accounts receivables as of June 28, 2019 and December 31, 2018 .
The Company has historically operated as part of Parent and not as a separate, publicly-traded company. The financial statements have been derived from Parent’s historical accounting records and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Parent’s corporate office and from other Parent businesses to the Company and allocations of related assets, liabilities, and Parent’s investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an entity that operated independently of Parent. Related-party allocations are discussed further in Note 11.

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As part of Parent, the Company is dependent upon Parent for all of its working capital and financing requirements as Parent uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Company are accounted for through the Parent investment account of the Company. Accordingly, none of Parent’s cash, cash equivalents or debt at the corporate level has been assigned to the Company in these combined financial statements.
Net Parent investment, which includes retained earnings, represents Parent’s interest in the recorded net assets of the Company. All significant transactions between the Company and Parent have been included in the accompanying combined condensed financial statements. Transactions with Parent are reflected in the accompanying Combined Condensed Statements of Changes in Equity as “Net transfers to Parent” and in the accompanying Combined Condensed Balance Sheets within “Net Parent investment.”
All significant intercompany accounts and transactions between the businesses comprising the Company have been eliminated in the accompanying combined condensed financial statements.
The Combined Condensed Financial Statements included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations; however, the Company believes that the disclosures are adequate to make the information presented not misleading. The Combined Condensed Financial Statements included herein should be read in conjunction with the Combined Financial Statements as of and for the year ended December 31, 2018 and the Notes thereto included within this prospectus.
In the opinion of the Company, the accompanying financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of the Company as of June 28, 2019 and December 31, 2018 , and its results of operations and cash flows for the six -month periods ended  June 28, 2019  and  June 29, 2018 .
Accounting Standards Recently Adopted—In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use (“ROU”) asset and a lease liability for all leases with terms greater than 12 months and also requires disclosures by lessees and lessors about the amount, timing and uncertainty of cash flows arising from leases. Subsequent to the issuance of Topic 842, the FASB clarified the guidance through several ASUs; hereinafter the collection of lease guidance is referred to as “ASC 842”.
On January 1, 2019, the Company adopted ASC 842 using the modified retrospective method for all lease arrangements at the beginning of the period of adoption. Results for reporting periods beginning January 1, 2019 are presented under ASC 842, while prior period amounts were not adjusted and continue to be reported in accordance with the Company’s historic accounting under ASC 840, Leases (“ASC 840”). The standard had a material impact on the Company’s Combined Condensed Balance Sheet but did not have a significant impact on the Company’s combined net earnings and cash flows. The most significant impact was the recognition of ROU assets and lease liabilities for operating leases, while the accounting for finance leases remained substantially unchanged. For leases that commenced before the effective date of ASC 842, the Company elected the permitted practical expedients to not reassess the following: (i) whether any expired or existing contracts contain leases; (ii) the lease classification for any expired or existing leases; and (iii) initial direct costs for any existing leases. The Company also elected to include leases with a term of 12 months of less in the recognized ROU assets and lease liabilities.
As a result of the cumulative impact of adopting ASC 842, the Company recorded operating lease ROU assets of $182 million and operating lease liabilities of $191 million as of January 1, 2019, primarily related to real estate and automobile leases, based on the present value of the future lease payments on the date of adoption. Refer to Note 3 for the additional disclosures required by ASC 842.
The Company determines if an arrangement is a lease at inception. For leases where the Company is the lessee, ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent an obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit interest rate, the Company uses Parent’s incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The ROU asset also consists of any prepaid lease payments, lease incentives received, costs which will be incurred in exiting a lease and the amount of any asset or liability recognized on business combinations relating to favorable or unfavorable lease terms. The lease terms used to calculate the ROU asset and related lease liability include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for operating leases is recognized on a straight-line basis over the lease term as an operating expense. The Company has lease agreements which require payments for lease and non-lease components and has elected to account for these as a single lease component.

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Except for the above accounting policy for leases that was updated as a result of adopting ASC 842, there have been no significant changes to the Company’s accounting policies described in the annual audited Combined Financial Statements for the year ended December 31, 2018 included in this prospectus.
Accounting Standards Not Yet Adopted—In August 2018, the FASB issued ASU No. 2018-14, Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans, which amends ASC 715 to add, remove, and clarify disclosure requirements related to defined benefit pension plans. The ASU is effective for public entities for fiscal years beginning after December 15, 2020, with early adoption permitted. Management has not yet completed its assessment of the impact of the new standard on the Company’s Combined Financial Statements.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820), which modifies the disclosures on fair value measurements by removing the requirement to disclose the amount and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy and the policy for timing of such transfers. The ASU expands the disclosure requirements for Level 3 fair value measurements, primarily focused on changes in unrealized gains and losses included in other comprehensive income (loss). The ASU is effective for public entities for fiscal years beginning after December 15, 2019, with early adoption permitted. Management has not yet completed its assessment of the impact of the new standard on the Company’s Combined Financial Statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends the impairment model by requiring entities to use a forward-looking approach based on expected losses rather than incurred losses to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. The ASU is effective for public entities for fiscal years beginning after December 15, 2019, with early adoption permitted. In November 2018, April 2019, and May 2019, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and ASU No. 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief which provided additional implementation guidance on the previously issued ASU. Management has not yet completed its assessment of the impact of the new standard on the Company’s Combined Financial Statements. Currently, the Company believes that the most notable impact of this ASU will relate to its processes around the assessment of the adequacy of its allowance for doubtful accounts on trade accounts receivable and the recognition of credit losses.

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Accumulated Other Comprehensive Income (Loss) - The changes in accumulated other comprehensive income (loss) by component are summarized below ($ in millions). Foreign currency translation adjustments are generally not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries.

	Foreign Currency Translation Adjustments	Pension Adjustments		Total
For the Six-Month Period Ended June 28, 2019:
Balance, December 31, 2018	$(74.3)	$(3.9)		$(78.2)
Other comprehensive income (loss) before reclassifications:
Decrease	(6.6)	—		(6.6)
Income tax impact	—	—		—
Other comprehensive income (loss) before reclassifications, net of income taxes	(6.6)	—		(6.6)
Amounts reclassified from accumulated other comprehensive income (loss):
Increase	—	(0.9)	(a)	(0.9)
Income tax impact	—	0.3		0.3
Amounts reclassified from accumulated other comprehensive income, net of income taxes:	—	(0.6)		(0.6)
Net current period other comprehensive income (loss):	(6.6)	(0.6)		(7.2)
Balance, June 28, 2019	$(80.9)	$(4.5)		$(85.4)
For the Six-Month Period Ended June 29, 2018:
Balance, December 31, 2017	$10.9	$(10.3)		$0.6
Adoption of accounting standards	—	(0.2)		(0.2)
Balance, January 1, 2018	10.9	(10.5)		0.4
Other comprehensive income (loss) before reclassifications:
Increase	(54.7)	—		(54.7)
Income tax impact	—	—		—
Other comprehensive income (loss) before reclassifications, net of income taxes	(54.7)	—		(54.7)
Amounts reclassified from accumulated other comprehensive income (loss):
Increase	—	0.5	(a)	0.5
Income tax impact	—	(0.1)		(0.1)
Amounts reclassified from accumulated other comprehensive income, net of income taxes:	—	0.4		0.4
Net current period other comprehensive income (loss):	(54.7)	0.4		(54.3)
Balance, June 29, 2018	$(43.8)	$(10.1)		$(53.9)

(a)	This accumulated other comprehensive income (loss) component is included in the computation of net periodic pension cost. Refer to Note 6 for additional details.

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NOTE 2. REVENUE
The following tables present the Company’s revenues disaggregated by geographical region and revenue type for the six -month periods ended June 28, 2019 and June 29, 2018 ($ in millions). Sales taxes and other usage-based taxes collected from customers are excluded from revenue.

	Six-Month Period Ended June 28, 2019
	Specialty Products & Technologies	Equipment & Consumables	Total
Geographical region:
North America	$301.9	$336.8	$638.7
Western Europe	172.6	143.6	316.2
Other developed markets	46.8	38.6	85.4
High-growth markets	174.8	156.7	331.5
Total	$696.1	$675.7	$1,371.8

Revenue type:
Consumables, services and spare parts	$658.2	$351.7	$1,009.9
Equipment, software and other systems	37.9	324.0	361.9
Total	$696.1	$675.7	$1,371.8

	Six-Month Period Ended June 29, 2018
	Specialty Products & Technologies	Equipment & Consumables	Total
Geographical region:
North America	$297.2	$340.2	$637.4
Western Europe	187.2	158.9	346.1
Other developed markets	50.8	40.2	91.0
High-growth markets	169.1	162.4	331.5
Total	$704.3	$701.7	$1,406.0

Revenue type:
Consumables, services and spare parts	$671.0	$364.3	$1,035.3
Equipment, software and other systems	33.3	337.4	370.7
Total	$704.3	$701.7	$1,406.0
The Company sells equipment to customers as well as consumables, spare parts and services. The Company’s Equipment & Consumables products include traditional consumables such as bonding agents and cements, impression materials, infection prevention products and restorative products, as well as equipment such as treatment units, instruments, digital imaging systems, software and other visualization and magnification systems. The Company’s Specialty Products & Technologies products include implants, prosthetics, orthodontic brackets, aligners and lab products.
Remaining performance obligations related to ASC 606 represent the aggregate transaction price allocated to performance obligations with an original contract term greater than one year which are fully or partially unsatisfied at the end of the period. As of June 28, 2019 , the aggregate amount of the transaction price allocated to remaining performance obligations was $23 million and the Company expects to recognize revenue on the majority of this amount over the next 12 months.
The Company often receives cash payments from customers in advance of the Company’s performance resulting in contract liabilities. These contract liabilities are classified as either current or long-term in the Combined Condensed Balance Sheets based on the timing of when the Company expects to recognize revenue. As of June 28, 2019 and December 31, 2018 , contract liabilities were $58 million and $62 million , respectively, and are included within accrued expenses and other liabilities and other long-term liabilities in the accompanying Combined Condensed Balance Sheets. Revenue recognized during the six -month periods ended June 28, 2019 and June 29, 2018  that was included in the contract liability balance on December 31, 2018

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and at the date of adoption of ASC 606 on January 1, 2018 was  $39 million and $35 million , respectively. Contract liabilities are reported on the accompanying Combined Condensed Balance Sheets on a contract-by-contract basis.
NOTE 3. LEASES
The Company has operating leases for office space, warehouses, distribution centers, research and development facilities, manufacturing locations and certain equipment, primarily automobiles. Many leases include one or more options to renew, some of which include options to extend the leases for up to 20 years , and some leases include options to terminate the leases within 30 days . In certain of the Company’s lease agreements, the rental payments are adjusted periodically to reflect actual charges incurred for common area maintenance or utilities and/or changes in inflation or other indexes.
For the six -month period ended June 28, 2019 , the components of operating lease expense were as follows ($ in millions) :

Fixed operating lease expense (a)	$19.0
Variable operating lease expense	2.9
Total operating lease expense	$21.9

(a)	Includes short-term leases and sublease income, both of which were not significant.
Supplemental cash flow information related to the Company’s operating leases for the six -month period ended June 28, 2019 was as follows ($ in millions):

Cash paid for amounts included in the measurement of operating lease liabilities	$19.8
ROU assets obtained in exchange for operating lease obligations	12.2
The following table presents the lease balances within the Combined Condensed Balance Sheet, weighted average remaining lease term, and weighted average discount rates related to the Company’s operating leases as of June 28, 2019 ($ in millions):

Lease Assets and Liabilities	Classification
Assets:
Operating lease ROU assets	Other long-term assets	$173.7

Liabilities:
Current:
Operating lease liabilities	Accrued expenses and other liabilities	$28.4
Long-term:
Operating lease liabilities	Other long-term liabilities	155.2
Total operating lease liabilities		$183.6

Weighted average remaining lease term		10 years
Weighted average discount rate		3.0%

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The following table presents the maturity of the Company’s operating lease liabilities as of June 28, 2019 ($ in millions):

Remainder of 2019	$17.3
2020	29.9
2021	25.0
2022	22.8
2023	19.5
Thereafter	103.3
Total operating lease payments	217.8
Less: imputed interest	34.2
Total operating lease liabilities	$183.6
As of June 28, 2019 , the Company had no additional significant operating or finance leases that had not yet commenced.
NOTE 4. GOODWILL
The following is a rollforward of the Company’s goodwill ($ in millions):

Balance, December 31, 2018	$3,325.5
Foreign currency translation and other	(3.6)
Balance, June 28, 2019	$3,321.9
The carrying value of goodwill by segment is summarized as follows ($ in millions):

	June 28, 2019	December 31, 2018
Specialty Products & Technologies	$2,015.2	$2,013.8
Equipment & Consumables	1,306.7	1,311.7
Total	$3,321.9	$3,325.5
The Company has not identified any “triggering” events which indicate an impairment of goodwill in the six-month period ended June 28, 2019.
NOTE 5. FAIR VALUE MEASUREMENTS
Accounting standards define fair value based on an exit price model, establish a framework for measuring fair value where the Company’s assets and liabilities are required to be carried at fair value and provide for certain disclosures related to the valuation methods used within a valuation hierarchy as established within the accounting standards. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, or other observable characteristics for the asset or liability, including interest rates, yield curves and credit risks, or inputs that are derived principally from, or corroborated by, observable market data through correlation. Level 3 inputs are unobservable inputs based on the Company’s assumptions. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement in its entirety.
A summary of financial assets and liabilities that are measured at fair value on a recurring basis were as follows ($ in millions):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
June 28, 2019:
Deferred compensation plans	$—	$13.5	$—	$13.5
December 31, 2018:
Deferred compensation plans	$—	$11.1	$—	$11.1

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Certain management employees of the Company participate in Parent’s nonqualified deferred compensation programs pursuant to which the Company makes certain unilateral contributions and participants have the option to defer a portion of their compensation, on a pretax basis. All amounts contributed or deferred under these plans are unfunded, unsecured obligations of Parent and are presented as a component of the Company’s compensation and benefits accrual included in accrued expenses in the accompanying Combined Condensed Balance Sheets. Participants may choose among alternative earnings rates for the amounts they defer, which are primarily based on investment options within Parent’s 401(k) program. Changes in the deferred compensation liability under these programs are recognized based on changes in the fair value of the participants’ accounts, which are based on the applicable earnings rates on investment options within Parent’s 401(k) program. Earnings rates for amounts contributed unilaterally by Parent are entirely based on changes in the value of Parent’s common stock and the value of the liability is based solely on the market value of Parent’s common stock.
NOTE 6. DEFINED BENEFIT PLANS
The following sets forth the components of the Company’s net periodic benefit cost of the noncontributory defined benefit pension plans ($ in millions):

	Six-Month Period Ended
	June 28, 2019	June 29, 2018
Service cost	$(4.6)	$(4.9)
Interest cost	(1.1)	(1.0)
Expected return on plan assets	1.6	1.9
Amortization of initial net obligation	(0.1)	(0.1)
Amortization of net loss	(0.2)	(0.4)
Curtailment and settlement gains recognized	1.2	—
Net periodic pension cost	$(3.2)	$(4.5)
The net periodic benefit cost of the noncontributory defined benefit pension plans incurred during the six -month periods ended June 28, 2019 and June 29, 2018 are reflected in the following captions in the accompanying Combined Condensed Statements of Earnings ($ in millions):

	Six-Month Period Ended
	June 28, 2019	June 29, 2018
Service cost:
Selling, general and administrative expenses	$(4.6)	$(4.9)
Other net periodic pension costs:
Nonoperating income, net	1.4	0.4
Total	$(3.2)	$(4.5)
Employer Contributions
During 2019 , the Company’s cash contribution requirements for its defined benefit pension plans are forecasted to be approximately $8 million . The ultimate amount to be contributed depends upon, among other things, legal requirements, underlying asset returns, the plan’s funded status, the anticipated tax deductibility of the contribution, local practices, market conditions, interest rates and other factors.

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NOTE 7. INCOME TAXES
The following table summarizes the Company’s effective tax rate:

	Six-Month Period Ended
	June 28, 2019	June 29, 2018
Effective tax rate	18.7%	23.0%
The Company’s effective tax rate of 18.7% for the six -month period ended June 28, 2019 differs from the U.S. federal statutory rate of 21.0% due principally to the impact of net discrete tax benefits related primarily to the excess tax benefits associated with the exercise of employee stock options and vesting of RSUs, as well as the release of reserves upon the expiration of statutes of limitation. These discrete tax benefits decreased the reported rate by 4.3% . These benefits were partially offset by the impact of earnings outside the United States which generally are taxed at rates higher than the U.S. federal rate.
The Company’s effective tax rate of 23.0% for the six -month period ended June 29, 2018  was higher than the U.S. federal statutory rate of 21.0% due principally to the impact of our earnings outside the United States which overall are taxed at rates higher than the U.S. federal rate. The effective tax rate for the six -month period ended June 29, 2018 also includes increases in net reserves from audit settlements, partially offset by excess tax benefits associated with the exercise of employee stock options and vesting of RSUs, as well as the release of reserves upon the expiration of statutes of limitation, which increased the reported rate by 10 basis points.
NOTE 8. COMMITMENTS AND CONTINGENCIES
For a description of the Company’s litigation and contingencies, refer to Note 14 of the Company’s financial statements as of and for the year ended December 31, 2018 included within this prospectus. The Company reviews the adequacy of its legal reserves on a quarterly basis and establishes reserves for loss contingencies that are both probable and reasonably estimable. The Company’s accrual for legal matters that were probable and estimable was $81 million and $83 million as of June 28, 2019 and December 31, 2018 , respectively, and includes certain estimated costs of liability and defense.
The Company generally accrues estimated warranty costs at the time of sale. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly and appropriately maintained. Warranty periods depend on the nature of the product and range from 90 days up to the life of the product. The amount of the accrued warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor and in certain instances estimated property damage. The accrued warranty liability is reviewed on a quarterly basis and may be adjusted as additional information regarding expected warranty costs becomes known.
The following is a rollforward of the Company’s accrued warranty liability ($ in millions):

Balance, December 31, 2018	$9.7
Accruals for warranties issued during the period	8.7
Settlements made	(8.9)
Balance, June 28, 2019	$9.5
NOTE 9. STOCK TRANSACTIONS AND STOCK-BASED COMPENSATION
For a full description of Parent’s stock-based compensation programs in which certain employees of the Company participate, refer to Note 15  of the Company’s financial statements as of and for the year ended  December 31, 2018  included in this prospectus. As of  June 28, 2019 , approximately 47 million shares of Parent’s common stock were reserved for issuance under Parent’s 2007 Omnibus Incentive Plan.

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The following summarizes the components of the Company’s stock-based compensation expense ($ in millions):

	Six-Month Period Ended
	June 28, 2019	June 29, 2018
Restricted stock units (“RSUs”) / Performance stock units (“PSUs”):
Pretax compensation expense	$5.6	$3.5
Income tax benefit	(1.3)	(0.8)
RSU/PSU expense, net of income taxes	4.3	2.7
Stock options:
Pretax compensation expense	3.3	2.3
Income tax benefit	(0.9)	(0.5)
Stock option expense, net of income taxes	2.4	1.8
Total stock-based compensation:
Pretax compensation expense	8.9	5.8
Income tax benefit	(2.2)	(1.3)
Total stock-based compensation expense, net of income taxes	$6.7	$4.5
Stock-based compensation has been recognized as a component of selling, general and administrative expenses in the accompanying Combined Condensed Statements of Earnings. As of  June 28, 2019 ,  $24 million  of total unrecognized compensation cost related to RSUs/PSUs is expected to be recognized over a weighted average period of approximately  three years. As of  June 28, 2019 ,  $20 million  of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted average period of approximately  three years. Future compensation amounts will be adjusted for any changes in estimated forfeitures.
NOTE 10. SEGMENT INFORMATION
The Company operates and reports its results in two separate business segments, the Specialty Products & Technologies and Equipment & Consumables segments. When determining the reportable segments, the Company aggregated operating segments based on their similar economic and operating characteristics. Operating profit represents total revenues less operating expenses, excluding nonoperating income (expense) and income taxes. Operating profit amounts in the Other segment consist of unallocated corporate costs and other costs not considered part of management’s evaluation of reportable segment operating performance. Intersegment amounts are not significant and are eliminated to arrive at combined totals.
Segment results are shown below ($ in millions):

	Six-Month Period Ended
	June 28, 2019	June 29, 2018
Sales:
Specialty Products & Technologies	$696.1	$704.3
Equipment & Consumables	675.7	701.7
Total	$1,371.8	$1,406.0

Operating profit:
Specialty Products & Technologies	$120.6	$135.2
Equipment & Consumables	17.0	26.9
Other	(16.8)	(12.7)
Total	$120.8	$149.4

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Segment identifiable assets are shown below ($ in millions):

	June 28, 2019	December 31, 2018
Specialty Products & Technologies	$3,701.3	$3,539.1
Equipment & Consumables	2,282.1	2,294.1
Other	25.6	8.4
Total	$6,009.0	$5,841.6
NOTE 11. RELATED-PARTY TRANSACTIONS
The Company has historically operated as part of Parent and not as a separate, publicly-traded company. Accordingly, Parent has allocated certain shared costs to the Company that are reflected as expenses in these financial statements. Management considers the allocation methodologies used by Parent to be reasonable and to appropriately reflect the related expenses attributable to the Company for purposes of the carve-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Company had operated as a separate entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses the Company will incur in the future.
Corporate Expenses
Certain corporate overhead and shared expenses incurred by Parent and its subsidiaries have been allocated to the Company and are reflected in the Combined Condensed Statements of Earnings. These amounts include, but are not limited to, items such as general management and executive oversight, costs to support Parent information technology infrastructure, facilities, compliance, human resources, and legal functions and financial management and transaction processing including public company reporting, consolidated tax filings and tax planning, Parent benefit plan administration, risk management and consolidated treasury services, certain employee benefits and incentives, and stock based compensation administration. These costs are allocated using methodologies that management believes are reasonable for the item being allocated. Allocation methodologies as applicable include the Company’s relative share of revenues, headcount, or functional spend as a percentage of the total.
Insurance Programs Administered by Parent
In addition to the corporate allocations discussed above, the Company was allocated expenses related to certain insurance programs Parent administers on behalf of the Company, including workers compensation, property, cargo, automobile, crime, fiduciary, product, general and directors’ and officers’ liability insurance. These policies cover amounts in excess of the self-insured retentions. The insurance costs of these policies are allocated by Parent to the Company and its other businesses using various methodologies related to the respective, underlying exposure base.
For the self-insured component of the policies referenced above, Parent allocated costs to the Company based on the Company’s incurred claims. An estimated liability relating to the Company’s known and incurred but not reported claims has also been allocated to the Company and reflected on the accompanying Combined Condensed Balance Sheets.
Medical Insurance Programs Administered by Parent
In addition to the corporate allocations noted above, the Company was allocated expenses related to the medical insurance programs Parent administers on behalf of the Company. These amounts were allocated using actual medical claims incurred during the period for the associated employees attributable to the Company.
Deferred Compensation Program Administered by Parent
Certain management employees of the Company participate in Parent’s nonqualified deferred compensation programs pursuant to which the Company makes certain unilateral contributions and participants have the option to defer a portion of their compensation, on a pretax basis. All amounts contributed or deferred under these plans are unfunded, unsecured obligations of Parent and are presented as a component of the Company’s compensation and benefits accrual included in accrued expenses in the accompanying Combined Condensed Balance Sheets. Participants may choose among alternative earning rates for the amounts they defer, which are primarily based on investment options within Parent’s 401(k) program. Changes in the deferred compensation liability under these programs are recognized based on changes in the fair value of the participants’ accounts, which are based on the applicable earnings rates on investment options within Parent’s 401(k) program. Earnings rates for amounts contributed unilaterally by Parent are entirely based on changes in the value of Parent’s common stock and the value of the liability is based solely on the market value of Parent’s common stock.

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The amounts of related party expenses allocated to the Company from Parent and its subsidiaries for the six -month periods ended June 28, 2019 and June 29, 2018 , were as follows ($ in millions):

	Six-Month Period Ended
	June 28, 2019	June 29, 2018
Allocated Corporate Expenses	$16.0	$15.3
Directly related charges:
Insurance programs expenses	1.9	1.9
Medical insurance programs expenses	24.5	26.4
Deferred compensation program expenses	0.6	0.6
Total related-party expenses	$43.0	$44.2
Revenue and other transactions entered into in the ordinary course of business
Certain of the Company’s revenue arrangements relate to contracts entered into in the ordinary course of business with Parent and Parent affiliates. The amount of related party revenue was not significant for the six -month periods ended June 28, 2019 and June 29, 2018 .

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Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Envista Holdings Corporation
Opinion on the Financial Statements

We have audited the accompanying balance sheet of Envista Holdings Corporation (Envista), a wholly-owned subsidiary of Danaher Corporation, as of December 31, 2018 and the related note. In our opinion, the balance sheet and related note presents fairly, in all material respects, the financial position of Envista at December 31, 2018, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion

This balance sheet is the responsibility of Envista’s management. Our responsibility is to express an opinion on Envista’s balance sheet based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to Envista in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet and related note are free of material misstatement, whether due to error or fraud. Envista is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of Envista’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the balance sheet and related note, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures relating to the balance sheet. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the balance sheet and related note. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as Envista’s auditor since 2018.

Tysons, Virginia
May 20, 2019

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ENVISTA HOLDINGS CORPORATION
BALANCE SHEET
(in whole dollars)

December 31, 2018
ASSETS
Cash	$—
Total assets	$—
LIABILITIES AND EQUITY
Total liabilities	$—
Equity:
Subscription receivable from Parent	(1)
Common stock - $0.01 par value, 100 shares authorized, issued and outstanding	1
Total equity	—
Total liabilities and equity	$—

See the accompanying Note to the Balance Sheet.

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ENVISTA HOLDINGS CORPORATION
NOTE TO THE BALANCE SHEET
NOTE 1. BUSINESS OVERVIEW AND BASIS OF PRESENTATION
On July 19, 2018, Danaher Corporation (“Danaher” or “Parent”) announced its intention to spin-off its Dental business into an independent, publicly-traded company. In February 2019, Parent announced a modification of its plans, specifically that it now intends to conduct an initial public offering of shares of common stock of the Dental business (the “IPO”). On August 29, 2018, Danaher caused Envista Holdings Corporation (“Envista”) to be formed in order to facilitate the separation of Danaher’s Dental segment (“Dental business” or the “Company”) from Danaher and on August 29, 2018, Danaher subscribed for 100 shares of common stock of Envista. Envista has engaged in no business operations to date and at December 31, 2018 it had no assets or liabilities. Prior to the closing of the IPO, the Dental business will be transferred to Envista.
The accompanying balance sheet presents the historical financial position of Envista in accordance with accounting principles generally accepted in the United States (“GAAP”).

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ENVISTA HOLDINGS CORPORATION
BALANCE SHEET
(in whole dollars)
(unaudited)

June 28, 2019
ASSETS
Cash	$—
Total assets	$—
LIABILITIES AND EQUITY
Total liabilities	$—
Equity:
Subscription receivable from Parent	(1)
Common stock - $0.01 par value, 100 shares authorized, issued and outstanding	1
Total equity	—
Total liabilities and equity	$—

See the accompanying Note to the Balance Sheet.

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ENVISTA HOLDINGS CORPORATION
NOTE TO THE BALANCE SHEET
NOTE 1. BUSINESS OVERVIEW AND BASIS OF PRESENTATION
On July 19, 2018, Danaher Corporation (“Danaher” or “Parent”) announced its intention to spin-off its Dental business into an independent, publicly-traded company. In February 2019, Parent announced a modification of its plans, specifically that it now intends to conduct an initial public offering of shares of common stock of the Dental business (the “IPO”). On August 29, 2018, Danaher caused Envista Holdings Corporation (“Envista”) to be formed in order to facilitate the separation of Danaher’s Dental segment (“Dental business” or the “Company”) from Danaher and on August 29, 2018, Danaher subscribed for 100 shares of common stock of Envista. Envista has engaged in no business operations to date and at June 28, 2019 it had no assets or liabilities. Prior to the closing of the IPO, the Dental business will be transferred to Envista.
The accompanying balance sheet presents the historical financial position of Envista in accordance with accounting principles generally accepted in the United States (“GAAP”).

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                    shares
Common Stock

Prospectus

J.P. Morgan
Goldman Sachs & Co. LLC
Morgan Stanley
Baird
Evercore ISI
Jefferies
BofA Merrill Lynch
Credit Suisse
Stifel
William Blair

                    , 2019

Through and including         (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to any unsold allotment or subscription.

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PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
The following table sets forth the estimated costs and expenses, other than the underwriting discount, payable by us in connection with the sale of the securities being registered hereby. All amounts shown are estimates except the SEC registration fee and the Financial Industry Regulatory Authority filing fee.

Other Expenses of Issuance and Distribution ($ thousands)	Amount to be Paid
SEC registration fee	$—	(a)
FINRA filing fee	—	(a)
Listing fee	—	(a)
Transfer agent’s fees	—	(a)
Printing and engraving expenses	—	(a)
Legal fees and expenses	—	(a)
Accounting fees and expenses	—	(a)
Blue Sky fees and expenses	—	(a)
Miscellaneous	—	(a)
Total Other Expenses of Issuance and Distribution	$—	(a)

(a)	To be completed by amendment
Each of the amounts set forth above, other than the registration fee and the FINRA filing fee, is an estimate.
Item 14. Indemnification of Directors and Officers
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation will contain such a provision.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Our amended and restated certificate of incorporation will contain such a provision.
We have in effect a directors and officers liability insurance policy indemnifying our directors and officers for certain liabilities incurred by them, including liabilities under the Securities Act, and the Exchange Act. We pay the entire premium of this policy.
We intend to enter into indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and which allow for certain additional procedural protections.
These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

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Item 15. Recent Sales of Unregistered Securities
Since three years before the date of the initial filing of this registration statement, the registrant has sold the following securities without registration under the Securities Act:

•
On August 29, 2018, the Company issued 100 shares of its common stock to Danaher Corporation pursuant to Section 4(a)(2) of the Securities Act. The Company did not register the issuance of the issued shares under the Securities Act because the issuance did not constitute a public offering.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits. See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

(b)	Financial Statement Schedules. See Schedule II - Valuation and Qualifying Accounts to our audited Combined Financial Statements for the year ended December 31, 2018.
Item 17. Undertakings
The undersigned registrant hereby undertakes:

•
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

•
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

•	The undersigned registrant hereby undertakes that:

a.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

b.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement (a)
3.1	Form of Amended and Restated Certificate of Incorporation
3.2	Form of Amended and Restated By-Laws (b)
4.1	Specimen Common Stock Certificate (b)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (a)
10.1	Form of Separation Agreement (b)
10.2	Form of Transition Services Agreement (b)
10.3	Form of Tax Matters Agreement (b)
10.4	Form Employee Matters Agreement (b)
10.5	Form of Intellectual Property Matters Agreement (b)
10.6	Form of DBS License Agreement (b)
10.7	Form of Registration Rights Agreement (b)
10.8	Form of Envista Holdings Corporation 2019 Omnibus Incentive Plan (b)
10.9	Form of Envista Holdings Corporation Stock Option Agreement (b)
10.10	Form of Envista Holdings Corporation Restricted Stock Unit Agreement (b)
10.11	Form of Envista Holdings Corporation Excess Contribution Program, a sub-plan under the 2019 Omnibus Incentive Plan (b)
10.12	Form of Envista Holdings Corporation Executive Deferred Incentive Program, a sub-plan under the 2019 Omnibus Incentive Plan (b)
10.13	Form of Envista Holdings Corporation Deferred Compensation Plan (b)
10.14	Form of Envista Holdings Corporation Senior Leader Severance Pay Plan (b)
10.15	Form of Envista Holdings Corporation Agreement Regarding Competition and Protection of Proprietary Interests (b) (c)
10.16	Form of Envista Holdings Corporation Agreement Regarding Solicitation and Protection of Proprietary Interests (California) (b) (d)
10.17	Form of Envista Holdings Corporation Stock Option Agreement for Independent Directors (b)
10.18	Form of Envista Holdings Corporation Restricted Stock Unit Agreement for Independent Directors (b)
10.19	Description of Compensation Arrangements for Independent Directors (b)
10.20	Form of Envista Holdings Corporation Director and Officer Indemnification Agreement (b)
10.21	Employment Agreement between Hans Geiselhöringer and Nobel Biocare Services AG, as amended through the date of this prospectus
10.22	Offer Letter Agreement, dated July 29, 2019, between DH Dental Employment Services LLC and Amir Aghdaei
10.23	Offer Letter Agreement, dated July 29, 2019, between DH Dental Employment Services LLC and Curt Bludworth
10.24	Offer Letter Agreement, dated July 29, 2019, between DH Dental Employment Services LLC and Patrik Eriksson
10.25	Offer Letter Agreement, dated July 29, 2019, between DH Dental Employment Services LLC and Howard Yu
10.26	Letter Agreement between Envista Holdings Corporation and Hans Geiselhöringer
10.27	Protection of Proprietary Rights Agreement between Nobel Biocare Services AG and Hans Geiselhöringer
10.28	Form of Credit Agreement (a)
21.1	List of Subsidiaries of the Registrant (b)
23.1	Consent of Ernst & Young LLP Relating to the Audited Financial Statements of the Dental Segment of Danaher Corporation
23.2	Consent of Ernst & Young LLP Relating to the Audited Financial Statements of Envista Holdings Corporation
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1) (a)
24.1	Power of Attorney (included on signature page to the initial filing of the registration statement) (b)
99.1	Consent of Director Nominee of Envista Holdings Corporation for Allison F. Blackwell

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99.2	Consent of Director Nominee of Envista Holdings Corporation for Wendy Carruthers
99.3	Consent of Director Nominee of Envista Holdings Corporation for Jonathan O. Clark
99.4	Consent of Director Nominee of Envista Holdings Corporation for Daniel J. Hougton
99.5	Consent of Director Nominee of Envista Holdings Corporation for Scott Huennekens
99.6	Consent of Director Nominee of Envista Holdings Corporation for Christine Tsingos

(a)	To be filed by amendment.

(b)	Previously filed.

(c)	Applies to Messrs. Aghdaei and Bludworth.

(d)	Applies to Messrs. Eriksson and Yu.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Brea, State of California, on the 12th day of August, 2019.

ENVISTA HOLDINGS CORPORATION

By:	/s/ Amir Aghdaei
Name:	Amir Aghdaei
Title:	President, Chief Executive Officer (Principal Executive Officer) and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Amir Aghdaei	President, Chief Executive Officer (Principal Executive Officer) and Director	August 12, 2019
Amir Aghdaei

*	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Howard Yu

*	Director
William K. Daniel II

*	Director
Daniel A. Raskas

* By:
/s/ James F. O’Reilly		August 12, 2019
James F. O’Reilly
Attorney-in-fact

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